UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Rule 14a-101)

Filed by the Registrant  ☒         Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Multi-Fineline Electronix, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common Stock, $0.0001 par value
(2)

Aggregate number of securities to which transaction applies:

(A) 24,633,425 shares of common stock, (B) 376,328 shares of common stock underlying stock appreciation rights with a reference price below the merger consideration of $23.95 and (C) 802,555 shares of common stock underlying restricted stock units.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for purposes of calculating the filing fee, the underlying value of the transaction was calculated as the sum of (A) 24,633,425 shares of common stock multiplied by $23.95, (B) 376,328 shares of common stock underlying stock appreciation rights with a reference price below the merger consideration of $23.95, multiplied by $5.254409504 (which is the difference between $23.95 and the weighted average reference price of $18.6955905 for such stock appreciation rights) and (C) 802,555 shares of common stock underlying restricted stock units multiplied by $23.95.

	(4)	Proposed maximum aggregate value of transaction: $611,169,102.42
(5)

Total fee paid:

$61,544.73, determined, in accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, by multiplying .0001007 by the proposed maximum aggregate value of the transaction of $611,169,102.42.

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION

Multi-Fineline Electronix, Inc.

8659 Research Drive

Irvine, California 92618

[•], 2016

Dear Stockholder,

We cordially invite you to attend the 2016 annual meeting of the stockholders of Multi-Fineline Electronix, Inc., a Delaware corporation, which we refer to as MFLEX or the Company, to be held at [•] on [•], 2016 at [•] a.m., local time.

On February 4, 2016, the Company entered into an agreement and plan of merger, or the merger agreement, with Suzhou Dongshan Precision Manufacturing Co., Ltd., a company organized under the laws of the People’s Republic of China, or the PRC, which we refer to as DSBJ, and Dragon Electronix Merger Sub Inc., a Delaware corporation and an indirect subsidiary of DSBJ, which we refer to as Merger Subsidiary. The merger agreement provides for the acquisition by DSBJ of MFLEX through the merger of Merger Subsidiary with and into MFLEX, with MFLEX continuing as the surviving corporation and an indirect subsidiary of DSBJ. If the merger is completed, you will be entitled to receive $23.95 in cash, without interest, less any applicable withholding taxes, for each share of our common stock owned by you (unless you have properly exercised, and not lost, your appraisal rights with respect to such shares), which represents a premium of approximately 40.8% to the closing price of our common stock on February 3, 2016, the last trading day prior to the public announcement of the execution of the merger agreement and a premium of approximately 52.2% to the thirty-day volume weighted average price of a share of our common stock.

At the annual meeting, the stockholders will be asked to consider and vote on:

•	a proposal to approve the merger agreement and approve the merger and other transactions contemplated by the merger agreement;

•	a non-binding, advisory proposal to approve certain compensation payable or that may become payable to the Company’s named executive officers in connection with the merger;

•

the election of one Class III director to hold office until the effective time of the merger, or, if the merger is not completed, until the 2019 annual meeting of stockholders, or until his successor is duly elected and qualified;

•	the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016;

•	a non-binding, advisory proposal to approve the compensation that was paid to the Company’s named executive officers in 2015; and

•

a proposal to adjourn the annual meeting, if necessary, to solicit additional votes in favor of the proposal to approve the merger agreement if there are insufficient votes to approve the merger agreement at the time of the annual meeting.

Our Board of Directors unanimously determined that the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, the Company and the stockholders of the Company and approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement. The Board of Directors made its determination after consultation with its legal and financial advisors and consideration of a number of factors. Approval of the proposal to approve the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of our common stock entitled to vote on the proposal. Our Board of Directors recommends that you vote “FOR” approval of the proposal to approve the merger agreement and each of the other proposals to be considered at the annual meeting.

Your vote is very important, regardless of the number of shares of our common stock you own. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote on the proposal. Whether or not you plan to attend the annual meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying postage-paid reply envelope. If you attend the annual meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If your shares of our common stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of our common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of our common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee. The failure of any stockholder to vote on the proposal to approve the merger agreement will have the same effect as a vote “AGAINST” the merger agreement.

The accompanying proxy statement provides you with detailed information about the annual meeting, the merger agreement, and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and its annexes, including the merger agreement, carefully. You also may obtain additional information about the Company from documents we have filed with the Securities and Exchange Commission, which we refer to as the SEC.

If you have any questions or need assistance voting your shares, please contact us at Attn: Investor Relations Department, 8659 Research Dr., Irvine, California, 92618, or contact Investor Relations via our website at http://ir.mflex.com/contactus.cfm.

Thank you in advance for your cooperation and continued support.

Sincerely,

Philippe Lemaitre	Reza Meshgin
Chairman of the Board	President and Chief Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THE ACCOMPANYING PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The proxy statement is dated [•], 2016, and is first being mailed to our stockholders on or about [•], 2016.

MULTI-FINELINE ELECTRONIX, INC.

8659 Research Drive

Irvine, California 92618

NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held on [•], 2016

To the Stockholders of Multi-Fineline Electronix, Inc.:

Notice is hereby given that the 2016 annual meeting of the stockholders of Multi-Fineline Electronix, Inc., a Delaware corporation, will be held at [•] on [•], 2016 at [•] a.m., local time, for the following purposes:

1. To consider and vote on a proposal to approve the merger agreement and approve the merger and other transactions contemplated by the merger agreement;

2. To approve, on an advisory non-binding basis, certain compensation payable or that may become payable to the Company’s named executive officers in connection with the merger;

3. To elect one Class III director to hold office until the effective time of the merger, or, if the merger is not completed, until the 2019 annual meeting of stockholders or until his successor is duly elected and qualified;

4. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016;

5. To approve, on an advisory non-binding basis, the compensation that was paid to the Company’s named executive officers in 2015;

6. To approve the adjournment of the annual meeting, if necessary, to solicit additional votes in favor of the proposal to approve the merger agreement if there are insufficient votes to approve the merger agreement at the time of the annual meeting; and

7. To transact such other business as may properly come before the annual meeting.

The foregoing matters are described more fully in the attached proxy statement, and we urge you to read it carefully and in its entirety.

After careful consideration, our Board of Directors unanimously determined that the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, the Company and the stockholders of the Company and approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement. The Board of Directors made its determination after consultation with its legal and financial advisors and consideration of a number of factors.

Approval of the proposal to approve the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of our common stock entitled to vote thereon. The approval of the non-binding advisory proposal regarding certain merger-related executive compensation arrangements, the ratification of the appointment of our independent registered public accounting firm, the non-binding advisory proposal regarding executive compensation arrangements for 2015 and the approval of the proposal to adjourn the annual meeting, each require the affirmative vote of the holders of a majority of the shares of our common stock present and entitled to vote on the particular proposal at the annual meeting, assuming a quorum is present. The election of our Class III director will be by a plurality vote of the holders of outstanding shares of our common stock that are entitled to vote at the annual meeting, assuming a quorum is present. The Board of Directors recommends that you vote “FOR” approval of the proposal to approve the merger agreement and “FOR” each of the other proposals.

The Board of Directors has fixed the close of business on [•], 2016 as the record date for determination of stockholders entitled to receive notice of, and to vote at, the annual meeting and any adjournments or postponements thereof. You will be entitled to one vote for each share of our common stock that you owned on the record date. A complete list of our stockholders of record entitled to vote at the annual meeting will be available for inspection at our principal executive offices at least ten days prior to the date of the annual meeting and continuing through the annual meeting for any purpose germane to the meeting. The list will also be available at the meeting for inspection by any stockholder present at the meeting.

YOUR VOTE IS VERY IMPORTANT

Whether or not you plan to attend the annual meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying postage-paid reply envelope. If you attend the annual meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If your shares of our common stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of our common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of our common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee.

By Order of the Board of Directors,

Christine Besnard
Executive Vice President, General Counsel and Secretary

Irvine, California

Dated: [•], 2016

i

ii

Non-Employee Director Equity Ownership Guidelines	129
2015 Compensation of Non-Employee Directors	129

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	130

PROPOSAL NO. 6 ADJOURNMENT PROPOSAL	130

OTHER MATTERS	130

IMPORTANT INFORMATION ABOUT MFLEX	130

HOUSEHOLDING OF PROXY MATERIALS	131

STOCKHOLDER COMMUNICATIONS	131

MARKET PRICE OF COMMON STOCK	132
Holders of Record	132
Dividends	132

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS	133

EQUITY COMPENSATION PLAN INFORMATION	134

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	134
Policies and Procedures with Respect to Related Party Transactions	135

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	136

STOCKHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING	136

PAYMENT OF COSTS	136

WHERE YOU CAN FIND MORE INFORMATION	137

ANNEX A—AGREEMENT AND PLAN OF MERGER, DATED AS OF FEBRUARY 4, 2016, AMONG MULTI-FINELINE ELECTRONIX, INC., DONGSHAN PRECISION MANUFACTURING CO., LTD. AND DRAGON ELECTRONIX MERGER SUB INC.	A-1

ANNEX B—OPINION OF JEFFERIES LLC, DATED AS OF FEBRUARY 4, 2016	B-1

ANNEX C—SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE	C-1

iii

This proxy statement and a proxy card are first being mailed on or about [•], 2016 to stockholders who owned shares of our common stock as of the close of business on [•], 2016.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the annual meeting. These questions and answers may not address all questions that may be important to you as a stockholder of the Company. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully and in their entirety. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information.”

Q.	Why am I receiving this proxy statement and proxy card or voting instruction form?

A.	You are receiving this proxy statement and proxy card or voting instruction form because you own shares of our common stock. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of our common stock with respect to such matters. On February 4, 2016, we entered into the merger agreement providing for the merger of Merger Subsidiary with and into MFLEX, with MFLEX surviving as an indirect subsidiary of DSBJ. Our Board of Directors is soliciting the vote of the MFLEX stockholders to approve the proposal to approve the merger agreement and approve the merger and other transactions contemplated by the merger agreement as well as the other matters to be voted on at the annual meeting. The merger cannot occur without the required approval of our stockholders.

Q.	When and where is the annual meeting?

A.	The annual meeting of stockholders of the Company will be held at [•] on [•], 2016 at [•] a.m., local time.

Q.	Who may attend and vote at the annual meeting?

A.	All holders of our common stock as of the record date for the annual meeting, which is [•], are entitled to receive notice of, attend the annual meeting or any adjournment or postponement thereof and vote at the annual meeting. You are entitled to attend the annual meeting only if you were a stockholder as of the close of business on [•] or hold a valid proxy for the annual meeting.

Q.	What am I being asked to vote on at the annual meeting?

A	At the annual meeting, stockholders will vote on:

•	a proposal to approve the merger agreement and approve the merger and other transactions contemplated by the merger agreement;

•	a non-binding, advisory proposal to approve certain compensation payable or that may become payable to the Company’s named executive officers in connection with the merger;

•

the election of one Class III director to hold office until the effective time of the merger, or, if the merger is not completed, until the 2019 Annual Meeting of Stockholders or until his successor is duly elected and qualified;

•	the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016;

•	a non-binding, advisory proposal to approve the compensation that was paid to the Company’s named executive officers in 2015; and

•

a proposal to adjourn the annual meeting, if necessary, to solicit additional votes in favor of the proposal to approve the merger agreement if there are insufficient votes to approve the merger agreement at the time of the annual meeting.

Q.	How does the Board of Directors recommend that I vote?

A.	The Board of Directors recommends that you vote:

•	“FOR” the proposal to approve the merger agreement and approve the merger and other transactions contemplated by the merger agreement;

•	“FOR” the proposal to approve, on an advisory non-binding basis, the compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger;

•

“FOR” the proposal to elect one Class III director to hold office until the effective time of the merger, or, if the merger is not completed, until the 2019 Annual Meeting of Stockholders (or until such time as his successor is elected and qualified or their earlier resignation, death or removal from office);

•	“FOR” the proposal to ratify the appointment by the Audit Committee of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016;

•	“FOR” the proposal to approve, on an advisory non-binding basis, the compensation that was paid to the Company’s named executive officers in 2015; and

•

“FOR” the proposal to approve the adjournment of the annual meeting, if necessary to solicit additional votes in favor of the proposal to approve the merger agreement if there are insufficient votes at the time of the annual meeting to approve the proposal to approve the merger agreement.

Q.	What is the proposed merger transaction and what effects will it have on the Company?

A.	The proposed merger transaction is the acquisition of the Company by DSBJ pursuant to the merger agreement. If the proposal to approve the merger agreement is approved by our stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Subsidiary will merge with and into the Company, with the Company being the surviving corporation. As a result of the merger, the Company will become an indirect subsidiary of DSBJ and will no longer be a publicly held corporation, and you, as a holder of our common stock, will no longer have any interest in our future earnings or growth. In addition, following the merger, our common stock will be delisted from the NASDAQ Global Select Market, or NASDAQ, and deregistered under the Securities Exchange Act of 1934, or the Exchange Act, and we will no longer file periodic reports with the SEC on account of our common stock.

Q.	What will I receive if the merger is completed?

A.	Upon completion of the merger, you will be entitled to receive the merger consideration of $23.95 in cash, without interest, less any applicable withholding taxes, for each share of our common stock that you own, unless you have properly exercised, and not withdrawn or otherwise lost, your appraisal rights under the General Corporation Law of the State of Delaware, or the DGCL, with respect to such shares. For example, if you own 100 shares of our common stock, you will receive $2,395.00 in cash in exchange for your shares of our common stock, less any applicable withholding taxes. You will not own any shares of the capital stock in the surviving corporation. Please do NOT return your stock certificate(s) with your proxy.

Q.	Is the Company’s majority stockholder receiving the same consideration in the merger?

A.	Yes. Our majority stockholder, United Engineers Limited, and certain of its affiliates, which we refer to collectively as UEL, who beneficially own approximately 60.2% of our outstanding common stock, will be entitled to receive the same merger consideration of $23.95 in cash, without interest, less any applicable withholding taxes, for each share of our common stock owned by UEL.

Q.	How does the merger consideration compare to the market price of our common stock prior to announcement of the merger?

A.	The merger consideration of $23.95 represents a premium of approximately 40.8% to the closing price of our common stock on February 3, 2016, the last trading day prior to the public announcement of the execution of the merger agreement and a premium of approximately 52.2% to the thirty-day volume-weighted average closing stock price of our common stock.

Q.	What conditions must be satisfied to complete the merger?

A.	In addition to the approval of the proposal to approve the merger agreement by the stockholders, the merger is subject to the satisfaction of various conditions. MFLEX, DSBJ and Merger Subsidiary are not required to complete the merger unless a number of conditions are satisfied or waived. These conditions include, among others: (i) the absence of any law or order prohibiting the consummation of the merger, (ii) the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, or the HSR Act, which we refer to as the HSR Antitrust Clearance, and receipt of antitrust or competition law approvals in the PRC, or the PRC Antitrust Clearance, (iii) the favorable conclusion of a review, investigation or other proceeding by the Committee on Foreign Investment in the United States, or CFIUS, pursuant to Exon-Florio, or the CFIUS Approval, and (iv) the submission of certain filings and the obtaining of certain PRC regulatory approvals relating to overseas investment that DSBJ will need in order to consummate the merger, or the PRC Overseas Investment Approvals. For a more complete summary of the conditions that must be satisfied or waived prior to the completion of the merger, see “The Merger Agreement—Conditions to the Merger.”

Q.	When do you expect the merger to be completed?

A.	We are working towards completing the merger as soon as possible. Assuming timely receipt of required regulatory approvals and satisfaction of other closing conditions, including approval by our stockholders of the proposal to approve the merger agreement, we anticipate that the merger will be completed in the third quarter of 2016.

Q.	What happens if the merger is not completed?

A.	If the proposal to approve the merger agreement is not approved by the stockholders of the Company or if the merger is not completed for any other reason, the stockholders of the Company will not receive any payment for their shares of our common stock in connection with the merger. Instead, the Company will remain an independent public company and our common stock will continue to be listed and traded on NASDAQ. Under specified circumstances, the Company may be required to pay to DSBJ a termination fee or DSBJ may be required to pay a termination fee to us with respect to the termination of the merger agreement, as described under “The Merger Agreement – Termination Fee and Escrow for DSBJ’s Termination Fee.”

Q.	Is the merger expected to be taxable to me?

A.

Yes. The exchange of shares of our common stock for the merger consideration of $23.95 in cash pursuant to the merger will generally be a taxable transaction to U.S. holders (as defined in “The Merger – Material

U.S. Federal Income Tax Consequences of the Merger”) for U.S. federal income tax purposes. If you are a U.S. holder and you exchange your shares of our common stock in the merger for cash, you will generally recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and your adjusted tax basis in such shares of our common stock. Backup withholding may also apply to the cash payments paid to a non-corporate U.S. holder pursuant to the merger unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. We encourage you to read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” for a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

Q.	Why am I being asked to consider and vote on a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger?

A.	Under SEC rules, we are required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger, or “golden parachute” compensation.

Q.	What will happen if the Company’s stockholders do not approve the golden parachute compensation?

A.	Approval of the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger is not a condition to completion of the merger. The vote is an advisory vote and will not be binding on the Company or the surviving corporation in the merger. Because certain of the merger-related compensation to be paid to the named executive officers in connection with the merger is based on contractual arrangements with the named executive officers, such compensation may be payable, regardless of the outcome of this advisory vote, if the merger is completed (subject only to the contractual obligations applicable thereto).

Q.	Do any of the Company’s directors or officers have interests in the merger that may differ from or be in addition to my interests as a stockholder?

A.	In considering the recommendation of the Board of Directors with respect to the proposal to approve the merger agreement, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. The Board of Directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. See “The Merger – Interests of our Directors and Executive Officers in the Merger – Quantification of Potential Payments to our Named Executive Officers in Connection with the Merger” and “Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers.”

Q.	What vote is required for the Company’s stockholders to approve each of the proposals at the annual meeting?

A.	Proposal 1: The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote on the proposal to approve the merger agreement.

Proposals 2, 4, 5 and 6: Each of these proposals requires the affirmative vote of holders of a majority of the shares of our common stock present, in person or represented by proxy, at the annual meeting and entitled to vote on the proposal.

Proposal 3: Nominees are elected to our Board of Directors based upon a plurality vote. The nominee who receives the most “FOR” votes cast in their favor will be elected to serve as director.

Q.	How will the majority stockholder vote with respect to the proposed transactions?

A.	UEL entered into a support agreement with DSBJ, under which UEL agreed to appear at or otherwise cause its beneficially owned shares of common stock to be counted as present at any meeting of our stockholders for purposes of calculating a quorum, and to vote 9,720,610 shares of our common stock, representing approximately 39.5% of the total outstanding shares of common stock, in favor of the approval of the merger agreement and the approval of the merger and other transactions contemplated by the merger agreement. While we understand that UEL currently intends to support the merger with all of its shares of common stock, it is not contractually obligated to do so.

Q.	How are votes counted?

A.	For each of Proposal Nos. 1, 2, 4, 5 and 6 you may vote “FOR,” “AGAINST” or “ABSTAIN.” For Proposal No. 3, you may vote “FOR” the specified nominee or you may “WITHHOLD” your vote for the nominee.

Votes will be counted by the inspector of election appointed for the annual meeting, who will separately count all of the votes for each proposal, including broker non-votes, as applicable. “Broker non-votes” result when brokers or other nominees do not receive specific voting instructions from the beneficial owner of such shares. In such case, the brokers or other nominees are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as the adoption of the merger agreement, the election of directors and the proposal to approve the adjournment of the annual meeting for the purpose of obtaining additional votes, and thus, absent specific instructions from the beneficial owner of those shares, brokers and nominees are not empowered to vote the shares with respect to the approval of such non-routine matters. Because the adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote on the proposal, broker non-votes and abstentions will have the same effect as a vote “AGAINST” the merger proposal. Because the approval of the proposal to adjourn the annual meeting, if necessary or appropriate, to solicit additional proxies, the non-binding proposal regarding merger-related executive compensation and the non-binding proposal regarding executive compensation each require the affirmative vote of the holders of a majority of the shares of our common stock present and entitled to vote on these particular proposals at the annual meeting, they will not be affected by broker non-votes, but abstentions will have the same effect as a vote “AGAINST” each such proposal. As there is only one nominee for director, “WITHHOLD” votes will have no effect on the result of the votes on the election of directors for Proposal No. 3. Brokers may vote in their discretion on Proposal No. 4.

Q.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A.	If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to vote, to grant your voting rights directly to the Company or to a third-party or to vote in person at the meeting.

If your shares are held in “street name” by a bank, brokerage firm or other nominee, you are considered the beneficial owner of those shares, and your bank, brokerage firm or other nominee, or their intermediary, is considered the stockholder of record with respect to those shares. Your bank, brokerage firm or other nominee should send you, as the beneficial owner, a package with instructions and describing the procedure for voting your shares. You are invited to attend the annual meeting; however, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the bank, brokerage firm or other nominee that is the stockholder of record for your shares of our common stock giving you the right to vote the shares at the meeting.

Q.	Who can vote at the annual meeting?

A.	Only holders of record of our common stock as of the close of business on [•], 2016, the record date for the annual meeting, or their duly appointed proxies, are entitled to receive notice of, and to vote at, the annual meeting and any adjournments or postponements thereof. Please note that if you hold shares in “street name” through a bank, brokerage firm or other nominee, you will need to provide a “legal proxy” from the bank, brokerage firm or other nominee that is the stockholder of record for your shares of our common stock giving you the right to vote the shares at the meeting.

Q.	How many votes do I have?

A.	Each holder of our common stock is entitled to cast one vote on each matter properly brought before the annual meeting for each share of our common stock that such holder owned as of the record date of [•], 2016. As of close of business on the record date, there were [•] shares of our common stock outstanding and entitled to vote, held by [•] holders of record.

Q.	What is a quorum?

A.	Pursuant to our by-laws, the presence at the annual meeting, in person or represented by proxy, of the holders of a majority of our stock issued and outstanding and entitled to vote at the annual meeting constitutes a quorum for the transaction of business at the annual meeting. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instructions are given.

Q.	How do I vote?

A.	If you are a stockholder of record, you may have your shares of our common stock voted on matters presented at the annual meeting in any of the following ways:

In Person. You may attend the annual meeting and cast your vote there. Even if you plan to attend the meeting, it is desirable that you vote in advance of the meeting.

In Writing. You can vote by completing, signing, dating and returning the proxy card in the enclosed postage-paid envelope.

If your shares are held in street name through a brokerage account, bank or other nominee, you must provide your voting instructions in accordance with the voting instruction form provided by your broker, bank or other nominee. Please note that if you are a beneficial owner and wish to vote in person at the annual meeting, you must provide a “legal proxy” from the bank, brokerage firm or other nominee that is the stockholder of record for your shares of our common stock giving you the right to vote the shares at the meeting.

Q.	How can I change or revoke my vote?

A.	If you own shares in your own name, you may revoke any prior proxy or voting instructions, regardless of how your proxy or voting instructions were originally submitted, by:

•	filing a notice of revocation to our Secretary, which must be received by us before the meeting;

•	filing a duly executed proxy card or voting instruction form bearing a later date;

•	submitting a later dated proxy; or

•	attending the meeting in person and voting your shares.

If you hold shares in “street name” through a brokerage firm or other nominee, you should contact the brokerage firm or other nominee that holds your shares for instructions on how to change your vote.

Q.	What is a proxy?

A.	A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of our common stock. The written document describing the matters to be considered and voted on at the annual meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of our common stock is called a “proxy card.”

Q.	If a stockholder gives a proxy, how are the shares of common stock voted?

A.	Regardless of the method you choose to vote, the individuals named on the enclosed proxy card will vote your shares of our common stock in the way that you indicate. When completing the proxy card, you may specify how your shares are to be voted on all, some or none of the specific items of business to come before the annual meeting.

If you own shares that are registered in your own name and return a signed proxy, but do not indicate how you wish your shares to be voted, the shares represented by your properly signed proxy will be voted “FOR” each of the proposals to be considered at the annual meeting.

If any other business properly comes before the meeting or any adjournments or postponements thereof, the persons named as proxies will vote your shares in accordance with the recommendations of our Board of Directors. If you are the beneficial owner of shares and do not give voting instructions to your broker, bank or other nominee on a proposal, your shares will not be voted on any proposal other than Proposal No. 4.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.	If you received more than one proxy card, your shares are likely registered in different names or with different addresses or are in more than one account. You must separately vote the shares shown on each proxy card that you receive in order for all of your shares to be voted at the meeting.

Q.	What happens if I sell my shares of our common stock before the annual meeting?

A.	The record date for stockholders entitled to vote at the annual meeting is earlier than both the date of the annual meeting and the consummation of the merger. If you transfer your shares of our common stock after the record date but before the annual meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies the Company in writing of such special arrangements, you will retain your right to vote such shares at the annual meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares.

Q.	What happens if I sell my shares of common stock after the annual meeting but before the effective time of the merger?

A.	If you transfer your shares after the annual meeting but before the effective time of the merger, you will have transferred the right to receive the merger consideration to the person to whom you transfer your shares. In order to receive the merger consideration, you must hold your shares of common stock through the completion of the merger.

Q.	Who will solicit and pay the cost of soliciting proxies?

A.

The Company has not engaged any third parties to assist in the solicitation of proxies for the annual meeting. The Company may reimburse banks, brokers or their agents for their expenses in forwarding proxy materials to beneficial owners of our common stock. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.	What do I need to do now?

A.	Even if you plan to attend the annual meeting, after carefully reading and considering the information contained in this proxy statement, please vote promptly to ensure that your shares are represented at the annual meeting. If you hold your shares of our common stock in your own name as the stockholder of record, you may submit a proxy to have your shares of our common stock voted at the annual meeting by completing, signing, dating and returning the enclosed proxy card in the accompanying postage-paid reply envelope. If you decide to attend the annual meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q.	Should I send in my stock certificates now?

A.	No. If the proposal to approve the merger agreement is approved, after the completion of the merger, you will be sent a letter of transmittal as promptly as practicable, and in any event within three business days, describing how you may exchange your shares of our common stock for the merger consideration. See “The Merger Agreement – Payment of Merger Consideration and Surrender of Stock Certificates.” If your shares of our common stock are held in “street name” through a bank, brokerage firm or other nominee, you should contact your bank, brokerage firm or other nominee for instructions as to how to effect the surrender of your “street name” shares of our common stock in exchange for the merger consideration. Please do NOT return your stock certificate(s) with your proxy.

Q.	What happens if the meeting is postponed or adjourned?

A.	Unless a new record date is fixed, your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy at any time until it is voted.

Q.	Am I entitled to exercise appraisal rights under the DGCL instead of receiving the merger consideration for my shares of our common stock?

A.	Yes. As a holder of our common stock, you are entitled to exercise appraisal rights under Section 262 the DGCL in connection with the merger if you take certain actions and meet specific conditions, including that you do not vote (in person or by proxy) in favor of adoption of the merger agreement. See “The Merger Agreement – Appraisal Rights.”

Q.	Who can help answer any other questions I might have?

A.	If you have any questions about the merger, need assistance in submitting your proxy or voting your shares of our common stock, or need additional copies of the proxy statement or the enclosed proxy card, please contact us at Attn: Investor Relations Department, 8659 Research Dr., Irvine, California, 92618, or contact Investor Relations via our website at http://ir.mflex.com/contactus.cfm.

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information.”

THE ANNUAL MEETING (PAGE 21)

Date, Time and Place of the Annual Meeting (Page 21)

The annual meeting will be held at [•] on [•], 2016 at [•] a.m., local time.

Purpose of the Annual Meeting (Page 22)

At the annual meeting, holders of our common stock, par value $0.0001 per share, which we refer to as our common stock, will be asked to approve the following proposals:

1.	To consider and vote on a proposal to approve the merger agreement and approve the merger and other transactions contemplated by the merger agreement;

2.	To approve, on an advisory non-binding basis, certain compensation payable or that may become payable to the Company’s named executive officers in connection with the merger;

3.	To elect one Class III director to hold office until the effective time of the merger, or, if the merger is not completed, until the 2019 annual meeting of stockholders or until his successor is duly elected and qualified;

4.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016;

5.	To approve, on an advisory non-binding basis, the compensation that was paid to the Company’s named executive officers in 2015;

6.	To approve the adjournment of the annual meeting, if necessary, to solicit additional votes in favor of the proposal to approve the merger agreement if there are insufficient votes to approve the merger agreement at the time of the annual meeting; and

7.	To transact such other business as may properly come before the annual meeting.

The Board of Directors recommends that you vote “FOR” each of the above proposals.

Record Date and Quorum (Page 22)

The Board of Directors of the Company fixed the close of business on [•], 2016 as the record date for determination of stockholders entitled to receive notice of, and to vote at, the annual meeting and any adjournments or postponements thereof. As of the close of business on the record date, there were [•] shares of our common stock outstanding and entitled to vote at the annual meeting, held by [•] holders of record. Each holder of our common stock is entitled to cast one vote on each matter properly brought before the annual meeting for each share of our common stock that such holder owned as of the record date.

The presence at the annual meeting, in person or represented by proxy, of the holders of a majority of the shares of our common stock issued and outstanding and entitled to vote on the record date constitutes a quorum for the transaction of business at the annual meeting. Shares of our common stock represented at the annual meeting but not voted, including broker non-votes and shares of our common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the annual meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

Attendance (Page 23)

Only stockholders of record, their duly appointed proxy holders and our guests may attend the annual meeting. Please note that cameras, recording devices and other electronic devices will not be permitted at the annual meeting.

Vote Required (Page 23)

Proposal No. 1, the approval of the proposal to approve the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon. Abstentions and broker non-votes will not be counted as votes cast in favor of the proposal to approve the merger agreement, but will count for the purpose of determining whether a quorum is present. If you fail to return your proxy card or vote in person, or if you fail to instruct your bank, brokerage firm or other nominee to vote your shares of common stock it will have the same effect as a vote “AGAINST” approval of the proposal to approve the merger agreement.

Each of Proposal Nos. 2, 4, 5 and 6 requires the affirmative vote of at least a majority of the outstanding shares of our common stock, present in person or represented by proxy and entitled to vote at the annual meeting. Abstentions will have the same effect as a vote “AGAINST” approval of Proposal Nos. 2, 4, 5 and 6. If you fail to submit a proxy or vote in person at the annual meeting or if you do not instruct your bank, brokerage firm or other nominee to vote your shares of our common stock, other than with respect to the proposal to ratify the appointment of our independent registered public accounting firm, your shares of our common stock will not be voted on Proposals Nos. 2, 5 and 6, but this will not have an effect on these proposals.

The nominee for election to our Board of Directors under Proposal No. 3 will be elected by a plurality of the votes cast by stockholders present in person or by proxy at the annual meeting.

As further discussed elsewhere in this proxy statement, our majority stockholder has agreed to cause its beneficially owned shares, which represent approximately 60.2% of our total outstanding shares, to be present for purposes of calculating a quorum, and to vote shares representing approximately 39.5% of our outstanding shares in favor of the merger.

Revocation of Proxies (Page 25)

You have the right to revoke a proxy at any time before it is exercised, by filing a notice of revocation with our Secretary by the time the annual meeting begins, by filing a duly executed proxy card or voting instruction form bearing a later date, by submitting a later dated proxy, or by attending the annual meeting and voting in person. Written notice of revocation should be mailed to: Multi-Fineline Electronix, Inc., Attention: Secretary, 8659 Research Drive, Irvine, California 92618. If you hold shares in “street name” through a bank, brokerage firm or other nominee, you should contact the bank, brokerage firm or other nominee that holds your shares for instructions on how to change your vote.

Adjournments (Page 25)

Although it is not currently expected, the annual meeting may be adjourned or postponed for the purpose of soliciting additional proxies if there are insufficient votes at the time of the annual meeting to approve the proposal to approve the merger agreement or if a quorum is not present at the annual meeting. Approval of the proposal to adjourn the annual meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the annual meeting to approve the proposal to approve the merger agreement or if a quorum is not present at the annual meeting, requires the affirmative vote of by a majority of the stockholders present, in person or represented by proxy, and entitled to vote at the annual meeting, whether or not a quorum is present without notice other than announcement at the meeting. Any adjournment of the annual meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the annual meeting as adjourned.

Solicitation of Proxies; Payment of Solicitation Expenses (Page 26)

The Company has not engaged any third parties to assist in the solicitation of proxies for the annual meeting. The Company may reimburse banks, brokers or their agents for their expenses in forwarding proxy materials to beneficial owners of our common stock. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Questions and Additional Information (Page 26)

If you have any questions about the merger, need assistance in submitting your proxy or voting your shares of our common stock, or need additional copies of the proxy statement or the enclosed proxy card, please contact us at Attn: Investor Relations Department, 8659 Research Dr., Irvine, California, 92618, or contact Investor Relations via our website at http://ir.mflex.com/contactus.cfm.

THE MERGER (PAGE 26)

At the effective time of the merger, Merger Subsidiary will merge with and into MFLEX. MFLEX will survive the completion of the merger, and will continue to do business as the Company following the consummation of the merger. We refer to MFLEX in this context as the surviving corporation. As a result of the merger, MFLEX will cease to be a publicly traded company and will become an indirect subsidiary of DSBJ. If the merger is completed, you will not own any shares of the capital stock of the surviving corporation.

Parties to the Merger (Page 26)

Multi-Fineline Electronix, Inc., a Delaware corporation, which we refer to as MFLEX or the Company in this proxy statement, is a global provider of high-quality, technologically advanced flexible printed circuits and assemblies to the consumer electronics industry with manufacturing facilities in Suzhou, China. The Company provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The Company targets its solutions within the consumer electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the Company’s products include smartphones, tablets, computer/data storage, portable bar code scanners, personal computers, wearables and other consumer electronic devices. The Company was incorporated as Multi-Fineline Electronix, Inc. in California in October 1984. In connection with its initial public offering, the Company reincorporated as Multi-Fineline Electronix, Inc. in Delaware on June 4, 2004.

Suzhou Dongshan Precision Manufacturing Co., Ltd., a company organized under the laws of the People’s Republic of China, which we refer to as DSBJ in this proxy statement, was founded in 1980 as a stamping and sheet metal manufacturer, and has since grown into one of the world’s largest suppliers of precision sheet metal components with its global headquarters in Suzhou, China. DSBJ produces a wide range of base station, enclosure and display products and solutions with application in telecommunications, consumer, industrial, medical and automotive industry market segments. DSBJ has been listed on the Shenzhen Stock Exchange (002384) since 2010, and had annual revenue of $646 million in 2015.

Dragon Electronix Merger Sub Inc., a Delaware corporation, which we refer to as Merger Subsidiary in this proxy statement, was formed by DSBJ for the purpose of entering into the merger agreement and completing the merger and the other transactions contemplated by the merger agreement. Merger Subsidiary is an indirect subsidiary of DSBJ and has not engaged in any business except for activities incidental to its formation, in connection with the financing of the merger, and as contemplated by the merger agreement. Upon the completion of the merger, Merger Subsidiary will cease to exist and the Company will continue as the surviving corporation.

Anticipated Date of Completion of the Merger (Page 27)

We are working towards completing the merger as soon as possible. Assuming timely receipt of required regulatory approvals and satisfaction of other closing conditions, including the approval by our stockholders of the proposal to approve the merger agreement, we anticipate that the merger will be completed in the third quarter of 2016. If our stockholders vote to approve the proposal to approve the merger agreement, the merger will become effective as promptly as practicable following the satisfaction or waiver of a number of conditions to the merger, subject to the terms of the merger agreement. See “The Merger Agreement – Closing and Effective Time of the Merger.”

Merger Consideration (Page 61)

In the merger, each issued and outstanding share of our common stock (other than shares held by a holder who has not voted in favor of the merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with Section 262 of the DGCL, which shares we refer to as dissenting shares, and shares of our common stock held by MFLEX, DSBJ or any of their respective subsidiaries, which, together with dissenting shares, we refer to as excluded shares) will be converted into the right to receive the merger consideration in cash in an amount equal to $23.95 per share, without interest and less any applicable withholding taxes.

Treatment of Common Stock and Common Stock-Based Awards (Page 66)

•

Common Stock. Each share of our common stock outstanding immediately prior to the effective time of the merger (other than excluded shares) will be converted into the right to receive from DSBJ $23.95 in cash, without interest, less any applicable withholding taxes.

•

Restricted Stock Units. Each restricted stock unit, or RSU, granted under our equity incentive plans will be fully vested and be cancelled with the holder of each restricted stock unit becoming entitled to receive an amount in cash (without interest and less any applicable taxes required to be withheld with respect to such payment) equal to the product of (A) the merger consideration multiplied by (B) the number of shares of common stock subject to such restricted stock units held by such holder immediately prior to the effective time.

•

Performance Stock Units. Each restricted stock unit granted under our equity incentive plans, which vests in whole or in part upon the achievement of one or more performance goals, or PSU, will be fully vested and be cancelled with the holder of each such performance based restricted stock unit becoming entitled to receive an amount in cash (without interest and less any applicable taxes required to be withheld with respect to such payment) equal to the product of (A) the merger consideration multiplied by (B) the number of shares of common stock subject to such performance based restricted stock unit held by such holder immediately prior to the effective time determined by assuming that the applicable performance goals were achieved at 100% of target level.

•

Stock Appreciation Rights. Each stock appreciation right, or SAR, granted under our equity incentive plans will be fully vested and be cancelled with the holder of each such stock appreciation right becoming entitled to receive an amount in cash (without interest and less any applicable taxes required to be withheld with respect to such payment) determined by multiplying (A) the excess, if any, of the merger consideration over the applicable exercise price per each stock appreciation right by (B) the number of shares of common stock subject to such stock appreciation rights.

Reasons for the Merger; Recommendation of the Board of Directors (Page 36)

After careful consideration of various factors described in the section entitled “The Merger – Reasons for the Merger; Recommendation of the Board of Directors,” the Board of Directors unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger consideration and the merger, are fair to and in the best interests of the Company and its stockholders and approved, adopted and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement. The Board of Directors also unanimously resolved that the merger agreement be submitted for consideration by the stockholders of the Company at a meeting of its stockholders and recommended that the stockholders of the Company vote to approve the merger agreement.

In considering the recommendation of the Board of Directors with respect to the proposal to approve the merger agreement, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, yours. The Board of Directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be approved by the stockholders of the Company. See the section entitled “The Merger – Interests of our Directors and Executive Officers in the Merger – Quantification of Potential Payments to our Named Executive Officers in Connection with the Merger.”

Opinion of the Company’s Financial Advisor (Page 40)

In connection with the merger, Jefferies LLC, or Jefferies, the Company’s financial advisor, delivered a written opinion, dated February 4, 2016, to the Company’s Board of Directors as to the fairness from a financial point of view of the merger consideration to be received by holders of the Company common stock pursuant to the merger agreement. The full text of Jefferies’ opinion, a copy of which is attached as Annex B to this proxy statement, describes the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Jefferies. As explained below, Jefferies’ opinion was provided for the use and benefit of the Company’s Board of Directors only and does not constitute a recommendation as to how any stockholder should vote or act in connection with the merger or any other transactions. The summary of Jefferies’ opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Jefferies’ opinion.

Financing of the Merger (Page 82)

DSBJ’s obligation to complete the merger is not conditioned on DSBJ’s receipt of any financing. DSBJ expects to fund amounts needed to acquire the Company under the merger agreement through a combination of cash on hand or available through commercial paper, existing credit facilities and new financing expected to be arranged by the Bank of China.

In connection with the entry into the merger agreement, DSBJ delivered to us copies of financing commitment letters, each dated February 4, 2016, from BOC Asset Management Company Limited, a subsidiary of the Bank of China, and Bank of China, New York Branch, respectively, pursuant to and subject to the terms and conditions of which, the financing sources have committed to finance the amounts set forth therein, which amounts, together with cash on hand or available to DSBJ and its affiliates through commercial paper and from its revolver facilities, will be sufficient to enable DSBJ and Merger Subsidiary to make all payments required to be made in connection with the transactions contemplated by the merger agreement.

Interests of our Directors and Executive Officers in the Merger – Quantification of Potential Payments to our Named Executive Officers in Connection with the Merger (Page 51)

In considering the recommendation of the Board of Directors with respect to the merger, you should be aware that executive officers and directors of the Company may have certain interests in the merger that may be different from, or in addition to, the interests of the Company’s stockholders generally. The Board of Directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. These interests include, but are not limited to, the following:

•

accelerated vesting and cash-out of certain Company stock-based awards, based on the per share merger consideration, assuming any applicable performance goals were achieved at 100% of the target level in the case of performance-based awards;

•

possible cash payments and other benefits payable under change in control agreements with our executive officers in the event of a qualifying termination of employment in connection with the merger; and

•	the entitlement to indemnification benefits in favor of directors and officers of the Company.

For further information with respect to the arrangements between the Company and its directors and executive officers, see the information included under “The Merger – Interests of our Directors and Executive Officers in the Merger – Quantification of Potential Payments to our Named Executive Officers in Connection with the Merger” and “Proposal No. 2 – Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers – Golden Parachute Compensation.”

Support Agreement (Page 25)

Our majority stockholder, United Engineers Limited, and certain of its affiliates, who beneficially own approximately 60.2% of our outstanding common stock, entered into a support agreement with DSBJ, or the Support Agreement. Under the terms of the Support Agreement, UEL agreed to appear at or otherwise cause its beneficially owned shares of common stock to be counted as present at any meeting of our stockholders for purposes of calculating a quorum, and to vote 9,720,610 shares of our common stock, representing approximately 39.5% of the total outstanding shares of common stock, in favor of the approval of the merger agreement and the approval of the merger and other transactions contemplated by the merger agreement, and against any proposal that could compete with or prevent the consummation of the merger. The remaining 5,096,442 shares of common stock held by UEL, representing approximately 20.7% of the total outstanding shares of common stock, are not subject to the foregoing voting provisions of the Support Agreement. While we understand that UEL currently intends to support the merger with these uncommitted shares, it is not contractually obligated to do so.

Material U.S. Federal Income Tax Consequences of the Merger (Page 55)

The exchange of shares of our common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under state and local and other tax laws. In general, a U.S.

holder (as defined in “Material U.S. Federal Income Tax Consequences of the Merger”) whose shares of our common stock are converted into the right to receive cash in the merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares. You are also encouraged to consult your own tax advisor regarding the U.S. federal income tax consequences of the merger to you in your particular circumstances, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Delisting and Deregistration of Common Stock (Page 51)

If the merger is completed, our common stock will be delisted from NASDAQ and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of our common stock.

No Solicitation; Alternative Transaction Proposal; Recommendation Change (Page 76)

The merger agreement contains a customary non-solicitation provision that prohibits us and our representatives from soliciting regarding “alternative transaction proposals” (as defined below in “The Merger Agreement – No Solicitation; Alternative Transaction Proposal; Recommendation Change”) from third parties and providing information to, and participating in discussions and engaging in negotiations with, third parties regarding alternative transaction proposals, subject to the fulfillment of certain fiduciary requirements of our Board of Directors and compliance with the terms of the merger agreement. In certain circumstances, our Board of Directors has the right to change its recommendation in a manner consistent with the directors’ fiduciary duties, including in support of a “superior proposal” (as defined below in “The Merger Agreement – No Solicitation; Alternative Transaction Proposal; Recommendation Change”).

Conditions to the Merger (Page 84)

The respective obligations of the Company, DSBJ and Merger Subsidiary to consummate the merger are subject to the satisfaction or waiver of certain customary conditions, including, but not limited to:

•	the approval of the merger agreement by our stockholders;

•	the approval of the merger agreement by the shareholders of DSBJ;

•

certain regulatory approvals being received or the applicable waiting periods having been terminated, including the HSR Antitrust Clearance, the PRC Antitrust Clearance, the CFIUS Approval and the PRC Overseas Investment Approvals;

•

DSBJ and its affiliates not being required to take any action in order to obtain regulatory approvals that, in DSBJ’s good faith judgment, is or would reasonably be expected to be materially adverse to DSBJ, the Merger Subsidiary, any of their respective affiliates or the surviving corporation;

•

the absence of any order or other legal restraint or prohibition restraining, enjoining, making illegal, prohibiting or otherwise preventing the consummation of the merger or any of the other transactions contemplated by the merger agreement;

•

the respective representations and warranties of the parties in the merger agreement, subject to certain exceptions, must be true and correct as of the date of the merger agreement and as of the closing of the merger in the manner described below under “The Merger Agreement – Conditions to the Merger”; and

•	compliance by the parties with their respective covenants and obligations under the merger agreement.

Termination (Page 86)

We and DSBJ may, by mutual written consent, terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger, whether before or after the approval of the merger agreement by our stockholders.

The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger as follows:

•

by either DSBJ or us, if, subject to certain exceptions, the merger has not been consummated on or before the six month anniversary of the merger agreement (which deadline may be extended for an additional three months by DSBJ in its sole discretion, solely to the extent necessary to obtain required regulatory approvals or to lift or rescind any governmental order or other legal restraint impeding the consummation of the merger, and so long as all of the other closing conditions have been satisfied as described in “The Merger Agreement – Conditions to the Merger”); provided that the right to terminate the merger agreement pursuant to this provision will not be available to a party whose failure to fulfill any obligation under the merger agreement has been the primary cause of the failure of the closing to occur on or before such date;

•	by either DSBJ or us, if any injunction is in effect and has become final and non-appealable or if any applicable law prohibits or otherwise prevents or makes illegal the consummation of the merger;

•	by either DSBJ or us, if our stockholders fail to approve the merger agreement and the transactions contemplated by the merger agreement;

•

by either DSBJ or us, if, following a vote of the shareholders of UEL at a meeting duly convened for the purpose of obtaining the approval of UEL’s shareholders to vote its shares of the Company in favor of the merger, such approval is not obtained;

•	by DSBJ, if our Board of Directors fails to recommend the merger and the approval of the merger agreement by our stockholders, or if our Board of Directors makes an adverse recommendation change;

•

by DSBJ, if there is a breach or inaccuracy of any of the representations or warranties made by us, or if we fail to perform or comply with any of our covenants or agreements, in the merger agreement which breach, inaccuracy or failure to perform or comply would give rise to the failure of a condition set forth in the merger agreement that is incapable of being cured prior to the earlier of the six-month anniversary of the merger agreement (which deadline may be extended for an additional three months by DSBJ in its sole discretion under certain circumstances) or the date that is thirty calendar days following the receipt by us of written notice from DSBJ of such breach, inaccuracy or failure to perform or comply;

•	by DSBJ, if we materially breach our obligations not to solicit alternative transaction proposals or if our Board of Directors causes an adverse recommendation change;

•

by us, if there is a breach or inaccuracy of any of the representations or warranties made by DSBJ or Merger Sub, or if DSBJ or Merger Subsidiary fails to perform or comply with any of their covenants or agreements, in the merger agreement which breach, inaccuracy or failure to perform or comply would give rise to the failure of a condition set forth in the merger agreement that is incapable of being cured prior to the earlier of the six-month anniversary of the merger agreement (which deadline may be extended for an additional three months by DSBJ in its sole discretion under certain circumstances) or the date that is thirty calendar days following the receipt by DSBJ of written notice from us of such breach, inaccuracy or failure to perform or comply; and

•

by us, if prior to the adoption of the merger agreement by our stockholders, in the event our Board of Directors determines in good faith that the failure to enter into a definitive agreement relating to a superior proposal would reasonably be expected to be inconsistent with its fiduciary duties under applicable law and concurrently with or immediately following such termination we enter into a definitive agreement relating to such superior proposal and pay the fee due under the provision relating to termination fees; provided, however, that we otherwise complied in all material respects with our obligations related to the solicitation of alternative transaction proposals and adverse recommendation changes.

In addition, we would have had the right to terminate the merger agreement if DSBJ did not deposit an additional $7,450,000 into the escrow account described below within twenty-one days of the date of the merger agreement. This additional amount was deposited into the escrow account on February 23, and this termination right therefore did not become exercisable.

Termination Fee and Escrow for DSBJ’s Termination Fee (Page 87)

In certain circumstances, we may be required to pay DSBJ a termination fee in the amount of $18.3 million if the merger agreement is terminated. The termination fee would be payable in the following circumstances:

•

if prior to the holding of the meeting of our stockholders to vote on the proposal to approve the merger agreement, an alternative transaction proposal is publicly made or otherwise communicated to our senior management or Board of Directors, and while such alternative transaction proposal is still pending, the merger agreement is terminated by DSBJ pursuant to the termination provisions relating to (i) us breaching our representations or warranties or our failure to perform or comply with any of our covenants or agreements under the merger agreement or (ii) us materially breaching our obligations not to solicit alternative transaction proposals or if our Board of Directors causes an adverse recommendation change and within 12 months of such termination we enter into a definitive agreement to consummate the aforementioned alternative transaction proposal or such alternative transaction proposal is consummated;

•

if the merger agreement is terminated by DSBJ pursuant to the termination provision relating to our Board of Directors failing to recommend that our stockholders approval the merger and the merger agreement, or if our Board of Directors makes an adverse recommendation change;

•

if the merger agreement is terminated by DSBJ or us pursuant to the termination provisions relating to (i) the failure of our stockholders to approve to the merger and the merger agreement or (ii) the failure of the UEL shareholder approval to be obtained; or

•	if the merger agreement is terminated by us in order to enter into a superior proposal.

UEL and the Company entered into an indemnification letter, pursuant to which UEL agreed to pay to DSBJ, on behalf of the Company, the termination fee if the termination fee becomes payable as a result of our stockholder approval, or UEL’s shareholder approval to vote its Company shares in favor or the merger, not having been obtained.

In certain circumstances, DSBJ must pay us a termination fee in the amount of $27.45 million ($37.45 million if the termination date is extended to nine months after the date of the merger agreement). The termination fee would be payable in the following circumstances:

•

if the merger agreement is terminated by DSBJ or us because the merger is not completed prior to the termination date and (i) all of the closing conditions set forth in the merger agreement have been satisfied or waived (other than those conditions of the Company to effect the merger and those that, by their nature, are to be satisfied at the closing, provided that such conditions are then capable of being satisfied), (ii) we have irrevocably committed in writing that we are prepared to and able to effect the closing and (iii) the closing has not been consummated because DSBJ and Merger Subsidiary failed to consummate the merger in breach of their obligations under the merger agreement;

•

if the merger agreement is terminated by DSBJ or us because the merger is not completed prior to the termination date, and the only conditions that have not been satisfied are those relating to the CFIUS Approval, the PRC Antitrust Clearance, and the PRC Overseas Investment Approvals, or the failure to obtain the approval of DSBJ’s shareholders; or

•

if the merger agreement is terminated by DSBJ or us pursuant to the termination provision relating to there being a final, non-appealable injunction, but solely with respect to the CFIUS Approval, the PRC Antitrust Clearance, and the PRC Overseas Investment Approvals.

On the date of the merger agreement, DSBJ caused to be deposited an amount equal to $20.0 million of DSBJ’s termination fee with Citibank N.A., New York, as collateral and security for the payment of DSBJ’s termination fee. Subsequently, DSBJ caused to be deposited the balance of DSBJ’s termination fee, or $7.45 million, which along with the initial deposit, is held in escrow pursuant to an escrow agreement. DSBJ is required to deposit an additional $10.0 million if it elects to extend the termination date by an additional three months (to nine months after the execution date of the merger agreement) to obtain required regulatory approvals or to lift or rescind any governmental order or other legal restraint impeding the consummation of the merger.

Remedies (Page 88)

Except in the event of a material willful breach by any of the parties, in any circumstance in which DSBJ or the Company receives payment of the applicable termination fee and any other amounts pursuant to the merger agreement, the receipt of such termination fee and any other amount in such circumstance shall constitute the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of DSBJ or the Company against the other or any of their respective affiliates. Notwithstanding the foregoing, the parties are also entitled to an injunction or injunctions to prevent a breach of the merger agreement, and to enforce specifically the performance of the terms and provisions of the merger agreement. There is no requirement to secure or post any bond with or as a condition to obtaining such injunction or injunctions.

The Company shall be entitled to seek or obtain an injunction, specific performance or any other equitable relief requiring DSBJ and Merger Subsidiary to consummate the merger and the other transactions contemplated thereby, on the terms and subject to the conditions in the merger agreement, if and only if (i) all conditions to closing (other than those conditions of the Company to effect the merger) have been satisfied or waived as of the date on which the closing would otherwise be required to occur (other than those conditions that, by their nature, are to be satisfied at the closing (provided such conditions would have been satisfied as of such date)), (ii) DSBJ and Merger Subsidiary fail to complete the merger by the date the closing would otherwise be required to have occurred, (iii) the financing has been funded or would be funded at the closing (or, if the financing has been funded into escrow, such funds have been or will be released from escrow at the closing) if the closing were to occur and (iv) the Company has irrevocably committed in writing that the Company is prepared to and able to effect the closing upon the funding of the financing.

Indemnification and Insurance (Page 55)

From and after the effective time, DSBJ will cause the surviving corporation to indemnify our and our subsidiaries’ present and former directors, officers and employees in connection with any claim relating to any such person’s service to the Company, and any judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom, including the advancement of expenses. In addition, for a period of six years following the effective time, the surviving corporation will maintain in effect provisions in the surviving corporation’s organizational documents related to indemnification, advancement of expenses and limitation of director, officer and employee liability that are no less favorable than those set forth in our organizational documents as of the date of the merger agreement. The merger agreement also provides that we will purchase a six-year “tail” prepaid, non-cancelable policy on our current directors’ and officers’ liability insurance; however, we will not pay and DSBJ and the surviving corporation will not be obligated to pay, annual premiums in excess of two hundred and fifty percent (250%) of the amount paid by us for coverage for our last full fiscal year.

Market Price of Common Stock (Page 132)

The closing price of our common stock on NASDAQ on February 3, 2016, the last trading day prior to the public announcement of the execution of the merger agreement, was $17.01 per share of common stock. If the merger is completed, you will be entitled to receive $23.95 in cash, without interest, less any applicable withholding taxes, for each share of our common stock owned by you (unless you have properly exercised, and not lost, your appraisal rights with respect to such shares), which represents a premium of approximately 40.8% to the closing price of our common stock on February 3, 2016, the last trading day prior to the public announcement of the execution of the merger agreement, and a premium of approximately 52.2% to the thirty-day volume weighted average price of a share of our common stock.

On [March 31], 2016, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for our common stock on NASDAQ was $[23.21] per share of common stock. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of our common stock.

Regulatory Clearances and other Approvals (Page 58)

Under the HSR Act we could not complete the merger until we gave notification and furnished information to the Federal Trade Commission and the Antitrust Division of the Department of Justice, and until the applicable waiting period expired or was terminated. On February 26, 2016, we and DSBJ each filed a premerger notification and report form under the HSR Act. Early termination of the waiting period was granted effective March 7, 2016.

The merger agreement provides for the parties to file a joint voluntary notice with CFIUS, pursuant to Section 721 of the Defense Protection Act of 1950, as amended, and associated implementing regulations at 31 CFR Part 800, et seq. Under the terms of the merger agreement, completion of the merger is subject to the condition that, the period of time for any consideration by CFIUS of the merger has expired or been terminated, or that CFIUS has provided written notice to the parties that either (i) the merger is not a covered transaction under Section 721 of the Defense Production Act of 1950, as amended; (ii) the review of the merger has concluded and there are no issues of national security, critical infrastructure or critical technology sufficient to warrant investigation; or (iii) an investigation has been conducted and either (A) CFIUS has concluded that there are no unresolved issues of national security, critical infrastructure or critical technology or (B) the time period for consideration of the merger by the President of the United States will have elapsed and the President will not have taken any action to block, rescind or restrict the merger or any of the transactions contemplated by the merger agreement.

The merger agreement provides for the parties to file such filings as may be required under applicable laws of the PRC in order to consummate the transactions contemplated by the merger agreement. These filings include (A) anti-trust filings with the Ministry of Commerce of the PRC (together with its competent local counterparts, MOFCOM); (B) filings with the National Development and Reform Commission of the PRC or its competent local counterparts (collectively, the NDRC) and with MOFCOM; (C) filings with the State Administration of Foreign Exchange of the PRC or its competent local counterparts (collectively, SAFE); (D) Bulletin 7 filing with State Administration of Taxation or its competent local counterparts (collectively, SAT); and (E) filings with the Shenzhen Stock Exchange, where the DSBJ’s stock is publicly traded, and make an announcement to the public regarding the transaction contemplated under the merger agreement.

DSBJ submitted the antitrust filing to MOFCOM on February 19, 2016 (PRC time) and is now preparing additional documents as requested by MOFCOM; on February 5, 2016 (PRC time), DSBJ made the public announcement and is now preparing a material reorganization report to its shareholder to be filed with the Shenzhen Stock Exchange; on February 26, 2016 (PRC time), DSBJ initiated the online filing with NDRC and on March 10, 2016, DSBJ submitted the filing documents with NDRC; and on March 3, 2016 (PRC time), the Bulletin 7 tax report was submitted to SAT.

While we have no reason to believe it will not be possible to obtain regulatory approvals in a timely manner or without the imposition of burdensome conditions, there is no certainty that these approvals will be obtained within the period of time contemplated by the merger agreement or that any such approvals would not be conditioned upon mitigation actions unacceptable to the parties, or that a CFIUS or other regulatory challenges to the merger will not be made.

Appraisal Rights (Page 62)

If the merger is completed, the Company’s stockholders will be entitled to appraisal rights under Section 262 of the DGCL. This means that you are entitled to have the fair value of your shares of our common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the merger consideration if you follow exactly the procedures set forth in Section 262 of the DGCL. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the proposal to approve the merger agreement and you must not vote (either in person or by proxy) in favor of the proposal to approve the merger agreement. If you fail to follow exactly the procedures set forth in Section 262 of the DGCL, you may lose your appraisal rights. See “The Merger Agreement – Appraisal Rights” and the text of the DGCL appraisal rights statute reproduced in its entirety as Annex C to this proxy statement. If you hold your shares of our common stock through a bank, brokerage firm or other nominee and you wish to exercise your appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or other nominee.

In view of the complexity of Section 262 of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and the other documents referenced therein contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (which we refer to as the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the financial condition, results of operations and business of the Company and certain plans and objectives of the Board of Directors, and are subject to the safe harbor created thereby under the Private Securities Litigation Reform Act of 1995.

All statements other than statements of historical or current facts included in this proxy statement are forward-looking statements. Forward-looking statements often use words such as “anticipate”, “target”, “expect”, “estimate”, “intend”, “plan”, “goal”, “believe”, “will”, “may”, “should”, “would”, “could” or other words or terms of similar meaning. Such statements are based upon our current beliefs and expectations and are subject to significant risks and uncertainties. Actual results may vary materially from those set forth in the forward-looking statements.

Although the Company believes the expectations contained in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove correct. Such risks and uncertainties include: risks and uncertainties related to the proposed transaction with DSBJ and Merger Subsidiary including, but not limited to: the expected timing and likelihood of completion of the merger, including the timing, receipt and terms and conditions of any required governmental approvals of the merger that could cause the parties to abandon the transaction, the state of the credit markets generally and the availability of financing, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, the possibility that our stockholders may not approve the merger, the possibility that the parties may not be able to satisfy the conditions to the merger in a timely manner or at all and risks related to disruption of our business including diverting management resources from ongoing business operations due to the merger. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements are also qualified by, and should be read together with the “Forward-Looking Statements,” the “Risk Factors” and the other statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent Quarterly Reports on Form 10-Q, in each case as filed with the SEC and available at www.sec.gov, and investors should refer to such risk factors and other statements in evaluating the forward-looking statements contained in this proxy statement (see “Where You Can Find More Information”). Unless indicated otherwise, the terms “Company,” “we,” “us,” and “our” each refer collectively to Multi-Fineline Electronix, Inc. and its subsidiaries.

Readers are cautioned not to place undue reliance on forward-looking statements because actual results may differ materially from those expressed in, or implied by, the forward-looking statements. Any forward-looking statement that we make speaks only as of the date of such statement, and we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

All subsequent written or oral forward-looking statements concerning the merger or the other transactions contemplated by the merger agreement or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section of this proxy statement.

THE ANNUAL MEETING

Date, Time and Place of the Annual Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the Board of Directors for use at the annual meeting to be held at [•] on [•], 2016 at [•] a.m., local time.

Purpose of the Annual Meeting

At the annual meeting, holders of our common stock will be asked:

1.	To consider and vote on a proposal to approve the merger agreement and approve the merger and other transactions contemplated by the merger agreement;

2.	To approve, on an advisory non-binding basis, certain compensation payable or that may become payable to the Company’s named executive officers in connection with the merger;

3.	To elect one Class III director to hold office until the effective time of the merger, or, if the merger is not completed, until the 2019 annual meeting of stockholders or until his successor is duly elected and qualified;

4.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016;

5.	To approve, on an advisory non-binding basis, the compensation that was paid to the Company’s named executive officers in 2015;

6.	To approve the adjournment of the annual meeting, if necessary, to solicit additional votes in favor of the proposal to approve the merger agreement if there are insufficient votes to approve the merger agreement at the time of the annual meeting; and

7.	To transact such other business as may properly come before the annual meeting.

The Board of Directors recommends that you vote “FOR” each of the above proposals.

Our stockholders must approve the proposal to approve the merger agreement in order for the merger to occur. If our stockholders fail to approve the proposal to approve the merger agreement, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully and in its entirety.

Record Date and Quorum

The Board of Directors has fixed the close of business on [•], 2016 as the record date for determination of stockholders entitled to receive notice of, and to vote at, the annual meeting and any adjournments or postponements thereof. Only holders of record of our common stock as of the close of business on the record date are entitled to receive notice of, and to vote at (in person or by proxy) the annual meeting and at any adjournment or postponement thereof. As of the close of business on the record date, there were [•] shares of our common stock outstanding and entitled to vote, held by [•] holders of record. Each holder of our common stock is entitled to cast one vote on each matter properly brought before the annual meeting for each share of our common stock that such holder owned as of the record date.

The presence at the annual meeting, in person or represented by proxy, of the holders of a majority of the shares of our common stock issued and outstanding and entitled to vote on the record date constitutes a quorum for the transaction of business at the annual meeting. Shares of our common stock represented at the annual meeting but not voted, including shares of our common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the annual meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. Because stockholders cannot take any action at the meeting unless a majority of the outstanding shares of common stock is represented, it is important that you attend the meeting in person or are represented by proxy at the meeting. If you fail to return your proxy card or vote in person, or if you fail to instruct your bank, brokerage firm or other nominee to vote your shares of common stock it will have the same effect as a vote “AGAINST” approval of the proposal to approve the merger agreement.

Attendance

Only stockholders of record, their duly appointed proxy holders and our guests may attend the annual meeting. Please note that cameras, recording devices and other electronic devices will not be permitted at the annual meeting.

Vote Required

Proposal No. 1, the approval of the proposal to approve the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon. Abstentions and broker non-votes will not be counted as votes cast in favor of the proposal to approve the merger agreement, but will count for the purpose of determining whether a quorum is present. If you fail to return your proxy card or vote in person, or if you fail to instruct your bank, brokerage firm or other nominee to vote your shares of common stock it will have the same effect as a vote “AGAINST” approval of the proposal to approve the merger agreement.

Each of Proposal Nos. 2, 4, 5 and 6 requires the affirmative vote of at least a majority of the outstanding shares of our common stock, present in person or represented by proxy and entitled to vote at the annual meeting. Abstentions will have the same effect as a vote “AGAINST” approval of Proposal Nos. 2, 4, 5 and 6. If you fail to submit a proxy or vote in person at the annual meeting or if you do not instruct your bank, brokerage firm or other nominee to vote your shares of our common stock, other than with respect to the proposal to ratify the appointment of our independent registered public accounting firm, your shares of our common stock will not be voted on Proposals Nos. 2, 5 and 6, but this will not have an effect on these proposals.

The nominee for election to our Board of Directors under Proposal No. 3 will be elected by a plurality of the votes cast by stockholders present in person or by proxy at the annual meeting.

UEL entered into a support agreement with DSBJ, under which UEL agreed to appear at or otherwise cause its beneficially owned shares of common stock to be counted as present at any meeting of our stockholders for purposes of calculating a quorum, and to vote 9,720,610 shares of our common stock, representing approximately 39.5% of the total outstanding shares of common stock, in favor of the approval of the merger agreement and the approval of the merger and other transactions contemplated by the merger agreement. While we understand that UEL currently intends to support the merger with all of its shares of common stock, it is not contractually obligated to do so.

Voting

To ensure that your shares are represented at the annual meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the annual meeting in person.

For each of Proposal Nos. 1, 2, 4, 5 and 6 you may vote “FOR,” “AGAINST” or “ABSTAIN.” For Proposal 3, you may vote “FOR” the specified nominee or you may “WITHHOLD” your vote for the nominee.

If your shares of our common stock are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares of our common stock, the stockholder of record. This proxy statement and proxy card have been sent directly to you by the Company. As the stockholder of record, you have the right to vote, to grant your voting rights directly to the Company or to a third-party or to vote in person at the meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of our common stock should be voted on a matter, the shares of our common stock represented by your properly signed proxy will be voted “FOR” each of the proposals being presented at the annual meeting.

If your shares are held by a bank, broker or other nominee on your behalf in “street name,” your bank, broker or other nominee will send you instructions as to how to provide voting instructions for your shares by proxy. Many banks and brokerage firms have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions by proxy card.

In accordance with the rules of NASDAQ, banks, brokers and other nominees who hold shares of common stock in “street name” for their customers do not have discretionary authority to vote the shares with respect to the approval of Proposal Nos. 1, 2, 3, 5 or 6. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of such shares they may not vote such shares with respect to the approval of the merger agreement and a “broker non-vote” will arise. Broker non-votes, if any, will be counted for purposes of determining whether a quorum is present at the annual meeting. For shares of our common stock held in “street name,” only such shares affirmatively voted “FOR” Proposal No. 1 will be counted as favorable votes for such proposal. Broker non-votes on Proposal No. 1 will have the same effect as votes “AGAINST” Proposal No. 1. Broker non-votes will not have any effect on Proposal Nos. 2, 3, 5 and 6. Brokers may vote in their discretion on Proposal No. 4.

Abstentions will be included in the calculation of the number of shares of our common stock represented at the annual meeting for purposes of determining whether a quorum has been achieved. Abstaining from voting will have the same effect as a vote “AGAINST” each of Proposal Nos. 1, 2, 4, 5 and 6.

A “WITHHOLD” vote on Proposal No. 3 will be included in the calculation of the number of shares of common stock represented at the annual meeting for purposes of determining whether a quorum has been achieved, but will have no effect on the election of directors.

If you are a stockholder of record, you may have your shares of our common stock voted on matters presented at the annual meeting in any of the following ways:

•	In Person. You may attend the annual meeting and cast your vote there. Even if you plan to attend the meeting, it is desirable that you vote in advance of the meeting;

•	By Proxy. You can vote by completing, signing, dating and returning the enclosed proxy card in the accompanying postage-paid reply envelope.

If you are a beneficial owner, you should receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of our common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to vote in person at the annual meeting, you must provide a “legal proxy” from your bank, brokerage firm or other nominee that is the stockholder of record for your shares of our common stock giving you the right to vote the shares at the annual meeting.

If you choose to vote by mailing a proxy card, your proxy card should be mailed in the accompanying postage-paid reply envelope, and your proxy card must be filed with our Secretary by the time the annual meeting begins. Please do NOT send in your stock certificate(s) with your proxy card. After the completion of the merger, a separate letter of transmittal will be mailed to you promptly, and in any event within three business days, that will enable you to receive the merger consideration in exchange for your stock certificate(s). If your shares of our common stock are held in “street name” through a bank, brokerage firm or other nominee, you should contact your bank, brokerage firm or other nominee for instructions as to how to effect the surrender of your “street name” shares of our common stock in exchange for the merger consideration.

If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, will vote your shares of our common stock in the way that you indicate. When completing the proxy card, you may specify whether your shares of our common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the annual meeting.

If you have any questions or need assistance voting your shares, please contact us at Attn: Investor Relations Department, 8659 Research Dr., Irvine, California, 92618, or contact Investor Relations via our website at http://ir.mflex.com/contactus.cfm.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF OUR COMMON STOCK YOU OWN. IT IS IMPORTANT THAT YOU ATTEND THE MEETING IN PERSON OR ARE REPRESENTED BY PROXY AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID REPLY ENVELOPE. IF YOU WILL ATTEND THE ANNUAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.

As of [•], 2016, the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, [•] shares of our common stock (not including any shares of our common stock deliverable upon exercise or conversion of any stock appreciation rights or restricted stock units), representing approximately [•] percent of the outstanding shares of our common stock. The directors and officers have informed the Company that they currently intend to vote all such shares of our common stock “FOR” each of the proposals included in this proxy.

Revocation of Proxies

You have the right to revoke a proxy at any time before it is exercised, by filing a notice of revocation to our Secretary, which must be filed with the Secretary by the time the annual meeting begins, by filing a duly executed proxy card or voting instruction form bearing a later date, by submitting a later dated proxy, or by attending the annual meeting and voting in person. Written notice of revocation should be mailed to: Multi-Fineline Electronix, Inc., Attention: Secretary, 8659 Research Drive, Irvine, California 92618. If you hold shares in “street name” through a bank, brokerage firm or other nominee, you should contact the bank, brokerage firm or other nominee that holds your shares for instructions on how to change your vote.

Support Agreement

Our majority stockholder, United Engineers Limited, and certain of its affiliates, who beneficially own approximately 60.2% of our outstanding common stock, entered into the Support Agreement with DSBJ. Under the terms of the Support Agreement, UEL agreed to appear at or otherwise cause its beneficially owned shares of common stock to be counted as present at any meeting of our stockholders for purposes of calculating a quorum, and to vote 9,720,610 shares of our common stock, representing approximately 39.5% of the total outstanding shares of common stock, in favor of the approval of the merger agreement and the approval of the merger and other transactions contemplated by the merger agreement, and against any proposal that could compete with or prevent the consummation of the merger. The remaining 5,096,442 shares of common stock held by UEL, representing approximately 20.7% of the total outstanding shares of common stock, are not subject to the foregoing voting provisions of the Support Agreement. While we understand that UEL currently intends to support the merger with these uncommitted shares, it is not contractually obligated to do so.

Adjournments

Although it is not currently expected, the annual meeting may be adjourned or postponed for the purpose of soliciting additional proxies if there are insufficient votes at the time of the annual meeting to approve the proposal to approve the merger agreement or if a quorum is not present at the annual meeting. Approval of the proposal to adjourn the annual meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the annual meeting to approve the proposal to approve the merger agreement or if a quorum is not present at the annual meeting, requires the affirmative vote of a majority of the stockholders present, in person or represented by proxy, and entitled to vote at the annual meeting, whether or not a quorum is present without notice other than announcement at the meeting. Any adjournment of the annual meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the annual meeting as adjourned.

Solicitation of Proxies; Payment of Solicitation Expenses

The expense of printing and mailing proxy materials and the solicitation of proxies will be borne by us. The Company will also reimburse banks, brokers or their agents for their expenses in forwarding proxy materials to beneficial owners of our common stock. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Questions and Additional Information

If you have any questions or need assistance voting your shares, please contact us at Attn: Investor Relations Department, 8659 Research Dr., Irvine, California, 92618, or contact Investor Relations via our website at http://ir.mflex.com/contactus.cfm.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully and in its entirety as it is the legal document that governs the merger.

The merger agreement provides that Merger Subsidiary will merge with and into the Company. The Company will be the surviving corporation in the merger. As a result of the merger, the Company will cease to be a publicly traded company and will become an indirect subsidiary of DSBJ. You will not own any shares of the capital stock of the surviving corporation.

The Parties to the Merger

The Company

Multi-Fineline Electronix, Inc.

8659 Research Drive

Irvine, California 92618

Telephone: (949) 453-6800

Multi-Fineline Electronix, Inc., a Delaware corporation, is a global provider of high-quality, technologically advanced flexible printed circuits and assemblies to the consumer electronics industry with manufacturing facilities in Suzhou, China. MFLEX provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The Company targets its solutions within the consumer electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the Company’s products include smartphones, tablets, computer/data storage, portable bar code scanners, personal computers, wearables and other consumer electronic devices.

The Company was incorporated as Multi-Fineline Electronix, Inc. in California in October 1984. In connection with its initial public offering, the Company reincorporated as Multi-Fineline Electronix, Inc. in Delaware on June 4, 2004.

Shares of the Company’s common stock are listed with, and trade on, NASDAQ under the symbol “MFLX.” Our corporate website address is www.mflex.com. The information provided on our website is not part of this proxy statement and is not incorporated in this proxy statement by reference hereby or by any other reference to our website provided in this proxy statement.

For additional information about the Company included in documents incorporated by reference into this proxy statement, see the section entitled “Where You Can Find More Information” on page 122.

Dongshan Precision Manufacturing Co., Ltd.

Dongshan Precision Manufacturing Co., Ltd.

8 Shiheshan Road

Dongshan Industrial Park

Suzhou, Jiangsu Province, PRC

Suzhou Dongshan Precision Manufacturing Co., Ltd., a company organized under the laws of the People’s Republic of China, was founded in 1980 as a stamping and sheet metal manufacturer, and has since grown into one of the largest suppliers of precision sheet metal components with its global headquarters in Suzhou, China. DSBJ produces a wide range of base station, enclosure and display products and solutions with application in telecommunications, consumer, industrial, medical and automotive industry market segments. DSBJ has been listed on the Shenzhen Stock Exchange (002384) since 2010, and had annual revenue of $646 million in 2015.

Dragon Electronix Merger Sub Inc.

Dragon Electronix Merger Sub Inc.

8 Shiheshan Road

Dongshan Industrial Park

Suzhou, Jiangsu Province, PRC

Dragon Electronix Merger Sub Inc., a Delaware corporation, was formed by DSBJ for the purpose of entering into the merger agreement and completing the merger and the other transactions contemplated by the merger agreement. Merger Subsidiary is an indirect subsidiary of DSBJ and has not engaged in any business except for activities incidental to its formation, in connection with the financing of the merger, and as contemplated by the merger agreement. Upon the completion of the merger, Merger Subsidiary will cease to exist and the Company will continue as the surviving corporation.

Anticipated Date of Completion of the Merger

We are working towards completing the merger as soon as possible. Assuming timely receipt of required regulatory approvals and satisfaction of other closing conditions, including the approval by our stockholders of the proposal to approve the merger agreement, we anticipate that the merger will be completed in the third quarter of 2016. If our stockholders vote to approve the proposal to approve the merger agreement, the merger will become effective as promptly as practicable following the satisfaction or waiver of a number of conditions to the merger, subject to the terms of the merger agreement. See “The Merger Agreement – Closing and Effective Time of the Merger.”

Background of the Merger

From time to time, the Company’s Board of Directors reviews and evaluates strategic opportunities and alternatives with a view to enhancing shareholder value. Such opportunities and alternatives have included potential acquisitions of other companies and assets in the sectors in which MFLEX operates, long-term commercial and strategic relationships, and a potential sale of the Company, as well as remaining independent as a stand-alone entity. During the period from late 2011 to late 2014, Reza Meshgin, the Company’s Chief Executive Officer, in consultation with the Company’s Board, had initial exploratory discussions with several companies regarding a potential acquisition of MFLEX, but such discussions did not result in an offer to acquire or merge with the Company.

UEL, which indirectly beneficially owns approximately 60.2% of our outstanding common stock, has influence over the composition of our board of directors and our management, operations and potential significant corporate actions. We understand that UEL regularly reviews and evaluates the various businesses that UEL conducts and the fit that these businesses have within its overall business and growth strategies to help ensure that UEL’s resources are being put to use in a manner that is in the best interests of UEL and its shareholders. In 2012, the Company filed a registration statement on Form S-3 covering all of the MFLEX shares owned by WBL Corporation Limited and its affiliates (UEL has since purchased WBL), and MFLEX entered into a registration rights agreement wherein the Company agreed to assist in the sale of some or all of WBL’s MFLEX shares into the market. In connection with this registration rights agreement and the Form S-3 filed thereunder, a special committee of members of the Board who were not affiliated with WBL (or UEL) was established to negotiate these arrangements with WBL. This special committee met periodically from 2012 through July 2015 to discuss WBL/UEL’s potential sale of its MFLEX shares. .

In October 2014, representatives of Deutsche Bank and Xiu Tian Zhao, Vice Chairman of DSBJ, contacted Roy Tan, a member of the Board of Directors and then-Chief Strategy Officer (now Group Chief Financial Officer) of UEL, on various occasions seeking to have exploratory discussions regarding the potential acquisition by DSBJ of MFLEX. Mr. Tan suggested that Mr. Zhao deal directly with MFLEX, since DSBJ expressed an interest in acquiring all of the outstanding stock of the Company and not just UEL’s majority interest.

In March 2015, Mr. Zhao contacted Mr. Meshgin to introduce himself and ask if they could discuss a potential transaction between MFLEX and DSBJ. Mr. Meshgin responded by suggesting an in person meeting between the parties.

On April 23, 2015, Mr. Zhao and Mr. Yonggang Yuan, DSBJ’s Chairman and one of its major shareholders, met with Mr. Meshgin in Suzhou, China to discuss possible terms of a potential transaction, including the need for a premium, the prospects for an all cash deal, and the potential timing of such a transaction. The parties also discussed having a subsequent meeting. Mr. Meshgin offered to refer Mr. Zhao to investment bankers at Citigroup who are familiar with MFLEX’s business so that DSBJ could consider engaging Citigroup as its financial advisor. After the meeting had concluded, Mr. Meshgin introduced Mr. Zhao to his contact at Citigroup Global Markets by e-mail.

Over the course of the next months, representatives of MFLEX and DSBJ discussed in person and by e-mail the possibility of a potential acquisition of MFLEX by DSBJ. During this time, Mr. Meshgin periodically updated the members of the Board of Directors to keep them informed of the status of the discussions.

On June 20, 2015, Mr. Meshgin provided a form of mutual nondisclosure agreement to Citigroup, which Citigroup reviewed on behalf of DSBJ. On June 24, 2015, Mr. Yuan, Mr. Zhao and Citigroup met with Mr. Tan and Norman Ip, UEL’s Group Managing Director, to discuss UEL’s level of interest in supporting a potential acquisition of MFLEX by DSBJ. Messrs. Tan and Ip told DSBJ’s representatives that UEL was supportive of moving forward with the negotiations. On June 25, 2015, DSBJ and MFLEX executed the mutual nondisclosure agreement, following which MFLEX provided certain due diligence information to DSBJ and its advisors, including MFLEX’s five year forecast, which was sent on June 26, 2015.

On June 26, 2015, Mr. Meshgin called Mr. Zhao to discuss the five-year forecast shared with DSBJ, and to request that DSBJ formalize its offer as soon as possible.

On June 30, 2015, Mr. Meshgin spoke with representatives of Citigroup regarding DSBJ’s review of the Company and the preparation of its offer.

On July 8, 2015, Mr. Meshgin contacted the CEO of Company A, a potential strategic buyer, to discuss whether Company A might be interested in submitting a bid for MFLEX. On July 13, Company A’s CEO contacted Mr. Meshgin to inform him that Company A was not interested in pursuing a transaction with MFLEX.

On July 11, 2015, DSBJ, through representatives of Citigroup, submitted to MFLEX a non-binding indication of interest, subject to due diligence, to acquire 100% of MFLEX’s stock at a total purchase price of between $540 million to $610 million, or approximately $22.18 to $25.06 per share (based on MFLEX’s basic share count of 24,346,050 as of April 30, 2015), representing a 16% to 31% premium to the closing price of $19.11 on July 10, 2015, the last trading day before the receipt of the proposal. Mr. Meshgin shared the substance of DSBJ’s proposal with each of the members of the Board of Directors shortly after receiving the proposal.

At a meeting of the Board of Directors held on July 12, 2015, Mr. Meshgin reported to the Board regarding the receipt of the offer from DSBJ. The Board determined to enter into discussions with DSBJ, and resolved to engage Jefferies LLC, which we refer to as Jefferies in this proxy statement, with whom the Company had previously worked in connection with a potential acquisition, to act as the Company’s financial advisor in connection with DSBJ’s offer and any resulting sale process. A representative of the Company’s outside counsel, DLA Piper LLP (US), which we refer to as DLA Piper or MFLEX’s legal counsel in this proxy statement, then reviewed with the Board the fiduciary duties of the directors in evaluating a strategic opportunity. The Board subsequently discussed whether a special committee should be formed to evaluate and potentially negotiate a transaction with DSBJ. The Board concluded that, because the interests of UEL and the Company’s minority stockholders were aligned, a special committee was not necessary at that stage. The Board concluded that, if at any point in the future it determined that the interests of UEL and the minority stockholders had diverged, the Board would reconsider whether the establishment of a special committee was appropriate.

On July 13, 2015, the Company entered into an engagement letter with Jefferies to provide financial and advisory services in connection with a possible sale of the Company. On July 13, 2015 and July 16, 2015, representatives of Jefferies held initial calls with representatives of Citigroup regarding the non-binding indication of interest, including the scope of preliminary due diligence, and requested that DSBJ’s proposal include a price instead of a price range. From July 16, 2015 to July 20, 2015, Jefferies and Citigroup exchanged due diligence request lists, discussed due diligence requirements and began making arrangements for a potential management meeting.

On July 14, 2015, DSBJ sent MFLEX a copy of a “highly confident” financing letter that it had received from Bank of China.

At a meeting of the Board of Directors held on July 20, 2015, Mr. Meshgin reviewed with the Board, along with Jefferies and DLA Piper, the terms of the non-binding indication of interest presented by DSBJ, and outlined the proposed schedule for meetings with representatives of DSBJ and its advisors for purposes of due diligence and obtaining additional details regarding the price range, financing and other terms of DSBJ’s proposal.

On July 21, 2015, July 24, 2015 and July 26, 2015, representatives of Jefferies and Citigroup discussed the potential transaction, covering topics including management presentations, completion of preliminary due diligence, the need to refine DSBJ’s proposal to include a price instead of a price range, DSBJ’s proposed means of financing the transaction, and the transaction process. Jefferies reported the substance of its conversations with Citigroup to members of MFLEX’s senior management.

On July 27, 2015 and July 28, 2015, MFLEX’s management and Jefferies hosted representatives of DSBJ for management presentations and a tour at its facilities in Suzhou, China.

On July 30, 2015, the Company’s senior management updated the Board of Directors on the management presentations. The Board discussed the initial DSBJ indication of interest and the process by which the Company would determine the potential interest of other parties.

Starting on August 4, 2015, MFLEX provided DSBJ with access to an electronic data room containing preliminary due diligence materials, and through the remainder of August 2015, provided DSBJ with access to members of the Company’s management team for additional specialized due diligence sessions, and responded to DSBJ’s numerous requests and questions on the preliminary due diligence.

On August 24, 2015, Mr. Zhao called Mr. Meshgin to notify him that DSBJ would send a revised non-binding indication of interest within a week. During the call, Mr. Meshgin reiterated that the next proposal should include a specific price with an appropriate premium to the Company’s trading price, and proof of financing for the transaction.

At a meeting of the Board of Directors held on August 31, 2015, the Board discussed, in general terms, the status of the discussions with DSBJ and the due diligence process.

On August 31, 2015, DSBJ, through representatives of Citigroup, submitted to the Company a revised non-binding indication of interest to acquire 100% of MFLEX’s stock at a total purchase price of between $540 million to $610 million, or approximately $21.05 to $23.74 per share (based on the estimated fully-diluted share capital at that time), representing a 32% to 49% premium to the closing price of $15.97 on August 31, 2015. Mr. Meshgin shared the substance of DSBJ’s proposal with each member of the Board of Directors shortly after receiving the proposal.

At a meeting of the Board of Directors held on September 3, 2015, Mr. Meshgin reviewed with the Board, along with its advisors, the terms of the revised non-binding indication of interest presented by DSBJ. After discussion, the Board instructed Jefferies to convey to DSBJ that the revised non-binding indication of interest still referred to a range of purchase prices and did not specify the proposed purchase price, and did not provide details regarding DSBJ’s acquisition financing plans for the proposed transaction. Additionally, the Board instructed Jefferies to convey to DSBJ that unless DSBJ addressed these points, the Board would not move forward. Jefferies then conveyed this message to Citigroup.

From September 3, 2015 to September 15, 2015, DSBJ requested and the Company provided additional due diligence information, including materials regarding the Company’s outstanding equity securities.

On September 15, 2015, DSBJ, through representatives of Citigroup, submitted to the Company a revised non-binding indication of interest to acquire 100% of MFLEX’s stock at a total purchase price of $550 million, or approximately $21.60 per share (based on an estimated fully diluted share count of 25,467,851), representing a 38% premium to the closing price of $15.69 on September 14, 2015.

At a meeting of the Board of Directors held on September 17 and September 18, 2015, Mr. Meshgin reviewed with the Board of Directors, along with its advisors, the terms of the revised non-binding indication of interest presented by DSBJ. After discussion, the Board of Directors instructed Mr. Meshgin to convey to DSBJ that the Board of Directors would not move forward unless DSBJ’s offer provided for a proposed purchase price of no less than $24.00 per share in cash, was not subject to any financing contingencies, provided for an escrow arrangement whereby 3% of the purchase price would be funded into an escrow account upon signing of the definitive agreement, and allocated any regulatory risks associated with the proposed transaction to DSBJ. Additionally, the Board of Directors instructed Mr. Meshgin to convey to DSBJ that if those terms were acceptable to DSBJ, it should submit a new offer within two weeks.

On September 22, 2015, Mr. Meshgin and Lance Jin, MFLEX’s Executive Vice President and Managing Director of China Operations, met Messrs. Zhao and Yuan at DSBJ’s offices and conveyed the Board’s message regarding the revised offer. Mr. Meshgin noted that he believed this would be DSBJ’s last chance to re-submit.

On October 20, 2015, DSBJ, through representatives of Citigroup, submitted to the Company a revised non-binding indication of interest to acquire 100% of MFLEX’s stock at a total purchase price of $610 million, or approximately $23.74 per share (based on the estimated fully-diluted share capital at that time), representing a 23% premium to the closing price of $19.30 on October 19, 2015. Additionally, on October 28, 2015, DSBJ submitted to the Company preliminary financing term sheets in support of the proposed transaction.

At a meeting of the Board of Directors held on October 30, 2015, Mr. Meshgin reviewed with the Board, along with its advisors, the terms of the revised non-binding indication of interest presented by DSBJ. After discussion, the Board authorized senior management to work with the Company’s advisors to prepare a draft term sheet to provide to DSBJ. Additionally, Jefferies discussed its preliminary valuation analysis, and the Board instructed Jefferies to work with the Company’s senior management to perform a market check of other potentially interested parties.

Jefferies prepared a list of potential bidders for the Company, and worked with Company management and the Board of Directors to determine which of the parties on the list were most likely to be interested in pursuing a transaction. Following this exercise, the Company, in consultation with Jefferies, narrowed the list to the six most likely bidders, and determined that Jefferies would contact five of those parties, and Mr. Meshgin would contact the sixth party due to his existing relationship with that party.

From November 3, 2015 to November 5, 2015, representatives from Jefferies reached out to the five potential bidders, three of which were potential financial buyers and two of which were potential strategic buyers. By November 10, 2015, the parties had each declined to be part of the bidding process due to various reasons including lack of strategic interest in the flexible printed circuit segment of the industry and inability to raise debt financing to support the transaction. At a meeting of the Board of Directors held on November 13, 2015, Mr. Meshgin and representatives from Jefferies discussed with the Board the results of the market check and the lack of other potential bidders.

On November 2, 2015, the Company provided a draft of a non-binding term sheet to DSBJ setting out the terms that the Board had indicated were critical to the Company. Between November 10, 2015 and November 19, 2015, the parties negotiated the non-binding term sheet. On November 19, 2015, the parties agreed on the non-binding term sheet for the proposed transaction, which provided, among other things, that DSBJ would bear the risk of certain regulatory approvals not being received, that MFLEX would be obligated to pay a termination fee of 2.0% of the purchase price in certain circumstances, that DSBJ would be obligated to pay a reverse termination fee of 4.5% of the purchase price in certain circumstances, that DSBJ would deliver firm financing commitments at the signing of the definitive agreement, and that DSBJ would deposit the full amount of the reverse termination fee into an escrow account at the signing of the definitive agreement. Beginning on November 20, 2015, the Company provided DSBJ and its advisors with access to an electronic data room populated with detailed due diligence and with access to representatives of MFLEX management for additional specialized due diligence sessions.

On December 2, 2015, Mr. Meshgin called the CEO of Company B, another prospective strategic buyer, to discuss whether Company B would be interested in exploring a potential strategic combination with MFLEX.

On December 3, 2015, DSBJ, through its legal advisor, White & Case LLP, which we refer to as White & Case or DSBJ’s legal advisor in this proxy, delivered a draft merger agreement, which provided, among other things, that MFLEX would be subject to certain minimum cash maintenance requirements, that the escrow of the reverse termination fee would be established with a bank in Hong Kong, that the 6-month termination date for the transaction could be extended by an additional 3 months in certain circumstances, and for a termination fee payable by MFLEX under specified circumstances. The draft also contemplated that UEL and certain of its related parties would enter into support agreements relating to the transaction.

On December 4, 2015, DSBJ provided the Company documentation showing its revised financing structure to fund the contemplated transaction.

At a meeting of the Board of Directors held on December 3 and December 4, 2015, the Board approved a revised operating plan, including fiscal 2016 projections and capital expenditure estimates, which operating plan was subsequently shared with DSBJ. The Board also discussed the status of the potential transaction, the revised financing structure that DSBJ proposed to use and the recent draft of the merger agreement. After discussion, the Board authorized senior management to work with the Company’s advisors to prepare a revised draft of the merger agreement.

On December 8, 2015, the CEO of Company B informed Mr. Meshgin that Company B was not interested in discussing a potential combination with MFLEX.

On December 10, 2015, DLA Piper sent a revised draft of the merger agreement to DSBJ’s legal advisors. Among other changes, the draft deleted the minimum cash maintenance requirements, required that the escrow account for the reverse termination fee be established in the United States, eliminated the right to extend the termination date at will, and narrowed the circumstances in which the Company would be required to pay a termination fee.

On December 11, Mr. Meshgin and other members of the Company’s management team traveled to Suzhou to visit the Company’s facilities and to hold discussions with DSBJ regarding the potential transaction and the revised draft of the merger agreement sent by DLA Piper on December 10.

On December 14, 2015, Ms. Christine Besnard, MFLEX’s General Counsel, sent a draft letter agreement, which we refer to as the UEL Indemnification Letter in this proxy statement, to Mr. Tan, pursuant to which UEL would agree to pay the Company termination fee on behalf of the Company if the fee becomes payable because MFLEX is not able to obtain its stockholders’ approval for the merger.

On December 15, 2015, Mr. Meshgin and other members of the Company’s management team met with Mr. Zhao in Suzhou, China to discuss MFLEX’s anticipated fourth quarter results as well as the fiscal 2016 projections. At the meeting, Mr. Meshgin received an update on the status of the financing documents. Mr. Zhao reiterated DSBJ’s desire to sign and announce a transaction on or before December 31, 2015.

On December 16 and December 17, 2015, representatives of DLA Piper and White & Case held telephonic meetings to discuss the critical issues that remained open in the merger agreement, including the request for support agreements from UEL and certain of its affiliates, whether the termination date could be extended by either party for an additional three months, the location of the escrow account, and the request for a minimum cash requirement. DLA Piper reiterated that MFLEX would not sign the agreement until DSBJ provided copies of financing commitments sufficient to fund the full acquisition price plus expenses, and deposited the reverse termination fee into an escrow account in the United States.

On December 17, 2015, DSBJ’s legal advisor sent a draft of a support agreement that DSBJ proposed to enter into with UEL, pursuant to which UEL would agree to vote a portion of its beneficially owned shares equal to 45% of the outstanding capital stock in favor of the merger.

On December 18, 2015, Ms. Besnard forwarded the support agreement with certain comments from MFLEX and DLA Piper, including a request that UEL commit to vote a smaller portion of its shares in favor of the merger, to Mr. Tan, and indicated that the support agreement should thereafter be negotiated directly between UEL and DSBJ.

From December 19, 2015 to February 1, 2016, UEL and DSBJ negotiated the support agreement through their legal advisors, agreeing that UEL would vote 9,720,610 shares of our common stock, representing approximately 39.5% of the total outstanding shares of common stock, in favor of the approval of the merger agreement and the approval of the merger and other transactions contemplated by the merger agreement, and against any proposal that could compete with or prevent the consummation of the merger.

On December 23, 2015, Mr. Meshgin called Mr. Zhao and informed him that MFLEX would be instructing its advisors to cease all work until further notice. Mr. Meshgin indicated that the Company would evaluate whether to resume discussions after DSBJ provided copies of its financing commitment documentation and agreed that an escrow account in the United States would be funded prior to signing, and the parties had agreed in principle on the other remaining open points in the merger agreement.

On December 23, 2015, advisors to a consortium consisting of two PRC-based financial buyers, which we refer to as the Consortium in this proxy statement, delivered an unsolicited letter to the Company expressing an interest in potentially acquiring MFLEX.

On December 24, 2015, DSBJ, through its legal advisor, informed DLA Piper that DSBJ did not believe that a December 31, 2015 signing would be possible, and sought MFLEX’s approval for the content of an announcement that would need to be released to the Shenzhen Stock Exchange in order to obtain the exchange’s authorization to continue discussions beyond December 31, 2015.

On December 28, 2015, at the direction of the Board, Jefferies held a call with the Consortium’s advisors to review the Consortium’s interest and goals with respect to a potential transaction. Jefferies provided a summary of the discussions with the Consortium to MFLEX and DLA Piper.

At a meeting of the Board of Directors held on December 29, 2015, Mr. Meshgin provided the Board with an update on discussions with DSBJ, noting that management had informed DSBJ that it was suspending further discussions regarding the potential transaction pending the resolution of the outstanding matters relating to financing, the escrow deposit and the overall deal terms. The Board instructed Mr. Meshgin to inform DSBJ that these issues would need to be resolved by mid-January or the Company would decline to resume discussions. Mr. Meshgin and Jefferies also provided the Board with additional information relating to the Consortium’s indication of interest.

On January 10, 2016, Jefferies, acting at the direction of the Company, called the Consortium’s advisors to provide feedback regarding the Consortium’s indication of interest and the potential path forward. On January 14, 2016, the Consortium, through its advisors, sent a list of high priority due diligence items to the Company.

On January 12, 2016, Mr. Zhao called Mr. Tan to confirm UEL’s level of interest in supporting the potential transaction and to discuss DSBJ’s efforts to secure financing for the proposed transaction. Mr. Tan told Mr. Zhao that UEL was still supportive of the transaction.

On January 12, 2016, Mr. Meshgin and Mr. Thomas Kampfer, MFLEX’s Chief Financial Officer, met Mr. Zhao and Mr. Yuan in New York to discuss open items on the financing and merger agreements, the actions required to get to signing and the status of DSBJ’s financing arrangements.

On January 13, 2016, MFLEX received from DSBJ draft term loan and mezzanine financing commitment letters.

At a meeting of the Board of Directors held on January 14, 2016, the Board discussed the progress on the proposed transaction with DSBJ, as well as the additional indication of interest received from the Consortium.

The Board noted the receipt of the financing commitment letters on January 13, and noted that DSBJ had agreed in principle on many of the key open items in the draft merger agreement, reaffirmed its commitment to its $610 million offer price, and expressed a desire to work toward a signing of the definitive agreement by January 29, 2016. The Board also noted, however, that some of the draft financing documents contained greater conditionality than what the Board had expected, and that there remained some uncertainty as to DSBJ’s financing sources. The Board instructed management to request additional information regarding DSBJ’s financing sources, and, subject to continued progress with respect to those sources, to continue negotiations of the merger agreement.

The Board also discussed the Consortium’s indication of interest and its January 13, 2016 information request, noting, among other things, uncertainty regarding the Consortium’s level of interest beyond the general indication made in its December 2015 letter, including the lack of pricing information, financing detail, and specific information regarding the buying consortium; the fact that the Company recently had disclosed preliminary earnings for the fourth quarter of fiscal 2015 and guidance for 2016, and that there had been additional news reports regarding slowing sales of its largest customer, which should have provided sufficient additional information to enable the Consortium to propose a specific price, rather than a range; the existing burdens on management related to negotiations with DSBJ; the risk of additional distraction from the Company’s core business purposes inherent with responding to the Consortium’s due diligence request at a preliminary stage; and the progress made in negotiations with DSBJ since the Consortium’s initial expression of interest in December 2015. The Board instructed management to thank the Consortium for its interest, but indicate that it needed additional detail regarding the Consortium’s proposed purchase price and debt and equity financing sources before it could evaluate whether or how to proceed with the Consortium.

On January 18, 2016, advisors to the Consortium submitted to Jefferies and MFLEX an email containing supplemental terms to its non-binding indication of interest to purchase 100% of MFLEX’s stock at a price of $530 million to $631 million, or $21.00 to $25.00 per share (based on an estimate of fully-diluted share capital), representing a 49% to 77% premium to the closing price of $14.11 on January 15, 2016, the last trading day before the receipt of the proposal. This communication was provided to the Board of Directors.

On January 19, 2016, DSBJ provided MFLEX with documents regarding the mezzanine financing and commercial paper issuance. On January 21, 2016, MFLEX’s management met with DSBJ’s management in Suzhou to finalize the terms of the transaction, and resolve the major open points on the merger agreement.

On January 22, 2016, the Company received additional documents from DSBJ regarding the credit facility and the mezzanine financing.

On the same day, Mr. Zhao called Mr. Tan to discuss a proposal from DSBJ’s board of directors to increase the Company termination fee from 2.0% to 3.0% of the proposed aggregate purchase price. Mr. Tan told Mr. Zhao that he should negotiate with MFLEX instead of UEL. Mr. Zhao subsequently called Mr. Meshgin to discuss the request, also noting that DSBJ’s board had become concerned by the decline in MFLEX’s stock price and revised projections, but had not requested a reduction in the purchase price. Mr. Meshgin indicated that he would discuss the request with the Board of Directors.

At a meeting of the Board of Directors held on January 27, 2016, the Board determined not to take further action to pursue the Consortium’s offer in light of (i) the continued lack of information on the Consortium’s proposed purchase price and financing sources, despite the Company’s additional requests after the January 14, 2016 Board meeting, that would allow the Board to evaluate whether or how to proceed with the Consortium; (ii) the impracticality of delivering a management presentation to the Consortium during the week of February 1, 2016, as requested by the Consortium, due to the Company’s earnings announcement being scheduled for that week; and (iii) the uncertainty inherent in delaying the process with DSBJ given the advanced stage of those negotiations and in light of increasing volatility in financial markets.

The Board also reviewed the current status of the merger agreement and the financing documentation, and discussed the progress made during the meetings in Suzhou on January 21. Mr. Meshgin reported to the Board that DSBJ’s board of directors had met on January 22, 2016 to approve the funding of the reverse termination fee into a U.S. escrow account, among other matters, and that during such meeting DSBJ’s board revisited the previously-agreed purchase price in light of recent developments. Mr. Meshgin reported that he was informed by Mr. Zhao that the DSBJ board determined not to request a reduction in the purchase price despite the market volatility, but had insisted that the Company termination fee be increased from 2.0% to 3.0% of the purchase price, citing the concessions that DSBJ had made in the course of negotiations to date, including its agreement to deposit the reverse termination fee prior to the signing of the merger agreement. After extensive discussion, the Board instructed management to work with the Company’s advisors to complete the negotiation of the merger agreement, with authority to agree to up to a 3.0% Company termination fee as part of an overall package to finalize the merger agreement.

On January 23, 2016, Mr. Meshgin and Mr. Don Pucci, MFLEX’s Chief Technology and Marketing Officer, met with financial advisors of the Consortium and two representatives of the Consortium in Shanghai to discuss the Consortium’s interest in acquiring the Company.

From January 12, 2016 to February 3, 2016, legal advisors of the Company, DSBJ and UEL held numerous calls to finalize the terms of the merger agreement, the UEL Indemnification Letter and related documents.

On February 1, 2016, MFLEX received a further letter from the Consortium, in which the Consortium provided an indicative equity value of the Company ranging from $530 million to $631 million, stated that the Consortium had sufficient equity financing and highly confident letters or term sheets from a syndicate of banks indicating potential for debt financing of up to $400 million, and repeated a suggested timeline of several weeks to conduct due diligence, submit a final bid, and negotiate definitive documentation.

At a meeting of the Board of Directors held on February 3, 2016, with representatives of MFLEX management, Jefferies and DLA Piper in attendance, the Board discussed the letter received from the Consortium on February 1, 2016 in detail, noting the continued lack of specificity on price, the fact that DSBJ’s price (which the parties agreed to be $23.95 per share based on an updated estimate of fully-diluted share capital) was in the upper end of the range provided by the Consortium, and the inherent uncertainty in delaying finalization of definitive documents with DSBJ in order to entertain the Consortium’s timeline, particularly amidst continuing market volatility. Given those reasons, and absent compelling additional information to justify a delay in the transaction process with DSBJ, which had expressed a desire to sign a merger agreement as soon as possible, the Board unanimously determined not to move forward with the Consortium’s proposal.

The Board was provided with the near-final version of the merger agreement in advance of the meeting. A representative of DLA Piper then reviewed the changes made to the merger agreement since the draft the Board had discussed in connection with the prior board meeting. Jefferies, having provided the Board with a copy of its financial analyses updated for market information as of February 3, 2016 (the form of such financial analyses being substantially identical to the analyses reviewed with the Board on January 27, 2016), reviewed its analyses and reviewed the status of discussions with the Consortium.

MFLEX management noted that DSBJ had made efforts to fully fund the escrow but, due to difficulties in transferring funds out of the PRC, was only able to transfer $20.0 million of the required $27.45 million to its account in Hong Kong, from which it was to be transferred to the U.S. escrow account. The Board extensively discussed its options, including delaying the Board’s approval of the merger agreement until DSBJ had deposited the remaining funds; approving the merger agreement, but imposing various penalties either at signing or upon DSBJ’s subsequent failure to provide the supplemental deposit before a specified date; or further pursing the transaction with the Consortium. Following such discussion, the Board authorized Mr. Meshgin to propose to DSBJ that MFLEX would sign the merger agreement with a minimum of $20.0 million in escrow, subject to the

Company’s unilateral right to terminate the merger agreement immediately upon notice, without a cure period, and without any condition, termination fee or penalty to the Company whatsoever, should DSBJ fail to deposit the remaining $7.45 million into escrow within 21 calendar days after the date of the merger agreement, such right of termination continuing until the escrow account is fully funded. Mr. Tan, UEL’s representative on the MFLEX Board, then recused himself from the meeting while the remaining members of the Board of Directors further discussed the matter of the escrow deposit, the merger and the merger agreement, and each director affirmed that (1) he or she was not influenced by the Company’s majority stockholder, and did not have a relationship with the Company’s majority stockholder that would compromise his or her objectivity, in deciding whether to approve the merger and the merger agreement, and (2) that independent of the Company’s majority stockholder, he or she believes that the merger is in the best interests of all Company stockholders, not just the majority stockholders.

Later in the afternoon of February 3, 2016, Mr. Meshgin called Mr. Zhao to discuss the proposed resolution, and the two parties agreed on the resolution proposed by the Company’s Board of Directors. Later in the day, DLA Piper sent a final version of the merger agreement reflecting this agreement to White & Case.

On the morning of February 4, 2016, MFLEX received notice from Citigroup that the $20.0 million deposit had been received in the escrow account.

At a meeting of the Board of Directors held on the morning of February 4, 2016, the Board met with representatives of the Company’s management, Jefferies and DLA Piper in attendance. A representative of DLA Piper reviewed the changes made to the merger agreement since the draft the Board had reviewed and discussed in connection with the prior Board meeting. Jefferies, having provided the Board of Directors with a copy of its financial analyses updated for market information as of the close of the market on February 3, 2016 (the form of such financial analyses being substantially identical to the analyses reviewed with the Board on January 27, 2016 and on February 3, 2016), delivered its oral fairness opinion to the Board (which was subsequently confirmed by delivery of a written opinion) that the consideration to be received by holders of Company common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders (other than DSBJ, merger sub and their respective affiliates). In connection with these discussions, a representative of DLA Piper again reviewed with the Board the fiduciary duties of the directors in evaluating a strategic opportunity. Following further discussion, the Board unanimously determined that the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, the Company and the stockholders of the Company, and approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement. The Board also unanimously resolved that the merger agreement be submitted for consideration by the Company’s stockholders at a special meeting of stockholders and recommended that the stockholders vote to adopt the merger agreement.

After the close of market on February 4, 2016, MFLEX and DSBJ executed the merger agreement and issued a joint press release announcing the execution of the merger agreement.

Reasons for the Merger; Recommendation of the Board of Directors

The Board of Directors recommends that you vote “FOR” the merger proposal.

The Board of Directors, at a meeting duly called and held on February 4, 2016, unanimously determined that the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, the Company and the stockholders of the Company and approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement. The Board of Directors also unanimously resolved that the merger agreement be submitted for consideration by the stockholders of the Company at the annual meeting of stockholders and recommended that the stockholders of the Company vote to approve the merger agreement. The Board of Directors consulted with the Company’s outside financial and legal advisors and senior management at various times and considered a number of factors, including the following principal factors (not in any relative order of importance) that the Board of Directors believes support its decision:

•	the Company’s business, financial performance and condition, and future prospects in relation to the merger consideration of $23.95 per share;

•	the business, financial performance and condition, and future prospects of the Company’s customers;

•	current industry, economic and market conditions and trends in the markets in which the Company competes;

•

the opinion of Jefferies to the Board of Directors on February 4, 2016, and related financial analysis by Jefferies presented to the Board of Directors on such date, to the effect that, as of the date of such opinion and based on and subject to the various factors, assumptions, qualifications and limitations described therein, the merger consideration of $23.95 per share to be received by holders of the Company common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders (other than DSBJ, Merger Subsidiary and their respective affiliates). A copy of such opinion is included as Annex B to this proxy statement and described under “The Merger – Opinion of the Company’s Financial Advisor.”

•

the premium of 30.2% and 26.1% of DSBJ’s first firm offer on September 15, 2015 of an implied value of $21.60 per share (based on an estimated fully diluted share count of 25,467,851 on such date) to the Company’s average adjusted closing prices, respectively, for the 30 and 60 calendar days prior to that date;

•

the fact that, at $23.95 per share, the merger consideration represents a negotiated purchase price that is 10.9% greater than DSBJ’s first firm offer of an implied value of $21.60 per share (based on an estimated fully diluted share count of 25,467,851);

•

the anticipated benefits to the combined company that could result from the merger, including an enhanced competitive and financial position, increased diversity in product lines, additional scale in specific geographic areas, reduced reliance on a few key customers, and potential cost and other synergies;

•

the possibility of continuing to pursue the Company’s long-term business plan as an independent public company as an alternative means of creating stockholder value, and the business, financial, market and execution risks and uncertainties of such alternative, including the continued consolidation of customers and an overall slowdown in the industry, as to the realization of the Company’s strategic goals and the future value of its common stock;

•

that, over the past several years, including during the negotiations of the merger with DSBJ, the Company has explored various strategic alternatives involving both strategic and financial buyers, none of which resulted in a credible, financed alternative transaction likely to result in a better offer;

•	that UEL, the beneficial owner of approximately 60.2% of the Company’s common stock, advised the Company from time to time of its desire to liquidate all or a portion of its investment in the Company;

•

that another strategic alternative considered by UEL, the sale of its shares of the Company’s common stock in the public markets, would have, in the Board of Directors’ view, an adverse effect on the price of the shares of the Company’s common stock held by the Company’s minority stockholders;

•	the fact that UEL and its affiliates advised the Board of Directors that they intended to enter into the Support Agreement with DSBJ pursuant to which they would agree to:

¡	vote a significant portion (39.5%) of the shares of the Company’s common stock held by UEL in favor of the merger agreement and the transactions contemplated therein;

¡	solicit the approval of the merger agreement by UEL’s stockholders; and

¡	pay the termination fee owed to DSBJ on behalf of the Company if the Company’s stockholders do not approve the merger agreement at the annual meeting or otherwise;

•	the fact that UEL is not receiving a control premium and that all stockholders will be paid the same merger consideration;

•	the material terms and conditions of the draft merger agreement, including:

¡	the scope of the representations, warranties and covenants being made by DSBJ;

¡	the conditions to the consummation of the merger, including the requirement that the merger agreement be approved by the Company’s stockholders;

¡

the Board of Directors’ “fiduciary out” with respect to alternative proposals likely to result in superior proposals, the Board of Directors’ ability to negotiate with another party regarding a superior proposal and, subject to paying a termination fee to DSBJ in the amount of $18.30 million, accept a superior proposal;

¡

the Board of Directors’ belief that, if triggered, the termination fee payable by the Company to DSBJ is consistent with fees payable in comparable transactions and would not be likely to preclude another party from making a competing proposal;

¡

the fact that DSBJ will be obligated to pay the Company a termination fee in the amount of $27.45 million if the merger agreement is terminated based upon, among other things, DSBJ’s failure to (i) obtain certain PRC (antitrust and overseas investment) or U.S. (CFIUS) regulatory approvals, (ii) obtain the approval of DSBJ shareholders, or (iii) after the satisfaction of all closing conditions, consummate the merger for any reason by the Termination Date;

¡

the fact that the merger agreement provides for specific performance, and that, in addition to a termination fee in the amount of $27.45 million to be paid by DSBJ, the Company may pursue damages for DSBJ’s willful breaches of the merger agreement; and

•	the following additional “deal protection” terms of the merger and merger agreement:

¡	DSBJ’s deposit, to secure the payment of DSBJ’s termination fee, of $27.45 million of the aggregate merger consideration into a U.S. based escrow account at the signing of the merger agreement;

¡

the fact that, if DSBJ extends the termination date from six to nine months in order to secure required regulatory approvals, it must increase the escrow deposit by $10 million (with a corresponding increase to DSBJ’s termination fee);

¡	the lack of a financing contingency to DSBJ’s obligations to close the merger;

¡	the requirement that DSBJ secure and deliver executed documents evidencing the ability to finance the merger contemporaneous with the signing of the merger agreement;

¡

that certain items, subject to certain conditions, will not be considered a Company material adverse effect, including (i) changes in markets, (ii) the Company’s industry, political conditions or the economy generally in the U.S. or the PRC, (iii) changes in customers or supplier relationships arising from the announcement or pendency of the merger, (iv) litigation arising from the announcement or pendency of the merger, (v) changes in the Company’s market price or trading volume, (vi) the failure of the Company to achieve its projections, and (vii) changes in laws or accounting principles; and

•

the holders of dissenting shares will be entitled only to the payment of appraisal value of such dissenting shares in accordance with Section 262 of the DGCL; provided that, if any such holder will fail to perfect or otherwise waive or lose its rights to appraisal under Section 262 of the DGCL, then such holder’s rights to be paid fair value for its dissenting shares will cease and will become rights solely to the merger consideration.

The Board of Directors also considered a number of potentially countervailing factors in its deliberations concerning the merger, including the following:

•

the fact that the aggregate merger consideration is fixed and would not increase even if the Company’s common stock were to trade above the per share amount of the merger consideration during the pendency of the merger;

•

the fact that the merger consideration will be paid in cash, such that common stockholders will not have an opportunity to participate in any future earnings or growth of the combined company following the merger;

•

the possibility that the merger might not be completed as a result of, among other reasons, the failure of the Company’s stockholders to approve the merger agreement, the failure to secure regulatory approvals or third party consents, the failure of DSBJ to obtain its financing, and the effect the termination of the transaction may have on the trading price of the Company’s common stock, its business, operating results and prospects, which effect is likely to be exacerbated the longer the time period is between the signing and any termination of the merger agreement;

•

the fact that the financing documentation provided by DSBJ to the Company includes terms and conditions that may not be considered customary in a U.S. transaction, and that accordingly there would be increased risk that DSBJ will be unable to obtain the funds required to complete the merger;

•

that the restrictions imposed by the merger agreement on the conduct of the Company’s business prior to completion of the merger, requiring the Company to conduct its business only in the ordinary course and imposing additional specific restrictions, may delay, limit or prevent the Company from undertaking business opportunities that may arise during that period, which effect is likely to be exacerbated the longer the time period is between the signing and any termination of the merger agreement;

•

the possible effects of the pendency (or termination) of the merger agreement on the Company’s business, operating results, prospects, employees, customers, distributors and suppliers, which effects are likely to be exacerbated the longer the time period between the signing and any termination of the merger agreement;

•

the fact that, should additional time be needed to obtain required regulatory approvals to close the merger, DSBJ may extend the termination date from six months to nine months, further exacerbating any potential negative effects on the Company and its business during the period between the signing and any termination of the merger agreement;

•

that the Company cannot solicit other acquisition proposals, and must pay DSBJ a termination fee in the amount of $18.3 million if the merger agreement is terminated under certain circumstances, including if the Board of Directors makes an adverse recommendation change or exercises its right to enter into a transaction that constitutes a superior proposal, which may deter others from proposing an alternative transaction that may be more advantageous to the Company’s stockholders;

•

that UEL and its affiliates own approximately 60.2% of the shares of the Company’s common stock, which is sufficient to constitute the majority stockholder vote required to approve the merger, that UEL intends to enter into the Support Agreement with DSBJ, pursuant to which it will agree to vote shares of common stock equal to 39.5% of the total outstanding common stock of the Company in favor of the merger agreement and have indicated an intention to vote all of its shares of common stock in the Company in favor of the merger agreement, even though it is not contractually obligated to do so, which together may deter others from proposing an alternative transaction that may be more advantageous to the Company’s stockholders;

•

that upon the closing of the merger, Company stockholders not voting in favor of the merger will be required to surrender their shares (other than dissenting shares) in exchange for a price determined by the Board of Directors and approved by a majority of the Company stockholders;

•

that if DSBJ fails to complete the merger as a result of a breach of the merger agreement, depending upon the reason for not closing, remedies may be limited to the termination fee payable by DSBJ to the Company, which may be inadequate to compensate the Company for the damage caused (and such termination fee is itself limited in certain situations), and if available, other rights and remedies may be expensive and difficult to enforce, and the success of any such action may be uncertain;

•	the fact that the Company is subject to various remedies available to DSBJ should it fail to complete the merger or breach the merger agreement; and

•

that the restrictions imposed by the merger agreement on the conduct of the Company’s business prior to completion of the merger, requiring the Company to conduct its business only in the ordinary course and imposing additional specific restrictions, may delay, limit or prevent the Company from undertaking business opportunities that may arise during that period.

The foregoing discussion of the information and factors considered by the Board of Directors is not intended to be exhaustive, but includes the material factors considered by the Board of Directors. In view of the variety of factors considered in connection with its evaluation of the merger, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Board of Directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Board of Directors based its recommendation on the totality of the information presented.

In considering the recommendation of the Board of Directors with respect to the proposal to approve the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, yours. The Board of Directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. See the section entitled “The Merger—Interests of our Directors and Executive Officers in the Merger—Quantification of Potential Payments to our Named Executive Officers in Connection with the Merger.”

Portions of this explanation of the reasons for the merger and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Opinion of the Company’s Financial Advisor

The Company retained Jefferies as a financial advisor in connection with the merger. With respect to this engagement, the Company requested that Jefferies evaluate whether the consideration to be received by the holders of shares of common stock pursuant to the merger agreement is fair, from a financial point of view, to such holders (other than DSBJ, Merger Subsidiary and their respective affiliates). At a meeting of the Company’s Board of Directors held on February 4, 2016, Jefferies rendered an oral opinion, confirmed by delivery of a written opinion dated February 4, 2016, to the Board to the effect that, as of that date and based on and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in its opinion, the merger consideration to be received by holders of the Company common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Jefferies’ opinion describes the assumptions made, procedures followed, matters considered and limitations and qualifications with respect to the review undertaken by Jefferies. This opinion is attached as Annex B and is incorporated herein by reference. Jefferies’ opinion was provided for the use and benefit of the Company Board of Directors (in its capacity as such) in its evaluation of the merger consideration from a financial point of view and did not address any other aspect of the merger or any other matter. The opinion did not address the relative merits of the merger or other transactions contemplated by the merger agreement as compared to any alternative transaction or opportunity that might be available to the Company, nor did it address the underlying business decision by the Company to engage in the merger. Jefferies’ opinion does not constitute a recommendation as to how any stockholder should vote or act in connection with the merger or any other transactions. The following summary is qualified in its entirety by reference to the full text of Jefferies’ opinion.

In arriving at its opinion, Jefferies, among other things:

•	reviewed a draft dated February 3, 2016 of the merger agreement;

•	reviewed certain publicly available financial and other information about the Company;

•	reviewed certain information furnished to it by the Company’s management, including financial forecasts and analyses, relating to the business, operations and prospects of the Company;

•	held discussions with members of senior management of the Company concerning the matters described in the second and third bullets immediately above;

•	reviewed the share trading price history and valuation multiples for the Company common stock and compared them with those of certain publicly traded companies that Jefferies deemed relevant;

•	compared the proposed financial terms of the merger with the financial terms of certain other transactions that Jefferies deemed relevant; and

•	conducted such other financial studies, analyses and investigations as Jefferies deemed appropriate.

In its review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by the Company or that was publicly available to Jefferies (including, without limitation, the information described above) or that was otherwise reviewed by Jefferies. Jefferies relied on assurances of the Company’s management that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. Jefferies did not ascribe any value to any particular agreement or relationship that any holder of shares of common stock may have with the Company, including with respect to any such holder’s ownership position. In its review, Jefferies did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did Jefferies conduct a physical inspection of any of the properties or facilities of, the Company and Jefferies was not furnished with, and assumed no responsibility to obtain, any such evaluations or appraisals.

With respect to the financial forecasts provided to and examined by Jefferies, Jefferies noted that projecting future results of any company is inherently subject to uncertainty. The Company informed Jefferies, however, and Jefferies assumed that the financial forecasts relating to the Company were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the Company’s management as to the future financial performance of the Company. Jefferies expressed no opinion as to the Company’s financial forecasts or the assumptions on which they were made.

Jefferies’ opinion was based on economic, monetary, regulatory, market and other conditions existing and which could be evaluated as of the date of Jefferies’ opinion. Jefferies expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which Jefferies becomes aware after the date of its opinion.

Jefferies made no independent investigation of any legal or accounting matters affecting the Company, and assumed the correctness in all respects material to its analysis of all legal and accounting advice given to the Company and its Board of Directors, including, without limitation, advice as to the legal, accounting and tax consequences to the Company and its stockholders of the terms of, and transactions contemplated by, the merger agreement. In addition, in preparing its opinion, Jefferies did not take into account any tax consequences of the transaction to any holder of common stock. Jefferies also assumed that the final form of the merger agreement would be substantially similar to the last draft reviewed by Jefferies. Jefferies also assumed that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on the Company, DSBJ or the contemplated benefits of the merger.

Jefferies’ opinion was provided for the use and benefit of the Board of Directors of the Company in its consideration of the merger, and Jefferies’ opinion did not address the relative merits of the transactions contemplated by the merger agreement as compared to any alternative transaction or opportunity that might be available to the Company or any other person, nor does it address the underlying business decision by the Company to engage in the merger or the terms of the merger agreement or the documents referred to therein. Jefferies’ opinion does not constitute a recommendation as to how any holder of shares of common stock or any other person should vote on or act with respect to the merger or any matter related thereto. In addition, Jefferies, at the direction of the Board, did not address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company or any other person, other than the holders of shares of common stock. Jefferies expressed no opinion as to the price at which shares of Company common stock will trade at any time. Furthermore, Jefferies did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable or to be received by any of the Company’s officers, directors or employees, or any class of such persons, in connection with the merger relative to the merger consideration to be received by holders of shares of Company common stock. The issuance of Jefferies’ opinion was authorized by Jefferies’ fairness committee.

In connection with rendering its opinion to the Board of Directors, Jefferies performed a variety of financial and comparative analyses, which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by Jefferies in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected public companies and selected precedent transactions analyses summarized below, no company or transaction used as a comparison was identical or directly comparable to the Company or the merger. These analyses necessarily involved complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies or transactions concerned.

Jefferies believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Jefferies’ analyses and opinion. Jefferies did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.

The estimates of the future performance of the Company underlying Jefferies’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, Jefferies considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or securities actually may be sold or acquired. Accordingly, the estimates used in, and the range of the valuations resulting from, any particular analysis described below are inherently subject to substantial uncertainty and should not be taken as Jefferies’ view of the actual value of the Company or its common stock.

The merger consideration to be received by holders of the Company’s common stock pursuant to the merger agreement was determined through negotiation between the Company and DSBJ, and the decision by the Company to enter into the merger agreement was solely that of the Board of Directors. Jefferies’ opinion and financial analyses was only one of many factors considered by the Board of Directors in its evaluation of the merger and should not be viewed as determinative of the views of the Board of Directors or Company management with respect to the merger or the merger consideration.

The following is a brief summary of the material financial analyses provided to the Board of Directors and performed by Jefferies in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Jefferies’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies’ financial analyses. For purposes of the financial analyses described below, the term EBITDA means earnings before interest, taxes, depreciation and amortization, and references to the Company’s adjusted EBITDA means the Company’s EBITDA as adjusted for impairment and restructuring expenses, stock-based compensation expenses, non-recurring gain or loss on foreign currency exchange and gain or loss on derivative financial instruments. Financial data utilized for the Company in the financial analyses described below was based on financial forecasts and estimates of the Company’s management, referred to as the Company management forecasts.

Financial Analyses of the Company

Selected Public Companies Analysis. Jefferies reviewed publicly available financial, stock market and operating information of the Company and the following 10 selected U.S. and Europe based companies in the electronics manufacturing service (“EMS”) and printed circuit board manufacturing (“PCB”) industries with revenues under $30.0 billion, gross margins between 5.0% and 20.0% and EBITDA margins less than 25%, which Jefferies in its professional judgment considered generally relevant for comparative purposes as publicly traded companies. These 10 companies are collectively referred to in this section as the “selected companies”:

Printed Circuit Board Manufacturing Industry

•	TTM Technologies Inc. (TTMI)

•	AT&S Austria (AUS)

•	TT Electronics plc (TTG)

Electronics Manufacturing Service Industry

•	Flextronics International Ltd. (FLEX)

•	Jabil Circuit Inc. (JBL)

•	Sanmina Corporation (SANM)

•	Plexus Corp. (PLXS)

•	Benchmark Electronics Inc. (BHE)

•	Fabrinet (FN)

•	Ducommun Inc. (DCO)

Jefferies reviewed enterprise values, calculated as fully diluted equity values based on the closing price of the Company’s common stock on February 3, 2016, plus total debt, preferred stock and minority interests (as applicable) less cash and cash equivalents (in each case as of December 31, 2015), as a multiple for calendar years 2015, 2016 and 2017 of (i) estimated revenue; (ii) estimated adjusted EBITDA; and (iii) estimated price/adjusted earnings. Financial data of the selected companies were based on publicly available Wall Street research analysts’ estimates and other publicly available information. Financial data of the Company was based on both the Company management forecasts and publicly available Wall Street research analysts’ estimates.

(i) Estimated Revenue. The overall low to high estimated revenue multiples for calendar years 2015, 2016, and 2017 observed for the selected companies were 0.3x to 1.0x (with a median of 0.5x and a 25th to 75th percentile range of 0.3x to 0.6x), 0.3x to 0.9x (with a median of 0.5x and a 25th to 75th percentile range of 0.3x to 0.6x), and 0.2x to 0.8x (with a median of 0.5x and a 25th to 75th percentile range of 0.3x to 0.6x), respectively. Jefferies noted that the estimated revenue multiples for calendar years 2015, 2016, and 2017 observed for the Company were 0.3x for each year based on both Company management forecasts and Wall Street research analysts’ estimates.

Jefferies then applied selected ranges of estimated revenue for calendar years 2015, 2016 and 2017 to estimated revenue multiples of 0.4x to 0.6x for each such year derived from the selected companies to corresponding data of the Company based on the Company management forecasts. This analysis indicated the following approximate implied per share reference ranges for the Company, as compared to the merger consideration:

Implied Per Share Reference Ranges Based on:			Merger Consideration
CY2015E Revenue	CY2016E Revenue	CY2017E Revenue
$18.43 — $23.41	$18.82 — $23.99	$19.50 — $25.01	$23.95

(ii) Estimated Adjusted EBITDA. The overall low to high estimated adjusted EBITDA multiples for calendar years 2015, 2016, and 2017 observed for the selected companies were 3.5x to 11.0x (with a median of 5.5x and a 25th to 75th percentile range of 4.9x to 7.0x), 3.5x to 8.5x (with a median of 5.1x and a 25th to 75th percentile range of 4.5x to 6.3x), and 2.9x to 7.3x (with a median of 4.7x and a 25th to 75th percentile range of 4.3x to 5.5x)1, respectively. Jefferies noted that the estimated adjusted EBITDA multiples for calendar years 2015, 2016, and 2017 observed for the Company were 2.4x, 2.8x and 2.8x, respectively, based on the Company management forecasts, and 2.3x, 2.7x and 2.5x, respectively, based on publicly available Wall Street research analysts’ estimates.

Jefferies then applied selected ranges of estimated adjusted EBITDA for calendar years 2015, 2016 and 2017 to estimated adjusted EBITDA multiples of 4.0x to 5.5x for 2015, 3.5x to 5.1x for 2016 and 3.0x to 4.7x for 2017, derived from the selected companies to corresponding data of the Company based on the Company management forecasts. This analysis indicated the following approximate implied per share reference ranges for the Company, as compared to the merger consideration:

Implied Per Share Reference Ranges Based on:			Merger Consideration
CY2015E Adj. EBITDA	CY2016E Adj. EBITDA	CY2017E Adj. EBITDA
$22.66 — $27.97	$19.04 — $23.88	$17.56 — $22.73	$23.95

(iii) Estimated Price/Adjusted Earnings. The overall low to high estimated price/adjusted earnings multiples for calendar years 2015, 2016, and 2017 observed for the selected companies were 4.1x to 23.2x (with a median of 12.0x and a 25th to 75th percentile range of 8.0x to 16.6x), 5.8x to 15.7x (with a median of 8.6x and a 25th to 75th percentile range of 7.3x to 12.8x), and 5.1x to 13.9x (with a median of 7.4x and a 25th to 75th percentile range of 6.3x to 11.5x), respectively. Jefferies noted that the estimated price/adjusted earnings multiples for calendar years 2015, 2016, and 2017 observed for the Company were 9.9x, 15.3x and 17.3x, respectively, based on the Company management forecasts, and 9.0x and 12.0x for 2015 and 2016, respectively, based on publicly available Wall Street research analysts’ estimates. A price/adjusted earnings multiple based on publicly available Wall Street research analysts’ estimates was not available for 2017.

[1]	For calendar year 2017, there was one non-observable or not available adjusted EBITDA multiple input for one of the selected companies.

Jefferies then applied selected ranges of earnings per share for calendar years 2015, 2016 and 2017 to estimated price/adjusted earnings multiples of 7.5x to 12.0x for 2015, 6.0x to 8.6x for 2016 and 5.5x to 7.4x for 2017, derived from the selected companies to corresponding data of the Company based on the Company management forecasts. This analysis indicated the following approximate implied per share reference ranges for the Company, as compared to the merger consideration:

Implied Per Share Reference Ranges Based on:			Merger Consideration
CY2015E Price/Adj. Earnings	CY2016E Price/Adj. Earnings	CY2017E Price/Adj. Earnings
$12.82 – $20.52	$6.67 – $9.56	$5.40 – $7.26	$23.95

Selected Precedent Transactions Analysis. Using publicly available information, Jefferies reviewed financial data relating to the following 11 selected transactions, since January 1, 2006 for U.S. and Europe-based EMS and PCB companies with revenues between $75.0 million to $12.0 billion, gross margins (where available) between 5.0% and 25.0% and EBITDA margins less than 25%, which Jefferies in its professional judgment considered generally relevant for comparative purposes as transactions involving target companies with operations in the electronics manufacturing service and printed circuit board manufacturing industries. These 11 transactions are collectively referred to in this section as the “selected transactions”:

Announcement Date	Acquirer	Target

September 22, 2014	TTM Technologies	Viasystems

June 27, 2012	Chase Corporation	NEPTCO

April 4, 2012	Viasystems	DDi Corporation

April 26, 2011	Silver Lake	SMART Modular Technologies

April 4, 2011	Ducommun Technologies	LaBarge

January 3, 2011	Rogers Corporation	Curamik Electronics

November 16, 2009	TTM Technologies	Meadville Holdings Limited—PCB Business

October 6, 2009	Viasystems Group	Merix Corporation

June 4, 2007	Flextronics Corporation	Solectron Corporation

October 16, 2006	Benchmark Electronics	Pemstar

August 3, 2006	TTM Technologies	Tyco Electronics Printed Circuit Group

Jefferies reviewed transaction values of the selected transactions, calculated as the purchase prices paid for the target companies involved in such transactions plus total debt, preferred stock and minority interests (as applicable) less cash and cash equivalents, as a multiple of such target companies’ latest 12 months’ (i) estimated revenue and (ii) estimated adjusted EBITDA. Financial data of the selected transactions were based on press releases, public filings and other publicly available information. Financial data of the Company were based on the Company management forecasts.

(i) Estimated Revenue. The overall low to high latest 12 months estimated revenue multiples observed for the selected transactions for which information was publicly available was 0.3x to 1.5x (with a median of 0.7x and a 25th to 75th percentile range of 0.5x to 1.0x). Jefferies then applied a selected range of latest 12 months estimated revenue multiples of 0.5x to 0.7x derived from the selected transactions to the Company’s latest 12 months (as of December 31, 2015) revenue based on the Company’s preliminary 2015 fiscal year results. This analysis indicated the following approximate implied equity value per share reference range for the Company, as compared to the merger consideration:

Implied Per Share Reference Range	Merger Consideration
$20.92 — $25.90	$23.95

(ii) Estimated Adjusted EBITDA. The overall low to high latest 12 months estimated adjusted EBITDA multiples observed for the selected transactions for which information was publicly available was 5.8x to 8.9x (with a median of 7.7x and a 25th to 75th percentile range of 6.8x to 8.3x). Jefferies then applied a selected range of latest 12 months estimated adjusted EBITDA multiples of 6.0x to 7.7x derived from the selected transactions to the Company’s latest 12 months (as of December 31, 2015) adjusted EBITDA based on the Company’s management’s data. This analysis indicated the following approximate implied equity value per share reference range for the Company, as compared to the merger consideration:

Implied Per Share Reference Range	Merger Consideration
$29.74 — $35.76	$23.95

Discounted Cash Flow Analysis. Jefferies performed a discounted cash flow analysis of the Company by calculating the estimated present value of the unlevered free cash flows that the Company had forecasted to generate for the full fiscal years 2016 through 2019 based on management’s forecasts. For purposes of this analysis, (i) the estimated net present value (as of December 31, 2015) of the Company’s potential net operating loss carryforwards and other potential tax attributes expected by the Company management to be utilized by the Company were taken into account using a 13% cost of equity as a discount rate, and (ii) stock-based compensation was treated as a cash expense. The terminal value of the Company was calculated assuming perpetual growth rates from 1.0% to 3.0% in unlevered free cash flow from 2019 onwards. A discount rate range of 9.50% to 10.50% based on the weighted average cost of capital for the Company was then applied to the Company’s projected unlevered free cash flow, resulting in a range of implied EBITDA exit multiples of 3.0x to 4.5x. This analysis indicated the following approximate implied equity value per share reference ranges for the Company, as compared to the merger consideration:

Implied Equity Value Per Share Reference Range	Merger Consideration
$17.88 — $21.71	$23.95

Additional Information

Jefferies observed certain additional information that was not considered part of Jefferies’ financial analysis with respect to its opinion but were noted for informational purposes, including:

•

The closing price of the Company’s common stock on February 3, 2016 and January 6, 2016, the date that was 20 trading days prior, which indicated closing prices of $17.01 and $18.58 per share, respectively, and the volume-weighted average prices for the Company’s common stock for the 30, 60, 90 and 180 calendar day and one year prior to February 3, 2016, which indicated overall volume-weighted average prices over such periods of $15.74, $17.62, $18.90, $18.28 and $19.44 per share, respectively, and a 52-week high and low closing price for the Company’s common stock as of February 3, 2016 of $25.94 and $12.86 per share.

•

A comparison of the Company management forecasts as reflected against publicly available Wall Street research analysts’ reports concerning projected revenue, gross margin, adjusted EBITDA and adjusted earnings per share of the Company for fiscal years 2015, 2016 and 2017.

•	The implied premiums paid in selected all-cash acquisition transactions involving U.S. public companies in the technology sector with equity values between $200.0 million and $1.0 billion closed since January 1, 2012 based on the closing stock prices of the target companies in such transactions one day and one month prior to the public announcement of the relevant transaction. A review of these transactions showed that for companies in the 25th, median and 75th percentile, the one day premium was 25.3%, 35.5% and 50.5%, respectively, and the one month premium was 22.2%, 35.7% and 51.3%, respectively. Applying the range of the 25th to 75th percentile premiums to the one day and one month prior stock prices of the Company resulted in an illustrative price range of $21.32 to $25.60 for the one day premium (using the price of $17.01 per share of Company common stock) and an illustrative range of $23.69 to $29.34 for the one month premium (using the price of $19.39 per share of Company common stock).

Miscellaneous

Jefferies was engaged by the Company to act as financial advisor to the Company in connection with the merger and will receive a fee for its services, a portion of which was payable upon delivery of Jefferies’ opinion and approximately $6.2 million of which is payable contingent upon consummation of the merger for an estimated aggregate fee of approximately $6.7 million. The Company also agreed to reimburse Jefferies for its incurred expenses. The Company agreed to indemnify Jefferies against liabilities arising out of or in connection with the services rendered and to be rendered by Jefferies under its engagement. Jefferies has not provided, directly or through its affiliate, financial advisory and financing services to the Company and DSBJ and their respective affiliates for the past two years. Jefferies may provide, and may receive fees for rendering, such services going forward.

In the ordinary course of business, Jefferies and its affiliates may trade or hold securities of the Company or DSBJ and/or their respective affiliates for Jefferies’ own account and for the accounts of Jefferies’ customers and, accordingly, may at any time hold long or short positions in those securities. In addition, Jefferies may seek to, in the future, provide financial advisory and financing services to the Company, DSBJ or entities that are affiliated with the Company or DSBJ, for which Jefferies would expect to receive compensation.

Jefferies was selected to act as the Company’s financial advisor in connection with the merger because Jefferies is an internationally recognized investment banking firm with substantial experience in merger and acquisition transactions and its familiarity with the Company and its business. Jefferies is regularly engaged in the valuation of businesses and their securities in connection with merger and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

Certain Financial Projections

The Company’s management prepared non-GAAP financial projections for fiscal years 2015 through 2019 that were provided to DSBJ on June 26, 2015 (the preliminary projections). The preliminary projections were prepared by the Company’s management as part of its ongoing long-term forecasting process, and updated with the latest information in anticipation of negotiations with DSBJ. The Company subsequently updated the preliminary projections on several occasions during the course of the Company’s negotiations with DSBJ, and provided such updates to DSBJ. The tables below set forth a summary of these projections.

The limited unaudited prospective financial information set forth below is included solely because it was among the financial information made available to DSBJ and Jefferies in connection with their respective evaluations of the merger, and is not included in order to influence any stockholder of the Company in any decisions, including whether or not to vote in favor of the approval of the merger, or whether or not to seek appraisal rights with respect to their shares of our common stock.

The preliminary projections and the updates to the preliminary projections (together referred to as the financial projections) were not prepared with a view toward public disclosure, or with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants (AICPA) for preparation and presentation of financial forecasts, or United States generally accepted accounting principles. Neither the Company’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information included below, or expressed any opinion or any other form of assurance on such information or its achievability.

The financial projections reflect numerous estimates and assumptions made by the Company’s senior management with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to the Company’s products, all of which are difficult to predict and many of which are beyond the Company’s control. As the projections cover multiple years, they by their nature become less reliable with each successive year. As a result, there can be no assurance that the financial projections reflect actual future trends.

The Company’s management based the financial projections on certain proprietary assumptions about new program awards, its mix of products, demand and revenue from new and existing customers, price changes over program lifecycles, various operational metrics that impact gross margin, and global smartphone market demand, which assumptions changed significantly throughout the negotiation of the merger and are subject to further change.

The financial projections reflect subjective judgment in most respects and, therefore, are susceptible to multiple interpretations and further periodic revisions based on actual experience and business developments. As such, the financial projections constitute forward-looking information and are subject to risks and uncertainties that could cause the actual results to differ materially from the projected results, including, but not limited to, the Company’s performance and ability to achieve strategic goals over the applicable period, industry performance, the success of the Company’s customers in the market, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, and the factors described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.” The financial projections cannot, therefore, be considered a guarantee of future operating results, and the projections should not be relied upon as such.

The inclusion of the financial projections should not be regarded as an indication that the Company or its representatives then considered, or now consider, such financial projections to be material information of the Company or necessarily predictive of actual future events, and this information should not be relied upon as such. The Company views the financial projections as non-material because of the inherent risks and uncertainties associated with such forecasts. None of the Company, DSBJ or any of their respective affiliates or representatives intends to, and each of them disclaims any obligation to, update, revise or correct the projections if anything contained in them becomes inaccurate.

The financial projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding the Company contained in the Company’s public filings with the SEC. The financial projections were prepared based on the Company’s continued operation as a stand-alone company. They do not take into account any circumstances or events occurring after the date they were prepared, including the merger or the effect of any failure of the merger to be consummated. Stockholders are cautioned not to place undue, if any, reliance on the financial projections.

The financial projections were prepared based on information available at the time such projections were prepared, using various assumptions and estimates. The assumptions and estimates may not be realized and are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, all of which are difficult to predict and many of which are beyond the Company’s control. The assumptions and estimates underlying the information contained in the financial projections involve judgments made with respect to, among other things, general business, economic, regulatory, market and financial conditions, as well as factors specific to the Company, all of which are difficult to predict. The financial projections also reflect assumptions as to certain business decisions that do not reflect the effects of the merger, or any other changes that may in the future affect the Company or its assets, business, operations, properties, policies, corporate structure, capitalization and management. Accordingly, the financial projections constitute forward-looking information, and there can be no assurance that the assumptions and estimates used to prepare the information contained in the financial projections will be achieved, and actual results may materially differ.

Preliminary Projections

The following table includes the projections of estimated reported net sales, gross profit, net income, EBITDA (earnings before interest, taxes, depreciation and amortization), non-GAAP earnings per share and free cash flow for the years covered by the preliminary projections:

($ Millions, except non-GAAP EPS)	2015	2016	2017	2018	2019
Net Sales	$692.1	$798.1	$895.8	$980.0	$1065.7
Gross Profit	$86.8	$101.9	$116.2	$129.9	$144.0
Net Income	$39.7	$47.2	$57.0	$66.7	$76.7
EBITDA	$89.8	$99.4	$113.9	$127.7	$140.9
Non-GAAP EPS*	$1.66	$1.94	$2.32	$2.69	$3.07
Free Cash Flow**	$13.3	$46.8	$66.7	$63.1	$73.0

*	Adjusted for stock-based compensation expenses and impairment and restructuring expenses. Includes non-recurring gain or loss on foreign currency exchange and gain or loss on derivative financial instruments.
**	Defined as cash from operating activities less capital expenditures.

August 7 Update

On August 7, 2015, MFLEX revised the preliminary projections to reflect reduced operating expense estimates for 2015, slightly reduced gross margin percentage estimates in years 2016, 2017 and 2019, reduced effective tax rates estimates for 2015 and 2016, and a decrease in 2015 net sales to $691.8 million. As a result of these new assumptions, the Company’s forecasts remained substantially the same; however, gross profit increased in 2015 and 2018, net income and non-GAAP earnings per share (EPS) increased (but decreased in 2019), earnings before interest, taxes, depreciation and amortization (EBITDA) increased in 2015, 2018 and 2019, and free cash flow increased in 2015 and 2016 (but decreased in 2017, 2018 and 2019).

The following table includes the projections of estimated gross profit, net income, EBITDA, non-GAAP earnings per share and free cash flow for the years covered by the August 7 update to the preliminary projections:

($ Millions, except non-GAAP EPS)	2015	2016	2017	2018	2019
Net Sales	$691.8	$798.1	$895.8	$980.0	$1065.7
Gross Profit	$86.9	$101.6	$115.8	$131.6	$141.9
Net Income	$45.4	$48.7	$57.4	$68.2	$75.0
EBITDA	$93.7	$99.4	$113.9	$129.9	$141.6
Non-GAAP EPS*	$1.92	$2.05	$2.33	$2.74	$3.00
Free Cash Flow**	$20.2	$55.6	$61.1	$58.9	$60.6

*	Adjusted for stock-based compensation expenses and impairment and restructuring expenses. Includes non-recurring gain or loss on foreign currency exchange and gain or loss on derivative financial instruments.
**	Defined as cash from operating activities less capital expenditures.

September 24 Update

On September 24, 2015, the preliminary projections were further revised by MFLEX’s management to reflect the changing global economic outlook and then-recent third party analyst reports that predicted slower growth in the global smartphone market. The Company also took into account the unexpected declining demand from one if its major customers, and management’s view that revenues from certain of its major customers would be lower than previously forecast, thereby leading to a downward revision in estimated net sales and other financial metrics for the years covered.

The following table includes the projections of estimated reported net sales, gross profit, net income, EBITDA, non-GAAP earnings per share and free cash flow for the years covered by the September 24 update to the preliminary projections:

($ Millions, except non-GAAP EPS)	2015	2016	2017	2018	2019
Net Sales	$652.1	$698.5	$754.0	$819.6	$876.0
Gross Profit	$81.3	$77.6	$83.7	$95.2	$103.1
Net Income	$44.4	$30.5	$33.6	$41.2	$46.2
EBITDA	$92.3	$78.7	$84.3	$93.5	$101.0
Non-GAAP EPS*	$1.86	$1.33	$1.39	$1.68	$1.86
Free Cash Flow**	$27.5	$39.8	$55.7	$45.1	$40.2

*	Adjusted for stock-based compensation expenses and impairment and restructuring expenses. Includes non-recurring gain or loss on foreign currency exchange and gain or loss on derivative financial instruments.
**	Defined as cash from operating activities less capital expenditures.

December 15 Update

Based upon projections created for its annual operating plan process, the Company provided a further updated version of the preliminary projections on December 15, 2015 that updated its sales forecast for the fourth quarter of 2015 based on lower than expected demand from one of its major customers, and slightly refined estimates for 2016. This version of the preliminary projections also included an “upside case” that reflected the estimated increase in sales that would have potentially resulted if MFLEX were awarded a new program with one of its key customers. Subsequently, the Company was not awarded this new program.

The following table includes the projections of estimated reported net sales, gross profit, net income, EBITDA, non-GAAP earnings per share and free cash flow for the 2016 fiscal year set out in the December 15 update to the preliminary projections:

($Millions, except non-GAAP EPS)	2016
Net Sales	$695.0
Gross Profit	$76.2
Net Income	$30.2
EBITDA	$77.4
Non-GAAP EPS*	$1.34
Free Cash Flow**	$20.3

*	Adjusted for stock-based compensation expenses and impairment and restructuring expenses. Includes non-recurring gain or loss on foreign currency exchange and gain or loss on derivative financial instruments.
**	Defined as cash from operating activities less capital expenditures.

January 27 Update

The Company prepared a further update to the preliminary projections on January 27, 2016 that was shared with DSBJ on that date and was provided to Jefferies for use in Jefferies’ financial analyses. This update reduced sales estimates for 2016 and was based on the continuing slow pace of orders from one of the Company’s major customers, based on a revised longer term outlook with another customer, and used more conservative overall net sales growth forecasts in 2017-2019.

The following table includes the projections of estimated reported net sales, gross profit, net income, EBITDA and non-GAAP earnings per share for the years covered by the January 27 update of the preliminary projections:

($ Millions, except non-GAAP EPS)	2016	2017	2018	2019
Net Sales	$661.2	$704.7	$748.3	$791.2
Gross Profit	$70.6	$70.2	$78.0	$83.8
Net Income	$24.8	$22.7	$27.4	$30.7
EBITDA	$72.4	$72.7	$78.3	$83.7
Non-GAAP EPS*	$1.11	$0.98	$1.16	$1.28

*	Adjusted for stock-based compensation expenses and impairment and restructuring expenses. Includes non-recurring gain or loss on foreign currency exchange and gain or loss on derivative financial instruments.

In light of the foregoing factors and the uncertainty inherent in the financial projections, stockholders are cautioned not to place undue, if any, reliance on the projections.

Effects on the Company if the Merger is Not Completed

If the merger agreement is not approved by our stockholders or if the merger is not completed for any other reason, stockholders will not receive any payment for their shares in connection with the merger. Instead, MFLEX will remain an independent public company and our common stock will continue to be listed and traded on NASDAQ. In addition, if the merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that our stockholders will continue to be subject to the same risks and opportunities as they currently are, as well as general industry, economic and market conditions. Further, if the merger is not completed, the trading price of our common stock may decrease, and such decrease may be substantial, at least in the short term. Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares. If the merger is not completed, the Board of Directors will from time to time evaluate and review the business operations, properties, and capitalization of the Company, will make such changes as are deemed appropriate and will continue to seek to identify strategic alternatives to enhance stockholder value. If the merger agreement is not approved by our stockholders or if the merger is not completed for any other reason, there can be no assurance that any other acceptable transaction will be offered or become available, or that our business, prospects or results of operations will not be adversely impacted.

In addition, under certain circumstances specified in the merger agreement, we may be obligated to pay DSBJ a termination fee of $18.3 million or DSBJ may be obligated to pay us a termination fee of up to $37.45 million. See the section entitled “The Merger Agreement—Termination Fee and Escrow for DSBJ’s Termination Fee” of this proxy statement for a discussion of the circumstances under which the termination fees would be required to be paid.

Delisting and Deregistration of MFLEX Common Stock

Our common stock is currently registered under the Exchange Act and is quoted on NASDAQ under the symbol “MFLX.” As a result of the merger, we will become a privately-held, indirect subsidiary of DSBJ. As a private company following the completion of the merger, the registration of our common stock and our obligation to file reports and make other public disclosures with the Securities and Exchange Commission under the Exchange Act will be terminated, and our common stock will no longer be listed on NASDAQ.

Interests of our Directors and Executive Officers in the Merger—Quantification of Potential Payments to our Named Executive Officers in Connection with the Merger

In considering the recommendation of the Board of Directors with respect to the merger, you should be aware that executive officers and directors of the Company may have certain interests in the merger that may be different from, or in addition to, the interests of the Company’s stockholders generally. The Board of Directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. These interests include, but are not limited to, the following:

•

accelerated vesting and cash-out of certain Company stock-based awards, based on the per share merger consideration, assuming any applicable performance goals were achieved at 100% of the target level in the case of performance-based awards;

•

possible cash payments and other benefits payable under change in control agreements with our executive officers in the event of a qualifying termination of employment in connection with the merger; and

•	the entitlement to indemnification benefits in favor of directors and officers of the Company.

None of our directors or executive officers is a party to or participates in any plan, program or arrangement of DSBJ or its subsidiaries that provides such director or executive officer with any kind of compensation that is based on or otherwise relates to completion of the merger.

Change in Control Plan

The merger qualifies as a change in control under the Multi-Fineline Electronix, Inc. Change in Control Plan, or the CiC Plan, the purpose of which is to provide our executives with specified compensation and benefits in the event of a participant’s termination of employment under certain circumstances in connection with a change in control of the Company. Each of our executive officers entered into an agreement with us under the CiC Plan.

Participants in the CiC Plan are entitled to specified payments and benefits if (1) a change in control occurs and (2) the participant’s employment is terminated without cause or the participant resigns for good reason within the period that is three months prior to, through 24 months following, the change in control. These payments and benefits are:

•	payment of a pro rata bonus based on the participant’s target bonus for the year in which the change in control occurs;

•

a lump sum cash payment equal to 2.5 times for Mr. Meshgin and 1.7 times for each other participant, the sum of (a) the participant’s base salary plus (b) the participant’s target bonus for the year in which the change in control occurs;

•

an additional cash payment equal to 0.5 times for Mr. Meshgin and 0.3 times for each other participant, the sum of (a) the participant’s base salary plus (b) the participant’s target bonus for the year in which the change in control occurs, if the participant voluntarily agrees not to compete with the Company, which payment will be made in equal monthly installments over the restricted period subject to the participant’s compliance with the non-compete;

•

payment of continuing healthcare benefits for 36 months for Mr. Meshgin and 24 months for each other participant or until the participant obtains healthcare coverage under another employer’s plan, if earlier; and

•	vesting in full of all of the participant’s then outstanding equity awards (occurs upon a qualifying change in control without regard to a participant’s termination of employment).

Under the agreements, “cause” is generally defined as the executive’s (a) willful or reckless and repeated failure to satisfactorily perform the executive’s duties with the Company, (b) failure to comply with all material applicable laws, (c) failure to comply with all lawful and material directives from the Company’s executive management or Board in performing the executive’s duties or in directing the conduct of the Company’s business, (d) commission of any felony or intentionally fraudulent act against the Company that demonstrates the executive’s untrustworthiness or lack of integrity, (e) commission of any material fraud against the Company or use or intentional appropriation for personal use or benefit of any material funds or properties of the Company not authorized by the Company to be so used or appropriated, or (f) material noncompliance with Company policy or procedure.

“Good reason” is generally defined as (a) a material diminution in the executive’s authority, duties or responsibilities, (b) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the executive is required to report, (c) a material reduction in the executive’s base salary or annual target bonus, (d) a material diminution in the budget over which the executive retains authority, (e) the relocation of the executive to a work location more than fifty miles from the executive’s then present location of employment, or (f) any other action or inaction by the Company or its successor that constitutes a material breach of the agreement or any employment agreement with the Company or its successor to which the executive is a party.

An executive must sign a release in favor of the Company in order to receive the termination benefits.

Equity Awards

As disclosed in the section entitled “The Merger Agreement—Treatment of Common Stock and Common Stock-Based Awards,” the merger agreement provides that at the effective time, all outstanding equity awards will be fully vested and be cancelled with the holder of each such equity award becoming entitled to receive an amount in cash based on the merger consideration and the terms of such awards.

The following table sets forth for each of our directors and executive officers as of July 1, 2016:

•	the number of shares subject to outstanding equity awards that are expected to be cashed out in the merger; and

•

the amount that each such person is expected to receive pursuant to the merger agreement in connection with the foregoing. Such amounts are gross amounts without regard to any required withholding taxes and assuming that no portion will be subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (which we refer to as the Code). If an excise tax applies, pursuant to the terms of the CiC Plan, the named executive officers will receive the greater of (i) such payments less any applicable excise tax and (ii) payments in an amount equal to one dollar less than would cause such payments to be subject to the excise tax under Section 4999 of the Code.

	Shares Subject to Restricted Stock Units (#)	Shares Subject to Performance Units (#)	Shares Subject to Stock Appreciation Rights (#)(1)	Value of Cashed Out Equity Awards ($)(2)
Executive Officers
Reza Meshgin	110,780	181,388	227,432	$8,278,666
Thomas Kampfer	24,000	—	—	$574,800
Christine Besnard	28,591	26,997	43,877	$1,515,649
Lance Jin	36,407	37,088	69,067	$2,136,852
Thomas A. Lee	37,337	36,052	15,284	$1,785,488

Non-Employee Directors
Philippe Lemaitre	—	—	—	—
Linda Y.C. Lim, Ph.D.	—	—	—	—
James McCluney	—	—	—	—
Donald Schwanz	—	—	—	—
Roy Tan	—	—	—	—
Sam Yau	—	—	—	—

(1)	All SARs are vested. Amounts shown are gross shares (#) of vested SARs for which the exercise price is less than the merger consideration of $23.95 per share, which we refer to as the in-the-money SARs.

(2)	Assuming the merger consideration of $23.95 per share. Such value includes, in the case of the SARs, the value of the shares of our common stock that will be issued upon exercise of the in-the-money SARs.

Quantification of Potential Payments to our Named Executive Officers in Connection with the Merger

In accordance with Item 402(t) of Regulation S-K, the table below sets forth the estimated amounts of compensation that each of our named executive officers (as determined in accordance with SEC regulations) may receive in connection with the merger, assuming that the merger is completed on July 1, 2016, and the executive officer’s employment is terminated without cause or terminates for good reason on that date. These estimates are based on multiple assumptions that may not actually occur, including assumptions described in this proxy statement. In addition, certain amounts payable will vary depending on the actual date the merger is completed and the actual date, if any, of a qualifying termination of employment. As a result, the actual amounts, if any, to be received by an executive officer may differ in material respects from the amounts set forth below. The disclosures in the table below and the accompanying footnotes should be read in conjunction with the narrative description of the compensation arrangements set forth above.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)	Perquisites/ Benefits ($)(3)	Tax Reimbursement ($)	Other ($)	Total ($)(4)
Reza Meshgin	$4,439,395	$6,997,416	—	$97,856	—	—	$11,534,667
Thomas Kampfer	$1,381,828	$574,800	—	$61,431	—	—	$2,018,059
Christine Besnard	$1,181,795	$1,331,317	—	$44,509	—	—	$2,557,621
Lance Jin	$1,360,566	$1,758,273	—	$43,597	—	—	$3,162,436
Thomas Lee	$1,235,322	$1,757,659	—	$60,280	—	—	$3,053,261

(1)	Amounts reported in this column are “double trigger,” meaning that eligibility to receive these amounts requires both consummation of the merger and a qualifying termination of the executive officer’s employment within 24 months following consummation of the merger or three months prior to completion of the merger. The following table shows, for each named executive officer, the amount of each component of these cash amounts.

Name	Salary Based Payment ($)(a)	Target Bonus Payment ($)(b)	Partial Year Bonus Payment ($)©	Total ($)
Reza Meshgin	$2,048,520	$2,048,520	$342,355	$4,439,395
Thomas Kampfer	$762,200	$495,431	$124,197	$1,381,828
Christine Besnard	$700,166	$385,092	$96,537	$1,181,795
Lance Jin	$777,284	$466,371	$116,912	$1,360,567
Thomas Lee	$705,732	$423,439	$106,150	$1,235,321

(a)	Amounts listed reflect base salary for fiscal year 2016. Base salary severance is three times then-current base salary for Mr. Meshgin and two times base salary for each of our other named executive officers. This amount is payable in a lump sum, except for portions which are attributable to a voluntary non-compete, which is .5 of the three time of Mr. Meshgin’s base salary and .3 of the two times for our other named executive officers. The non-compete payments are paid monthly in arrears over 12 months for Mr. Meshgin and eight months for our other named executive officers.
(b)	Target bonus payout in connection with a qualifying termination upon a change of control is three times the annual target bonus for Mr. Meshgin and two times annual target bonus each of our other named executive officers. This amount is payable in a lump sum, except for the portions attributable to the non-compete payments described above (.5 for Mr. Meshgin and .3 for our other named executive officers), which are payment monthly in arrears over 12 and eight months, respectively.

(c)	In addition to the Target Bonus Payment, our CiC Plan calls for a pro-rated bonus for the portion of the fiscal year which has lapsed at the time of the change in control. This payment assumes a July 1, 2016 closing and termination date.
(2)	Amounts reported in this column represent the value of unvested RSUs and PSUs that will, pursuant to the terms of the merger agreement, become vested (and for which any performance-based vesting conditions will be achieved at 100% of target level) pursuant to the acceleration provisions set forth in the merger agreement. The amount is based on $23.95, the merger consideration to be paid in the merger.
(3)	Amounts reported in this column are “double trigger,” meaning that eligibility to receive these amounts requires both consummation of the merger and a qualifying termination of the executive officer’s employment within 24 months following consummation of the merger or three months prior to completion of the merger. The amount represents continuing payments by the Company for healthcare benefits for 36 months for Mr. Meshgin and 24 months for each other executive. The payment assumes that the Company was required to pay for continuing health care insurance under the Consolidated Omnibus Budget Reconciliation Act (COBRA), and the executive did not receive health care benefits under another employer’s plan prior to the end of the executive’s coverage period.
(4)	Amounts reported assume that no portion will be subject to an excise tax under Section 4999 of the Code. If an excise tax applies, pursuant to the terms of the CiC Plan, the named executive officers will receive the greater of (i) such payments less any applicable excise tax and (ii) payments in an amount equal to one dollar less than would cause such payments to be subject to the excise tax under Section 4999 of the Code.

Indemnification and Insurance

From and after the effective time, DSBJ will cause the surviving corporation to indemnify our and our subsidiaries’ present and former directors, officers and employees in connection with any claim relating to any such person’s service to the Company, and any judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom, including the advancement of expenses. In addition, for a period of six years following the effective time, the surviving corporation will maintain in effect provisions in the surviving corporation’s organizational documents related to indemnification, advancement of expenses and limitation of director, officer and employee liability that are no less favorable than those set forth in our organizational documents as of the date of the merger agreement. The merger agreement also provides that we will purchase a six-year prepaid, non-cancelable “tail” policy on our current directors’ and officers’ liability insurance; however, we will not pay and DSBJ and the surviving corporation will not be obligated to pay, annual premiums in excess of two hundred and fifty percent (250%) of the amount paid by us for coverage for our last full fiscal year.

Material U.S. Federal Income Tax Consequences of the Merger

The following are the material U.S. federal income tax consequences of the merger to “U.S. holders” and “non-U.S. holders” (in each case, as defined below) of our common stock whose shares of common stock are converted into the right to receive cash in the merger. This discussion is based on the current provisions of the Code, applicable Treasury Regulations, judicial authority, and administrative rulings, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences to the holders as described herein. No ruling from the Internal Revenue Service has been or will be sought with respect to any aspect of the merger. This discussion does not purport to be a complete analysis of all potential tax effects of the merger. For example, it does not consider the effect of any applicable state, local or foreign income tax laws, or of any non-income tax laws. In addition, this discussion does not address the tax consequences of transactions effectuated prior to or after the completion of the merger (whether or not such transactions occur in connection with the merger), including, without limitation, the acquisition or disposition of shares of common stock other than pursuant to the merger, or the tax consequences to holders of equity awards issued by us which are canceled or converted, as the case may be, in connection with the merger. Furthermore, this discussion applies only to holders that hold their shares of our common stock as “capital assets” within the meaning of Section 1221 of the

Code (generally, property held for investment). In addition, this discussion does not address all aspects of U.S. federal income tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	dealers or traders subject to a mark-to-market method of tax accounting with respect to our common stock;

•	persons holding our common stock as part of a straddle, hedging transaction, conversion transaction, integrated transaction or constructive sale transaction;

•	U.S. holders whose functional currency is not the U.S. dollar;

•	persons who acquired our common stock through the exercise of employee stock options or otherwise as compensation;

•	certain financial institutions;

•	regulated investment companies;

•	real estate investment trusts;

•	certain former citizens or residents of the United States;

•	tax-exempt entities, including an “individual retirement account” or “Roth IRA”; or

•	persons subject to the United States alternative minimum tax.

If a partnership (or any other entity that is classified as a partnership for U.S. federal income tax purposes) holds our common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding our common stock and partners in such partnerships should consult their tax advisor as to the particular U.S. federal income tax consequences of the merger to them.

U.S. Holders

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of our common stock that is:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (i) if a U.S. court can exercise primary supervision of the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

The exchange of our common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of our common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis generally will equal the price the U.S. holder paid for such shares. Gain or loss will be determined separately for each block of shares of our common stock (i.e., shares of our common stock acquired at the same cost in a single transaction). Such gain or loss generally will be treated as long-term capital gain or loss if the U.S. holder’s holding period in the shares of our common stock exceeds one year at the time of the completion of the merger. Long-term capital gains of non-corporate U.S. holders generally are subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. Capital gains recognized by individuals, trusts and estates also may be subject to a 3.8% federal Medicare contribution tax.

Non-U.S. Holders

A “non-U.S. holder” is a beneficial owner of our common stock that is not a U.S. holder or a partnership (or any other entity classified as a partnership for U.S. federal income tax purposes). Payments made to a non-U.S. holder in exchange for shares of our common stock pursuant to the merger generally will not be subject to U.S. federal income tax unless:

•

the gain, if any, on such shares is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to the non-U.S. holder’s permanent establishment in the United States);

•

the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange of shares of our common stock for cash pursuant to the merger and certain other conditions are met; or

•

the non-U.S. holder owned, directly or under certain constructive ownership rules of the Code, more than 5% of our common stock at any time during the five-year period preceding the merger, and MFLEX is or has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the merger or the period that the non-U.S. holder held our common stock.

A non-U.S. holder described in the first bullet point immediately above will be subject to regular U.S. federal income tax on any gain realized as if the non-U.S. holder were a U.S. holder, subject to an applicable income tax treaty providing otherwise. If such non-U.S. holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits (or a lower treaty rate). A non-U.S. holder described in the second bullet point immediately above will be subject to tax at a rate of 30% (or a lower treaty rate) on any gain realized, which may be offset by U.S.-source capital losses recognized in the same taxable year.

We believe we have not been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the five-year period preceding the merger.

Information Reporting and Backup Withholding

Payments made in exchange for shares of our common stock generally will be subject to information reporting unless the holder is an “exempt recipient” and may also be subject to backup withholding at a rate of 28%. To avoid backup withholding, U.S. holders that do not otherwise establish an exemption should complete and return Internal Revenue Service Form W-9, certifying that such U.S. holder is a U.S. person, the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding. A non-U.S. holder that provides the applicable withholding agent with an applicable Internal Revenue Service Form W-8 will generally establish an exemption from backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against a holder’s U.S. federal income tax liability, provided the relevant information is timely furnished to the Internal Revenue Service.

THIS DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS NOT TAX ADVICE. WE URGE YOU TO CONSULT WITH YOUR OWN TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Regulatory Clearances and other Approvals

U.S. Antitrust

Under the HSR Act, we cannot complete the merger until we give notification and furnish information to the Federal Trade Commission and the Antitrust Division of the Department of Justice, and until the applicable waiting period expires or is terminated. On February 26, 2016, we and DSBJ each filed a premerger notification and report form under the HSR Act. Early termination of the waiting period was granted effective March 7, 2016.

CFIUS

The merger agreement provides for the parties to file a joint voluntary notice under Section 721 of the Defense Production Act of 1950, as amended by Section 5021 of the Omnibus Trade and Competitiveness Act of 1988 and subsequent amendments. The Defense Production Act of 1950, as amended and as implemented by regulations 31 CFR Part 800, et seq., provides for national security reviews and, where appropriate, investigations by CFIUS of transactions in which a foreign person or entity acquires control of a U.S. business. CFIUS review of a covered transaction is subject to an initial 30-day review period that may be extended by CFIUS for an additional 45-day investigation period. Both the initial review period and the investigation period may be suspended if the parties to the transaction fail to respond promptly to additional questions or requests from CFIUS. At the close of its review, CFIUS may issue a “no action” letter to the parties indicating that there are no unresolved national security, critical infrastructure or critical technology issues, thereby clearing the transaction; may impose mitigation terms to resolve any national security, critical infrastructure or critical technology concerns with the covered transaction; or may send a report to the President of the United States recommending that the transaction be suspended or prohibited or notifying the President of the United States that CFIUS cannot agree on a recommendation relative to the covered transaction. The President of the United States then has 15 days to decide whether to block the transaction or to take other action. An alternative informal procedure sometimes implemented by CFIUS can occur where, near expiration of the 45 day investigative period, CFIUS advises the parties that if they do not voluntarily withdraw and permanently abandon the transaction, CFIUS will make a negative recommendation to the President. The parties can then choose to comply with CFIUS’ abandonment request, thereby avoiding any public reporting of CFIUS’ negative determination, or allow CFIUS’ negative recommendation to go forward for decision by the President.

Under the terms of the merger agreement, completion of the merger is subject to the condition that CFIUS has provided written notice to the parties that either (i) the merger is not a covered transaction under Section 721 of the Defense Production Act of 1950, as amended; (ii) the review of the merger has concluded and there are no issues of national security, critical infrastructure or critical technology sufficient to warrant investigation; or (iii) an investigation has been conducted and either (A) CFIUS has concluded that there are no unresolved issues of national security, critical infrastructure or critical technology or (B) the time period for consideration of the merger by the President of the United States will have elapsed and the President will not have taken any action to block, rescind or restrict the merger or any of the transactions contemplated by the merger agreement.

Non-U.S. Regulatory Approvals and Filings

Under the merger agreement, each of the parties has agreed to use reasonable best efforts to file such filings as may be required under applicable laws of PRC in order to consummate the transactions contemplated by the merger agreement. These filings include (A) anti-trust filings with MOFCOM regarding the declaration of concentration of business operators in relation to the transaction contemplated by the merger agreement; (B) filings with the NDRC or its competent local counterparts and with MOFCOM or its competent local counterparts with respect to the consummation of the transactions contemplated by the merger agreement between the DSBJ and the Company; (C) filings with SAFE or its competent local counterparts with respect to the overseas investment of money; (D) Bulletin 7 filing with SAT or its competent local counterparts regarding the possible enterprise income tax on indirect property transfer; and (E) filings with the Shenzhen Stock Exchange, where DSBJ’s stock is publicly traded, and make an announcement to the public regarding the transaction.

DSBJ submitted the antitrust filing to MOFCOM on February 19, 2016 (PRC time) and is now preparing additional documents as requested by MOFCOM. DSBJ made the public announcement regarding the transaction contemplated by the merger agreement on February 5, 2016 (PRC time) and is now preparing to file a material reorganization report to its shareholders with Shenzhen Stock Exchange. The preliminary information report was filed with NDRC prior to the entering into of the merger agreement. On February 26, 2016 (PRC time), DSBJ initiated the online application to NDRC and, on March 10, 2015 (PRC time), submitted the application filing documents to NDRC. DSBJ will commence the MOFCOM filing after the NDRC filing is completed. DSBJ will also work with an authorized financial institution to prepare the institution’s overseas investment filing regarding foreign exchange management subject to supervision under the applicable local branch of SAFE. On March 3, 2016 (PRC time), the Bulletin 7 tax report to SAT was submitted, and SAT is expected to circulate a request for additional information or a notice if they determine any tax would need to be paid.

General

Under the merger agreement, each of the parties agreed to use reasonable best efforts to complete the merger, including to gain clearance from U.S. and PRC antitrust authorities and CFIUS and to take additional action as required under other regulatory laws. Governmental entities with which filings are made may seek concessions as conditions for granting approval of the merger. Each of the parties to the merger agreement, for the purpose of obtaining the approval of a governmental entity, agreed to take actions that may limit their freedom of action with respect to, or their respective ability to retain, any of their businesses, services or assets, including to divest or hold separate certain assets, provided that the effectiveness or consummation of such action is conditional on the consummation of the merger. Notwithstanding the foregoing, DSBJ is not obligated to take any action that, in the judgement of DSBJ acting in good faith, individually or in the aggregate is or would reasonably be expected to be materially adverse to DSBJ, Merger Subsidiary, any of their respective affiliates or the surviving corporation, either before or after giving effect to the merger.

While we have no reason to believe it will not be possible to obtain regulatory approvals in a timely manner or without the imposition of burdensome conditions, there is no certainty that these approvals will be obtained within the period of time contemplated by the merger agreement, that any such approvals would not be conditioned upon actions that would reasonably be expected to be materially adverse to DSBJ, Merger Subsidiary, any of their respective affiliates or the surviving corporation or that a CFIUS or other regulatory challenge to the merger will not be made. If a challenge is made, we cannot predict the result.

The approval of any regulatory application or completion of regulatory review merely implies the satisfaction of certain regulatory criteria, which do not include review of the merger from the standpoint of the adequacy of the consideration to be received by our stockholders. Further, regulatory approvals or reviews do not constitute an endorsement or recommendation of the merger.

PROPOSAL NO. 1 THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description of the merger agreement in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety.

Explanatory Note Regarding the Merger Agreement

The merger agreement, a copy of which is attached as Annex A, and this summary of its terms are included in this proxy statement to provide you with information regarding its terms. Factual disclosures about the

Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by the Company, DSBJ and Merger Subsidiary were made solely to the parties to, and solely for the purposes of, the merger agreement and as of specific dates and were qualified and subject to important limitations agreed to by the Company, DSBJ and Merger Subsidiary in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by matters contained in the disclosure letter that the Company delivered to DSBJ and Merger Subsidiary in connection with the merger agreement (which we refer to as the disclosure letter), which disclosures are not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement. Stockholders should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts of the Company, DSBJ, Merger Subsidiary or any of their respective subsidiaries or affiliates.

Closing and Effective Time of the Merger

The merger agreement provides that the closing of the merger will take place no later than 10: 00 a.m. New York time on the tenth business day following the date on which the last of the conditions to closing of the merger (described under “The Merger Agreement—Conditions to the Merger”) has been fulfilled or waived (other than those conditions that by their nature are to be satisfied at the closing of the merger, but subject to the fulfillment or waiver of those conditions on the closing date for the merger), or at such other place and time and/or on such other date as we and DSBJ may agree in writing. Assuming receipt of required regulatory approvals and timely satisfaction of other closing conditions, including the approval by our stockholders of the proposal to approve the merger agreement, we currently expect the closing of the merger to occur in the third quarter of 2016.

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later date and time as we and DSBJ may agree upon and as is to be set forth in such certificate of merger.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; By-laws

The merger agreement provides for the merger of Merger Subsidiary with and into the Company upon the terms, and subject to the conditions, set forth in the merger agreement. As a result of the merger, the separate corporate existence of Merger Subsidiary will cease and the Company will continue as the surviving corporation and as an indirect subsidiary of DSBJ with all its properties, rights, privileges, immunities, powers and franchises continuing unaffected by the merger.

The directors of Merger Subsidiary and the officers of the Company at the effective time of the merger will, from and after the effective time of the merger, be the directors and officers, respectively, of the surviving corporation, in each case, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the organizational documents of the surviving corporation.

At the effective time of the merger, the certificate of incorporation of the Company will be amended and restated to be substantially in the form of the certificate of incorporation attached as Exhibit A to the merger agreement, and the by-laws of Merger Subsidiary in effect at the effective time of the merger will be the by-laws of the surviving corporation, in each case, until amended in accordance with applicable law, subject to DSBJ’s obligations to maintain in effect the provisions of the certificate of incorporation and the by-laws regarding elimination of liability, indemnification and advancement of expenses as further described in “The Merger Agreement—Indemnification and Insurance.” Following the completion of the merger, our common stock will be delisted from NASDAQ, deregistered under the Exchange Act and cease to be publicly traded.

Payment of Merger Consideration and Surrender of Stock Certificates

Prior to the closing of the merger, DSBJ will select an agent, which we refer to as the paying agent, reasonably acceptable to us, for the purpose of exchanging shares of Company common stock for the merger consideration. Promptly after the effective time of the merger, and in any event within three business days, DSBJ will cause the paying agent to send to each holder of shares of our common stock (other than excluded shares) at the effective time of the merger a letter of transmittal and instructions describing how such record holder may surrender his, her or its shares of our common stock (or affidavits of loss in lieu thereof) in exchange for the merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the merger consideration with respect to your shares of our common stock unless, in the case of certificated shares, you surrender to the paying agent the certificate(s) representing your shares of our common stock, together with a properly completed letter of transmittal or, in the case of a book-entry transfer of uncertificated shares, you comply with the reasonable procedures established by the paying agent for delivery of such book-entry shares, and such other documents reasonably required by the instructions. In exchange therefor, you will receive the aggregate merger consideration to which you are entitled in cash to be delivered in the form of a check to be mailed within three business days of receipt, and each such certificated or uncertificated share will be canceled. No interest will be paid or accrued on any amount payable upon due surrender of the certificates or due transfer of the book-entry shares. Until so surrendered or delivered, as the case may be, each such certificate or book-entry share will represent after the effective time for all purposes only the right to receive the merger consideration.

In the event of a transfer of ownership of common shares that is not registered in the transfer records of the Company, payment of the merger consideration in respect of the applicable common shares may be made to a person other than the person in whose name the certificates so surrendered or the book-entry shares so transferred are registered if such certificates will be properly endorsed or otherwise be in proper form for transfer or such book-entry shares will be properly transferred and, in each case, the person requesting such payment will pay any transfer or other taxes required by reason of the payment of the merger consideration in respect thereof or establish to the reasonable satisfaction of the surviving corporation and the paying agent that such tax has been paid or is not applicable.

Each of DSBJ, the surviving corporation and the paying agent will be entitled to deduct and withhold from the merger consideration or other amounts otherwise payable pursuant to this agreement such amounts as DSBJ, the surviving corporation or the paying agent, as the case may be, is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local, provisional, or non-U.S. applicable law relating to taxes. Any amount that is withheld, provided it is remitted to the appropriate taxing authority, will be deemed to have been paid to the holder of shares with regard to whom it is withheld.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to make an affidavit of the loss, theft or destruction, and if required by the surviving corporation, post a bond in such reasonable amount as the surviving corporation may direct, as indemnity against any claim that may be made against it with respect to such lost, stolen or destroyed certificate. These procedures will be described in the letter of transmittal and instructions that you will receive, which you should read carefully in their entirety.

Any portion of the merger consideration deposited with the paying agent that remains unclaimed by former record holders of our common stock for six months after the effective time of the merger will be delivered to the surviving corporation upon demand. Record holders of our common stock (other than the excluded shares) who have not complied with the above-described exchange and payment procedures will thereafter only look to the surviving corporation for payment of the merger consideration. None of Parent, the surviving corporation, the paying agent or any other person will be liable to any holder of shares of our common stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of our common stock two years after the effective time of the merger (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental authority) will become, to the extent permitted by applicable law, the property of the surviving corporation free and clear of any claims or interest of any person previously entitled thereto.

Appraisal Rights

If the merger is completed, the Company’s stockholders will be entitled to appraisal rights under Section 262 of the DGCL, provided that they comply with the conditions set forth in that statute.

Pursuant to Section 262 of the DGCL, if you do not wish to accept the merger consideration provided for in the merger agreement, you have the right to seek appraisal of your shares of our common stock and to receive payment in cash for the fair value of your shares of our common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The “fair value” of your shares of our common stock as determined by the Delaware Court of Chancery may be less than, equal to or more than the $23.95 per share that you are otherwise entitled to receive under the terms of the merger agreement. These rights are known as appraisal rights. The Company’s stockholders who do not vote in favor of the proposal to approve the merger agreement and who properly demand appraisal for their shares in compliance with the provisions of Section 262 of the DGCL will be entitled to appraisal rights. Strict compliance with the statutory procedures set forth in Section 262 of the DGCL is required. Failure to follow precisely any of the statutory requirements will result in the loss of your appraisal rights.

This section is intended only as a brief summary of certain provisions of the statutory procedures that a stockholder must follow under the DGCL in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262 of the DGCL.

Pursuant to Section 262 of the DGCL, when a merger agreement will be submitted for adoption at a meeting of stockholders, the Company must notify the stockholders who were stockholders of record on the record date for notice of such meeting, not less than 20 days before the meeting to vote on the merger, that appraisal rights will be available. A copy of Section 262 of the DGCL must be included with the notice.

This proxy statement constitutes the Company’s notice to our stockholders that appraisal rights are available in connection with the merger and the full text of Section 262 of the DGCL is attached to this proxy statement as Annex C, in compliance with the requirements of Section 262 of the DGCL. If you wish to exercise your appraisal rights, you should carefully review the text of Section 262 of the DGCL contained in Annex C. Failure to comply timely and properly with the requirements of Section 262 of the DGCL will result in the loss of your appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of our common stock, the Company believes that a stockholder considering the exercise of such rights should seek the advice of legal counsel.

If you wish to demand appraisal of your shares of our common stock, you must satisfy each of the following conditions: You must deliver to the Company a written demand for appraisal of your shares of our common stock before the vote is taken to approve the merger proposal; the written demand must reasonably inform us of the identity of the holder of record of shares of our common stock who intends to demand appraisal of his, her or its shares of our common stock; and you must not vote or submit a proxy in favor of the proposal to approve the merger agreement.

If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive payment for your shares of our common stock as provided in the merger agreement, but you will not have appraisal rights with respect to your shares of our common stock. A holder of shares of our common stock wishing to exercise appraisal rights must hold of record the shares of our common stock on the date the written demand for appraisal is made and must continue to hold the shares of our common stock of record through the effective time of the merger. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted “FOR” the merger proposal, and it will result in the loss of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote “AGAINST” the merger proposal or abstain from voting on the merger proposal. Voting against or failing to vote for the merger proposal by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to approve the merger agreement.

All demands for appraisal should be addressed to Multi-Fineline Electronix, Inc., Attention: Secretary, 8659 Research Drive, Irvine, California 92618, and must be delivered to the Company before the vote is taken to approve the proposal to approve the merger agreement at the annual meeting, and must be executed by, or on behalf of, the record holder of the shares of our common stock. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of the “fair value” of his, her or its shares of our common stock. A stockholder’s failure to deliver to the Company the written demand for appraisal prior to the taking of the vote on the proposal to approve the merger agreement at the annual meeting of stockholders will result in the loss of appraisal rights.

Only a holder of record of shares of our common stock is entitled to demand an appraisal of the shares registered in that holder’s name. Accordingly, to be effective, a demand for appraisal by a holder of our common stock must be made by, or on behalf of, the record stockholder. The demand should set forth, fully and correctly, the record stockholder’s name as it appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, and in the case of uncertificated shares, should specify the stockholder’s mailing address and the number of shares registered in the stockholder’s name. The demand must state that the person intends thereby to demand appraisal of the stockholder’s shares in connection with the merger. The demand cannot be made by the beneficial owner if he or she does not also hold the shares of our common stock of record. The beneficial holder must, in such cases, have the registered owner, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of our common stock. If you hold your shares of our common stock through a bank, brokerage firm or other nominee and you wish to exercise your appraisal rights, you should consult with your bank, brokerage firm or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee and obtaining notice of the effective date of the merger.

If shares of our common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal must be made in that capacity. If the shares of our common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner or owners. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of our common stock as a nominee for others, may exercise his or her right of appraisal with respect to shares of our common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of our common stock as to which appraisal is sought. Where no number of shares of our common stock is expressly mentioned, the demand will be presumed to cover all shares of our common stock held in the name of the record owner. If a stockholder holds shares of our common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record owner.

Within 10 days after the effective time of the merger, the surviving corporation in the merger must give notice of the date that the merger became effective to each of the Company’s record stockholders who has complied with Section 262 of the DGCL and who did not vote in favor of the proposal to approve the merger agreement. At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the stockholder’s demand and accept the merger consideration specified by the merger agreement for that holder’s shares of our common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Delaware Court of Chancery deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value of his, her or its shares of our common stock determined in any such appraisal proceeding, which value may be less than, equal to or more than the merger consideration offered pursuant to the merger agreement.

Within 120 days after the effective time of the merger, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of our common stock held by all such stockholders. Upon the filing of the petition by a stockholder, service of a copy of such petition will be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition, has no present intention to file a petition and holders should not assume that the surviving corporation will file a petition. Accordingly, it is the obligation of the holders of our common stock to initiate all necessary petitions to perfect their appraisal rights in respect of shares of our common stock within the time prescribed in Section 262 of the DGCL and the failure of a stockholder to file such a petition within the period specified in Section 262 of the DGCL could nullify the stockholder’s previous written demand for appraisal. In addition, within 120 days after the effective time of the merger, any stockholder who has properly complied with the requirements of Section 262 of the DGCL and who did not vote in favor of the merger proposal will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares of our common stock not voted in favor of the merger proposal and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after such written request has been received by the surviving corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of our common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the surviving corporation such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of our common stock and with whom agreements as to the value of their shares of our common stock have not been reached. After notice to stockholders who have demanded appraisal from the Register in Chancery, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery will conduct a hearing upon the petition and determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided by Section 262 of the DGCL. The Delaware Court of Chancery may require stockholders who have demanded payment for their shares of our common stock to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of our common stock, the Delaware Court of Chancery will appraise the shares of our common stock, determining their fair value as of the effective time of the merger after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares of our common stock. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment.

You should be aware that an investment banking opinion as to the fairness from a financial point of view of the consideration to be received in a sale transaction, such as the merger, is not an opinion as to fair value under Section 262 of the DGCL. Although we believe that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value that may be less than, equal to or more than the merger consideration. Moreover, we do not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of our common stock is less than the merger consideration. In determining “fair value,” the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of our common stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares of our common stock subject to that Company for any purpose or to receive payments of dividends or any other distribution with respect to those shares of our common stock, other than with respect to payment as of a record date prior to the effective time of the merger. If no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder will be deemed to have been converted at the effective time of the merger into the right to receive the $23.95 cash payment (without interest) for his, her or its shares of our common stock pursuant to the merger agreement. Inasmuch as the Company has no obligation to file such a petition, and the Company has no present intention to do so, any holder of shares of our common stock who desires such a petition to be filed is advised to file it on a timely basis. A stockholder will fail to perfect or effectively lose the right to appraisal if no petition for appraisal is filed within 120 days after the effective date of the merger. In addition, as indicated above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 of the DGCL and accept the merger consideration offered pursuant to the merger agreement.

Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a stockholder’s statutory appraisal rights. In view of the complexity of Section 262 of the DGCL, the Company’s stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

Treatment of Common Stock and Stock-Based Awards

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Common Stock. Each share of our common stock outstanding immediately prior to the effective time of the merger (other than excluded shares) will be converted into the right to receive from DSBJ $23.95 in cash, without interest, less any applicable withholding taxes. Each share of our common stock owned immediately prior to the effective time of the merger by us, DSBJ or either of our respective subsidiaries, will be cancelled and retired without payment and will cease to exist. Dissenting shares will not be converted into the right to receive the merger consideration. Instead, holders of dissenting shares will be entitled to the appraisal rights provided under the DGCL.

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Restricted Stock Units. At the effective time of the merger and without any further action of the parties to the merger agreement, each RSU in respect of shares of our common stock granted under our equity incentive plans, which vests in whole based solely on service, whether vested or unvested, by virtue of the merger and without any action on the part of the holder thereof, will be fully vested and be cancelled with the holder of each RSU becoming entitled to receive an amount in cash (without interest and less any applicable taxes required to be withheld with respect to such payment) equal to the product of (A) the merger consideration multiplied by (B) the number of shares of common stock subject to such RSUs held by such holder immediately prior to the effective time.

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Performance Stock Units. At the effective time of the merger and without any further action of the parties to the merger agreement, each PSU, by virtue of the merger and without any action on the part of the holder thereof, will be fully vested and be cancelled with the holder of each PSU becoming entitled to receive an amount in cash (without interest and less any applicable taxes required to be withheld with respect to such payment) equal to the product of (A) the merger consideration multiplied by (B) the number of shares of common stock subject to such PSUs held by such holder immediately prior to the effective time determined by assuming that the applicable performance goals were achieved at 100% of the target level.

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Stock Appreciation Rights. At the effective time of the merger and without any further action of the parties to the merger agreement, each SAR, by virtue of the merger and without any action on the part of the holder thereof, will be fully vested and be cancelled with the holder of each such SAR becoming entitled to receive an amount in cash (without interest and less any applicable taxes required to be withheld with respect to such payment) determined by multiplying (A) the excess, if any, of the merger consideration over the applicable exercise price per SAR by (B) the number of shares of common stock subject to such SAR.

The surviving corporation agreed to pay the holders of RSUs, PSUs and SARs the cash payments described above promptly after the effective time of the merger, but in no event later than five business days thereafter. Such payments will be made through MFLEX’s standard payroll procedures without the need for a holder thereof to submit a letter of transmittal or other documentation. If any payments related to the above referenced stock-based awards will constitute nonqualified deferred compensation subject to Section 409A of the Code and are not permitted to be paid at the effective time of the merger without triggering taxes or penalties under Section 409A of the Code, such payments will be made at such later time as required under Section 409A of the Code.

Representations and Warranties

Representations and Warranties of the Company

We made customary representations and warranties in the merger agreement that are subject, in many cases, to exceptions and qualifications contained in the merger agreement, in the disclosure letter or in certain reports filed with the SEC. These representations and warranties relate to, among other things:

•	our corporate status, including our due organization, existence and good standing and corporate power and authority to carry on our business, including as a foreign corporation, where applicable;

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our subsidiaries, including their due incorporation or organization, existence and good standing and authority to carry on their businesses, including as foreign corporations, where applicable, and their capitalization, including that we are directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock or other equity interests of each of the Company’s subsidiaries;

•	our capitalization, including:

¡	the number of authorized and outstanding shares of our common stock, shares of preferred stock, and outstanding equity-based awards, as well as the due authorization and valid issuance of such stock;

¡	the absence of any preemptive or similar rights granted by the Company, or any of our subsidiaries, on the part of any holders of any class of securities of the Company or any of our subsidiaries;

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the absence of any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or any such subsidiary of the Company on any matter;

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the absence of any undisclosed options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which the Company or any of our subsidiaries is a party or by which any of them is bound to issue, deliver or sell additional shares of capital stock, or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of the Company or any of our subsidiaries (including any such options, warrants, rights, securities, units, commitments, contracts, arrangements or undertakings);

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the due contribution of the registered capital of each of our subsidiaries incorporated in PRC, including the certification by accountants qualified in the PRC and the evaluation and verification by valuers qualified in the PRC;

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the absence of outstanding contractual obligations of the Company or any of our subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or other equity interests of the Company or any of our subsidiaries;

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the absence of any proxies, voting trusts or other agreements or understandings to which the Company or any of our subsidiaries is a party or is bound with respect to the voting of the capital stock of, or other equity interests in, the Company or any of our subsidiaries;

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the forms evidencing the grant of the Company’s outstanding equity-based awards, and the absence of any material noncompliance with applicable laws or the terms and conditions of the Company’s equity incentive plans; and

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the indebtedness of the Company or any of our subsidiaries, including the identities of each of our lenders, obligors or guarantors, as well as the principal amount, accrued interests and any other obligations thereunder, and the maturity and current redemption price of each such instrument;

•	our corporate power and authority related to the merger agreement, including:

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our power and authority to execute and deliver the agreement, to perform our obligations thereunder, and subject to the approval of the agreement by a majority of the Company’s stockholders in accordance with the DGCL, consummate the merger and the other transactions contemplated the merger agreement;

¡	the enforceability of the merger agreement against us, assuming the due authorization, execution and delivery by each of DSBJ and Merger Subsidiary; and

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the adoption of resolutions by the Company’s Board of Directors declaring the advisability and fairness of the merger agreement, the adoption of the merger agreement, and the recommendations that the Company’s stockholders approve the agreement;

•	required consents, approvals, authorizations or permits of, or filings with or notification to, governmental authorities in connection with the merger and the merger agreement;

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our entry into and performance of our obligations under the merger agreement, and whether such entry and performance would result in violations of, or conflicts with, our or any of our subsidiaries’ organizational documents or any applicable law, any defaults, terminations, cancellations, payments, accelerations or revocations under certain material agreements or the creation of liens or any other encumbrances on any of our assets;

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the absence, since December 31, 2012, of any violation of any applicable law that would reasonably be expected to be material to the Company or our subsidiaries, including the absence of any use of corporate funds for political activity or for the purpose of obtaining or retaining business, any payments to government officials from corporate funds, any provision of the Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 or similar applicable laws of any applicable jurisdiction or any bribes, rebates, payoffs, influence payments, kickbacks or the provision of similar benefits;

•	the Company’s possession of all permits necessary for the ownership, leasing, construction and operation of each of our properties, including our compliance with and the validity of all such permits;

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our PRC subsidiaries’ compliance with SAFE Bulletin 7 or any other applicable SAFE rules and regulations applicable to any holder or beneficial owner of any of the Company’s common shares or equity-based awards;

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the preparation of financial statements contained in our SEC filings in accordance with U.S. GAAP in all material respects, applied on a consistent basis throughout the periods presented except as otherwise noted therein, and the absence since September 30, 2011 of any material changes to our accounting practices or policies applied in the preparation of our financial statements;

•	our SEC filings since December 31, 2011 and the compliance of such filings with applicable laws and regulations;

•	our compliance in all material respects with the applicable provisions of the Sarbanes Oxley Act and the related rules and regulations promulgated thereunder, including the Company’s establishment and maintenance of disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act;

•	the absence of notice from the SEC or any other governmental authority of any outstanding or unresolved comments, or any ongoing review or investigation by the SEC;

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the absence of any “off-balance sheet arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act), where the result, purpose or intended effect of such arrangement is to avoid disclosure of any transaction involving, or liabilities of, the Company or any of our subsidiaries;

•	our compliance in all material respects with all current listing and corporate governance requirements of NASDAQ;

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the absence of any untrue statements of material fact (or omission of material facts) contained in this proxy statement, and the compliance of this proxy statement in all material respects with applicable requirements under the Exchange Act;

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the absence since September 30, 2015 of any event, occurrence, fact, condition, change, development or effect which, individually or in the aggregate, has had a material adverse effect on the Company or which would require the consent of DSBJ under the merger agreement, and the conduct of business in the ordinary course since September 30, 2015;

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the absence of certain material undisclosed liabilities not required to be reflected or reserved against according to GAAP, except for those incurred in the ordinary course of business consistent with past practice since September 30, 2015, or permitted by (or incurred pursuant to) the express terms of the merger agreement;

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the absence of certain legal proceedings against the Company or any of its subsidiaries, including any suits, actions, proceedings, claims, hearings, audits, inquiries, investigations, or orders, the outcome of which, individually or in the aggregate, would reasonably be expected to be material to the Company or our subsidiaries;

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tax matters, including the absence of any undisclosed noncompliance with respect to any tax returns required to be filed by any government authority, or with respect to any taxes due and payable (except for taxes being contested in good faith and for which adequate reserves have been established on the books and records of the Company and our subsidiaries in accordance with U.S. GAAP);

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good title to or a valid leasehold interest in, and absence of liens on our material owned real property and material leases of real property, including any machinery, equipment, furniture, fixtures and other rights to tangible and intangible property and assets;

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environmental matters, including the absence of any undisclosed violation of any environmental law or regulation, or any notice or allegation of such violation or liability arising from an alleged violation;

•	the provision of true, complete and correct copies of certain material contracts and the absence of defaults under, and the validity and enforceability of, certain material contracts;

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certain matters relating to employee benefit plans of the Company and its subsidiaries, including the provision to DSBJ of true and correct copies of the Company’s employee benefit plans and documents related thereto, the operation of the Company’s employee benefit plans in material compliance with applicable laws, and the absence of any liabilities arising from noncompliance with applicable laws;

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certain labor and employment matters relating to the Company and its subsidiaries, including the Company’s compliance in all material respects with all applicable laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety and health requirements, plant closings, wages and hours, withholding of taxes, Form I-9 matters, employment discrimination, disability rights or benefits, equal opportunity, labor relations, employee leave issues and unemployment insurance and related matters, and the absence of any labor disputes or collective bargaining agreements to which the Company or any of our subsidiaries is a party;

•	intellectual property and related matters, including reasonable steps taken to protect, maintain and enforce our respective rights to the Company’s intellectual property;

•	insurance policies, including the ability of the Company and our subsidiaries to renew our existing insurance policies;

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the most material customers and suppliers of the Company and our subsidiaries, determined on the basis of aggregate revenues or purchases over the four consecutive fiscal quarter period ended September 30, 2015, and the absence of any direct contractual agreement between the Company or our subsidiaries and any agency of the U.S. Government since January 1, 2012;

•	the inapplicability of any U.S. anti-takeover law, statute or regulation to the merger agreement or the transactions contemplated thereby; and

•	the sufficiency of the approval of the Company’s stockholders to approve and adopt the merger agreement;

•	receipt of a fairness opinion from Jefferies;

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the absence of any undisclosed agreements, material interests, ownership, payments, benefits, between the Company or our subsidiaries and any current or former officer, director, employee or affiliate of the Company or our subsidiaries;

•	the absence of any undisclosed broker’s or finder’s fees; and

•	the absence of any implied representations or warranties and the disclaimer of any other representations and warranties not described in the merger agreement.

Company Material Adverse Effect

Many of our representations and warranties are qualified by, among other things, exceptions relating to the absence of a “Company Material Adverse Effect,” which means any event, occurrence, change, development or effect, individually or in the aggregate, that: (a) is, or would reasonably be expected to be, materially adverse to the business, assets, properties, liabilities, results of operations or condition (financial or otherwise) of us and any of our subsidiaries, taken as a whole, or (b) would prevent us from consummating the merger or the other transactions contemplated by the merger agreement, excluding, in the case of (a) above:

(i)	general economic conditions (or changes therein) globally, in the U.S. or in the PRC;

(ii)	financial or security market fluctuations or conditions;

(iii)	changes in or events affecting generally the industries in which we and our subsidiaries operate;

(iv)	any change first arising after the date of the merger agreement in U.S. GAAP or applicable law;

(v)	any change in customer or supplier relationships arising directly or indirectly from the announcement or pendency of the merger agreement and the transactions contemplated thereby

(vi)	changes in the market price or trading volume of the common shares on NASDAQ (it being understood, however, that this exception will not apply to the underlying causes giving rise to or contributing to any such change or prevent any of such underlying causes from being taken into account in determining whether a Company Material Adverse Effect has occurred);

(vii)	any failure by us to meet any estimates or outlook of revenues or earnings or other financial projections (it being understood, however, that the exception will not apply to the underlying causes giving rise to or contributing to any such failure or prevent any of such underlying causes from being taken into account in determining whether a Company Material Adverse Effect has occurred);

(viii)	natural disasters;

(ix)	national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack occurring prior to, on or after the date of the merger agreement;

(x)	compliance by us with the terms and conditions of the merger agreement;

(xi)	any action taken by us at the request or with written consent of DSBJ; or

(xii)	any claim, action, suit, arbitration, proceedings arising directly or indirectly from the announcement or pendency of the merger agreement and the transactions contemplated thereby.

In the case of the foregoing clauses (i), (ii), (iii), (iv), (viii), and (ix), each such clause will be exempted from the above exceptions to the extent we and our subsidiaries, taken as a whole, are disproportionately affected by such matters as compared with other participants in the industries in which we and our subsidiaries operate.

Representations and Warranties of DSBJ and Merger Subsidiary

The merger agreement also contains customary representations and warranties made by DSBJ and Merger Subsidiary that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. The representations and warranties of DSBJ and Merger Subsidiary relate to, among other things:

•	the due organization, valid existence, good standing and authority of DSBJ, Merger Subsidiary, and certain of DSBJ’s subsidiaries to carry on their businesses in their respective jurisdictions;

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their corporate power and authority related to the merger agreement, including their power and authority to execute and deliver the merger agreement, to perform their obligations thereunder and, subject to the requisite approval of DSBJ shareholders, to consummate the transactions contemplated by the merger agreement, and the enforceability of the merger agreement against them;

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required actions by or in respect of, and filings with, governmental authorities in connection with the merger and the merger agreement, including any applicable requirements under regulations of the PRC;

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their entry into and performance under the merger agreement, and whether such entry and performance would result in violations of, or conflicts with, their governing documents or applicable law, any defaults, terminations, cancellations, payments, accelerations or revocations under any material agreements or the creation of liens or encumbrances on any of their property or assets;

•	the absence of any untrue statements or omissions of material facts supplied by the DSBJ or Merger Subsidiary for inclusion in this proxy statement;

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the absence of any suit, action, proceeding, investigation, or court or governmental order pending against DSBJ or Merger Subsidiary that would reasonably be expected to have a material adverse effect on DSBJ or Merger Subsidiary;

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the debt financing for the merger, including the delivery and effectiveness of commitment letters, pursuant to which certain lenders have committed to contribute certain amounts to a subsidiary of DSBJ for the purpose of funding the transactions contemplated by the merger agreement, and the absence of any conditions precedent or other contingencies except as set forth in the debt financing agreements;

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the absence of any contingency relieving DSBJ or Merger Subsidiary of its obligations under the merger agreement to pay the merger consideration, in the event that DSBJ or Merger Subsidiary are unable to obtain financing in connection with the transactions contemplated by the merger agreement;

•	the absence of any ownership of shares of the Company’s common stock by DSBJ or Merger Subsidiary;

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the absence of any business activities conducted by Merger Subsidiary, or any liabilities or obligations incurred by Merger Subsidiary, apart from the transactions contemplated by the merger agreement and the term loan commitment letter;

•	the absence of any undisclosed broker’s or finder’s fees; and

•	the absence of any implied representations or warranties and the disclaimer of any other representations or warranties not described in the merger agreement.

Except as set forth in the merger agreement, the representations and warranties in the merger agreement of each of the Company, DSBJ and Merger Subsidiary will not survive the consummation of the merger or the termination of the merger agreement pursuant to its terms.

Conduct of Our Business Pending the Merger

Under the merger agreement, we agreed that, from the date of the merger agreement to the earlier of the effective time or the termination of the merger agreement in accordance with its terms, without the prior written consent of DSBJ (which consent will not be unreasonably withheld, delayed or conditioned), except as listed in the company disclosure letter, otherwise expressly permitted by or expressly provided for in the merger agreement or as may be required by applicable law, we will, and we will cause each of our subsidiaries to, conduct our business in the ordinary course consistent with past practice and to use reasonable best efforts to preserve substantially intact our business organization and preserve in all material respects our relationships with our material customers, suppliers, vendors, licensors and licensees.

We further agreed that, except as listed in the company disclosure letter, otherwise expressly permitted by or expressly provided for in the merger agreement or as may be required by applicable law, from the date of the merger agreement to the earlier of the effective time or the termination of the merger agreement in accordance with its terms, without the prior written consent of DSBJ (which consent will not be unreasonably withheld, delayed or conditioned), we will not and will not permit any of our subsidiaries to:

•	make changes to our organizational documents;

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declare, set aside or pay any dividend or other distribution (whether in cash, stock or other property) in respect of any of our capital stock or other equity interests, except for any dividend or distribution by a direct or indirect wholly-owned subsidiary of the Company or any of our subsidiaries;

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merge or consolidate with any other person or acquire any assets in an amount in excess of $1.0 million in the aggregate from or any equity or debt securities or other equity interests in any other person; provided, however, that the foregoing restriction will not apply to any expenditures permitted the merger agreement or any trade accounts payable, accrued commercial or trade liabilities arising in the ordinary course of business consistent with past practice;

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sell, assign, transfer, lease, license, subject to an encumbrance (other than a permitted encumbrance) or otherwise surrender, relinquish or dispose of any assets or property, other than (i) in the ordinary course of business consistent with past practice, (ii) pursuant to existing written contracts or commitments delivered or made available to DSBJ prior to the date of the merger agreement or (iii) in an amount not in excess of $1.0 million in the aggregate;

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issue, sell, grant, pledge or otherwise encumber, or authorize any of the foregoing with respect to, any shares of our capital stock or other securities (including any options, warrants or any similar security exercisable for, or convertible into, such capital stock or other security) or enter into any amendment of any material term of any of our outstanding securities (other than issuances of common shares (A) upon the exercise of SARs or (B) upon the settlement of RSUs or PSUs, in each case outstanding on the date of this agreement), (ii) accelerate the vesting of any RSUs, PSUs or SARs (other than as required pursuant to preexisting contractual commitments delivered or made available to DSBJ prior to the date of this agreement), (iii) split, combine, adjust or reclassify any shares, stock or other equity interests of the Company or any of our subsidiaries or (iv) purchase or redeem any shares of capital stock of the Company or any of our subsidiaries or any other equity interests or any rights, warrants or options to acquire any such shares or interests;

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incur or assume any indebtedness, increase any existing lines of credit or other credit facilities or make any loans, advances or capital contributions to, or investments in, any person, other than (i) debt incurred in the ordinary course of business, consistent with past practice, under letters of credit, lines of credit or other credit facilities or arrangements as in effect on the date of this agreement, in an amount not in excess of $10.0 million in the aggregate and (ii) any indebtedness, loan, advance, capital contribution or investment solely by and among the Company and any of our wholly-owned subsidiaries;

•	guarantee any indebtedness of any person other than the indebtedness of any of its wholly-owned subsidiaries incurred in compliance with this agreement;

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(i) increase in any material manner the compensation, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any of our current or former directors, officers, or employees or those of any of our subsidiaries, (ii) pay any bonus to any of the current or former directors, officers, employees or consultants of the Company or any of our subsidiaries, other than, in the case of either of (i) or (ii), (A) as required pursuant to applicable law or the terms of any company benefit plan or international benefit plan or other employee benefit plans or arrangements in effect on the date of the merger agreement and (B) increases in salaries, wages and benefits of employees made as a result of promotions and/or in the ordinary course of business, provided that the combined amount of increases for all employees does not exceed 5% of all employees’ current base salaries in the aggregate, (iii) promote any employee who is an officer to a position more senior than such employee’s position as of the date of the merger agreement, or promote a non-officer employee to an officer position, (iv) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization, or (v) plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company (other than employee terminations for cause);

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hire or terminate the employment of any executive officer of the Company or any of our subsidiaries or any other employee of the Company or any of our subsidiaries other than in the ordinary course of business consistent with past practice and provided that (i) in the case of hiring an employee, such employee’s annual base salary does not exceed $150,000 or whose total annual compensation is not in excess of $250,000 and (ii) in the case of terminating an employee, such employee’s annual base salary does not exceed $250,000 or whose total annual compensation is not in excess of $350,000 (other than any termination as a result of “cause”, or any hires made to fill positions);

•	change any method of accounting or accounting principles or practices followed by the Company or any of our subsidiaries, except for any such change required by a change in U.S. GAAP;

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pay, discharge, settle, agree to settle or satisfy (i) any litigation (other than any litigation in connection with the merger agreement or the transactions contemplated thereby), arbitration, proceeding, claim, liability or obligation, other than any payment, settlement, discharge or satisfaction in an amount not in excess of $250,000 individually or $1,500,000 in the aggregate, (ii) any litigation in connection with the merger agreement or the transactions contemplated thereby or (iii) any litigation, arbitration, proceeding or claim that would impose any material, non-monetary obligation on the Company or any of our subsidiaries that would continue after the effective time;

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terminate, cancel, modify or amend any insurance coverage maintained by the Company or any of our subsidiaries with respect to any material assets without replacing such coverage with a comparable amount of insurance coverage;

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(i) enter into any contract that would have been a “Company Contract” under the merger agreement if it had been entered into prior to the date of the merger agreement other than “Company Contracts” with (A) customers or suppliers or (B) insurance coverage, in either event entered into in the ordinary course of business consistent with past practice or (ii) amend on terms materially adverse to the Company, cancel or terminate any “Company Contract” or any contract that would have been a “Company Contract” if it had been entered into prior to the date of the merger agreement, in each case, other than in the ordinary course of business consistent with past practice;

•	make or authorize any new capital expenditures other than capital expenditures set forth in the budget materials disclosed in the disclosure letter;

•	establish or otherwise engage in the conduct of any new line of business material to the Company and any of our subsidiaries, taken as a whole;

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(i) make, change or revoke any material tax election, agree to an extension or waiver of any statute of limitations with respect to the assessment or determination of material taxes, change an annual tax accounting period, adopt or change any tax accounting method, file any material amended tax return, enter into any closing agreement with respect to material taxes, settle any material tax claim, audit, assessment or dispute, or surrender any right to claim a refund of a material amount of taxes, in each case, without the prior written consent of DSBJ or (ii) file any tax return without (A) providing DSBJ with a draft form of such tax return at least fifteen business days before filing; and (B) reflecting any comments reasonably requested by DSBJ on such tax return;

•	adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

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grant, amend, waive, modify, sell, assign, transfer, license, let lapse or expire, abandon, cancel or otherwise dispose of any intellectual property owned by the Company or any of our subsidiaries that is material to the conduct of the business of the Company or any of our subsidiaries, other than non-exclusive licenses granted in the ordinary course of business consistent with past practice;

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divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of the Company or any of our subsidiaries (including accepting any mitigation proposal by CFIUS as a condition to granting the CFIUS Approval); or

•	commit to do any of the foregoing.

Access and Information

Under the merger agreement upon reasonable prior notice and subject to applicable law relating to the exchange of information, we agreed to, and agreed to cause our subsidiaries to, afford to DSBJ and its representatives reasonable access during normal business hours and without undue disruption of normal business activity during the period prior to the earlier of the effective time and the termination of the merger agreement to all of its books, records, properties, contracts, commitments, premises, representatives and, we agreed to, and agreed to cause our representatives to, make available to DSBJ all financial, operating and other data and information as DSBJ may reasonably request; provided that (i) we and any of our subsidiaries will not be obligated to provide access to (A) any information that, in our reasonable judgment, would result in the loss of attorney-client or other privilege with respect to such information (provided that we will use reasonable efforts to allow such access or disclosure in a manner that does not result in loss or waiver of such privilege, including, but not limited to, entering into appropriate common interest or similar agreements), (B) any information that would result in a breach of an agreement to which we or any of our subsidiaries is a party (provided that we will use reasonable efforts to obtain any required consent or waiver of such counterparty to allow such access or disclose such information, and failing the receipt of such consent or waiver, to make appropriate substitute disclosure and/or access arrangements), or (C) any information that, in our reasonable judgment, would violate any applicable law or any request or requirement of any governmental entity, or may cause significant harm to us or any of our subsidiaries if the merger were not consummated, (ii) no investigation pursuant to the merger agreement will affect any representations or warranties made therein or the conditions to the obligations of the respective parties to consummate the merger and the other transactions contemplated by the merger agreement, (iii) we and our subsidiaries are not required to conduct, or permit DSBJ or any of its representatives to conduct, any environmental investigation or sampling of soil, air, surface water, building material, groundwater or other environmental media relating to any real property, and (iv) we agreed to make appropriate substitute disclosure arrangements to the extent any information cannot be circulated to DSBJ in accordance with the merger agreement. DSBJ agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to the merger agreement for any competitive or other purpose unrelated to the consummation of the merger.

Stockholders Meeting

We agreed, subject to our organizational documents and applicable law (and regardless of whether there has occurred an adverse recommendation change), as promptly as reasonably practicable following the date on which the staff of the SEC confirms that it has no further comments on the proxy statement or that it does not intend to review the proxy statement, duly call, give notice of, convene and hold the meeting of our stockholders for the purpose of seeking the approval of our stockholders of the merger agreement and the consummation of the transactions contemplated by the merger agreement; provided that, we may adjourn or postpone the meeting as necessary so that such meeting is convened promptly after the date on which the approval of the UEL shareholders is obtained. We must use our reasonable best efforts to (i) cause the proxy statement to be mailed to our stockholders and to hold the meeting of our stockholders as promptly as reasonably practicable following the date on which the staff of the SEC confirms that it has no further comments on the proxy statement or that it does not intend to review the proxy statement and (ii) to solicit our stockholders to approve the merger agreement and the consummation of the transactions contemplated by the merger agreement. We may not adjourn, postpone or recess the meeting of our stockholders without the prior written consent of DSBJ, but we must adjourn, postpone or recess the meeting as directed by DSBJ in order to obtain a quorum or solicit additional votes to approve the merger (so long as such meeting is not adjourned, postponed or recessed to a date on or after the initial termination date). In addition to the foregoing, agreed not to submit to the vote of our stockholders any alternative transaction proposal other than the merger.

We also agreed that the Board of Directors will recommend to our stockholders that they vote their shares in favor of the merger and to include such recommendation in the proxy statement, except to the extent that our Board of Directors makes an adverse recommendation change as permitted by the merger agreement as discussed under “The Merger Agreement – No Solicitation; Alternative Transaction Proposal; Recommendation Change.” We further agreed that our obligation to hold the meeting of our stockholders will not be affected by the commencement, public proposal, public disclosure or communication to us of any alternative transaction proposal or by the making of any adverse recommendation change by our Board of Directors. Without limiting the foregoing, if our Board of Directors effects an adverse recommendation change, then our Board of Directors must submit the merger agreement to our stockholders without a recommendation, in which event our Board of Directors may communicate the basis for its lack of a recommendation to our stockholders in the proxy statement or an appropriate amendment or supplement thereto to the extent required by applicable law.

DSBJ Shareholder Meeting

DSBJ agreed as promptly as reasonably practicable following the date of the merger agreement, DSBJ will (a) take all action necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of passing resolutions to approve the merger agreement, the consummation of the merger and the other transactions contemplated thereby and (b) include in the disclosure materials for such meeting any customary statement of the board of directors of DSBJ to the shareholders of DSBJ to vote in connection with the approval of the merger agreement, the merger and each other transaction contemplated under the merger agreement. DSBJ agreed to promptly notify us of the receipt of any written comments from the China Securities Regulatory Commission or any other governmental entity on the disclosure materials, and all other written correspondence with any governmental entity relating to the disclosure materials. DSBJ will use its reasonable best efforts to effectuate the transactions contemplated by each voting agreement, undertaking or similar obligation of any shareholder to vote any securities of DSBJ in favor of any resolutions proposed to approve the merger agreement, the consummation of the merger and the other transactions contemplated thereby, and DSBJ will not amend or waive any provision of any such voting agreement, undertaking or similar obligation and will use its reasonable best efforts to exercise its rights under such voting agreement, undertaking or similar obligation in accordance with their terms.

No Solicitation; Alternative Transaction Proposal; Recommendation Change

The following defined terms from the merger agreement relate to the matters set forth in this section:

The merger agreement defines “alternative transaction proposal” to mean any inquiry, proposal or offer from any person (whether or not in writing) relating to: (i) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of our subsidiaries representing twenty percent or more of the assets of the Company and any of our subsidiaries, taken as a whole, (ii) any direct or indirect acquisition, purchase, lease, contribution, sale or disposition, in a single transaction or a series of related transactions (including by means of merger, consolidation, share exchange, other business combination, partnership, joint venture, the disposition, issuance or acquisition of capital stock or other equity interest of the Company or any of our subsidiaries, or otherwise), of any business, assets or properties that constitute twenty percent or more of the consolidated revenues, net income or assets of the Company and any of our subsidiaries, taken as a whole, or twenty percent or more of the outstanding voting power of the Company’s equity securities, (iii) any tender offer or exchange offer or any other transaction in which any person (or the stockholders of any person) or “group” (as such term is defined under the Exchange Act) offers to acquire beneficial ownership, or the right to acquire beneficial ownership, of twenty percent or more of the outstanding voting power of the Company’s equity securities or (iv) any combination of the foregoing, in each case, other than the merger and the other transactions contemplated by the merger agreement.

The merger agreement defines “superior proposal” as a bona fide, unsolicited written alternative transaction proposal made after the date of the merger agreement and not resulting from a breach of certain provisions of the merger agreement, having terms which our Board of Directors determines in good faith (after consultation with our outside legal counsel and our independent financial advisor) would result in a transaction (i) that, if consummated, would be more favorable from a financial point of view to holders of common stock than (x) the merger, taking into account all of the terms and conditions of such alternative transaction proposal and the person making such alternative transaction proposal (including all financial, regulatory and legal conditions to consummation and other aspects of such proposal), and (y) the merger agreement (including any changes proposed by DSBJ to the terms of the merger agreement) and (ii) that is reasonably capable of being consummated on the terms proposed; provided, however¸ that, for purposes of the definition of “superior proposal,” the term “alternative transaction proposal” will have the same definition as set forth above, except that the references to “twenty percent” in such definition will be deemed to be references to “fifty percent.”

The merger agreement defines “intervening event” as a material event, material development or material change in circumstances unrelated to an alternative transaction proposal that was not known, or the existence and the consequences or magnitude of which would not reasonably be expected to have been known, by us or our Board of Directors as of the date of the merger agreement.

Upon entering into the merger agreement we agreed to and agreed to cause our representatives to, immediately cease and cause to be terminated all existing discussions or negotiations (if any) with any person conducted heretofore with respect to any alternative transaction proposal, or any inquiry or proposal that may reasonably be expected to result in an alternative transaction proposal, request the prompt return or destruction of all confidential information previously furnished and immediately terminate all physical and electronic data room access previously granted to any such person or its representatives.

During the period from the date of the merger agreement until the earlier of the termination of the merger agreement and the effective time of the merger, the merger agreement provides that subject to certain exceptions we are not permitted to, directly or indirectly:

(i)	solicit or initiate, or knowingly encourage, induce or facilitate (including by way of providing information) any alternative transaction proposal or any inquiry or proposal that constitutes or may reasonably be expected to result in an alternative transaction proposal;

(ii)	participate in any discussions or negotiations with any person regarding, or furnish to any person any non-public information with respect to, or cooperate in any way with any person (whether or not a person making an alternative transaction proposal) with respect to any alternative transaction proposal or any inquiry or proposal that may reasonably be expected to result in an alternative transaction proposal;

(iii)	approve or recommend any alternative transaction proposal;

(iv)	approve or recommend, or execute or enter into, any letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase or share exchange agreement, option agreement or other similar agreement related to any alternative transaction proposal; or

(v)	enter into any agreement or agreement in principle requiring us to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement or breach our obligations under the merger agreement.

Notwithstanding the foregoing, if in response to an unsolicited bona fide written alternative transaction proposal, which did not result from any breach of the applicable sections of the merger agreement, our Board of Directors or any committee thereof determines in good faith (after consultation with its outside legal and financial advisors) that such alternative transaction proposal is, or is reasonably likely to result in, a superior proposal, then we may, upon terms and subject to the conditions set forth in the merger agreement, prior to (but not after) the merger agreement is approved by our stockholders: (a) furnish information (including non-public information) with respect to MFLEX and its subsidiaries to the person making such alternative transaction proposal (and its representatives) pursuant to an acceptable confidentiality agreement; provided, however, that a copy of all such information not previously provided to DSBJ (or its representatives) (together with a copy of the alternative transaction proposal) is provided to DSBJ substantially concurrently with the time it is provided to such person, and (b) participate in discussions or negotiations with the person making such alternative transaction proposal (and its representatives) regarding the terms of such alternative transaction proposal provided we provide a written summary of the discussions and negotiations to DSBJ within twenty-four hours.

We also agreed under the merger agreement that the Board of Directors and its committees would not make an adverse recommendation change or resolve or agree to make an adverse recommendation change. The merger agreement defines an “adverse recommendation change” as a to directly or indirectly (A) change, qualify, withhold, withdraw or modify (or authorize or publicly propose to change, qualify, withhold, withdraw or modify), in any manner adverse to DSBJ, the recommendation of the Board of Directors or the approval, adoption, recommendation or declaration of advisability by the Board of Directors or any committee thereof with respect to the merger agreement or the merger and the other transactions contemplated by the merger agreement, (B) recommend, adopt, approve or declare advisable, or propose publicly to recommend, adopt, approve, or declare advisable, any alternative transaction proposal, (C) recommend, adopt, approve, or declare advisable, or propose to recommend, adopt, approve or declare advisable, or allow us or any of our subsidiaries to execute or enter into, any acquisition agreement, (D) enter into any agreement, letter of intent, or agreement in principle requiring us to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement or breach our obligations thereunder, (E) subject to certain exceptions, fail to recommend against any alternative transaction proposal within ten business days after the commencement of such alternative transaction proposal, (F) fail to include the recommendation of the Board of Directors in the proxy statement or reaffirm such recommendation at the request of DSBJ within five business days.

Notwithstanding the foregoing the Board of Directors may, prior to (but not after) receipt of the approval of the merger agreement and the transactions contemplated thereby by our stockholders, make an adverse recommendation change if (i) in response to an unsolicited bona fide written alternative transaction proposal, the Board of Directors determines (after consultation with its outside legal and financial advisors) that such proposal constitutes a superior proposal or (ii) an intervening event has occurred, and in either case, following consultation with outside legal counsel, the Board of Directors determines that the failure to make an adverse recommendation change would be inconsistent with its fiduciary duties to our stockholders under applicable law;

provided, however, that the Board of Directors will not be entitled to exercise its right to make an adverse recommendation change until after the fifth business day following DSBJ’s receipt of written notice from us advising DSBJ that the Board of Directors intends to take such action, which notice will (A) if made in connection with a superior proposal, include the terms that are the basis of the proposed action by the Board of Directors and the identity of the party making such superior proposal, and, if applicable, a copy of all of the relevant proposed transaction agreements and any other documents provided by, or correspondence with, the party making such superior proposal, including the then-current form of the definitive agreements with respect to such superior proposal and any related financing commitments in our possession or, in each case, if not provided in writing, a written summary of the terms) and (B) if made in connection with an intervening event, provide reasonable details regarding such intervening event. The Board of Directors may not make an adverse recommendation change related to a superior proposal if such proposal resulted from a material breach by us of the applicable terms of the merger agreement. Notwithstanding anything to the contrary contained in the merger agreement, neither we nor any of our subsidiaries will enter into any acquisition agreement pursuant to an alternative transaction proposal unless the merger agreement has been terminated in accordance with its terms and the termination fee has been paid by us in the manner provided in the merger agreement.

In addition, in determining whether to make an adverse recommendation change, the Board of Directors will take into account any changes to the terms of the merger agreement committed to by DSBJ in response to written notice from us advising DSBJ that the Board of Directors intends to take such action. During the five business day post-notice period, we agreed to and agreed to cause our advisors to negotiate with DSBJ in good faith (to the extent DSBJ also seeks to negotiate) to make such adjustments in the terms and conditions of the merger agreement so that (i) is such proposed adverse recommendation change is in connection with a superior proposal, the merger agreement would result in a transaction that would be no less favorable to our stockholders than any alternative transaction proposal that would be deemed to constitute a superior proposal in the absence of such adjustments or (ii) if such proposed adverse recommendation change is in connection with an intervening event, such adverse recommendation change would no longer be necessary to comply with the Board of Directors’ fiduciary duties to our stockholders under applicable law, and, in each case as applicable, in the event DSBJ agrees to make such adjustments to the agreement, no adverse recommendation change will be made.

In addition to the forgoing obligations, we agreed that within 24 hours of the receipt of an alternative transaction proposal, we would advise DSBJ orally of such alternative transaction proposal, the material terms and conditions of any such alternative transaction proposal (including any changes thereto) and the identity of the person making any such alternative transaction proposal. We also agreed to (i) keep DSBJ informed in all material respects and on a reasonably current basis (and in no event later than 24 hours from the occurrence or existence of any material event, fact or circumstance) of the status and details (including any material change to the terms thereof) of any alternative transaction proposal, and (ii) provide to DSBJ as soon as practicable after receipt or delivery, copies of all correspondence and other written material exchanged between us or any of our subsidiaries and any person that describes any of the terms or conditions of any alternative transaction proposal. We also agreed we would not, and would cause our subsidiaries not to, enter into any confidentiality agreement with any person subsequent to the date of the merger agreement which prohibits us from providing such information to DSBJ and will otherwise keep DSBJ reasonably informed of the status of any discussions or negotiations and of any modifications to such inquiries, proposals or offers.

Filings; Other Actions; Notification

We and DSBJ and Merger Subsidiary each agreed to use our reasonable best efforts to:

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obtain as promptly as practicable any necessary consents, approvals, waivers and authorizations of, actions or non-actions by, and make as promptly as practicable all necessary notifications to and filings and submissions with, any governmental entity pursuant to applicable law or any third party as set forth in the schedules to the merger agreement;

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(A) avoid a suit, action, petition to deny, objection, proceeding or investigation, whether judicial or administrative and whether brought by a governmental entity or any third party, and (B) avoid the entry of, or to effect the dissolution, lifting or rescinding of, any injunction, stay, restraining order or other order in any such suit, action, petition to deny, objection, proceeding or investigation, in each case, challenging the merger agreement or the transactions contemplated thereby or that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the merger and the other transactions contemplated by the merger agreement;

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cooperate with each other in (A) determining which filings or responses to requests for additional information or documentary material from a governmental entity are required to be made prior to the effective time with, and which registrations, consents, approvals, permits, notices or authorizations are required to be obtained prior to the effective time from, governmental entities or third parties in connection with the execution and delivery of the merger agreement and related agreements and consummation of the transactions contemplated thereby and thereby and (B) timely making all such filings and responses and timely seeking all such consents, approvals, permits, notices or authorizations; provided, however, that we will not make any such filing or response or seek any such consent, approval, permit, notice or authorization without the prior consent of DSBJ;

•	to cause the conditions to the merger set forth in therein to be satisfied as promptly as reasonably practicable; and

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take, or cause to be taken, all other actions and do, or cause to be done, and cooperate with each other in order to do, all other things necessary or appropriate to consummate the transactions contemplated by the merger agreement as soon as practicable.

Each of the parties to the merger agreement, for the purpose of obtaining the approval of a governmental entity, agreed to take actions that may limit their freedom of action with respect to, or their respective ability to retain, any of their businesses, services or assets, including to divest or hold separate certain assets, provided that the effectiveness or consummation of such action is conditional on the consummation of the merger. Notwithstanding the foregoing, DSBJ is not obligated to take any action that, in the judgement of DSBJ acting in good faith, individually or in the aggregate is or would reasonably be expected to be materially adverse to DSBJ, Merger Subsidiary, any of their respective affiliates or the surviving corporation, either before or after giving effect to the merger.

In connection with the agreements described above, the parties agreed DSBJ, after consulting with the Company and considering the Company’s views in good faith, will make all decisions, lead all discussions, negotiations and other proceedings, and coordinate all activities with respect to any requests that may be made by, or any actions, consents, undertakings, approvals, or waivers that may be sought by or from, any governmental entity, including determining the strategy and manner in which to contest or otherwise respond, by litigation or otherwise, to objections to, or proceedings or other actions challenging, the consummation of the merger and the other transactions contemplated by the merger agreement; provided, however, that DSBJ will give the Company the opportunity to participate in such discussions, negotiations or other proceedings to the extent not prohibited by applicable law. At DSBJ’s request and sole expense, the Company agrees to take all actions DSBJ reasonably deems prudent in order to obtain or assist DSBJ or any of its subsidiaries in obtaining any actions, consents, undertakings, approvals or waivers by or from any governmental entity or any person for or in connection with, and to reasonably assist DSBJ or any of its subsidiaries in litigating or otherwise contesting any objections to or proceedings or other actions challenging, the consummation of the merger and the other transactions contemplated by the merger agreement.

We and DSBJ also agreed to cooperate in the making of, or to make, as applicable, with respect to the transactions contemplated by the merger agreement:

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any required filings with the Federal Trade Commission and the United States Department of Justice pursuant to the HSR Act, with respect to the transactions contemplated thereby (including a request for early termination of the waiting period thereunder) as soon as reasonably practicable after the date of the merger agreement, but in no event later than ten (10) business days from the date of the merger agreement, and will thereafter promptly respond to all requests received from such agencies for additional information or documentation,;

•	an initial filing with the PRC Anti-Monopoly Bureau as required by the PRC Anti-Monopoly Law as soon as reasonably practicable after the date of the merger agreement;

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(A) engage in the pre-notice consultation process with CFIUS and jointly make the draft filing with CFIUS contemplated under 31 C.F.R. § 800.401(f) as soon as reasonably practicable after the date of the merger agreement, and (B) as soon as reasonably practicable after CFIUS notification that the draft filing meets all requirements of 31 C.F.R. § 800.402 of the regulations and is, accordingly, complete, jointly file with CFIUS a voluntary notice as contemplated by 31 C.F.R. § 800.401(a);

•	prepare and file all filings required to obtain the PRC Overseas Investment Approvals as promptly as practicable after the date of the merger agreement; and

•	prepare and file any other filing or written materials necessary or advisable to be made or submitted to any other governmental entity.

Any fees and expenses (other than the attorney’s, advisor’s and agent’s fees) payable under the above referenced filings relating to the transactions contemplated by the merger agreement will be borne by DSBJ or the relevant subsidiary of DSBJ.

Each of DSBJ and the Company agreed to (i) cooperate and coordinate with the other in the making of regulatory filings and in connection with resolving any investigation or other inquiry of any governmental entity under any applicable laws or orders with respect to any such filing, (ii) supply the other with any information and reasonable assistance that may be required or reasonably requested in connection with the making of such filings, (iii) supply any additional information that may be required or reasonably requested by the relevant governmental entity and (iv) use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to obtain the approvals and requirements under the regulatory filings as soon as practicable (other than as waived by DSBJ), and to avoid any impediment to the consummation of the merger under any applicable laws or orders, using reasonable best efforts to take all such action as reasonably may be necessary to resolve any objections as any governmental entity or person may assert under any applicable laws or orders with respect to the merger.

Each of DSBJ, Merger Subsidiary and the Company agreed, to the extent permitted by applicable law, to inform promptly each other of any communication from any governmental entity regarding any of the transactions contemplated by the merger agreement in connection with any regulatory filings or investigations by any governmental entity relating to the merger agreement or the transactions contemplated thereby, including any proceedings initiated by a private party. If any party receives a request for additional information or documentary material from any governmental entity with respect to a regulatory filing, then such party will use its reasonable best efforts to make, or cause to be made, within a reasonable time and after consultation with the other party, an appropriate response to such request. To the extent reasonably practicable and unless prohibited by applicable law or by the applicable governmental entity, the parties agreed to (i) give each other reasonable advance notice of all meetings with any governmental entity (other than any PRC governmental entity), (ii) give each other an opportunity to participate in such meetings, (iii) keep the other party reasonably apprised with respect to any material communications with any governmental entity, (iv) cooperate with each other (or counsel of each party, as appropriate) in the filing of any written communications, articulating any regulatory or competitive argument and/or responding to requests or objections made by any governmental entity, (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all material written communications with a governmental entity (other than any PRC governmental entity), and (vi) provide each other (or counsel of each party, as appropriate) with copies of all material written communications to or from any governmental entity. Any such disclosures, rights to participate or provisions of information by one party to the other may be made on a counsel-only basis to the extent required under applicable law or reasonably requested by the disclosing party.

Employee Benefits Matters

Until the twelve month anniversary of the effective time, DSBJ will provide, and will cause the surviving corporation and its subsidiaries to provide, for each employee of the Company or any of our subsidiaries who continues as an employee of DSBJ, the surviving corporation or any of their respective subsidiaries during such twelve month period (each of whom we refer to as a company employee), (i) a base salary or hourly wage rate and annual cash incentive opportunities (excluding equity, retention bonuses, change in control bonuses, and similar transaction-based incentives) that are substantially comparable in the aggregate to those provided to such company employee immediately prior to the effective time, and (ii) other compensation and employee benefits (excluding equity incentives) that are competitive in the aggregate for an employee at the level and seniority of such company employee. Notwithstanding anything to the contrary, after the effective time, nothing in the merger agreement precludes the Company (and the surviving corporation) from terminating the employment of any company employee for any lawful reason.

For purposes of determining eligibility to participate and vesting under any benefit plan or arrangement of DSBJ, the surviving corporation or any of their respective subsidiaries providing benefits to any company employee after the effective time (which we refer to collectively as the new plans), the company employees will receive service credit for service with the Company and any of our subsidiaries (and any respective predecessors) to the same extent such service credit was granted under our benefit plans, including with respect to vacation time, sick time and recognized holidays, but excluding benefit accrual for all other purposes, provided that no service credit will result in the duplication of benefits. In addition and without limiting the generality of the foregoing: (i) each company employee will be immediately eligible to participate, without any waiting time or satisfaction of any other eligibility requirements, in any and all new plans and (ii) for purposes of each new plan providing medical, dental, pharmaceutical and/or vision benefits to any company employee, DSBJ will use commercially reasonable efforts to cause (x) all pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under such new plan to be waived for such employee and his or her covered dependents and (y) any expenses incurred by any company employee and his or her covered dependents during the portion of the plan year ending on the date such employee’s participation in the new plan begins to be taken into account under such new plan for the purpose of satisfying all deductible, coinsurance, maximum out-of-pocket requirements and similar expenses applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such new plan.

Nothing in the merger agreement confers any rights, benefits, remedies, obligations or liabilities upon any person other than the parties to the merger agreement and their respective successors and assigns. Nothing in the merger agreement will (i) amend or be deemed to amend any Company benefit plan or (ii) limit in any way DSBJ’s ability to amend or terminate any Company benefit plan at any time.

Indemnification and Insurance

From and after the effective time, the surviving corporation will (i) indemnify and hold harmless each person who was, is at the date of the merger agreement or becomes during the period from the date of the merger agreement through the closing date (A) a director or officer of the Company or any of our subsidiaries, (B) a director, officer or trustee of another entity (but only to the extent that such person is or was serving in such capacity at the request of the Company) or (C) an employee or agent of the Company or any of our subsidiaries (which we refer to collectively as the indemnified parties), in each case, to the fullest extent authorized or permitted by applicable law without regard to whether indemnification may be available to such indemnified party from another person, in connection with any claim and any judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom and (ii) promptly pay on behalf of or, within ten business days after any request for advancement, advance to each of the indemnified parties, to the fullest extent authorized or permitted by applicable law, any expenses incurred in defending, serving as a witness with respect to or otherwise participating in any claim in advance of the final disposition of such claim, including payment on behalf of or advancement to the indemnified party of any expenses incurred by such indemnified party in connection with enforcing any rights with respect to such indemnification or advancement. The surviving corporation agreed not to settle, compromise or consent to the entry of any judgment in any claim in respect of which indemnification has been or could be sought by such indemnified party, unless such settlement, compromise or judgment includes an unconditional release of such indemnified party from all liability arising out of such claim and does not include an admission of fault or wrongdoing by any indemnified party, or such indemnified party otherwise consents thereto.

The surviving corporation will cause its and its subsidiaries organizational documents to contain provisions with respect to indemnification, advancement of expenses and limitation of director, officer and employee liability that are no less favorable to the indemnified parties than those set forth in those of the Company and any of our subsidiaries as of the date of the merger agreement, which provisions thereafter will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any indemnified parties.

Prior to the effective time, the Company will purchase a six-year “tail” prepaid, non-cancelable policy on the Company’s current directors’ and officers’ liability insurance, provided that the Company will not pay, and DSBJ and the surviving corporation will not be obligated to pay, annual premiums in excess of two hundred and fifty percent (250%) of the amount paid by the Company for coverage for its last full fiscal year. The surviving corporation will (and DSBJ will cause the surviving corporation to) use commercially reasonable efforts to maintain such “tail” policy in full force and effect. If, for any reason, such “tail policy” cannot be maintained in full force and effect at any time during the period commencing at the effective time and ending on the sixth anniversary of the effective time, the surviving corporation will (and DSBJ will cause the surviving corporation to) maintain in effect the directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the effective time, covering each person covered by the directors’ and officers’ liability insurance, on terms with respect to the coverage, retention and amounts that are equivalent to those of the directors’ and officers’ liability insurance, and with an insurance company with the same or better credit rating as the insurance company providing the current directors’ and officers’ liability insurance.

The indemnified parties, together with their respective heirs and legal representatives, have the right to enforce the provisions of the merger agreement relating to their indemnification.

Financing of the Merger

DSBJ’s obligation to complete the merger is not conditioned on DSBJ’s receipt of any financing. DSBJ expects to fund amounts needed to acquire the Company under the merger agreement through a combination of cash on hand or available through commercial paper, existing credit facilities and new financing expected to be arranged by the Bank of China.

In connection with the entry into the merger agreement, DSBJ delivered to us copies of financing commitment letters, each dated February 4, 2016, from BOC Asset Management Company Limited, a subsidiary of the Bank of China, and Bank of China, New York Branch, respectively, pursuant to and subject to the terms and conditions of which, the financing sources have committed to finance the amounts set forth therein, which amounts together with cash on hand or available to DSBJ and its affiliates through commercial paper, and DSBJ’s existing credit facilities, will be sufficient to enable DSBJ and Merger Subsidiary to make all payments required to be made in connection with the transactions contemplated by the merger agreement.

The commitment letter from BOC Asset Management Company Limited provides for a contribution of up to RMB 515 million by BOC Asset Management Limited and its affiliates to a limited partnership, which we refer to as the Mezz Fund, which contribution, together with contributions by certain equity holders of DSBJ, will be invested by the Mezz Fund as equity or debt in a Hong Kong subsidiary of DSBJ, which Hong Kong subsidiary will further contribute the funds to Merger Subsidiary to provide funding Merger Subsidiary with funds to consummate the merger.

The commitment letter from Bank of China, New York Branch provides for (i) a senior secured six month bridge loan facility in an aggregate principal amount of $100 million and (ii) a senior five year term loan facility in an aggregate amount of $150 million, in each case to be made available to Merger Subsidiary on the closing date of the merger.

Under the merger agreement, DSBJ will, and will cause its subsidiaries to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate, on or prior to the closing date, the financing contemplated by the commitment letters on the terms set forth therein. In the event any portion of the financing becomes unavailable on the terms and conditions contemplated in the commitment letters, and such portion is necessary to fund the transactions contemplated by the merger agreement, DSBJ will promptly notify us and will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange to obtain alternative financing from alternative sources for such portion (x) on terms and conditions not materially less favorable to DSBJ or any of its subsidiaries, as applicable, than the commitment letters and (y) in an amount sufficient to consummate the transactions contemplated by the merger agreement.

In connection with DSBJ’s efforts to arrange the financing, we agreed to use our reasonable best efforts to provide, and will use our reasonable best efforts to cause our subsidiaries and our and their representatives to provide, such necessary cooperation in connection with the arrangement of the financing as may be reasonably requested by DSBJ, including providing certain financial and other information, assisting in the preparation of marketing materials and definitive documentation for the financing, cooperating with the financing sources’ due diligence and taking all corporate actions, subject to the occurrence of the closing, reasonably requested by DSBJ that are necessary or customary to permit the consummation of the financing.

Notwithstanding the foregoing, nothing in the merger agreement will require (i) cooperation to the extent it would interfere unreasonably with our business or operations or that of any of our subsidiaries, (ii) cooperation or assistance from any of our directors, officers or employees to the extent such person is reasonably likely to incur any personal financial liability by providing such cooperation or assistance that will not be repaid or reimbursed in full by DSBJ, (iii) delivery of any financial information in a form not customarily prepared by us or any financial information with respect to a fiscal period that has not yet ended, or has ended less than forty-five calendar days prior to the date of such request (or in the case of annual financials, ninety calendar days) or delivery of projections, (iv) delivery of any legal opinions or any certificate as to solvency, or (v) the taking of any action that would conflict with or violate (A) our certificate of incorporation or by-laws, or result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or default under, any written agreement, contract, subcontract, lease, license understanding, instrument, note, bond, mortgage, indenture, option, warranty, insurance policy, benefit plan or other legally binding commitment to which we or any of our subsidiaries is a party, in each case that are not contingent upon the effective time or (B) any applicable laws.

Under the merger agreement if the closing does not occur for any reason other than our failure to satisfy the condition to secure the vote of our stockholders to approve the merger or for any of the conditions to the obligations of DSBJ and Merger Subsidiary to effect the merger, DSBJ agreed promptly upon written request by us, to reimburse us for all reasonable and documented out-of-pocket costs to the extent such costs are incurred by us or any of our subsidiaries in connection with the cooperation provided by us in connection with DSBJ’s financing activities. DSBJ also agreed to indemnify and hold harmless us and any of our subsidiaries and their respective representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the financing and any information utilized in connection therewith, including any breach of any confidentiality obligation by DSBJ or its representatives or prospective lenders (other than losses, damages, claims, costs or expenses resulting from (A) any inaccurate or misleading financial information relating to us and any of our subsidiaries provided by us in writing specifically for use in connection with the syndication of the financing and (B) any material breach by us or any of our subsidiaries of its obligations under the applicable section of the merger agreement).

Notwithstanding anything to the contrary contained in the merger agreement, nothing will require, and in no event will the reasonable best efforts of DSBJ or its subsidiaries be deemed or construed to require, DSBJ or any of its subsidiaries to (i) pay any fees in excess of those contemplated in the commitment letters (whether to secure waiver of any conditions contained therein or otherwise), (ii) amend or waive any of the terms or conditions hereof, or (iii) consummate the closing at any time prior to the date determined in accordance with the merger agreement.

PRC Tax Report

The Company and DSBJ were required to jointly file not later than the thirtieth calendar day after the date of the merger agreement with the competent PRC taxing authority a tax report in accordance with Bulletin 7 and other PRC tax applicable laws, or the Bulletin 7 Report, together with other information and materials requested by the PRC taxing authority. The Bulleting 7 Report filing was made on March 3, 2016. In the Bulletin 7 Report, the Company was to use its reasonable best efforts to seek a determination of the PRC taxing authority that the transactions contemplated by the merger agreement will not be deemed as a direct transfer of PRC assets taxable under Bulletin 7 and other related PRC tax applicable law. The Company, after consulting with DSBJ and considering DSBJ’s views in good faith, will take the lead in responding to any request from the PRC taxing authority relating to the Bulletin 7 Report and in relation to all other communications, discussions, negotiations and other proceedings with the PRC taxing authority relating to the Bulletin 7 Report; provided, however, that the Company will (i) provide DSBJ with the opportunity to participate in such discussions, negotiations or other proceedings with the PRC taxing authority; (ii) keep DSBJ reasonably apprised with respect to any material communications with the PRC taxing authority, (iii) provide DSBJ with a reasonable advance opportunity to review and comment upon all material written communications (including analyses, presentations, arguments and opinions) with the PRC taxing authority, and (iv) provide DSBJ with copies of all material written communications to or from the PRC taxing authority (including the written confirmation by the taxing authority of the receipt of the Bulletin 7 Report), in each case, to the extent not prohibited by applicable law.

Conditions to the Merger

The respective obligations of the Company, DSBJ and Merger Subsidiary to consummate the merger are subject to the satisfaction or waiver at or prior to the closing of the merger of the following conditions:

•

the HSR Antitrust Clearance and the PRC Antitrust Clearance will have been obtained, (ii) DSBJ will have obtained the PRC Overseas Investment Approvals, other than such PRC Overseas Investment Approvals as DSBJ, in its sole discretion, will have determined to waive, and (iii) the CFIUS Approval will have been obtained;

•

no order issued by any governmental entity of competent jurisdiction or other legal restraint or prohibition restraining, enjoining, making illegal, prohibiting or otherwise preventing the consummation of the merger or any of the other transactions contemplated by the merger agreement (which we refer to as an injunction) will be in effect; provided, however, that the parties will use reasonable best efforts to cause any injunction to be lifted or rescinded, and (ii) no applicable law will have been enacted, entered, promulgated or enforced by any governmental entity that prohibits or otherwise prevents or makes illegal the consummation of the merger or any of the other transactions contemplated by the merger agreement;

•

the approval of the merger agreement by the holders of at least a majority of the shares of our outstanding common stock entitled to vote in accordance with the DGCL to consummate the transactions contemplated by the merger agreement; and

•	the passing at a duly convened shareholders’ meeting of DSBJ of resolutions to approve the merger agreement, the consummation of the merger and the other transactions contemplated thereby.

The Company’s obligation to effect the merger is also subject to the satisfaction or, to the extent permitted by applicable law, waiver by the Company in writing at or prior to the effective time of the following additional conditions:

•

each of the representations and warranties of DSBJ and Merger Subsidiary contained in the merger agreement that (i) are not made as of a specific date will be true and correct as of the date of the merger agreement and as of the closing, as though made on and as of the closing and (ii) are made as of a specific date will be true and correct as of such date, in each case, except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or material adverse effect set forth in such representations and warranties), individually or in the aggregate, has not had a material adverse effect;

•

each of DSBJ and Merger Subsidiary will have performed or complied with, in all material respects, each of its obligations, agreements and covenants under the merger agreement to be performed or complied with by it on or prior to the effective time; and

•

DSBJ will have delivered to the Company a certificate, dated as of the closing date, signed by an officer of DSBJ and certifying as to the satisfaction of the conditions with respect to the representations and warranties and performance of obligations of DSBJ and Merger Subsidiary.

The obligations of DSBJ and Merger Subsidiary to effect the merger are also subject to the satisfaction or, to the extent permitted by applicable law, waiver by DSBJ in writing at or prior to the effective time of the following additional conditions:

•

each of the representations and warranties of the Company contained in the merger agreement that (i) are not made as of a specific date will be true and correct as of the date of the merger agreement and as of the closing, as though made on and as of the closing and (ii) are made as of a specific date will be true and correct as of such date, in each case, except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth in such representations and warranties), individually or in the aggregate, has not had a material adverse effect; provided, however, that as of the date of the merger agreement and as of closing, as though made on and as of the closing (or, in the case of those representations and warranties that are made as of a specific date, as of such date), (x) the representations and warranties of the Company regarding corporate status and certain of the representations and warranties regarding authority for agreements will be true and correct in all material respects, (y) the representations and warranties of the Company regarding capitalization will be true and correct in all respects, except for any de minimis inaccuracy, and (z) the representations and warranties of the Company regarding absence of certain changes, anti-takeover laws, company stockholder approval, opinion of financial advisor and brokers will be true and correct in all respects;

•

the Company will have performed or complied with, in all material respects, each of its obligations, agreements and covenants under the merger agreement to be performed or complied with by it at or prior to the effective time;

•

since the date of the merger agreement, there will not have occurred any change, event, circumstance, development or effect that has had or constitutes, individually or in the aggregate, a Company material adverse effect;

•	the Company stockholders agreement will have been duly terminated;

•

the Company will have delivered to DSBJ a certificate, dated as of the closing date, signed by an officer of the Company and certifying as to the satisfaction of the conditions with respect to the representations and warranties, the performance of obligations the Company and no material adverse effect;

•	the Company will have delivered to DSBJ a certification from the Company on behalf of its stockholders, dated no more than thirty calendar days prior to the closing date and signed by a responsible officer of the Company, reasonably acceptable to DSBJ, that the Company is not, and has not been at any time during the five years preceding the date of such certification, a United States real property holding company, as defined in Section 897(c)(2) of the Code; and

•

there will not be any action taken, regulatory or governmental approval granted or issued or any statute, rule, regulation, order or decree enacted, entered, enforced or deemed applicable to the merger or the transactions contemplated by the merger agreement that imposes any burdensome condition.

Termination

We and DSBJ may, by mutual written consent, terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger, whether before or after the approval of the merger agreement by our stockholders.

The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger as follows:

•

by either DSBJ or us, if, subject to certain exceptions, the merger has not been consummated on or before the six month anniversary of the merger agreement (which deadline may be extended for an additional three months by DSBJ in its sole discretion, solely to the extent necessary to obtain required regulatory approvals or to lift or rescind any governmental order or other legal restraint impeding the consummation of the merger,, and so long as all of the other closing conditions have been satisfied as described in “The Merger Agreement – Conditions to the Merger”); provided that the right to terminate the merger agreement pursuant to this provision will not be available to a party whose failure to fulfill any obligation under the merger agreement has been the primary cause of the failure of the closing to occur on or before such date;

•	by either DSBJ or us, if any injunction is in effect and has become final and non-appealable or if any applicable law prohibits or otherwise prevents or makes illegal the consummation of the merger;

•	by either DSBJ or us, if our stockholders fail to approve the merger agreement and the transactions contemplated by the merger agreement;

•

by either DSBJ or the Company, if, following a vote of the shareholders of UEL at a meeting duly convened for the purpose of obtaining the approval of UEL’s shareholder to vote its shares of the Company in favor of the merger, such approval is not obtained;

•	by DSBJ, if the Board of Directors fails to recommend the merger and the approval of the merger agreement by our stockholders, or if the Board of Directors makes an adverse recommendation change;

•

by DSBJ, if there is a breach or inaccuracy of any of the representations or warranties made by us, or if we fail to perform or comply with any of our covenants or agreements, in the merger agreement which breach, inaccuracy or failure to perform or comply would give rise to the failure of a condition set forth in the merger agreement that is incapable of being cured prior to the earlier of the six-month anniversary of the merger agreement (which deadline may be extended for an additional three months by DSBJ in its sole discretion under certain circumstances as described in “The Merger Agreement – Termination”) or the date that is thirty calendar days following the receipt by us of written notice from DSBJ of such breach, inaccuracy or failure to perform or comply;

•	by DSBJ, if we materially breach our obligations not to solicit alternative transaction proposals or if the Board of Directors causes an adverse recommendation change;

•

by us, if there is a breach or inaccuracy of any of the representations or warranties made by DSBJ or Merger Sub, or if DSBJ or Merger Subsidiary fails to perform or comply with any of their covenants or agreements, in the merger agreement which breach, inaccuracy or failure to perform or comply would give rise to the failure of a condition set forth in the merger agreement that is incapable of being cured prior to the earlier of the six-month anniversary of the merger agreement (which deadline may be extended for an additional three months by DSBJ in its sole discretion under certain circumstances as described in “The Merger Agreement – Termination”) or the date that is thirty calendar days following the receipt by DSBJ of written notice from us of such breach, inaccuracy or failure to perform or comply; and

•

by us, if prior to the adoption of the merger agreement by our stockholders, in the event the Board of Directors determines in good faith that the failure to enter into a definitive agreement relating to a superior proposal would reasonably be expected to be inconsistent with its fiduciary duties under applicable law and concurrently with or immediately following such termination we enter into a definitive agreement relating to such superior proposal and pay the fee due under the provision relating to termination fees; provided, however, that we otherwise complied in all material respects with our obligations related to the solicitation of alternative transaction proposals and adverse recommendation changes.

In addition, we would have had the right to terminate the merger agreement if DSBJ did not deposit an additional $7,450,000 into the escrow account described below within twenty-one days of the date of the merger agreement. This additional amount was deposited into the escrow account on February 23, and this termination right therefore did not become exercisable.

Termination Fee and Escrow for DSBJ’s Termination Fee

In certain circumstances, we may be required to pay DSBJ a termination fee in the amount of $18.3 million if the merger agreement is terminated. The termination fee would be payable in the following circumstances:

•

if prior to the holding of the meeting of our stockholders to vote on the proposal to approve the merger agreement, an alternative transaction proposal is publicly made or otherwise communicated to our senior management or Board of Directors, and while such alternative transaction proposal is still pending, the merger agreement is terminated by DSBJ pursuant to the termination provisions relating to (i) us breaching our representations or warranties or our failure to perform or comply with any of our covenants or agreements under the merger agreement or (ii) us materially breaching our obligations not to solicit alternative transaction proposals or if the Board of Directors causes an adverse recommendation change and within 12 months of such termination we enter into a definitive agreement to consummate the aforementioned alternative transaction proposal or such alternative transaction proposal is consummated; provided that for the definition of alternative transaction proposal for this provision each reference to “20%” in the definition of alternative transaction proposal shall be deemed to be a reference to “50%;

•

if the merger agreement is terminated by DSBJ pursuant to the termination provision relating to the Board of Directors failing to recommend that our stockholders approval the merger and the merger agreement, or if the Board of Directors makes an adverse recommendation change;

•

if the merger agreement is terminated by DSBJ or us pursuant to the termination provisions relating to (i) the failure of our stockholders to approve to the merger and the merger agreement or (ii) the failure of the UEL shareholder approval to be obtained; or

•	if the merger agreement is terminated by us in order to enter into a superior proposal.

In the case of the first three bullets above, we must pay DSBJ the termination fee by wire transfer of immediately available funds to an account or accounts designated by DSBJ within two business days after demand by DSBJ. In the case of the fourth bullet above, we must pay DSBJ the termination fee as a condition to the effectiveness of such termination. UEL and the Company entered into an indemnification letter, pursuant to which UEL agreed to pay to DSBJ, on behalf of the Company, the termination fee if the termination fee becomes payable as a result of our stockholder approval, or UEL’s shareholder approval to vote its Company shares in favor or the merger, not having been obtained.

If one of the following occurs, DSBJ must pay us a termination fee in the amount of $27.45 million ($37.45 million if the termination date is extended to nine months after the date of the merger agreement by DSBJ in its sole discretion solely to the extent necessary to obtain required regulatory approvals or to lift or rescind any governmental order or other legal restraint impeding the consummation of the merger). The termination fee would be payable in the following circumstances:

•

if the merger agreement is terminated by DSBJ or us because the merger is not completed prior to the termination date and (i) all of the closing conditions set forth in the merger agreement have been satisfied or waived (other than those conditions of the Company to effect the merger and those that, by their nature, are to be satisfied at the closing, provided that such conditions are then capable of being satisfied), (ii) we have irrevocably committed in writing that we are prepared to and able to effect the closing and (iii) the closing has not been consummated because DSBJ and Merger Subsidiary failed to consummate the merger in breach of their obligations under the merger agreement;

•

if the merger agreement is terminated by DSBJ or us because the merger is not completed prior to the termination date, and the only conditions that have not been satisfied are those relating to CFIUS Approval, PRC Antitrust Clearance or PRC Overseas Investment Approvals, or the failure to obtain the approval of DSBJ’s shareholders;

•

if the merger agreement is terminated by DSBJ or us pursuant to the termination provision relating to there being a final, non-appealable injunction, but solely with respect to CFIUS Approval, PRC Antitrust Clearance or PRC Overseas Investment Approvals.

DSBJ must pay us the termination fee by wire transfer of immediately available funds to an account or accounts designated by us within two business day after we demand such payment.

On the date of the merger agreement, DSBJ caused to be deposited an amount equal to $20.0 million of DSBJ’s termination fee with Citibank N.A., New York, as collateral and security for the payment of DSBJ’s termination fee. Subsequently, DSBJ caused to be deposited the balance of DSBJ’s termination fee, or $7.45 million, which along with the initial deposit, is held in escrow pursuant to an escrow agreement. DSBJ is required to deposit an additional $10.0 million if it elects to extend the termination date by an additional three months (to nine months after the execution date of the merger agreement solely to the extent necessary to obtain required regulatory approvals or to lift or rescind any governmental order or other legal restraint impeding the consummation of the merger).

Remedies

Except in the event of a material willful breach by any of the parties, in any circumstance in which DSBJ or the Company receives payment of the applicable termination fee and any other amounts pursuant to the merger agreement, the receipt of such termination fee and any other amount in such circumstance shall constitute the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of DSBJ or the Company against the other or any of their respective affiliates. Notwithstanding the foregoing, the parties are also entitled to an injunction or injunctions to prevent a breach of the merger agreement, and to enforce specifically the performance of the terms and provisions of the merger agreement. There is no requirement to secure or post any bond with or as a condition to obtaining such injunction or injunctions.

The Company shall be entitled to seek or obtain an injunction, specific performance or any other equitable relief requiring DSBJ and Merger Subsidiary to consummate the merger and the other transactions contemplated thereby, on the terms and subject to the conditions in the merger agreement, if and only if (i) all conditions to closing (other than those conditions of the Company to effect the merger) have been satisfied or waived as of the date on which the closing would otherwise be required to occur (other than those conditions that, by their nature, are to be satisfied at the closing (provided such conditions would have been satisfied as of such date)), (ii) DSBJ and Merger Subsidiary fail to complete the merger by the date the closing would otherwise be required to have occurred, (iii) the financing has been funded or would be funded at the closing (or, if the financing has been funded into escrow, such funds have been or will be released from escrow at the closing) if the closing were to occur and (iv) the Company has irrevocably committed in writing that the Company is prepared to and able to effect the closing upon the funding of the financing.

Expenses

Except as otherwise provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring such cost or expense.

Amendments and Waivers

The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties, provided that certain sections of the merger agreement, including Amendments, Effect of Termination, Governing Law and Venue; Waiver of Jury Trial, Severability; Validity; Parties in Interest, Enforcement of Agreement and Non-Recourse (including any related definitions used in those sections and any other provision of the merger agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of those sections) may not be amended, modified, waived or terminated in a manner that impacts or is adverse in any material respect the Company or any of our subsidiaries and any of their respective, direct or indirect, former, current or future general or limited partners, stockholders, managers, members, directors, officers, affiliates, employees, agents, other representatives or assignees without the prior written consent of the financing sources.

Subject to the prior written consent requirement above, at any time prior to the effective time, DSBJ, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties, in the case of DSBJ, of the Company and, in the case of the Company, of DSBJ or Merger Subsidiary, in each case, contained in the merger agreement (or in any document delivered pursuant thereto) and (c) waive compliance with any of the agreements or conditions, in the case of DSBJ, of the Company and, in the case of the Company, of DSBJ or Merger Subsidiary, in each case, contained in the merger agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Recommendation of the Board of Directors

MFLEX’s Board of Directors recommends that you vote “FOR” the proposal to approve the merger agreement and approve the merger and other transactions contemplated by the merger agreement.

PROPOSAL NO. 2 ADVISORY VOTE ON MERGER-RELATED COMPENSATION FOR THE

COMPANY’S NAMED EXECUTIVE OFFICERS

We are providing our stockholders with the opportunity to vote, on a non-binding, advisory basis, to approve the compensation of our named executive officers that is based on or otherwise relates to the merger, as required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, which were enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. This proposal gives our stockholders the opportunity to vote on a non-binding, advisory basis on the compensation that our named executive officers may be entitled to receive in connection with the merger.

The compensation that our named executive officers may be entitled to receive in connection with the merger is summarized and included in the section entitled “The Merger – Interests of our Directors and Executive Officers in the Merger – Quantification of Potential Payments to our Named Executive Officers in Connection with the Merger.”

The MFLEX Board encourages you to carefully review the merger-related named executive officer compensation information disclosed in this proxy statement.

The MFLEX Board unanimously recommends that our stockholders approve the following resolution:

“RESOLVED, that the stockholders of Multi-Fineline Electronix, Inc. approve, solely on a non-binding, advisory basis, certain compensation payable or that may become payable to our named executive officers in connection with the merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable, as disclosed pursuant to Item 402(t) of Regulation S-K in the “Golden Parachute Compensation” table and the related narrative disclosures in the section of the proxy statement entitled “The Merger – Interests of our Directors and Executive Officers in the Merger – Quantification of Potential Payments to our Named Executive Officers in Connection with the Merger.”

The vote on this proposal is a vote separate and apart from the vote to adopt the merger agreement and is not a condition to completion of the merger. Accordingly, you may vote to adopt the merger agreement and vote not to approve this proposal on merger-related named executive officer compensation and vice versa. This proposal is merely an advisory vote and will not be binding on the Company, regardless of whether the merger agreement is adopted. Further, the underlying agreements and understandings are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the merger is completed, our named executive officers will be eligible to receive the merger-related compensation payments and benefits in accordance with the terms and conditions applicable to those payments and benefits.

The advisory vote on the compensation that may be received by our named executive officers in connection with the merger will be approved if a majority of the votes cast at the special meeting vote “FOR” such proposal.

Recommendation of the Board of Directors

MFLEX’s Board of Directors recommends that you vote “FOR” the proposal to approve, on a non-binding advisory basis, certain compensation payable or that may become payable to our named executive officers in connection with the merger.

PROPOSAL NO. 3 ELECTION OF DIRECTORS

The members of our Board of Directors are divided into three classes, each serving staggered three-year terms as follows:

•	Class I, whose term will expire at the annual meeting of stockholders to be held in 2017;

•	Class II, whose term will expire at the annual meeting of stockholders to be held in 2018; and

•	Class III, whose term will expire at the annual meeting.

The Nominating and Corporate Governance Committee (or the Nominating Committee) of the Board of Directors has recommended, and the Board of Directors (including a majority of the independent directors on the Board of Directors) has designated, Reza Meshgin to be elected as a Class III director at the annual meeting. If elected at the annual meeting, Mr. Meshgin will hold office until the effective time of the merger, or the if the merger is not completed, until the annual meeting of stockholders in 2019 or until his successor is duly elected and qualified unless he resigns or is removed. The Board of Directors has determined that Mr. Meshgin shall not be considered “independent” as defined by the applicable listing standards of NASDAQ and SEC rules because of Mr. Meshgin’s employment with the Company.

If the nominee is unable or declines to serve as a director at the time of the annual meeting, an event not currently anticipated, proxies will be voted for any nominee designated by the Board of Directors, taking into account any recommendation by the Nominating Committee, to fill the vacancy.

Director Nominations and Board Diversity

The Board of Directors nominates directors for election at each annual meeting of stockholders and elects new directors to fill vacancies when they arise. The Nominating Committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the Board of Directors for nomination or election.

The Board of Directors has as an objective that its membership be comprised of experienced and dedicated individuals with diverse backgrounds, perspectives and skills. The Nominating Committee will select candidates for director based on their character, judgment, diversity of experience and skills, business acumen and ability to act on behalf of all stockholders. The Nominating Committee believes that nominees for director should have experience, such as experience in management or accounting and finance, or industry and technology knowledge that may be useful to us and the Board of Directors, high personal and professional ethics, and the willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. There are no other pre-established qualifications, qualities or skills at this time that any particular director nominee must possess. The Nominating Committee does not assign specific weight to particular criteria, nor has it adopted a particular policy. Rather, the Nominating Committee believes that the backgrounds and qualifications of the directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities. The goal of the Nominating Committee is to assemble a Board that brings to us a variety of skills derived from high quality businesses and professional experience. The Nominating Committee believes it is appropriate for at least one member of the Board of Directors to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and for a majority of the members of the Board of Directors to meet the definition of “independent director” under the rules of NASDAQ and the SEC. The Nominating Committee also believes it appropriate for certain key members of our management to participate as members of the Board of Directors.

Prior to each annual meeting of stockholders, the Nominating Committee identifies nominees first by evaluating the current directors whose term will expire at the annual meeting and who are willing to continue in service. These candidates are evaluated based on the criteria described above, including as demonstrated by the candidate’s prior service as a director, and the needs of the Board of Directors with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue in service, the Nominating Committee determines not to re-nominate a director, or a vacancy is created on the Board of Directors as a result of a resignation, an increase in the size of the Board of Directors or other event, the Nominating Committee will consider various candidates for Board membership, including those suggested by the Nominating Committee members, by other Board members, by any executive search firm engaged by the Nominating Committee and by stockholders. A stockholder who wishes to suggest a prospective nominee for the Board of Directors should notify the Secretary of the Company or any member of the Nominating Committee in writing with any supporting material the stockholder considers appropriate. Once a slate of candidates is chosen by the Nominating Committee, the Nominating Committee recommends the candidates to the entire Board, and the Board of Directors then determines whether to recommend the slate to the stockholders.

In addition, our by-laws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board of Directors at the annual meeting of stockholders. In order to nominate a candidate for director, a stockholder must give timely notice in writing to the Secretary of the Company and otherwise comply with the provisions of our by-laws. To be timely, our by-laws provide that a stockholder’s notice shall be delivered by a nationally recognized courier service or mailed by first class United States mail, postage or delivery charges prepaid, and received at our principal executive offices, addressed to the attention of our Secretary, not less than 90 days nor more than 120 days in advance of the date our proxy statement was released to stockholders in connection with the previous year’s annual meeting. However, in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, notice by the stockholder must be received by our Secretary not later than the close of business on the later of (i) the 90th day prior to such annual meeting and (ii) the seventh day following the day on which public announcement of the date of such meeting is first made. Information required by the by-laws to be in the notice include the name, contact information and share ownership information for the candidate and the person making the nomination and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Securities Exchange Act of 1934 and the related rules and regulations under that section. The Nominating Committee may also require any proposed nominee to furnish such other information as may reasonably be required by the Nominating Committee to determine the eligibility of such proposed nominee to serve as director of the Company.

Stockholder nominations must be made in accordance with the procedures outlined in, and include the information required by, our by-laws and must be addressed to: Secretary, Multi-Fineline Electronix, Inc., 8659 Research Dr., Irvine, California, 92618. You can obtain a copy of our by-laws by writing to the Secretary at this address.

Director Biographical Information

Biographical information concerning each of the directors and nominees for director as of the date of this proxy statement is set forth below.

Name	Age	Position
Philippe Lemaitre	66	Class II director and Chairman of the Board of Directors
Linda Yuen-Ching Lim, Ph.D.	65	Class I director
James McCluney	64	Class I director
Reza Meshgin	53	Class III director, President and Chief Executive Officer and nominee for re-election as Class III director
Donald K. Schwanz	71	Class II director
Roy Chee Keong Tan	44	Class II director
Sam Yau	67	Class I director

Philippe Lemaitre has served on the Board of Directors since March 2009, and has been Chairman of the Board of Directors since March 2011. Since September 2007, Mr. Lemaitre has served as a director of NASDAQ-listed Sun Hydraulics Corporation, a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves and manifolds for worldwide industrial and mobile markets, serving on its Audit and Nominating Committees and as the Chairman of its Compensation Committee. In 2013, Mr. Lemaitre became chairman of the board of Sun Hydraulics Corporation. From October 1999 to January 2007, Mr. Lemaitre served as Chief Executive Officer and President of Woodhead Industries, a publicly held automation and electrical products manufacturer. From October 1999 to September 2006, Mr. Lemaitre also served as a member of Woodhead Industries’ board of directors, and was the Chairman of the Board of Directors from January 2001 through September 2006. Mr. Lemaitre holds an M.S. in civil engineering from École Spéciale des Travaux Publics in Paris, France and an M.S. in engineering from the University of California at Berkeley. Mr. Lemaitre’s experience as a director, including serving as committee and board chairman of other public companies, has provided him with leadership skills and industry expertise that he now brings to our Board. Having served on several different board committees at other organizations, Mr. Lemaitre has a broad background in management nuances, including experience selecting directors and working with finance departments and outside auditors.

Linda Yuen-Ching Lim, Ph.D. has served on the Board of Directors since March 2008. Since 1984, Dr. Lim has served as a faculty member at the University of Michigan, becoming Professor of Strategy at the Stephen M. Ross School of Business in 2001, and serving as Director of the Center for Southeast Asian Studies from 2005 through 2009. She has also served on the executive committees of the University’s Center for International Business Education and Research, Center for Chinese Studies and Center for Southeast Asian Studies, as Associate Director of the University’s International Institute, as a board member of the Knight-Wallace Journalism Fellows at the University, and as a trustee of the non-profit Asia Society in New York. Dr. Lim teaches M.B.A. courses and executive education sessions on The World Economy and Business in Asia. Dr. Lim has consulted for many organizations, including various U.S. companies, private think-tanks, United Nations agencies and the Organisation for Economic Cooperation and Development. From January 1998 to August 2006, Dr. Lim was a director of Woodhead Industries. Dr. Lim holds a B.A. in economics from Cambridge University, an M.A. in economics from Yale University and a Ph.D. in economics from the University of Michigan. Dr. Lim brings to the Board of Directors expertise in global macroeconomics and international relations, as well as strategic expertise, with more than 30 years of experience as a professor in those areas. Particularly, Dr. Lim has spent significant time teaching and researching in Asian studies, giving her specific knowledge of Asian economic and business environments. Her experience as a consultant to U.S. multinational companies further broadens her international business perspective.

James McCluney has served on the Board of Directors since July 2013. Mr. McCluney served as president and chief operating officer of Emulex Corporation from November 2003 through August 2006, and chief executive officer from August 2006 through July 2013, when he became executive chairman of the Emulex board of directors. Prior to that, he served as chairman of the board of Vixel Corporation, which he joined in 1999 as president and chief executive officer. During his tenure he successfully took the company public, and in late 2003, Emulex acquired Vixel. Earlier in his career, Mr. McCluney ran Apple’s European operations, rising to the position of senior vice president of worldwide operations and a member of the executive committee. Prior to working at Apple, he held senior management positions within Digital Equipment Corporation in the UK, Switzerland and the USA including vice president of worldwide materials and logistics. Mr. McCluney holds a Bachelor of Arts degree with honors in business and administration from Strathclyde University in Glasgow, Scotland. Mr. McCluney brings broad experience to the Board of Directors including operations management within technology companies and a history of board leadership.

Reza Meshgin joined us in June 1989, assumed his current position as our President and Chief Executive Officer in March 2008 and has served on the Board of Directors since April 2008. Prior to his current role, Mr. Meshgin served as our President and Chief Operating Officer from January 2003 through February 2008, was Vice President and General Manager from May 2002 through December 2003, and prior to that time was our Engineering Supervisor, Application Engineering Manager, and Director of Engineering and Telecommunications Division Manager. Mr. Meshgin holds a B.S. in Electrical Engineering from Wichita State University and an M.B.A. from University of California at Irvine. Mr. Meshgin has served more than 20 years with the Company in multiple managerial roles, providing him with significant institutional knowledge and technical expertise. As our Chief Executive Officer, Mr. Meshgin brings to the Board of Directors significant senior leadership, as well as industry and global experience. Mr. Meshgin has been instrumental in our major expansion of our overseas manufacturing capacity and in our strategic initiative of diversifying our customer base.

Donald K. Schwanz has served on the Board of Directors since May 2008. Mr. Schwanz served from 2002 to 2007 as chairman of CTS Corporation, a leading designer and manufacturer of electronic components and sensors to OEMs in the automotive, computer, communications, medical and industrial markets. In addition, Mr. Schwanz served as CTS’ President and Chief Executive Officer between 2001 and 2007. From 1979 to 2000, Mr. Schwanz held numerous key management positions at Honeywell, Inc. Most recently he served as President of Honeywell Industrial Controls, a $2.8 billion global business specializing in process control systems. Prior to that, he was President of Honeywell’s Space and Aviation Controls business, the leading global supplier of avionics for commercial and business aircraft. Mr. Schwanz currently serves on the board of directors of PNM Resources, an energy holding company, and is on its Finance Committee and Audit and Ethics Committee. Mr. Schwanz began his business career in 1968 with Sperry Univac, Inc., where he held positions in program management, project engineering, sales and sales support. Mr. Schwanz is a 1966 graduate of the Massachusetts Institute of Technology where he received his B.S. in mechanical engineering. He received an M.B.A. from the Harvard Business School in 1968. Mr. Schwanz has significant executive experience with the strategic, financial and operational requirements of large manufacturing-oriented organizations, and brings to the Board of Directors senior leadership and electronics industry and financial experience. Mr. Schwanz’s experience as a member of various boards, including his work on a variety of board committees, has provided him with a broad business perspective and extensive experience on compensation matters.

Roy Chee Keong Tan has served on the Board of Directors since 2012. Mr. Tan joined WBL Corporation Limited (or WBL), our majority stockholder, in 2006 and served as its Chief Group Strategy Officer. After UEL’s acquisition of WBL, Mr. Tan began working for and served as Chief Strategy Officer of UEL. In 2015, Mr. Tan was appointed as the Group Chief Financial Officer of UEL, where his responsibilities include financial and other corporate functions for the group. Mr. Tan is also currently a board member of WBL. Mr. Tan has more than 15 years of experience in operations management, business development and strategic planning. Before joining WBL, Mr. Tan held various positions in OCBC Bank, ST Electronics and PhillipCapital. Mr. Tan graduated from University of Oxford with a Bachelor of Arts (Honors) in Mathematics; he also obtained a Master of Social Sciences (Applied Economics) and a Master of Science (Management of Technology) from the National University of Singapore. He is an FRM certified by Global Association of Risk Professionals, a CFA charterholder and a member of CFA Institute. Mr. Tan brings extensive experience with Asia-based companies in strategic planning to the Board of Directors. For a description of our agreements with WBL, see “Certain Relationships and Related Transactions.”

Sam Yau has served on the Board of Directors since June 2004. Since 1997, Mr. Yau has been a private investor. From 1995 to 1997, Mr. Yau served as Chief Executive Officer of National Education Corporation. From 1993 through 1994, Mr. Yau served as Chief Operating Officer of Advacare, Inc., a medical services company. Mr. Yau also served as a past Chairman of the Forum for Corporate Directors in Orange County, California. Mr. Yau holds a B.S.S. in economics from the University of Hong Kong and an M.B.A. from the University of Chicago. Mr. Yau brings expertise in corporate leadership and financial management to the Board of Directors, having served in executive roles with several large corporations. Mr. Yau has significant global experience in advising growth-focused companies with respect to strategic direction and corporate governance. Mr. Yau’s experience as a director of several public companies with overseas operations in the last 15 years also provides valuable cross-border experience.

Director Independence

A majority of the Board of Directors must qualify as “independent directors” within the meaning of NASDAQ Rule 5605. The Board of Directors has determined that Messrs. Lemaitre, McCluney, Schwanz and Yau and Dr. Lim qualify as independent directors. The Board of Directors has also determined that each director who currently serves on the Audit Committee, the Nominating Committee and the Compensation Committee is “independent,” as that term is defined by applicable listing standards of NASDAQ and the SEC rules. Mr. Tan is not deemed independent under the applicable rules because he serves as Group Chief Financial Officer of UEL, whose subsidiaries in turn own a majority of our outstanding common stock. Mr. Meshgin is not deemed independent under the applicable rules because of his employment with the Company. Each member of the Compensation Committee qualifies as a non-employee director.

Board Leadership Structure

The Board of Directors provides oversight of management and holds it accountable for performance. The Board of Directors has determined that in the current environment and Company situation this responsibility is best served when the Board of Directors functions as a body distinct from management, capable of objective judgment regarding management’s performance. Accordingly, given the depth of experience held by the Company’s current directors, the Board of Directors has determined that the position of Chairman should be distinct from the position of Chief Executive Officer at this time in order to best provide the Board of Directors with independent leadership. This policy has been in effect since March 2008, when Mr. Meshgin was promoted to the position of Chief Executive Officer. Our current Chairman of the Board of Directors, Mr. Lemaitre, has never been employed by the Company. In addition to the above, we believe that this structure is appropriate for us as a non-executive Chairman can objectively assist the Board of Directors in reaching consensus on particular policies and strategic actions and the separation improves risk oversight and corporate governance by reducing the potential for excessive power in a single individual. The Board of Directors generally holds an independent session, during which only the independent members of the Board of Directors participate, and an executive session, during which only the non-employee members of the Board of Directors participate, at each regularly scheduled Board meeting and at such other times as deemed appropriate.

Board’s Role in Risk Oversight

The Board of Directors as a whole is responsible for risk oversight. In this area, our senior management team performs an enterprise risk survey to identify risks in the strategic, operational, financial reporting and compliance domains for us; evaluates the effectiveness of existing mitigation strategies; plans additional mitigation activities deemed appropriate; and reports to the Board of Directors on a regular basis. The Board of Directors discusses such report and advises the senior management team on our risks and risk mitigation activities. In addition, certain areas of risk oversight are delegated to relevant Board committees. The committees report to the entire Board, and the full Board regularly reviews reports from management and the committees on various aspects of our business as it relates to risk and strategies for addressing those risks.

The Audit Committee has oversight responsibilities regarding risk related to our financial statements and auditing, accounting and related reporting processes, and systems of internal controls regarding finance, accounting, financial reporting, and business practices. In addition, the Audit Committee has oversight over any material financial risks as designated by management or the independent auditors.

The Compensation Committee has oversight responsibilities regarding the effect of compensation policies and structure on our risk profile. In addition, the Compensation Committee oversees and advises the Board of Directors on risks related to executive officer and director compensation as well as incentive, equity-based, and other compensatory plans.

The Nominating Committee oversees risks related to the leadership structure of the Board of Directors and our corporate governance. This includes risks related to the process for nominating directors, the functioning and effectiveness of the Board of Directors, the performance of our CEO, the Company and CEO’s development plans for senior management and senior management succession planning.

Board Meetings and Committees; Annual Meeting Attendance

The Board of Directors held 13 meetings during fiscal year 2015 (with meetings scheduled to be held on successive days counting as one meeting). In fiscal year 2015, all incumbent directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which such directors serve. The Board of Directors encourages the directors to attend the annual meetings of its stockholders. In 2015, all of the directors then serving on the Board of Directors attended the annual meeting.

The Board of Directors has a standing Audit Committee, Compensation Committee and Nominating Committee. The Board of Directors has approved a charter for each of these committees that can be found on our website at www.mflex.com. In addition, from time to time, the Board of Directors appoints special committees of the Board of Directors to act on behalf of the Board of Directors with respect to specified matters.

Audit Committee

Number of Members:	Four

Members:	Mr. Lemaitre
Mr. McCluney
Mr. Schwanz
Mr. Yau (Chair)

Number of Meetings:	Eight

Functions:	The Audit Committee provides assistance to the Board of Directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by our independent registered public accounting firm and reviewing their reports regarding our consolidated financial statements and system of internal accounting control over financial reporting. The Audit Committee is responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm and for ensuring that such accounting firm is independent of management. Each of Messrs. Lemaitre, McCluney, Schwanz and Yau have been designated by the Board of Directors as audit committee financial experts as currently defined under the rules of the SEC.

Compensation Committee

Number of Members:	Three

Members:	Dr. Lim
Mr. McCluney (Chair)
Mr. Yau

Number of Meetings:	Nine

Functions:	The Compensation Committee determines our general compensation policies and practices. The Compensation Committee also reviews and approves compensation packages for our officers. In addition, the Compensation Committee reviews and determines equity-based compensation for our directors, officers, employees and consultants and administers our stock option plans.

Nominating and Corporate Governance Committee

Number of Members:	Three

Members:	Mr. Lemaitre
Dr. Lim (Chair)
Mr. Schwanz

Number of Meetings:	Two

Functions:	The Nominating and Corporate Governance Committee is responsible for making recommendations to the Board of Directors regarding candidates for directorships and the size and composition of the Board of Directors and its committees and for overseeing our corporate governance guidelines and reporting and making recommendations to the Board of Directors concerning corporate governance matters.

Required Vote

The Class III nominee receiving the highest number of affirmative votes of the shares present and voting at the annual meeting in person or by proxy will be elected as a director. A proxy cannot be voted for a greater number of persons than one.

Recommendation of the Board of Directors

The Board of Directors recommends that you vote “FOR” the election of the named nominee for Class III director.

PROPOSAL NO. 4 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed the firm of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. PricewaterhouseCoopers LLP has audited our financial statements since fiscal year 1989. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to questions. Although stockholder ratification of our appointment of our independent registered public accounting firm is not required by our by-laws or otherwise, we are submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification to permit stockholders to participate in this important corporate decision.

Principal Accountant Fees and Services

The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of our financial statements for fiscal year 2015, the three months ended December 31, 2014 and fiscal year ended September 30, 2014 and fees billed for other non-audit services rendered by PricewaterhouseCoopers LLP.

	Fiscal Year Ended December 31, 2015	Three Months Ended December 31, 2014		Fiscal Year Ended September 30, 2014
Audit Fees(1)	$1,111,000	$480,000	(5)	$1,082,838
Audit-Related Fees(2	367,828	0		0
Tax Fees(3)	581,305	97,435		542,546
All Other Fees(4)	2,970	0		0

Total	$2,063,103	$557,435		$1,625,384

(1)	Audit fees consisted of fees paid for the integrated audit, selected statutory audits and quarterly reviews.
(2)	Audit-related fees in fiscal year 2015 consisted of fees paid for services rendered in connection with due diligence assistance with potential mergers and acquisitions.
(3)	Tax fees related to compliance with federal, state, local and foreign tax regulations as well as tax return preparation services were $185,990, $12,903 and $70,509 for the fiscal year ended December 31, 2015, the three months ended December 31, 2014 and the fiscal year ended September 30, 2014, respectively. Tax fees related to assistance provided with respect to the review and audit of tax matters by government agencies and tax authorities, including consultations on technical tax matters, were $260,372, $84,532 and $472,037 for the fiscal year ended December 31, 2015, the three months ended December 31, 2014 and the fiscal year ended September 30, 2014, respectively. Tax fees related to consultations on potential mergers and acquisitions were $134,943 for the fiscal year ended December 31, 2015.
(4)	All other fees in 2015 related to license fees for accounting research software.
(5)	The Company was reimbursed by UEL for approximately $403,000 of the audit fees for the three months ended December 31, 2014 as such fees related to our transition to a December 31 year end.

Pre-Approval Policies and Procedures

It is our policy that all audit and non-audit services to be performed by our principal independent registered public accounting firm be approved in advance by the Audit Committee. The Audit Committee will not approve the engagement of our principal independent registered public accounting firm to perform any service that the independent registered public accounting firm would be prohibited from providing under applicable listing standards of NASDAQ or SEC rules. In assessing whether to approve use of our principal independent registered public accounting firm for permitted non-audit services, the Audit Committee tries to minimize relationships that could appear to impair the objectivity of the firm. The Audit Committee will approve permitted non-audit services by our principal independent registered public accounting firm only when it will be more effective or economical to have such services provided by the independent registered public accounting firm and where the nature of the services will not impair the firm’s independence. The Audit Committee has granted Mr. Yau, Chairman of the Audit Committee, the discretion to determine whether non-audit services proposed to be performed by PricewaterhouseCoopers LLP require the review of the entire Audit Committee, and in any situation where he deems it appropriate, Mr. Yau, acting alone, has been granted authority by the Audit Committee to negotiate and approve the engagement and/or terms of any non-audit service for us by PricewaterhouseCoopers LLP within the guidelines mentioned above. Mr. Yau reports regularly to the Audit Committee on any non-audit services he approves pursuant to such authority. During fiscal year 2015, the December Period and the fiscal year ended September 30, 2014, all audit and non-audit services performed by our principal independent registered public accounting firm were approved in advance by the Audit Committee or by Mr. Yau on behalf of the Audit Committee.

Required Vote

Ratification will require the affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote on such proposal. If ratification is not obtained, the Audit Committee will review its future selection of our independent registered public accounting firm but will not be required to select different independent auditors for the Company.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board of Directors on April 12, 2004, as amended from time to time and last amended in December 2014. A copy of the Audit Committee Charter is available on our website at www.mflex.com. The members of the Audit Committee are Messrs. Philippe Lemaitre, James McCluney, Donald Schwanz and Sam Yau (Chairman), each of whom meets the independence standards established by NASDAQ and the rules of the SEC.

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors and is responsible for providing independent, objective oversight of our accounting, auditing, financial reporting, internal control and legal compliance functions. It is not the duty of the Audit Committee to plan or conduct audits or to determine that our financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for our financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible in its report for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed our audited financial statements contained in the 2015 Annual Report on Form 10-K with our management and our independent registered public accounting firm. The Audit Committee met privately with the independent registered public accounting firm and discussed issues deemed significant by the independent registered public accounting firm, including those matters required by Auditing Standard No. 16, “Communication with Audit Committees,” and as adopted by the Public Company Accounting Oversight Board in Release No. 2012-004 and approved by the SEC in Release No. 34-68453. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with the independent registered public accounting firm their independence from us.

Based upon the reviews and discussions outlined above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the Securities and Exchange Commission.

Audit Committee

Philippe Lemaitre

James McCluney

Donald Schwanz

Sam Yau (Chairman)

PROPOSAL NO. 5 ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

In conjunction with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, and Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to cast an advisory vote on the compensation of our named executive officers as disclosed in this proxy statement.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual and long-term goals including financial and strategic goals that the Compensation Committee believes will help create sustainable stockholder value. Please read the “Compensation Discussion and Analysis” for a detailed description and analysis of our executive compensation programs, including information about the fiscal year 2015 compensation of our named executive officers.

Our guiding compensation philosophy is that the compensation of our executives should encourage the achievement of corporate financial and strategic objectives that, over time, create sustainable stockholder value. It is the Compensation Committee’s philosophy to align the interests of our executives and stockholders by integrating the executives’ compensation opportunities with our annual and long-term corporate financial and strategic objectives. The Compensation Committee bases its executive compensation actions and decisions on the following core principles:

•

Compensation should be closely linked to our financial and operational performance, with total compensation targeted around the 50th percentile of the competitive market and incentive pay structured to pay above or below target based upon actual performance;

•

Health and welfare benefits should be competitive with other similarly sized companies in our industry, but perquisites and other personal benefits should be minimal and constitute a nominal portion of total compensation; and

•	Compensation should be reflective of the competitive market and industry practices, and balance our need for talent with the need to maintain reasonable compensation costs.

More specifically, we have put these principles into effect with the following:

•

Named executive officer compensation is generally delivered through four principal components: (1) base salary, (2) short-term, performance-based incentive compensation (a cash bonus opportunity), (3) long-term incentive compensation, consisting of both time-based equity awards (delivered in fiscal year 2015 through restricted stock unit awards, or RSUs) and performance-based equity awards, and (4) perquisites and other personal benefits, consisting primarily of insurance and financial planning allowances, and generally representing less than 2% of total target compensation (with the exception of Mr. Jin who, while serving in expatriate status, is eligible to receive housing, auto and other allowances in connection with our expatriate policy);

•	Incentive-based pay represents more than 60% of our named executive officers’ target total direct compensation, and 80% of our chief executive officer’s target total direct compensation; and

•	Over 40% of our named executive officers’ total target direct compensation is delivered in the form of equity awards.

Our Compensation Committee believes in using best practices in corporate governance and executive compensation and accordingly:

•

We do not have employment agreements with any of our named executive officers other than a Change in Control Agreement with each named executive officer that was entered into in fiscal year 2012 and is described below under “Potential Payments upon Termination and Change in Control;”

•

Our form of RSU agreements requires both a change in control of the Company and a termination of employment (a “double trigger” arrangement) for the vesting of time-based equity awards to accelerate. We intend that all future grants of time-based equity awards will be subject to this double-trigger arrangement, notwithstanding the terms of the Change in Control Agreements with our named executive officers;

•	We do not have any guaranteed pension or supplemental retirement benefits;

•

We do not provide any tax gross-up payments with respect to any payment made to, or benefit for, our named executive officers, other than for Mr. Jin related to certain expatriate benefits he receives, which tax payments are solely intended to neutralize the tax consequences of his expatriate status from time to time;

•	We require our executives and directors to maintain certain stock ownership levels;

•

We do not reprice options to purchase shares of our common stock and both our 2004 Stock Incentive Plan, as amended from time to time, the 2004 Plan, and our 2014 Equity Incentive Plan, the 2014 EIP, require stockholder approval before any repricing may occur;

•	We do not allow our executives to hedge, pledge or short sell their holdings of Company securities, nor trade on margin or on a short-term basis with respect to our common stock; and

•

We have adopted a compensation recovery policy that allows us to require our executives to reimburse the Company for the difference between any performance-based award paid to the executive based on achievement of financial results that are subsequently restated, and the amount the executive would have earned under the award based on the restated financial results.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the annual meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2016 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2015 Summary Compensation Table and the other related tables and disclosure.”

This say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. The Company anticipates holding its say-on-pay vote annually until the next advisory vote on the frequency of future say-on-pay votes. The Board and the Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” the proposal to approve on an advisory, non-binding basis, the compensation that was paid to our named executive officers in fiscal 2015.

COMPENSATION COMMITTEE REPORT

The Compensation Committee operates under a written charter adopted by the Board of Directors on April 12, 2004, and most recently updated on December 4, 2014. A copy of the Compensation Committee Charter is available on the Company’s website at www.mflex.com. The members of the Compensation Committee are Linda Lim, Ph.D., James McCluney (Chair) and Sam Yau, each of whom is a non-employee director under Section 162(m) of the Code. Further, each of Dr. Lim and Messrs. McCluney and Yau meets the independence standards established by NASDAQ.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by the SEC’s compensation disclosure rules with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2015.

Compensation Committee

Linda Lim, Ph.D.

James McCluney (Chairman)

Sam Yau

COMPENSATION DISCUSSION AND ANALYSIS

This section describes the compensation programs for our chief executive officer, or CEO, and chief financial officer, or CFO, in fiscal year 2015, as well as our three other executive officers employed at the end of fiscal year 2015, all of whom we refer to collectively as our named executive officers or NEOs. During fiscal year 2015, our named executive officers were:

•	Reza Meshgin, President and Chief Executive Officer;

•	Tom Liguori, Executive Vice President and Chief Financial Officer (through May 15, 2015);

•	Thomas Kampfer, Executive Vice President and Chief Financial Officer (beginning June 15, 2015);

•	Christine Besnard, Executive Vice President, General Counsel and Secretary;

•	Lance Jin, Executive Vice President and Managing Director of China Operations; and

•	Thomas Lee, Executive Vice President, Business Development.

Executive Summary

Our executive compensation programs are intended to align our named executive officers’ interests with those of our stockholders by rewarding performance that meets or exceeds the goals the Compensation Committee establishes with the objective of increasing stockholder value. In line with our “pay-for-performance” philosophy, the total direct compensation received by our named executive officers will vary based on corporate performance measured against annual and long-term performance goals. Our named executive officers’ total direct compensation is comprised of a mix of base salary, short-term incentive compensation and long-term incentive awards.

The Compensation Committee believes that employees in higher ranks should have a higher proportion of their total direct compensation delivered through performance-based components, such as performance-based incentive bonus opportunities and long-term incentive compensation in the form of equity awards. As a result, each named executive officer’s compensation is significantly correlated, both upward and downward, to our financial performance. The Compensation Committee further believes that the executive compensation packages provided to our named executive officers should include both cash and equity-based incentives. The use of equity awards more directly ties named executive officers’ compensation and long-term wealth generation to the results received by our stockholders.

Fiscal 2015 Compensation Highlights

The Compensation Committee structured our executive compensation program for fiscal year 2015 similar to recent prior years, with certain structural changes to our short-term incentive compensation plan as discussed below. Cash compensation consisted of base salary and short-term performance-based incentive compensation opportunities, and long-term incentive compensation consisted of equity compensation in the form of time-based restricted stock unit awards, which we refer to as RSUs, and performance-based restricted stock unit awards, which we refer to as PSUs. A similar compensation structure was approved by our stockholders in our Advisory Vote Related to Executive Compensation at our annual meeting in March 2015 by 93% of the votes cast on such proposal.

Fiscal 2015 Business Highlights

Our corporate performance was a key factor in our executive compensation actions and decisions for fiscal year 2015. Entering fiscal 2015, we had experienced a decline in revenue each year from fiscal year 2011 through fiscal year 2014. In fiscal 2014, we undertook significant restructuring efforts, including closing several of our facilities in China and Europe. As a result of those actions, we were able to return to profitability, with gross margin of 12.6% for fiscal year 2015. Please see “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our Annual Report on Form 10-K filed with the SEC on February 11, 2016 for a more detailed description of our fiscal year 2015 financial results.

Pay-for-Performance Study and Market Analysis

Consistent with past practice, the Compensation Committee commissioned a pay-for-performance analysis from its compensation consultant, Compensia, in preparation for setting compensation for fiscal year 2015. This analysis compared the realized compensation of our named executive officers and our financial performance over the then-three most recently completed fiscal years to the executive compensation and performance of the companies in our compensation peer group. As illustrated below, this analysis found moderate to strong alignment for the most recent one, two and three year periods.

For purposes of this analysis, “realized compensation” is the sum of base salary, actual cash bonuses (short-term performance-based incentive awards) paid and the increase in the value of the shares of our common stock underlying the equity awards held by our named executive officers based on the most recent year end stock price. “Other NEOs” includes Messrs. Jin and Lee and Ms. Besnard for MFLEX and the average for NEOs other than the CEO and CFO for the companies in the compensation peer group.

In addition to this analysis, the Compensation Committee commissioned Compensia to perform a competitive market analysis, assessing our fiscal year 2014 executive compensation opportunities at target pay levels as compared to target levels of executives at companies in our compensation peer group (where compensation information was available for a position) and published survey data for the high-technology industry, which we refer to as the market. This study found that:

•

overall, the base salaries of our named executive officers aligned with the market median, although the base salaries of Ms. Besnard and Mr. Lee were closer to the 25th percentile than the market median;

•	our target total cash compensation approximated the market median;

•	the value of our fiscal year 2014 equity awards was approximately 10% below the market median;

•	our portfolio approach to granting equity awards (i.e., granting different types of equity awards) reflected peer practice; and

•	our target total direct compensation was, in the aggregate, just below the market median.

In addition, Compensia provided the Compensation Committee with a historical pay analysis, which reviewed a five year comparison of target versus actual pay for our named executive officers. As noted above, the Company had declining financial results from fiscal 2011 through fiscal 2014, and the Compensation Committee wanted confirmation that our incentive plans were delivering compensation which appropriately fluctuated up and down with the Company’s performance. This analysis found that the pay-for-performance aspect of the Company’s compensation plans have been well designed, as actual pay has been below target pay when performance lagged. For example, while target opportunities for the named executive officers may have stayed at or higher than past levels in recent years, many of the elements of such target pay were not realized by the executives (note that no bonuses were paid for fiscal years 2013 or 2014 and the PSUs granted in June 2013 lapsed as of the end of that fiscal year as the performance metrics were not met). Following review of these studies, the Compensation Committee determined that analyzing actual pay in light of performance, versus target pay opportunities, was the appropriate metric for setting fiscal year 2015 compensation, particularly given the importance of retaining key employees following the Company’s turn-around in 2014.

Adoption of “Double-Trigger” Equity Acceleration Provisions

Prior to the grant of equity awards for fiscal year 2015, we revised our form of RSU agreements to require both a change in control of the Company and a double trigger for the vesting of time-based equity awards to accelerate. This means that, under this new form of agreement, notwithstanding the terms of our Change in Control agreements with our named executive officers or the terms of our new equity incentive plan, a change in control of the Company without a “second trigger” (i.e., the employment of the executive being involuntarily terminated, the Company being delisted or the awards not being assumed by the acquiring company) will not cause the vesting of RSUs to accelerate. Time-based equity awards granted to all employees, including the named executive officers, for fiscal year 2015 were subject to this new form of RSU agreement.

Compensation Programs’ Objectives and Philosophy

The Compensation Committee believes that compensation of our named executive officers should encourage creation of stockholder value and achievement of strategic corporate objectives. It is the Compensation Committee’s philosophy to align the interests of our stockholders and management by integrating compensation with our annual and long-term corporate strategic and financial objectives. The Compensation Committee believes that an executive compensation program can send powerful messages about expected behaviors and results. We believe that:

•	Leadership’s decisions and behaviors help drive our performance results;

•	An accountability-oriented performance management and development system is essential to align executive behaviors with key performance metrics; and

•

Our executive compensation program is a critical part of our accountability-oriented system, both influencing executive behaviors around key performance metrics and fostering a high-performance culture.

In furtherance of these beliefs, our executive compensation program is founded on the following objectives:

•

To be reflective of competitive market and industry practices, offering both competitive programs and compensation opportunities, and balancing our need for talent with the need to maintain reasonable compensation costs.

•	To be designed to attract, motivate, and retain executive talent willing to commit to building long-term stockholder value.

•	To encourage executive decision-making in alignment with our business strategy and to focus executives’ efforts on the performance metrics that drive stockholder value.

•	To reinforce the desired behaviors of meeting and/or exceeding performance targets by rewarding superior performance and differentiating rewards based on the performance level achieved.

•

To establish a pay-for-performance-oriented system that considers our performance and pay in the context of peer performance and pay, with the philosophy that Company performance in the upper tier relative to our compensation peer group merits higher levels of compensation, and conversely, underperformance relative to our compensation peer group merits lower levels of compensation.

The Compensation Committee

The Compensation Committee is comprised of three directors, all of whom are “non-employee directors” as defined in Rule 16b-3 of the Exchange Act and independent under the applicable Nasdaq rules. The Compensation Committee is responsible for developing and monitoring compensation arrangements for our executives (including determining the compensation of our named executive officers), administering our equity incentive plans (including reviewing and approving grants to our executives) and other compensation plans, as well as performing other activities and functions related to executive compensation as may be assigned from time to time by the Board.

Role of Chief Executive Officer in Compensation Decisions

Our CEO annually reviews the performance of each of his direct reports, whom we refer to as executives, including each of our other named executive officers, relative to individual and corporate annual performance goals established for the year. He then presents his compensation recommendations based on these reviews to the Compensation Committee. The Compensation Committee exercises its discretion in accepting, modifying or rejecting any compensation recommendations relating to our executives that were made by our CEO and approves all compensation decisions for our executives. The Board of Directors as a whole performs the annual performance review of our CEO and the Compensation Committee designs and approves all compensation decisions for our CEO. In addition to Compensation Committee approval, the independent members of our Board of Directors ratify all compensation arrangements for our CEO.

Setting Executive Compensation

Peer Group Comparison

We believe that external comparisons for compensation-setting purposes should be primarily against companies which fairly represent the potential market for executive talent at the Company and that are consistent with the business and market challenges that we face. To attract and retain the most qualified executives, we seek to offer a total compensation package competitive with companies in our compensation peer group, which, when making 2015 compensation decisions, consisted of:

•	Bel Fuse

•	Coherent Inc.

•	CTS Corp.

•	Emulex

•	GT Advanced Technologies

•	International Rectifier Corp.

•	Intersil

•	KEMET

•	Key Tronic

•	Methode Electronics Inc.

•	Newport Corp.

•	Omnivision Technologies

•	OSI Systems

•	Photronics

•	Radisys Corp.

•	RF Micro Devices

•	Rogers Corp.

•	TTM Technologies, Inc.

•	Ultra Clean Holdings

•	Viasystems Group

The Compensation Committee believes that generally, our compensation peer group should meet the following criteria:

•	be made up of companies which are classified in either the same Global Industry Classification Standard (GICS) code as us, or a closely related GICS code;

•	each peer company’s revenue should fall in a range that spans 40% of, to 2.5 times, the revenue of MFLEX; and

•

each peer company’s market capitalization should fall in a range that spans 30% of, to 3.0 times, MFLEX’s market capitalization, with flexibility to allow direct competitors and/or then-current peer companies to be included.

While none of the companies in our compensation peer group are our direct industry competitors, all are technology companies with which we reasonably compete for executive talent. Several of these companies are, or have divisions which have, similar contract manufacturing business models to us or use high-volume manufacturing in the course of their business. Many of our competitors are foreign based (and therefore do not disclose executive compensation information in the same manner as U.S. publicly traded companies) and/or consist of mixed business models and do not disclose performance data for business units similar to ours. Therefore, we have determined that it is necessary to develop a compensation peer group that is comprised largely of U.S.-based technology companies that are practical proxies for competitors for talent, as well as reasonable proxies for market performance.

When selecting companies to comprise the compensation peer group, the Compensation Committee uses discretion in determining which companies to include and a company that falls outside the desired criteria may continue to be included as a peer based on a variety of factors. The factors which may be considered include, but are not limited to, location of the company, the character of the company’s international operations, whether the company refers to MFLEX as a peer company, headcount and revenue. We strive for our compensation peer group to generally consist of 15 to 20 companies, provided enough companies meeting the above criteria are identified for inclusion.

The Compensation Committee reviews the compensation peer group on an annual basis to ensure continued appropriateness of each company in the group and the group as a whole, and, in June 2015, following such review including an assessment from Compensia regarding the compensation peer group, the Compensation Committee made slight changes to the group such that for 2016 compensation decisions, our compensation peer group consists of:

•	Bel Fuse

•	Coherent Inc.

•	CTS Corp.

•	Fabrinet

•	GSI Group

•	Intersil

•	KEMET

•	Key Tronic

•	Kimball Electronics

•	Methode Electronics Inc.

•	Newport Corp.

•	Omnivision Technologies

•	OSI Systems

•	Photronics

•	Rogers Corp.

•	TTM Technologies, Inc.

•	Ultra Clean Holdings

•	Viasystems Group

Ongoing Review of Compensation Trends

In general, the Compensation Committee’s practice is to review general industry trends in executive compensation, and additionally to review peer group compensation practices and compensation levels during the course of the year prior to actually establishing annual compensation packages for our executives. Approval of executive compensation is generally made at the end of the fourth quarter prior to the new fiscal year, or in the first quarter of such new fiscal year. This process allows the Compensation Committee to consider data regarding our financial performance during the prior year in its analysis, to conduct an assessment of the executives’ contribution to our overall performance, and evaluate progress and results achieved that directly link to corporate business goals and objectives. The Compensation Committee then uses this aggregation of information to establish annual base compensation, performance-based incentive bonus awards and equity awards (both time-based and performance-based).

The Use of Tally Sheets

On a regular basis, the Compensation Committee is provided with a “tally sheet” report prepared by management for each executive, including our named executive officers. The tally sheet includes, among other things, total annual compensation, the value of unexercised or unvested equity awards, and the value of cumulative stock exercises by the executive. The Compensation Committee uses tally sheets to provide additional perspective on the value the executives have accumulated from prior equity awards and plan accruals and the retentive value of such awards, consider any changes to our program that may be appropriate (including the mix of compensation elements), and provide additional context for their compensation decisions.

Role of Compensation Consultants

The Compensation Committee uses the services of external compensation consultants to obtain relevant information on compensation practices and trends within the compensation peer group and among the broader market. Beginning in 2010, and as it related to the process for developing executive compensation for fiscal year 2015, the Compensation Committee engaged Compensia as its compensation consultant.

Compensia is engaged by, and reports directly to, the Compensation Committee. Management did not participate in the selection process for the Compensation Committee’s compensation consultant. The Compensation Committee is not aware of any conflict of interest on the part of Compensia or any factor that would otherwise impair the independence of Compensia relating to the services it performed for the Compensation Committee. Compensia has not been engaged by the Company previously and does not perform any services for the Company. The Compensation Committee has a policy prohibiting Compensia from providing any services to MFLEX or MFLEX’s management without the Compensation Committee’s prior approval, and has expressed its intention that such approval will be given only in exceptional cases.

Compensia generally reviews the materials prepared for the Compensation Committee by management, prepares additional materials as may be requested by the Compensation Committee, and attends Compensation Committee meetings. In its advisory role, Compensia assists the Compensation Committee in the design and implementation of our executive compensation programs. This includes assisting the Compensation Committee in selecting the key elements to include in the program, the targeted payments for each element, and the establishment of performance targets. In particular with respect to fiscal year 2015 compensation, Compensia assisted the Compensation Committee in designing our short-term performance-based non-equity incentive plan and in the design of the performance-based equity compensation (both in terms of the mix between time-based and performance-based equity and the choice of performance metrics for the PSUs). This assistance included providing information on trends and best practices in the area of executive compensation and the compensation practices at peer companies.

Compensia also provides market comparison data and peer group data, which are factors considered by the Compensation Committee in making compensation decisions. Based on this data, Compensia advises the Compensation Committee with respect to the competitiveness of our executive compensation program in comparison to industry practices, and identifies any trends in executive compensation.

Role of Other Outside Advisors

From time to time, the Company and the Compensation Committee may also use the services of other outside advisors, primarily attorneys. During fiscal year 2015, the Company and the Compensation Committee received compensation-related advice from our outside legal counsel, DLA Piper LLP (US), primarily related to documenting our compensation plans and from BDO USA LLP, related to an analysis of potential change in control payments under Section 280(G) of the Code.

Executive Compensation Components

The components of named executive officer compensation consist of base salary; short-term performance-based incentive compensation (cash bonus); long-term incentive compensation, consisting of both time-based and performance based equity awards; health and welfare benefits; and post-employment compensation, which are discussed separately below. The Compensation Committee structures compensation such that a significant portion of our executive compensation is variable and incentive-based and tied directly to our performance.

Compensation Element	Objectives	Key Features

Base Salaries	Provides a fixed level of cash compensation to reward ongoing services, demonstrated experience, skills and competencies relative to the market value of the job.

Targeted generally to approximate the 50th percentile of market practice but varies based on unique market demands, hiring needs, experience and other factors.

Adjustments are considered annually based on individual performance, level of pay relative to our compensation peer group and the market, and internal pay equity.

Short-Term Performance-Based Incentive Compensation (Cash Bonus)	Rewards annual corporate performance and achievement of strategic goals.	Incentive payments are cash awards based on pre-established targets for financial metrics (net revenue and operating (loss) income for each performance period in fiscal 2015), as adjusted for unusual or non-recurring items.
Aligns NEO’s interests with those of our stockholders by promoting strong annual results. Retains NEOs by providing market-competitive compensation.

Annualized “target” cash bonuses for the NEOs for fiscal year 2015 were generally the same as the previous year:

•      CEO – 100% of his base salary;

•      CFO – 65% of Mr. Liguori’s base salary;

                 60% of Mr. Kampfer’s base salary; and

•      Other NEO’s – 55 or 60% of their respective base salaries.

Beginning in fiscal 2015, the bonus plan was split into five equally weighted performance periods, one for each fiscal quarter and one for the full fiscal year.

Awards are variable and formula-based, although the Compensation Committee can exercise its discretion to make adjustments (downward only).

Long-Term Time-Based Incentive Compensation (Equity Awards)	Aligns NEOs’ interests with long-term stockholder interests by linking a significant portion of each NEO’s compensation to long-term corporate performance as reflected in equity values.	Targeted at a level that will provide total direct compensation (base salary + cash bonus + equity awards) generally around the 50th percentile of the relevant market practice, though the target may range between the 25th and 75th percentile depending upon various factors.
	Provides opportunities for wealth creation and ownership, which promotes retention and enables us to attract and motivate our NEOs.	Beginning with grants for fiscal 2014, and after a review of market practices, the Compensation Committee began using RSUs as the sole time-based equity vehicle. RSUs may increase or decrease in value based on the stock price of the underlying equity, and therefore directly track stockholder value.

	Supports retention of NEOs through multi-year vesting of equity grants.	Awards granted for fiscal year 2015 vest in equal increments over roughly 15, 27 and 39 months from the date of grant (to accommodate the change in our year-end which took place at the end of calendar 2014).

Compensation Element	Objectives	Key Features

Long-Term Performance-Based Incentive Compensation (Equity Awards)	Same objectives as time-based equity awards above, but with additional objective of rewarding achievement of long-term corporate financial, operating or strategic objectives.	Uses PSUs that vest based on achievement of corporate performance metrics over multi-year periods. For fiscal 2015, two separate awards were granted, vesting based on: total stockholder return measured from October 1, 2014 through December 31, 2017; and our stock price measured on October 21, 2014 and December 31, 2015.

Other Benefits/Perquisites	To provide nominal supplemental benefits such as insurance and retirement savings plans to our NEOs that are consistent with industry/peer practices.

NEOs are offered:

•      A reasonable Section 401(k) plan in which executives may participate at the same benefit level as all other U.S.-based employees;

•      The same medical, dental and vision plans as other similarly located employees (with the premiums covered by the Company);

•      Long-term disability, life and AD&D plans (with the premiums covered by the Company); and

•      Financial planning services in an amount up to $5,000 per year.

Executives based outside the U.S. are eligible for certain benefits customary for the location in which they work, and expatriate executives are eligible for certain benefits in accordance with our expatriate policy.

Executives are also participants in our 2012 Change in Control Plan as more fully described in this proxy statement.

Base Salary

The Compensation Committee conducts an annual review of the base salary of each named executive officer and sets the salary level of each executive officer on a case-by-case basis, taking into account the salaries paid to comparable executives in our compensation peer group and in market surveys, internal pay equity, the individual’s level of responsibilities and performance, hiring needs, unique market demands and experience level. The Compensation Committee begins by reviewing the base salaries recommended by our CEO for our executives (other than the CEO), as well as a competitive assessment of our executive pay relative to market information, including compensation data from our compensation peer group and industry data compiled by the Compensation Committee’s compensation consultant from a variety of high technology companies. In addition, the Compensation Committee is provided with a financial assessment of the Company relative to our compensation peer group to facilitate a pay-for-performance comparison versus our peers.

In reviewing base salaries for fiscal year 2015, the Compensation Committee began by noting that Mr. Meshgin had not received a salary increase for either fiscal year 2013 or 2014, and the other executives had not received an increase for fiscal year 2014. In addition, the Compensation Committee noted the successful restructuring undertaken by the Company during fiscal year 2014, and the large discrepancy between certain of the executives’ base salaries and the market median.

Based on the foregoing, the Compensation Committee determined to bring the executives’ base salaries in-line with the market median, and approved annualized base salaries for fiscal year 2015 for our named executive officers as follows:

•	Mr. Meshgin, $662,951;

•	Mr. Liguori (who resigned in May 2015), $399,196;

•	Mr. Kampfer (who joined us in June 2015), $370,000;

•	Ms. Besnard, $339,886;

•	Mr. Jin, $377,322; and

•	Mr. Lee, $342,588.

Short-Term Performance-Based Incentive Compensation

The Compensation Committee believes that a significant portion of our executives’ compensation should be contingent upon our performance to motivate them to meet our business and financial objectives. Accordingly, the Compensation Committee approves an incentive program under the portion of our equity incentive plans that has been qualified to comply with the “performance-based compensation” exception of Section 162(m) of the Code. In adopting the incentive program, the Compensation Committee specifies the applicable performance metrics and method for calculating each named executive officers’ bonus. Following the close of the performance period, the Compensation Committee reviews our performance versus the approved metrics, and based upon such review, approves the named executive officer bonuses for the period.

Fiscal 2015 Bonus Plan

Generally, our named executive officers are eligible to receive non-equity (cash) incentive compensation, or bonuses, on an annual basis. Given the changing dynamics in our market, the Compensation Committee approved an annual bonus plan for fiscal year 2015 which was divided into five performance periods (the full fiscal year and each fiscal quarter). Each executive’s total bonus opportunity was allocated equally between the five periods, and each performance period had metrics, and targets for those metrics, that were set by the Compensation Committee before 25% of such performance period had lapsed and while the outcome of the performance metrics remained substantially uncertain. The Compensation Committee selected net revenue and operating (loss) income as the performance metrics for each of the five performance periods, with each metric accounting for 50% of the target opportunity.

The fiscal year 2015 bonus plan included targets for each metric, with above target performance resulting in increased payouts (to a Maximum), and below target performance resulting in reduced payouts (beginning at a Minimum attainment level). Payouts were thereby tied to the performance of the Company. The following chart sets out the payout level (as a percentage of the target opportunity) for each of the Minimum, On Plan and Maximum attainment levels for each of the two performance metrics for each performance period. Payouts between Minimum, On Plan and Maximum were determined on a linear basis, and performance against each metric was calculated and the payout was determined independently, except that above On Plan payouts could not be earned unless we achieved a minimum specified amount of operating income. In addition, there was no bonus payable on the revenue metric unless a minimum specified amount of operating income was earned. These gating requirements were established to ensure that revenue growth was not pursued at the expense of profitability. The payout levels for Minimum, On Plan and Maximum differed in certain periods due to a variety of factors taken into consideration by the Compensation Committee, including the perceived difficulty of attaining the payout level given the environment at the time. In addition, any amount over 100% of target with respect to any metric for a quarterly performance period was held in escrow and not paid until such time that the bonus amount for the full year performance period was paid.

Net Revenue

Performance Period	Minimum	On Plan	Maximum
First Quarter	50%	100%	200%
Second Quarter	50%	100%	200%
Third Quarter	50%	100%	200%
Fourth Quarter	50%	100%	200%
Full Year	50%	100%	200%

Operating (Loss) Income

Performance Period	Minimum	On Plan	Maximum
First Quarter	50%	110%	200%
Second Quarter	50%	100%	200%
Third Quarter	50%	100%	200%
Fourth Quarter	50%	100%	200%
Full Year	0%	100%	200%

Pursuant to the provisions of our fiscal 2015 bonus plan, the performance levels for the performance metrics were calculated as reported in the financial statements included in our periodic report for the applicable performance period, but excluding the effect of any: asset write-down; litigation, claim, judgment or settlement; changes in tax laws, accounting principles, or other laws or provisions affecting reported results; reorganization or restructuring programs; extraordinary or nonrecurring item (as defined for purposes of generally accepted accounting principles); third party costs associated with the pursuit or closing of any acquisitions or divestitures; and foreign exchange loss or gain. In addition, the performance levels for the performance metrics were calculated before the accrual of expense of any bonuses payable pursuant to the fiscal 2015 bonus plan.

These potential adjustments to “as reported” results were established to help ensure that events outside the control of our executives were not unduly beneficial or detrimental to the executives from a compensation perspective, and to further guard against the structure of the bonus plan discouraging executive actions that would be in our stockholders’ interests but which might adversely impact bonus payouts. In all of these scenarios, the Compensation Committee evaluates each relevant adjustment to verify that it meets the intent of this provision of the bonus plan. In fiscal year 2015, both negative and positive adjustments were made, resulting in approximately $418,000 in negative adjustments to operating income for the full year.

The following table sets forth the fiscal 2015 target bonus opportunity for each named executive officer.

Name	Target Bonus Opportunity	Target Annualized Bonus Opportunity as a Percentage of Base Salary
Reza Meshgin	$662,951	100%
Tom Liguori	$259,477	65%
Thomas Kampfer	$222,000	60%
Christine Besnard	$186,937	55%
Lance Jin	$226,393	60%
Thomas Lee	$205,553	60%

In setting the fiscal year 2015 target bonus opportunities for our named executive officers, the Compensation Committee noted that the 50th percentile for the compensation peer group and industry data equated to 100% of the CEO’s base salary, 70% of the CFO’s base salary, and around 60% of the other NEO’s base salaries (with insufficient data points for certain of the NEOs). Taking such information into consideration, the Compensation Committee determined that the target bonus opportunities set for each of the NEOs under the plan was appropriate.

We achieved financial performance levels for each of the metrics for each of the performance periods in fiscal year 2015 that were within the range for bonus payouts (except for the net revenue metric in the fourth quarter performance period), and therefore, the following amounts were paid to our named executive officers under the fiscal 2015 bonus plan:

	Q1 Performance Period		Q2 Performance Period	Q3 Performance Period	Q4 Performance Period	FY Performance Period
Reza Meshgin	$229,046		$120,960	$189,361	$55,906	$168,237
Tom Liguori	$51,895	(1)	—	—	—	—
Thomas Kampfer	—		—	$63,411	$18,721	$30,869
Christine Besnard	$64,586		$34,108	$53,396	$15,764	$47,439
Lance Jin	$78,218		$41,307	$64,666	$19,902	$57,452
Thomas Lee	$71,017		$37,504	$58,713	$17,334	$52,163

(1)	An additional amount of $37,753 was escrowed for the first quarter performance period for Mr. Liguori, which he forfeited because he left the employ of the Company prior to the time when the bonuses for the full year performance period were paid.

In each of the first and third quarter performance periods, certain metrics exceeded the On Plan target level, and thus a portion of the amounts set forth above in such performance periods were held in escrow and not paid out until the bonus for the full year performance period was paid. Mr. Kampfer’s bonus under the full year performance period was pro-rated to account for the portion of the year for which he was employed by the Company.

Strategic Incentive Program

In addition to the annual bonus plan for fiscal year 2015, the Compensation Committee approved a strategic incentive program under which customized incentive plans could be implemented during fiscal year 2015 by the Compensation Committee. The strategic incentive program was designed to allow the Compensation Committee flexibility to provide additional bonus opportunities to our employees who were involved in key strategic initiatives during fiscal year 2015. All employees were eligible to be participants under the strategic incentive program, except for our CEO who was not eligible to participate in the strategic incentive program. No employee was eligible to receive opportunities under the strategic incentive program in excess of 25% in the aggregate of his or her base salary. The Compensation Committee was required to approve in writing the terms of any plan under the strategic incentive program on a plan-by-plan basis and while the achievement of the performance metrics was still uncertain.

The Compensation Committee established one customized incentive plan under this program in fiscal 2015, the goal of which was to lower the Company’s operating costs to achieve “break-even” operating profit at a lower revenue level. Two named executive officers and up to six other non-executive employees were eligible participants in this plan. The aggregate bonus pool for all participants under this plan was $150,000, with the opportunity for each named executive officer participant set at 10% of such individual’s fiscal year 2015 base salary. The remainder of the bonus pool was split among the non-executive participants as determined by our CEO. The performance period for such plan was the first quarter, and operating income was the sole metric under the plan. Operating income was calculated in the same manner as set forth above for the fiscal 2015 bonus plan. We met the specified objective for such bonus plan, and accordingly, the following amounts were paid to our named executive officers under the strategic incentive program in fiscal year 2015:

NEO	First Quarter Strategic Incentive Plan Payout
Tom Liguori	$39,900
Lance Jin	$37,700

Long-Term Incentive Awards

The Compensation Committee believes that structuring long-term incentive awards to be payable in equity (versus cash) has the added benefit of directly aligning award value to stockholder value. By coupling such awards with guidelines for stock ownership for executives, the Compensation Committee believes it further aligns the interest of each executive with the interests of our stockholders and promotes retention of key personnel, which is also in the best interest of our stockholders. Awards made to our CEO and other named executive officers are approved by the Compensation Committee, and in the case of our CEO, are also recommended to the independent members of the Board of Directors for ratification.

In October 2014, the Compensation Committee granted equity awards to our named executive officers and other employees. In making awards to our named executive officers, the Compensation Committee elected to use a combination of RSUs and PSUs. Because of the change in the fiscal year end at the end of calendar 2014, these awards were intended to cover both the fourth calendar quarter of 2014 and fiscal year 2015 grants, and thus the RSUs vest in three equal tranches, roughly 15, 27 and 39 months after the date of grant. The PSUs granted in October 2014 were divided into two awards based on: (1) total stockholder return, which we call the 2015 TSR PSUs, and (2) an increase in our stock price, which we call the Stock Price PSUs. Provided the executive remains employed by us through the vesting certification date, the PSUs vest as follows:

•

the 2015 TSR PSUs vest based on the Company’s total shareholder return, rounded to the nearest whole number, which we refer to as TSR, as compared to the performance of the Nasdaq Total Return Index, or Index, using the calendar three month average daily closing price of each on October 1, 2014 as compared to December 31, 2017, with 100% of the base number of shares of our common stock subject to the 2015 TSR PSUs vesting if our TSR equals the Index, and more, or fewer, shares subject to the 2015 TSR PSUs vesting if our TSR outperforms, or underperforms, respectively, the Index. Payment is capped at 100% of the base number of shares of our common stock subject to the 2015 TSR PSUs in the event that our TSR is negative for the performance period, regardless of performance relative to the Index, and no shares subject to the 2015 TSR PSUs vest if our TSR is 25 points or more below the Index; and

•

the Stock Price PSUs vest if the price of our common stock increased by at least a specified percentage, using the previous 20 trading day average daily closing price of each on October 21, 2014 and December 31, 2015.

The value and the number of shares of our common stock subject to the equity awards granted in October 2014 as described above is set forth in the following table (the 2015 TSR PSU share amounts assume the metric is achieved at the maximum level):

	RSU Value ($)(1)	Total RSU grant (#)	2015 TSR PSU Value ($)(1)	Total 2015 TSR PSU grant (#)	Stock Price PSU Value ($)(1)	Total Stock Price PSU grant (#)
Reza Meshgin	$1,271,155	141,870	$906,423	162,733	$157,892	33,381
Tom Liguori	$526,794	58,794	$163,741	29,397	$61,797	13,065
Christine Besnard	$340,166	37,965	$102,237	18,355	$44,523	9,413
Lance Jin	$424,874	47,419	$128,973	23,155	$53,917	11,399
Thomas Lee	$444,362	49,594	$140,520	25,228	$48,956	10,350

(1)	Value shown is calculated in accordance with ASC Topic 718.

Consistent with past fiscal years, the grant values were approved by the Compensation Committee after considering target equity values, individual and corporate performance generally and overall levels of total compensation of our named executive officers relative to our compensation peer group and market data. In addition, the Compensation Committee proportionately increased the size of the equity awards to account for the change in the Company’s fiscal year end as these awards were intended to provide compensation for the transitional period from October 1, 2014 to December 31, 2014, in addition to the full fiscal year 2015. Further, the Compensation Committee took into account the successful restructuring of the Company during 2014, including the significant annual cost savings achieved from such restructuring and the resulting return to profitability in the fourth quarter of fiscal year 2014, in making the award of the Stock Price PSUs and in determining the size of the RSU award. The RSU awards were granted pursuant to our new form of RSU agreement which includes the “double-trigger” arrangement described above.

Perquisites

We periodically review the perquisites and other personal benefits that our named executive officers receive. It is the Compensation Committee’s philosophy that perquisites should be minimal in amount and constitute a minor portion of total compensation. As described in the Summary Compensation Table below, our named executive officers are entitled to few benefits that are not otherwise available to all of our employees. While the Compensation Committee eliminated automobile allowances effective as of January 1, 2012 for executives based in the U.S., executives based outside the U.S. may continue to receive car and driver benefits customary for the location in which they work. In addition, executives on expatriate assignment are eligible for certain benefits under our expatriate policy which are designed to reimburse them for additional costs associated with their expatriate status, including tax equalization and tax gross-ups relating to such expatriate status. The Compensation Committee has determined that these limited tax gross-ups are appropriate given the importance of the work being done by these executives in foreign jurisdictions.

Other Benefits

We believe that benefits should be competitive with other similarly sized companies in our industry and we provide broad-based benefits to our named executive officers and all other employees alike, including health and dental insurance, life and disability insurance and a Section 401(k) plan. Participants in the Section 401(k) plan, including our named executive officers, are permitted to contribute to the plan through payroll deductions within statutory and plan limits. Participants may select from a variety of investment options. Section 401(k) plan investment options do not include our common stock. In addition, we currently provide matching contributions for the participants in the Section 401(k) plan, including our named executive officers.

Compensation for Fiscal Year 2016

Pay-for-Performance Study and Market Analysis

In 2015, the Compensation Committee again commissioned both a pay-for-performance analysis and a competitive market analysis from its compensation consultant, Compensia, for use in setting future compensation. The market analysis assessed our fiscal year 2015 executive compensation opportunities at target pay levels as compared to target market levels, which for purposes of this analysis was a mix of our peers (where compensation information was available for a position) and published survey data. This study found that:

•	consistent with the previous year’s findings, base salaries of our named executive officers aligned with market median;

•	target cash incentive opportunities align with the market median for all executives other than the CFO, who trailed the median by 10%;

•	target total cash compensation equals the market median;

•	as annualized for the change in our fiscal year, the value of the fiscal year 2015 equity awards approximated the market median; and

•	total target direct compensation was, in the aggregate, just slightly above the market median.

The pay-for-performance analysis, which compared our executive compensation and corporate performance to our compensation peer group, found strong alignment for the most recent one, two and three year periods.

In addition, Compensia provided the Compensation Committee with a historical pay analysis, which reviewed a five year comparison of target versus actual pay for our named executive officers. As in the previous year’s study, this analysis found that the pay-for-performance aspect of the Company’s compensation plans have been well designed, as actual pay has been below target pay when performance has lagged. Following review of these studies, the Compensation Committee determined that continuing to analyze actual pay in light of performance, versus target pay opportunities, was the appropriate metric for setting fiscal year 2016 compensation.

Base Salaries and Total Direct Compensation

In setting executive base salaries and total target direct compensation in general, the Compensation Committee considered the results of the pay-for-performance survey that had been performed by Compensia, market and peer data, and that our most recent stockholder advisory vote on executive compensation had approved our executive compensation practices.

Based on the foregoing, the Compensation Committee determined a three percent increase to executive’s base salaries was appropriate, and approved base salaries for fiscal year 2016 for our named executive officers as follows:

•	Mr. Meshgin, $682,840;

•	Mr. Kampfer, $381,100;

•	Ms. Besnard, $350,083;

•	Mr. Jin, $388,642; and

•	Mr. Lee, $352,866.

Performance-Based Incentive Plan for Fiscal Year 2016

The Compensation Committee also approved a performance-based annual incentive plan for fiscal year 2016, which is structured in a similar manner as the 2015 bonus plan. The 2016 plan is again divided into five performance periods (the full fiscal year and each fiscal quarter), with each executive’s total bonus opportunity allocated equally between the five periods. Each performance period will have metrics, and targets for those metrics, that are set by the Compensation Committee before 25% of such performance period has lapsed and while the outcome of the performance metrics remains substantially uncertain. The Compensation Committee has set net revenue and operating income as the equally weighted performance metrics for the first quarter and full year performance periods and, unless circumstances suggest other metrics would be better suited for a particular performance period, intends to use such metrics for the other performance periods as well.

The fiscal year 2016 annual plan includes, or will include, targets for each metric, with above target performance resulting in increased payouts, and below target performance resulting in reduced payouts. Payouts are thereby tied to the performance of the Company. The following chart sets out the payout level (as a percentage of the target opportunity) for each of the Minimum, On Plan and Maximum attainment levels for each of the two performance metrics for each of the first quarter and full year performance periods:

First Quarter Performance Period

	Minimum	On Plan	Maximum
Revenue metric	50%	100%	200%
Operating Income metric	n/a	100%	200%

For the revenue metric, payout will be linear between Minimum and On Plan, and between On Plan and Maximum, provided that operating income is met at a specified amount. If such amount is not met, payout on the revenue metric below On Plan will be paid at only 50%, and will not exceed 100% above On Plan. No payout will be made for the operating income metric for achievement below 100% of the On Plan target.

Full Year Performance Period

	Minimum	On Plan	Maximum
Revenue metric	50%	100%	200%
Operating Income metric	0%	100%	200%

Payout will be linear between Minimum and On Plan, and between On Plan and Maximum for both the revenue and operating income metrics for the full year performance period.

The other general terms for each performance period within the 2016 plan, including calculation of the metrics, items excluded in the calculations, minimums and limiters are expected to be generally the same as the 2015 bonus plan described above, except amounts over 100% of target with respect to any metric for a quarterly performance period will not be held in escrow and instead will be paid in full on a quarterly basis, following certification by the Compensation Committee.

The following table sets forth the fiscal 2016 target bonus opportunity for each named executive officer.

Name	Target Bonus Opportunity	Target Bonus Opportunity as a Percentage of Base Salary
Reza Meshgin	$682,840	100%
Thomas Kampfer	$247,715	65%
Christine Besnard	$192,546	55%
Lance Jin	$233,185	60%
Thomas Lee	$211,720	60%

Long-Term Incentive Compensation

In light of the pending merger with DSBJ, the Compensation Committee determined not to grant equity awards to our named executive officers or other employees for fiscal year 2016.

Equity Ownership Guidelines and Hedging Policy

To further align the interests of our management with those of our stockholders, the Compensation Committee has approved guidelines that require each Executive, as defined below, to maintain certain stock ownership levels. As used in these equity ownership guidelines and the compensation recovery policy described below, Executive means the CEO, any Vice President or higher level employee who reports to the CEO and any other individual designated by the Compensation Committee as an Executive for these purposes. The following stock ownership guidelines became effective for Executives in fiscal year 2010:

•	CEO – stock value equal to two and one-half times annual base salary

•	CFO – stock value equal to one and three-quarters times annual base salary

•	Other Executives – stock value equal to one times annual base salary

Executives are expected to achieve the guideline level within five years of the guideline first becoming applicable to an Executive. The following types of ownership will be counted towards satisfying the guideline: shares owned directly by the Executive and his or her immediate family members. Our policies also prohibit an Executive from short-selling, pledging or engaging in any financial activity where they would benefit or be insulated from a decline in our stock price. The Compensation Committee may elect to suspend or delay the guidelines for any Executive in the event of a financial emergency or undue hardship for the Executive or in the event that general economic conditions result in significant stock value changes over a very short period.

Until such time as an Executive has attained his/her guideline holding level, the Executive is expected to retain at least 60% of all vested equity, net of taxes.

Compensation Recovery Policy

In the event of a material misstatement of our financial results that requires us to restate all or a portion of our financial statements, our Board of Directors may, in its sole discretion and subject to applicable law and regulations, require an Executive to reimburse the Company for the difference between any performance awards paid to the Executive based on achievement of financial results that were subsequently restated and the amount the Executive would have earned under such awards based on the restated financial results (as well as any such other amounts as may be required by law or regulation).

Tax Considerations

Section 162(m) of the Code provides that, for purposes of regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation paid or accrued with respect to a covered employee of a publicly-held corporation (other than certain exempt performance-based compensation) is limited to no more than $1 million per year. We generally intend to qualify executive compensation for deductibility without limitation under Section 162(m). However, to maintain flexibility in compensating the Company’s executives in a manner designed to promote corporate goals, it is not a policy of the Compensation Committee that all executive compensation must be deductible.

Compensation as it Relates to Risk

We have assessed our compensation programs and have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. Our management and the Compensation Committee assessed our executive and broad-based compensation and benefits programs on a worldwide basis to determine if the programs’ provisions and operations create undesired or unintentional risks of a material nature. This risk assessment process included a review of program policies and practices; program analysis to identify risk and risk controls related to the programs; and determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, risk control, and the contribution of the programs and their risks to our strategy. Although we reviewed all compensation programs, we focused on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout, including applicable compensation recovery policies.

Based on the foregoing, we believe that our compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole. We also believe that our incentive compensation arrangements are compatible with effective internal controls and the risk management practices of the Company and are supported by the oversight and administration of the Compensation Committee with regard to our executive compensation programs.

Summary Compensation Table

The following table summarizes information regarding the compensation that was earned by, or paid or awarded to, our named executive officers. Our named executive officers include our CEO, our current CFO, Thomas Kampfer, who joined MFLEX on June 15, 2015, our prior CFO, Tom Liguori, who served until May 15, 2015, and our three other most highly paid executive officers, serving as such as of December 31, 2015, determined on the basis of the individual’s total compensation for the year ended December 31, 2015. The table includes the fiscal year 2015, the three month period ended December 31, 2014 (referred to as “CQ4” or the “December Period”), and the fiscal years ended September 30, 2014 and 2013:

Name and Principal Position	Year	Salary(1) ($)	Stock Awards(2) ($)	Option Award(s)(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation ($)		Total Compensation ($)
Reza Meshgin,	2015	$653,056	$0	$0	$763,510	$44,223	(7)	$1,460,789
President and Chief Executive Officer	CQ4	$165,738	$2,335,470	$0	$295,022	$5,799		$2,802,029	(13)
	2014	$631,382	$1,683,433	$0	$0	$32,687		$2,347,502
	2013	$631,382	$1,304,723	$480,510	$0	$34,918		$2,451,533

Thomas Kampfer(5),	2015	$205,093	$837,000	$0	$113,001	$75,111	(8)	$1,230,205
Executive Vice President and Chief Financial Officer

Tom Liguori(6),	2015	$138,183	$0	$0	$91,795	$26,692	(9)	$256,670
Executive Vice President and Chief Financial Officer	CQ4	$99,799	$752,333	$0	$115,471	$7,069		$974,672	(13)
	2014	$385,696	$514,172	$0	$0	$33,880		$933,748
	2013	$385,696	$396,723	$146,767	$0	$38,523		$967,709

Thomas Lee,	2015	$337,476	$0	$0	$236,731	$37,673	(10)	$611,880
Executive Vice President, Business Development	CQ4	$85,647	$633,838	$0	$91,474	$5,497		$816,456	(13)
	2014	$314,301	$444,148	$0	$0	$28,229		$786,678
	2013	$314,301	$345,949	$126,773	$0	$28,722		$815,745

Christine Besnard,	2015	$334,857	$0	$0	$215,292	$33,216	(11)	$583,365
Executive Vice President, General Counsel and Secretary	CQ4	$84,972	$486,927	$0	$83,190	$7,898		$662,986	(13)
	2014	$311,822	$340,860	$0	$0	$31,370		$648,052
	2013	$311,822	$264,084	$97,300	$0	$29,570		$702,776

Lance Jin,	2015	$371,691	$0	$0	$299,245	$229,383	(12)	$900,319
Executive Vice President and Managing Director of China Operations	CQ4	$94,331	$607,765	$0	$100,748	$6,130		$808,974	(13)
	2014	$366,332	$498,132	$0	$0	$65,741		$930,205
	2013	$366,332	$379,622	$142,188	$0	$44,626		$932,768

(1)	Generally, we review base salaries on calendar year basis. Thus, the amount set forth under the column “Salary” is (a) the amount actually paid to the named executive officer in the period of January 1, 2015 – December 31, 2015 for 2015, (b) the annual base salary approved by the Compensation Committee for the December Period, divided by four (i.e., one quarter of the annual salary for CQ4), and (c) the base salaries paid to the named executive officer for the calendar year that most closely aligns to the fiscal year (i.e., amount indicated for fiscal year 2014 is the base salary for January 1, 2014 – December 31, 2014, although a different base salary was in effect for the first quarter of fiscal years) for 2014 and 2013.
(2)	Stock Awards represent the grant date fair value related to RSUs and PSUs that have been granted as a component of long-term incentive compensation computed in accordance with FASB ASC Topic 718. The grant date fair value is computed in accordance with the provisions of accounting standards for stock-based compensation. Assumptions used in the calculation of these amounts are included in Note 9 to our audited financial statements which appear in our Annual Report on Form 10-K that we filed with the SEC on February 11, 2016. We granted PSUs in the December Period and fiscal years 2014 and 2013, and have included the values of the award at the grant date assuming that the highest level of performance conditions are achieved. Stock Awards granted in the December Period are intended as compensation for both the December Period and the full fiscal year 2015, and thus the grant size should not be compared on a pro-rata basis to previous, or future, full year periods.

(3)	Amounts reflect the aggregate grant date fair value of SSAR awards computed in accordance with FASB ASC Topic 718. The fair value of each SSAR award is estimated on the date of grant using the Black-Scholes valuation-pricing model. We have not granted SSARs since fiscal year 2013.
(4)	Represents non-equity incentive plan compensation (cash bonuses) earned for such fiscal period, regardless of the period in which the amount was actually paid (i.e. portions of the fiscal year 2015 non-equity incentive plan compensation were not paid until after December 31, 2015, but are included in the 2015 non-equity incentive plan compensation shown in this column).
(5)	Thomas Kampfer joined the Company as Executive Vice President and Chief Financial Officer on June 15, 2015.
(6)	Tom Liguori resigned as Executive Vice President and Chief Financial Officer effective as of May 15, 2015.
(7)	Includes a 401(k) Company match of $7,950, medical, dental and vision insurance premiums paid by the Company equal to $31,212, amounts related to Company-paid long-term disability insurance, prepaid life insurance, accidental death and dismemberment insurance equal to $1,722, and financial planning services equal to $3,339.
(8)	Includes medical, dental and vision insurance premiums paid by the Company equal to $14,241, amounts related to Company-paid long-term disability insurance, prepaid life insurance and accidental death and dismemberment insurance of $870, and a sign-on bonus in the aggregate amount of $60,000.
(9)	Includes a 401(k) Company match of $7,950, medical, dental and vision insurance premiums paid by the Company equal to $15,774, amounts related to Company-paid long-term disability insurance, prepaid life insurance and accidental death and dismemberment insurance of $693, and financial planning services equal to $2,275.
(10)	Includes a 401(k) Company match of $7,950, medical, dental and vision insurance premiums paid by the Company equal to $27,476, amounts related to Company-paid long-term disability insurance, prepaid life insurance and accidental death and dismemberment insurance of $1,722, and financial planning services equal to $525.
(11)	Includes a 401(k) Company match of $7,950, medical, dental and vision insurance premiums paid by the Company equal to $21,944, amounts related to Company-paid long-term disability insurance, prepaid life insurance and accidental death and dismemberment insurance of $1,722, and financial planning services equal to $1,600.
(12)	Includes a 401(k) Company match of $7,950, medical, dental, and vision insurance premiums paid by the Company equal to $19,877, amounts related to Company-paid long-term disability insurance, prepaid life insurance and accidental death and dismemberment insurance of $1,722, and U.S. and China taxes and tax gross up of $199,834 paid by the Company per the Company’s expatriate policy.
(13)	Note that compensation for the December Period includes stock awards made during the period which are intended as compensation for both the December Period and the full fiscal year 2015, and thus the grant size should not be compared on a pro-rata basis to previous, or future, full year periods.

Grants of Plan-Based Awards

The following table discloses the actual RSU and PSU awards granted to the named executive officers during the fiscal year 2015 and their respective grant date fair values. It also captures potential pay-outs under non-equity incentive plans for fiscal year 2015.

Fiscal 2015 Grants of Plan-Based Awards

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards						Estimated Future Payouts Under Equity Number of Incentive Plan Awards Target (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(7)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date(1)		Threshold ($)		Target ($)		Maximum ($)
Reza Meshgin	N/A	(2)	$132,590	(3)	$669,581	(4)	$1,325,902	(5)	—	—	—

Thomas Kampfer	N/A	(2)	$44,400	(3)	$224,220	(4)	$444,000	(5)	—	—	—
	6/15/2015		—		—		—		—	36,000	$837,000

Tom Liguori	N/A	(2)	$51,895	(3)	$262,072	(4)	$518,955	(5)	—	—	—
	N/A	(2)	$0	(6)	$39,900		$39,900

Thomas Lee	N/A	(2)	$41,111	(3)	$207,608	(4)	$411,106	(5)	—	—	—

Christine Besnard	N/A	(2)	$37,387	(3)	$188,807	(4)	$373,875	(5)	—	—	—

Lance Jin	N/A	(2)	$45,279	(3)	$228,657	(4)	$452,786	(5)	—	—	—
	N/A	(2)	$0	(6)	$37,700		$37,700

(1)	The RSU award shown was approved by a written consent of the Compensation Committee on May 21, 2015.
(2)	The award reflected in this row is a potential cash annual incentive performance award that we would have paid for the performance period of fiscal year 2015, the material terms of which are described in the Compensation Discussion and Analysis.
(3)	The threshold represents the amount payable to the named executive officer if the revenue metrics were not met and the operating (loss) income metrics were met at the minimum threshold under our 2015 bonus plan for each of the five performance periods thereunder.
(4)	The target represents the amount payable to each named executive officer if the specified metrics, revenue and operating (loss) income, were achieved at target levels by us under the 2015 bonus plan for each of the five performance periods thereunder.
(5)	Named executive officers could earn additional cash payments if revenue and operating (loss) income were above the specified targets for such metrics. Additional cash payments were capped at 200% of the target bonus opportunity.
(6)	This amount represents the potential cash incentive payable to the named executive officer under our first quarter strategic incentive plan, the material terms of which are described in the Compensation Discussion and Analysis.
(7)	Amount represents RSU award granted under the 2014 EIP. This RSU grant is a time-based grant, and 1/3 of the grant vests and is no longer subject to forfeiture on each of June 15, 2016, 2017 and 2018, subject to the individual continuing to provide services through such date.

Outstanding Equity Awards at December 31, 2015

The following table discloses outstanding stock option awards (SSARs and options) classified as exercisable and unexercisable as of December 31, 2015 for each of our named executive officers. The table also shows unvested stock awards (RSUs and PSUs) as of December 31, 2015 assuming a market value of $20.68 per share, the closing market price of our common stock on December 31, 2015.

Fiscal 2015 Outstanding Equity Awards at Fiscal Year End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(1)	Market Value of Shares or Units of Stock that Have Not Vested ($)(1)
Reza Meshgin	18,006	—	$10.76	12/05/2018	463,533	$9,585,862
	15,255	—	$12.70	03/05/2019
	8,847	—	$21.90	06/05/2019
	6,779	—	$28.58	09/04/2019
	43,178	—	$25.96	11/16/2019
	40,010	—	$22.17	11/15/2020
	55,074	—	$19.65	11/14/2021
	90,240	—	$17.90	11/13/2022

Tom Kampfer	—	—	—	—	36,000	$744,480

Thomas Lee	2,283	—	$21.90	06/05/2019	118,296	$2,446,361
	1,749	—	$28.58	09/04/2019
	14,094	—	$25.96	11/16/2019
	13,001	—	$22.17	11/15/2020

Christine Besnard	1,712	—	$21.90	06/05/2019	91,154	$1,885,065
	1,312	—	$28.58	09/04/2019
	13,770	—	$25.96	11/16/2019
	12,889	—	$22.17	11/15/2020
	11,003	—	$19.65	11/14/2021
	18,273	—	$17.90	11/13/2022

Lance Jin	5,227	—	$10.76	12/05/2018	119,123	$2,463,464
	4,429	—	$12.70	03/05/2019
	2,568	—	$21.90	06/05/2019
	1,968	—	$28.58	09/04/2019
	16,500	—	$25.96	11/16/2019
	15,295	—	$22.17	11/15/2020
	14,845	—	$19.65	11/14/2021
	26,703	—	$17.90	11/13/2022

(1)	Reflects RSUs and PSUs awarded to our named executive officers that had not yet vested as of December 31, 2015.

The following chart summarizes the number of RSUs vesting and PSUs scheduled to vest on each particular date for each named executive officer as of December 31, 2015:

Vesting Date	Reza Meshgin	Tom Kampfer	Thomas Lee	Christine Besnard	Lance Jin
January 1, 2016	47,290	—	16,531	12,655	15,806
January 13, 2016	33,381	—	10,350	9,413	11,399
June 15, 2016	—	12,000	—	—	—
September 30, 2016	46,911	—	12,377	9,498	13,881
November 15, 2016	16,200	—	4,274	3,281	4,794
November 30, 2016	62,438	—	16,473	12,642	18,475
January 1, 2017	47,290	—	16,531	12,655	15,806
June 15, 2017	—	12,000	—	—	—
December 31, 2017	162,733	—	25,228	18,355	23,155
January 1, 2018	47,290	—	16,532	12,655	15,807
June 15, 2018	—	12,000	—	—	—

Total	463,533	36,000	118,296	91,154	119,123

Option Exercises and Stock Vested

The following table discloses certain information concerning exercises of stock options and the vesting of RSU awards for each named executive officer during fiscal year 2015.

Fiscal 2015 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Reza Meshgin	—	$—	46,280	$844,966
Tom Kampfer	—	$—	0	$0
Tom Liguori	76,851	$377,058	0	$0
Thomas Lee	45,190	$258,966	12,210	$222,926
Christine Besnard	6,437	$53,365	9,371	$171,092
Lance Jin	—	$—	13,695	$250,040

(1)	The value realized on vesting is based on the closing sale price on the date of vesting of the RSUs or, if there were no reported sales on such date, on the last preceding date on which any reported sale occurred.

Pension Benefits

We did not sponsor any defined benefit pension or other actuarial plan for our named executive officers during fiscal year 2015.

Nonqualified Deferred Compensation

We did not maintain any nonqualified defined contribution or other deferred compensation plans or arrangements for our named executive officers during fiscal year 2015.

Potential Payments upon Termination and Change in Control

Change in Control Plan

On January 18, 2012, the Compensation Committee adopted the CiC Plan covering each of our named executive officers. The purpose of the CiC Plan is to provide our executives with specified compensation and benefits in the event of a change in control and termination of employment under specified circumstances. Each of our NEOs has entered into an agreement with the Company pursuant to the CiC Plan. The terms of each of the change in control agreements remained in effect for an initial term of two years, with automatic one-year extensions unless a change in control occurs or the CiC Plan is terminated by the Company at least 12 months prior to its expiration date. The Compensation Committee did not elect to terminate the CiC Plan or the agreements in fiscal year 2015.

Under the agreements, “cause” is generally defined as the executive’s (a) willful or reckless and repeated failure to satisfactorily perform the executive’s duties with the Company, (b) failure to comply with all material applicable laws, (c) failure to comply with all lawful and material directives from the Company’s executive management or Board in performing the executive’s duties or in directing the conduct of the Company’s business, (d) commission of any felony or intentionally fraudulent act against the Company that demonstrates the executive’s untrustworthiness or lack of integrity, (e) commission of any material fraud against the Company or use or intentional appropriation for personal use or benefit of any material funds or properties of the Company not authorized by the Company to be so used or appropriated, or (f) material noncompliance with Company policy or procedure. “Good reason” is generally defined as (a) a material diminution in the executive’s authority, duties or responsibilities, (b) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the executive is required to report, (c) a material reduction in the executive’s base salary or annual target bonus, (d) a material diminution in the budget over which the executive retains authority, (e) the relocation of the executive to a work location more than fifty miles from the executive’s then present location of employment, or (f) any other action or inaction by the Company or its successor that constitutes a material breach of the agreement or any employment agreement with the Company or its successor to which the executive is a party.

The CiC Plan generally provides that upon the occurrence of a change in control of the Company:

•

unless otherwise specified in the grant documentation and specifically referencing the CiC Plan, all of the participant’s equity awards that are subject to time-based vesting will become fully vested; and

•

all of the participant’s performance-based equity awards, in an amount that would be earned if the applicable performance goals were achieved at 100% of the target level, will be converted into time-based equity awards that will vest upon the earliest of (a) the failure of the acquiring entity to assume the Company’s obligations under the equity awards in connection with the change in control, (b) the participant’s involuntary termination of employment or (c) the completion of the award’s original performance period.

In addition, participants in the CiC Plan will be entitled to specified payments and benefits if (1) a change in control occurs and (2) the participant’s employment is terminated without cause or the participant resigns for good reason (an “Involuntary Termination”) within the period that is three months prior to, through 24 months following, the change in control. These payments and benefits are:

•	payment of a pro rata bonus based on the participant’s target bonus for the year in which the change in control occurs;

•

a lump sum cash payment equal to 2.5 times for Mr. Meshgin and 1.7 times for each other participant, the sum of (a) the participant’s base salary plus (b) the participant’s target bonus for the year in which the change in control occurs;

•

an additional cash payment equal to 0.5 times for Mr. Meshgin and 0.3 times for each other participant, the sum of (a) the participant’s base salary plus (b) the participant’s target bonus for the year in which the change in control occurs if the participant voluntarily agrees not to compete with the Company, which payment will be made in equal monthly installments over the restricted period subject to the participant’s compliance with the non-compete;

•

payment of continuing healthcare benefits for 36 months for Mr. Meshgin and 24 months for each other participant or until the participant obtains healthcare coverage under another employer’s plan, if earlier; and

•	vesting in full of all of the participant’s then outstanding equity awards.

If any part of the payments or benefits received by a participant in connection with a termination of employment following a change in control constitutes an excess parachute payment under Section 4999 of the Code, the participant will receive the greater of (a) the amount of such payments and benefits reduced so that none of the amount constitutes an excess parachute payment, net of income taxes, or (b) the amount of such payments and benefits, net of income taxes and net of excise taxes under Section 4999 of the Code.

The CiC Plan requires the participant’s continued compliance with non-solicitation covenants for 36 months following Mr. Meshgin’s termination and 24 months following each other executive’s termination, as well as non-disparagement obligations and continued protection of confidential Company information. The participants must also execute a release of claims for the severance payments to be made.

2004 Plan

Pursuant to the terms of the 2004 Plan, any outstanding awards of RSUs or SSARs held by any participant in the 2004 Plan, including our named executive officers, will become vested in full upon (1) the occurrence of certain change in control transactions and (2) if, within 12 months following such change in control transaction, the participant’s employment is terminated by the Company without “cause” or by the participant for a “good reason,” in each case as defined in the 2004 Plan. Also, pursuant to the terms of the 2004 Plan, any outstanding award of RSUs or SSARS fully vest in the event that the Company gives written notice of its intent to delist from NASDAQ, without at the same time relisting on another exchange. The Compensation Committee may also, in its discretion, allow PSUs to vest upon the triggering events described above.

May 2013 Change in Control – UE Purchase of WBL

On May 28, 2013, UEL and UE Centennial Venture Pte. Ltd (“UECV,” and together with UEL, “UE”) filed with the SEC an Initial Statement of Beneficial Ownership of Securities on Form 3 (the “Form 3”) and a Schedule 13D under the Securities Exchange Act of 1934 (the “Schedule 13D”) announcing that, UEL, through UECV, its wholly-owned subsidiary, owned or had agreed to acquire, pursuant to a cash offer, more than 50% of the ordinary stock units of WBL. The filing of the Form 3 and the Schedule 13D was the first instance the Company was informed that UE had acquired a majority of the ordinary stock units of WBL. As reported in the past and disclosed in the Form 3 and Schedule 13D, WBL may be deemed to indirectly beneficially own 14,817,052 shares of our common stock (the “Shares”), which are held by Wearnes Technology (Private) Limited (“WT”) and United Wearnes Technology Pte Ltd (“UWT”). Based on the disclosure in the Form 3 and the 13D regarding the acquisition of a controlling interest in WBL by UE, UE may also be deemed to now share voting and dispositive power over the Shares with WBL, which resulted in a new controlling entity with respect to the Company.

Based on the disclosure in the Schedule 13D, on March 27, 2013, UECV made mandatory conditional cash offers to acquire all of the issued ordinary stock units of WBL, at a price of $4.15 per stock unit (which was raised to $4.50 per stock unit on May 9, 2013), as well as all of the outstanding 2.5% convertible bonds due June 20, 2014 issued by WBL (other than those stock units and convertible bonds already owned, controlled or agreed to be acquired by UE and its “Concert Party Group” (as defined in the documentation for such offers)). Based on the disclosure in the Schedule 13D, the offers for stock units and bonds would be funded by way of UE’s internal funds, financing from financial institution(s) and/or the issuance of medium term notes by UEL pursuant to its existing $500 million multicurrency medium term note program. Based on the disclosure in the Schedule 13D, the offers were declared unconditional in all respects on May 13, 2013.

Based on the disclosure in the Schedule 13D, UE owned or had agreed to acquire such number of WBL stock units carrying more than 50% of the voting rights attributable to the maximum potential stock capital of WBL (assuming conversion of all outstanding convertible bonds excluding those owned by UE and the Concert Party Group and for which valid acceptances have been received) as of May 16, 2013 and, upon settlement of the valid acceptances of the stock units, WBL became a subsidiary of UE. Accordingly, based on the disclosure in the Schedule 13D regarding its acquisition of voting control of WBL, UE may be deemed to share voting and dispositive power over the Shares, which equates to approximately 61.5% of the total number of shares of common stock outstanding as of the Record Date. Based on the disclosure in the Schedule 13D, UE shares voting and dispositive power over the Shares with WBL, which includes 11,817,052 Shares held by WT and 3,000,000 Shares held by UWT. See “Certain Relationships and Related Transactions” below for arrangements among UE, WBL and the Company with respect to the election of directors.

In connection with the foregoing, the Company reviewed its 2004 Plan and its CiC Plan and determined that a “change in control,” as defined in the 2004 Plan and the CiC Plan, occurred as of May 23, 2013, the date on which UE advised the Company that it owned a controlling majority of the stock units of WBL. Pursuant to the terms of the 2004 Plan, this change in control affected all outstanding equity grants, resulting in (i) the accelerated vesting of all then outstanding RSUs, (ii) the accelerated vesting of all then outstanding SSARs, and (iii) the conversion of all then outstanding PSUs to time-based RSUs, with new vesting dates between September 30, 2013 through September 30, 2015.

2014 Equity Incentive Plan

Pursuant to the terms of the 2014 EIP, unless otherwise provided by the applicable award agreement, each RSU award outstanding immediately prior to the consummation of a change in control (as defined in the 2014 EIP) held by a participant whose service has not terminated prior to such change in control shall be treated as follows: (i) time vesting awards shall vest in full immediately prior to the consummation of the change in control, and (ii) performance vesting awards shall vest at the same vesting level that they would vest upon achievement of 100% of the applicable performance goals (without regard to the actual achievement of any such performance goal) upon the first to occur of (A) the date of completion of the performance period applicable to the awards, provided that the participant’s service has not terminated prior to such date, (B) the qualifying termination (as defined in the 2014 EIP) of the participant, or (C) subject to certain restrictions, the time immediately prior to the consummation of the change in control in the event that the acquiror will not, pursuant to the change in control, assume or continue the Company’s rights and obligations under the award or substitute for the award substantially equivalent awards for equity securities of such corporation, in each such case exercisable for or convertible into equity securities of such corporation which are registered under the Securities Act and traded on a United States securities exchange.

Prior to the grant of equity awards for fiscal year 2015, we revised our form RSU agreements to require both a change in control (as defined in the CiC Plan) and a double-trigger event for the vesting of time-based equity awards to accelerate. A double-trigger event includes the acquiror not assuming the obligations of the award and a participant’s Involuntary Termination. This means that, under our new form RSU Agreement, notwithstanding the terms of our change in control agreements with our named executive officers or the terms of the 2014 EIP, a change in control of the Company without a double-trigger event will not cause the vesting of time-based RSUs to accelerate. We intend that all future time-based equity awards will be subject to this new form RSU Agreement.

Potential Benefits Table

The following table quantifies the potential payments and benefits to be received by our named executive officers assuming one of the following scenarios:

(1)	a change in control of the Company with no other triggering events occurring (referred to below as “CiC only”);

(2)	a change in control and one of the following three triggering events occurring: (a) the failure of the acquiring entity to assume the Company’s obligations under the equity awards in connection with the change in control, (b) the participant’s involuntary termination of employment or (c) the completion of the award’s original performance period (referred to below as “Equity Trigger”); and

(3)	a change in control of the Company and the participant’s Involuntary Termination (referred to below as “Invol Term”).

The payments and benefits are calculated assuming a change in control on July 1, 2016 and the events occur on that date. These estimates are based on multiple assumptions that may not actually occur, including assumptions described in this proxy statement. In addition, certain amounts payable will vary depending on the actual date the merger is completed and the actual date, if any, of a qualifying termination of employment. The amounts below would be limited, to the extent applicable, by the excess parachute payment provisions under Section 4999 of the Code described above.

Name	Salary Based Payment(1)		Target Bonus Payment		Partial Year Bonus Payment		Continuing Health Care Benefits(2)		Early Vesting of PSUs(3)	Early Vesting of RSUs and SARs(4)	Total ($)
Reza Meshgin
CiC only	N/A		N/A		N/A		N/A		N/A	$387,982	$387,982
Equity Trigger	N/A		N/A		N/A		N/A		$4,344,243	$2,653,173	$6,997,416
Invol Term	$2,048,520	(5)	$2,048,520	(5)	$342,355	(5)	$97,856	(5)	$4,344,243	$2,653,173	$11,534,667

Tom Kampfer
CiC only	N/A		N/A		N/A		N/A		—	—	—
Equity Trigger	N/A		N/A		N/A		N/A		—	$574,800	$574,800
Invol Term	$762,200	(5)	$495,431	(5)	$124,197	(5)	$61,431	(5)	—	$574,800	$2,018,059

Thomas Lee
CiC only	N/A		N/A		N/A		N/A		N/A	$102,362	$102,362
Equity Trigger	N/A		N/A		N/A		N/A		$863,445	$894,215	$1,757,660
Invol Term	$705,732	(5)	$423,439	(5)	$106,150	(5)	$60,280	(5)	$863,445	$894,215	$3,053,261

Christine Besnard
CiC only	N/A		N/A		N/A		N/A		N/A	$78,564	$78,564
Equity Trigger	N/A		N/A		N/A		N/A		$646,578	$684,739	$1,331,317
Invol Term	$700,166	(5)	$385,092	(5)	$96,537	(5)	$44,509	(5)	$646,578	$684,739	$2,557,621

Lance Jin
CiC only	N/A		N/A		N/A		N/A		N/A	$114,808	$114,808
Equity Trigger	N/A		N/A		N/A		N/A		$886,342	$871,930	$1,758,272
Invol Term	$777,284	(5)	$466,371	(5)	$116,912	(5)	$43,597	(5)	$886,342	$871,930	$3,162,436

(1)	Amounts listed reflect base salary for fiscal year 2016. Base salary severance is three times then-current base salary for Mr. Meshgin and two times base salary for each of our other named executive officers. This amount is payable in a lump sum, except for portions which are attributable to a voluntary non-compete, which is .5 of the three time of Mr. Meshgin’s base salary and .3 of the two times for our other named executive officers. The non-compete payments are paid monthly in arrears over 12 months for Mr. Meshgin and eight months for our other named executive officers.
(2)	The amount shown represents continuing payments by the Company for healthcare benefits for 36 months for Mr. Meshgin and 24 months for each other named executive officer. The payment assumes that the Company was required to pay for continuing health care insurance under the Consolidated Omnibus Budget Reconciliation Act (COBRA), and the executive did not receive health care benefits under another employer’s plan prior to the end of the executive’s coverage period.
(3)	The amount shown represents the value of otherwise unvested PSUs whose vesting would accelerate, assuming the merger consideration of $23.95.
(4)	There are no unvested SARs as of July 1, 2016 (or December 31, 2015). The table does not reflect SARs that are already fully vested as of such dates. See “Outstanding Equity Awards at Fiscal Year End.”
(5)	Payable under the CiC Plan only.

Director Compensation

Employees of UEL and its subsidiaries who serve on our Board of Directors, or Board, are entitled to receive the same compensation as other non-employee members of our Board. However, Mr. Tan informed the Company that he will not accept monetary payments or equity awards for his service, other than for reimbursement of expenses for attending Board meetings. Hong Wai Chan, who resigned from our Board in 2015, had also informed the Company that he would not accept monetary payments or equity awards for his service, other than for reimbursement of expenses for attending Board meetings.

The Company pays its other non-employee Board members the following fees related to their service on our Board, all payable in equal quarterly installments:

•	annual retainer of $35,000;

•	per Board meeting fee of $2,500 for meetings attended;

•	per committee meeting fee of $1,500 for meetings attended; and

•	annual retainer for serving as:

¡	non-executive chairman of the Board of $60,000;

¡	Audit Committee chairman of $15,000;

¡	Nominating and Corporate Governance Committee chairman of $7,000; and

¡	Compensation Committee chairman of $12,000.

If a Board member attends less than 75% of the Board meetings held in any given year, the Board member would receive (i) the per meeting fee for the meetings he/she actually attended during such year and (ii) a percentage of the annual Board retainer equal to the proportion of total Board meetings attended to the total Board meetings scheduled. Additionally, we reimburse the directors for reasonable expenses in connection with attendance at Board and committee meetings. There is no financial penalty if a Committee member does not attend at least 75% of the Committee meetings.

In addition, in the event the Board forms any special or ad hoc committee, non-employee members of such committee are paid meetings fees for meetings actually attended and the chair, if any, is typically paid a retainer in the same amount as the chairman of the Nominating Committee.

As part of our director compensation, we have had a practice of granting an annual equity award to our non-employee directors. Following our annual meeting of stockholders in March 2015, each of our continuing non-employee directors, except Mr. Tan who is an employee of UEL, and Mr. Chan, who was an employee of a UEL-affiliated company, received a discretionary RSU award under the 2014 EIP for 4,536 shares of our common stock. This grant size was deemed appropriate by the Board following a fulsome review the prior year of our Board compensation practices.

In March 2016, in connection with the proposed transaction with DSBJ, we amended our director compensation policy to provide for monthly cash payments to our independent directors in lieu of the annual equity grant for 2016. In addition to the quarterly cash retainers and per meeting fees currently paid to members of the Board, a monthly cash payment of $7,500 will be made to each independent director beginning in March 2016. This cash payment corresponds to the amount our independent directors received as an annual equity grant for the prior year and was deemed appropriate by the Board following a review of Board compensation practices.

Non-Employee Director Equity Ownership Guidelines

To further align the interests of our non-employee directors with those of our stockholders, the Compensation Committee has approved guidelines that require each non-employee director to maintain certain stock ownership levels. The following ownership guidelines became effective for non-employee directors in fiscal year 2011:

•	stock value equal to three times the annual cash Board retainer (excluding any meeting fees or chair retainers)

Non-employee directors are expected to achieve the guideline level within three years of the guideline first becoming applicable to such director. The following types of ownership will be counted towards satisfying the guideline: shares owned outright by the director and shares owned by immediate family members. The guidelines also prohibit a director from short-selling or engaging in any financial activity where they would benefit or be insulated from a decline in our stock price. The Compensation Committee may elect to suspend or delay the guidelines for any director in the event of a financial emergency or undue hardship for the director or in the event that general economic conditions result in significant stock value changes over a very short period and the guidelines are waived for any director who does not accept stock grants from us. Until such time as a non-employee director has attained their guideline holding level, the director is expected to retain at least 30% of the gross of all equity grants.

The following table discloses certain information concerning the compensation of our non-employee directors for fiscal year 2015:

2015 Compensation of Non-Employee Directors

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Hong Wai Chan(3)	$0	0	$0
Benjamin Duster(4)	$11,250	88,460	$99,710
Philippe Lemaitre	$139,500	122,730	$262,230
Linda Y.C. Lim, Ph.D.	$85,000	122,730	$207,730
James McCluney	$101,000	122,730	$223,730
Donald Schwanz	$87,500	122,730	$210,230
Roy Tan	$0	0	$0
Sam Yau	$106,500	122,730	$229,230

(1)	Calculated on the basis of fees earned during fiscal year 2015.
(2)	Amounts reflect the aggregate grant date fair value calculated in accordance with ASC Topic 718 based on the closing price of our common stock on the grant date.
(3)	Mr. Chan resigned from our Board on December 3, 2015 and the Board voted to reduce the size of the Board from eight to seven directors, effective December 3, 2015.
(4)	Mr. Duster resigned from our Board on February 10, 2015 and he was subsequently replaced by Mr. Chan.

The following table represents the aggregate number of shares of our common stock subject to stock awards and options outstanding on December 31, 2015 for each non-employee director:

Name(1)	Options	Stock (RSUs)
Philippe Lemaitre	—	4,536
Linda Y.C. Lim, Ph.D.	—	4,536
James McCluney	—	4,536
Donald Schwanz	—	4,536
Roy Tan	—	—
Sam Yau	—	4,536

(1)	Mr. Duster and Mr. Chan resigned from our Board during fiscal year 2015 and held no shares of our common stock subject to stock awards or options on December 31, 2015.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal year 2015, Messrs. McCluney and Yau and Dr. Lim each served as a member of our Compensation Committee. None of the members of the Compensation Committee at any time has been one of our officers or employees. No interlocking relationship exists, or has existed in the past, between the Board or Compensation Committee and the board of directors or compensation committee of any other entity.

PROPOSAL NO. 6 ADJOURNMENT PROPOSAL

If there are insufficient votes at the time of the annual meeting to approve the proposal to adopt the merger agreement, we may propose to adjourn the annual meeting for the purpose of soliciting additional votes to approve the proposal to adopt the merger agreement. In the event there are present, in person or by proxy, sufficient votes by our stockholders to approve the proposal to adopt the merger agreement, we do not anticipate that we will adjourn or postpone the annual meeting. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice need be given unless the adjournment is for more than 30 days or we are required to change the record date. Any adjournment of the annual meeting for the purpose of soliciting additional votes to approve the merger agreement will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the annual meeting, as adjourned or postponed.

Recommendation of the Board of Directors

The Board of Directors recommends that you vote “FOR” the proposal to approve the adjournment of the annual meeting, if necessary, to solicit additional votes to in favor of the proposal to approve the proposal to adopt the merger agreement.

OTHER MATTERS

We know of no other business that will be presented at the annual meeting. If any other business is properly brought before the annual meeting, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

IMPORTANT INFORMATION ABOUT MFLEX

Multi-Fineline Electronix, Inc., a Delaware corporation with principal executive offices at 8659 Research Drive, Irvine, California 92618, is a global provider of high-quality, technologically advanced flexible printed circuits and assemblies to the consumer electronics industry with manufacturing facilities in Suzhou, China.

MFLEX provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The Company targets its solutions within the consumer electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the Company’s products include smartphones, tablets, computer/data storage, portable bar code scanners, personal computers, wearables and other consumer electronic devices.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are stockholders of the Company will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, and direct a written request to us, Attn: Investor Relations Department, 8659 Research Dr., Irvine, California, 92618, or contact Investor Relations via our website at http://ir.mflex.com/contactus.cfm. We will provide a separate copy of this proxy statement and the annual report to any stockholder at a shared address to which a single copy was delivered. Any such request should be addressed to us, Attn: Investor Relations Department, at the address listed above. Stockholders who currently receive multiple copies of the proxy statement and/or annual report at their address and would like to request “householding” of their communications should contact their broker.

STOCKHOLDER COMMUNICATIONS

If you wish to communicate with the Board, you may send your communication in writing to: General Counsel, Multi-Fineline Electronix, Inc., 8659 Research Dr., Irvine, California, 92618, who will forward all material communications from stockholders to the appropriate director or directors or committee of the Board based on the subject matter. You must include your name and address in the written communication and indicate whether you are a stockholder of the Company.

MARKET PRICE OF COMMON STOCK

Our common stock is listed for trading on NASDAQ under the symbol “MFLX.” The table below shows the high and low sales price of our common stock, for the periods indicated, as reported on NASDAQ.

Fiscal Year Ending December 31, 2016	High	Low
First quarter, ended March 31, 2016	$23.44	$12.59
Second quarter (through [•], 2016)

Fiscal Year Ended December 31, 2015	High	Low
First quarter, ended March 31, 2015	$20.15	$10.61
Second quarter, ended June 30, 2015	$26.05	$18.05
Third quarter, ended September 30, 2015	$22.28	$15.06
Fourth quarter, ended December 31, 2015	$25.62	$16.56

Three Months Ended December 31, 2014	High	Low
Quarter ended December 31, 2014	$11.35	$8.11

Fiscal Year Ended September 30, 2014	High	Low
First quarter, ended December 31, 2013	$16.32	$12.12
Second quarter, ended March 31, 2014	$15.30	$12.56
Third quarter, ended June 30, 2014	$13.18	$9.62
Fourth quarter, ended September 30, 2014	$11.47	$9.33

Fiscal Year Ended September 30, 2013	High	Low
First quarter, ended December 31, 2012	$23.10	$15.12
Second quarter, ended March 31, 2013	$22.88	$14.24
Third quarter, ended June 30, 2013	$16.22	$13.89
Fourth quarter, ended September 30, 2013	$17.43	$14.55

The closing price of our common stock on NASDAQ on February 3, 2016, the last trading day prior to the public announcement of the execution of the merger agreement, was $17.01 per share of common stock. If the merger is completed, you will be entitled to receive $23.95 in cash, without interest, less any applicable withholding taxes, for each share of our common stock owned by you (unless you have properly exercised, and not lost, your appraisal rights with respect to such shares), which represents a premium of approximately 40.8% to the closing price of our common stock on February 3, 2016 and a premium of approximately 52.2% to the thirty-day volume-weighted average closing stock price.

On [March 31], 2016, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for our common stock on NASDAQ was $[23.21] per share of common stock. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of common stock.

Holders of Record

Stockholders of record on [•], 2016 totaled approximately [•]. Because many of the shares of our common stock are held by brokers and other institutions on behalf of stockholders, we are unable to estimate the total number of beneficial owners represented by these stockholders of record.

Dividends

We have never declared or paid any cash dividend on our common stock, nor do we currently intend to pay any cash dividend on our common stock in the foreseeable future. We currently expect to retain our earnings for the growth and development of our business.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information as of March 31, 2016 as to shares of the common stock beneficially owned by: (i) each person who is known by us to own beneficially more than 5% of our common stock, (ii) each of our Named Executive Officers under “Summary Compensation Table,” (iii) each of our current directors, (iv) each of our nominees for director, and (v) all of our current directors and executive officers as a group. Ownership information is based upon information furnished by the respective individuals or entities, as the case may be. Unless otherwise noted below, the address of each beneficial owner is c/o Multi-Fineline Electronix, Inc., 8659 Research Dr., Irvine, California, 92618. Except as indicated in the footnotes to this table, the persons or entities named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable. The percentage of common stock beneficially owned is based on 24,633,425 shares outstanding as March 31, 2016. In addition, shares issuable pursuant to options, SSARs and RSUs which may be exercised or will vest within 60 days of March 31, 2016 are deemed to be issued and outstanding and have been treated as outstanding in calculating the percentage ownership of those individuals possessing such interest, but not for any other individual. Thus, the number of shares considered to be outstanding for the purposes of this table may vary depending on the individual’s particular circumstances.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Stockholders Owning More Than 5% of the Common Stock:
Entities affiliated with UE(1)	14,817,052	60.2%
Executive Officers, Directors and Director Nominees:
Reza Meshgin(2)	252,494	1.0%
Tom Kampfer	—	—
Thomas Lee(3)	39,700	*
Christine Besnard(4)	56,898	*
Lance Jin(5)	80,239	*
Philippe Lemaitre(6)	36,184	*
James McCluney(7)	16,444	*
Linda Y.C. Lim, Ph.D.(8)	36,140	*
Donald Schwanz(9)	37,314	*
Roy Chee Keong Tan	—	—
Sam Yau(10)	47,849	*
All current directors and executive officers as a group (11 persons)(11)	603,262	2.4%

*	Less than 1%
(1)	Entities include United Engineers Limited (“UEL”), UE Centennial Venture Pte. Ltd. (“UECV”), WBL Corporation Limited (“WBL”), WBL Technology (Private) Limited (formerly known as “Wearnes Technology (Private) Limited”) (“WT”) and United WBL Technology Pte. Ltd. (formerly known as “United Wearnes Technology Pte Ltd”) (“UWT”). WT directly owns 11,817,052 shares, and is the majority shareholder of UWT, which owns 3,000,000 shares. WBL is the majority shareholder of WT. UECV is the majority shareholder of WBL. UEL is the sole shareholder of UECV. As such, each of UEL, UECV and WBL may be deemed to beneficially own the shares held of record by WT, and each of UEL, UECV, WBL and WT may be deemed to beneficially own the shares held of record by UWT. Roy Chee Keong Tan is the Group Chief Financial Officer of UEL and a director of UECV, WBL, WT and UWT. The principal business address for UWT and WT is 12, Ang Mo Kio Street 64, #03A-01 UE BizHub CENTRAL, Singapore 569088.
(2)	Includes 47,951 shares issuable upon exercise of SSARs, assuming the SSARs were exercised as of March 31, 2016, and 204,543 shares held of record.
(3)	Includes 711 shares issuable upon exercise of SSARs, assuming the SSARs were exercised as of March 31, 2016, and 38,989 shares held of record.

(4)	Includes 6,542 shares issuable upon exercise of SSARs, assuming the SSARs were exercised as of March 31, 2016, and 50,356 shares held of record.
(5)	Includes 14,026 shares issuable upon exercise of SSARs, assuming the SSARs were exercised as of March 31, 2016, and 66,213 shares held of record.
(6)	Consists of 36,184 shares held of record.
(7)	Consists of 16,444 shares held of record.
(8)	Consists of 36,140 shares held of record by the Linda Yuen-Ching Lim Gosling Trust U/A DTD June 6, 1994.
(9)	Consists of 37,314 shares held of record by the Donald K. Schwanz and Mary K Schwanz Revocable Trust.
(10)	Consists of 47,849 shares held of record.
(11)	Includes 534,032 shares held of record and 69,230 shares issuable upon exercise of SSARs, assuming the SSARs were exercised as of March 31, 2016.

EQUITY COMPENSATION PLAN INFORMATION

The following summarizes the Company’s equity compensation plans at December 31, 2015:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))(3)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,736,461	$5.77	1,592,735
Equity compensation plans not approved by security holders	—	—	—
Total	1,736,461	$5.77	1,592,735

(1)	Includes 326,243 and 920,410 shares of common stock issuable upon vesting of outstanding RSUs and PSUs granted under the 2004 Plan and 2014 EIP, respectively.
(2)	Weighted average exercise price of outstanding options and SSARs only. The weighted-average exercise price of the outstanding instruments excluding those that can be exercised for no consideration is $20.45.
(3)	Shares available for issuance are from the 2014 Plan. The 2014 Plan permits the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, cash-based awards and other stock based awards.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have entered into indemnification agreements with each of our executive officers, directors and certain other employees. In addition, our executive officers and directors are indemnified under the DGCL and our by-laws to the fullest extent permitted under Delaware law. We have an insurance policy covering our directors and officers with respect to specified liabilities, including liabilities arising under the Securities Act or otherwise. On January 18, 2012, the Company adopted the CiC plan, which authorized the Company to enter into the change in control agreements as described above under “Potential Payments upon Termination and Change in Control.”

As discussed above under “Security Ownership of Certain Beneficial Owners and Management,” as of March 31, 2016, UE and its affiliated entities beneficially owned approximately 60.2% of our outstanding common stock.

On October 25, 2005, we entered into an Amended and Restated Stockholders Agreement, which we refer to as the Stockholders Agreement, with WBL, WT and UWT, which we refer to as the WBL stockholders. The Stockholders Agreement provides, among other things, that so long as the WBL stockholders in the aggregate effectively own (as defined in the Stockholders Agreement) one-third or more of our outstanding common stock, the appointment of our chief executive officer or the issuance of securities that would reduce the WBL stockholders’ effective ownership in us to below a majority of our shares outstanding on a fully diluted basis requires the affirmative vote of at least one individual who has been formally designated by any of the WBL stockholders to serve as a director on our Board and who is subsequently elected to our Board, or a WBL Designee. Roy Tan, the Group Chief Financial Officer of UEL and a board member of WBL, is a member of our Board and serves as a WBL Designee. Mr. Duster and Mr. Chan each also served as a WBL Designee prior to their resignations from our Board.

The Stockholders Agreement will terminate when the WBL stockholders no longer effectively own at least one-third of the outstanding shares of our common stock (on an as converted and as exchanged basis), including as a requirement to the consummation of the transactions contemplated by the merger agreement.

In addition to the rights under the Stockholders Agreement, as the owner of shares of our common stock representing over a majority of our outstanding shares of common stock, the WBL stockholders have the power to determine or significantly influence the outcome of our director elections and matters requiring the affirmative vote of our stockholders, including the power to prevent an acquisition of us or any other change in control of our company. Because the interests of the WBL stockholders as our controlling stockholders may differ from the interests of our other stockholders, actions taken by the WBL stockholders with respect to us may not be favorable to such other stockholders.

On November 30, 2012, the Company entered into a Registration Rights Agreement, as amended by the parties on February 4, 2014, which we refer to as the Registration Rights Agreement, with the WBL stockholders. Pursuant to the Registration Rights Agreement, the Company registered the shares of its common stock held by the WBL stockholders by filing a shelf registration statement that permits the resale of shares by the WBL stockholders and their permitted assigns into the market from time to time over an extended period. The Registration Rights Agreement terminated effective February 8, 2015.

We lease a facility from WBL in Singapore. The aggregate lease payments made to WBL for the fiscal year 2015 were approximately $97,000. We believe that this lease was made or entered into on terms that are no less favorable to us than those we could obtain from unaffiliated third parties.

Management fees may be charged to us by an affiliate of WBL, pursuant to a Corporate Services Agreement between us and such entity. Under this agreement, we may be billed for services on a time and materials basis. For fiscal year 2015, no services were provided under this agreement.

In connection with the proposed merger with DSBJ, the Company entered into a cooperation letter agreement between UEL and the Company dated February 4, 2016, pursuant to which UEL and the Company agreed to cooperate with one another with respect to various documents that may be required to be publicly communicated or announced, or submitted to a governmental entity, and a Stockholder Indemnification Letter by UEL for the benefit of the Company dated February 4, 2016, pursuant to which UEL agreed to pay to DSBJ, on behalf of the Company, the termination fee if the termination fee becomes payable as a result of our stockholder approval, or UEL’s shareholder approval to vote its Company shares in favor or the merger, not having been obtained.

Policies and Procedures with Respect to Related Party Transactions

The Board of Directors is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest.

Our Audit Committee charter requires that members of the Audit Committee, all of whom are independent directors, review and discuss with management and the independent auditors any related party transactions which are significant in size or involve terms that would otherwise not likely be negotiated with independent parties, and that are relevant to an understanding of our financial statements. Current SEC rules define a related party transaction to include any transaction, arrangement or relationship in which we are a participant and in which any of the following persons has or will have a direct or indirect interest:

•	an executive officer, director or director nominee of the Company;

•	any person who is known to be the beneficial owner of more than 5% of our common stock;

•

any person who is an immediate family member (as defined under Item 404 of Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of our common stock; or

•

any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such position, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

All related party transactions will be disclosed in our applicable filings with the SEC as required by the SEC rules.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, our directors, executive officers and any person holding more than 10% of our common stock are required to report their initial ownership of our common stock and any subsequent change in that ownership to the SEC. Specific due dates for these reports have been established and we are required to identify in this proxy statement those persons who failed to timely file these reports. To our knowledge, based solely on a review of such reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2015, we believe that all required reports were timely filed.

STOCKHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING

Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, and intended to be presented at our 2017 annual meeting of the stockholders must be received by the Secretary of the Company no later than 120 days before the date on which we first mailed our proxy materials for the annual meeting in order to be considered for inclusion in our proxy materials for that meeting. The deadline for submitting a stockholder proposal for inclusion in our proxy statement for our 2017 annual meeting of stockholders is [•], 2017.

Stockholders that would like to present a proposal at our 2017 annual meeting but do not wish to have it included in our proxy statement must provide timely notice of the proposal in writing to the Secretary of the Company at our principal executive offices and otherwise comply with the provisions of our by-laws. To be timely, the by-laws provide that we must have received the stockholder’s notice not less than 90 days nor more than 120 days in advance of the date this proxy statement was released to stockholders in connection with the annual meeting.

PAYMENT OF COSTS

The expense of printing and mailing proxy materials and the solicitation of proxies will be borne by us. In addition to the solicitation of proxies by mail, solicitation may be made by our directors, officers and other employees by personal interview, telephone or facsimile. No additional compensation will be paid to our directors, officers or employees for such solicitation. We will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of our common stock.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our public filings are also available in electronic format to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. You can also review our SEC filings on our web site at www.mflex.com. Information included on our website is not a part of this proxy statement.

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to another document filed separately by us with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information contained directly in this proxy statement. This proxy statement incorporates by reference the documents described below that we previously filed with the SEC, as well as the annexes to this proxy statement. These documents contain important information about the Company and its financial condition.

The following documents listed below that the Company has previously filed with the SEC are incorporated by reference:

•	Annual Report on Form 10-K, for the fiscal year ended December 31, 2015 filed with the SEC on February 11, 2016;

•	Current Reports on Form 8-K, filed with the SEC on February 4, 2016, March 3, 2016 and March 9, 2016.

All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) under the Exchange Act from the date of this proxy statement to the date on which the annual meeting is held, including any adjournments or postponements, will also be deemed to be incorporated by reference in this proxy statement. Notwithstanding anything herein to the contrary, any information furnished under Item 2.02 or Item 7.01 of our Current Reports on Form 8-K and any other information which is furnished, but not filed with the SEC, is not incorporated herein by reference.

You may obtain any of the documents incorporated by reference from the SEC’s public reference room or the SEC’s Internet website described above. Documents incorporated by reference in this proxy statement are also available from us without charge, excluding all exhibits unless specifically incorporated by reference in such documents. Stockholders may obtain from us documents incorporated by reference in this proxy statement by requesting them in writing or by telephone at the following address:

Multi-Fineline Electronix, Inc.

8659 Research Drive Irvine, CA 92618

Telephone: (949) 453-6800

Attn: Corporate Secretary

If you would like to request documents, please do so by [•], 2016 to receive them before the annual meeting. If you request any incorporated documents, the Company will strive to mail them to you by first-class mail, or another equally prompt means, within one business day of receipt of your request.

You should rely only on the information contained in this proxy statement, including the annexes attached hereto or the information incorporated by reference herein, to vote your shares at the annual meeting of Company stockholders. The Company has not authorized anyone to provide you with information that differs from that contained in this proxy statement. This proxy statement is dated [•]. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders will not create any implication to the contrary.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

2016 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON [•], 2016

Copies of this proxy statement and the Company’s 2015 annual report to stockholders are also available online at www.mflex.com/proxymaterials

Whether or not you intend to be present at the annual meeting, we urge you to return your signed proxy promptly.

By Order of the Board of Directors

Christine Besnard
[•], 2016	Executive Vice President, General Counsel and Secretary

Our 2015 Annual Report on Form 10-K has been mailed with this proxy statement. We will provide copies of exhibits to the Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting stockholder. Any such request should be addressed to the Company at 8659 Research Dr., Irvine, California, 92618, Attention: Investor Relations Department. The request must include a representation by the stockholder that as of [•], 2016, the stockholder was entitled to vote at the annual meeting.

Annex A	Agreement and Plan of Merger, dated as of February 4, 2016, among Multi-Fineline Electronix, Inc., Dongshan Precision Manufacturing Co., Ltd. and Dragon Electronix Merger Sub Inc.

Annex B	Opinion of Jefferies LLC, dated as of February 4, 2016

Annex C	Section 262 of the General Corporation Law of the State of Delaware

Annex A

AGREEMENT AND PLAN OF MERGER

among

MULTI-FINELINE ELECTRONIX, INC.,

SUZHOU DONGSHAN PRECISION MANUFACTURING CO., LTD.,

and

DRAGON ELECTRONIX MERGER SUB INC.

Dated as of February 4, 2016

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of this 4th day of February, 2016, by and among Multi-Fineline Electronix, Inc., a Delaware corporation (the “Company”), Suzhou Dongshan Precision Manufacturing Co., Ltd., a company organized under the laws of the People’s Republic of China (“Parent”), and Dragon Electronix Merger Sub Inc., a Delaware corporation and indirect wholly-owned subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the parties intend that Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as an indirect wholly-owned subsidiary of Parent in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) adopted this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that this Agreement be submitted to the stockholders of the Company for their approval and (iv) resolved to recommend that the stockholders of the Company approve this Agreement;

WHEREAS, the board of directors of Merger Sub has unanimously adopted, and the board of directors of Parent has unanimously adopted, in each case, this Agreement and the transactions contemplated hereby, including the Merger; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe certain conditions to the Merger, in each case, as set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises, and of the representations, warranties, covenants and agreements contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement, the following terms have the respective meanings set forth below:

(a) Certain Terms. Whenever used in this Agreement (including in the Company Disclosure Letter and the Parent Disclosure Letter), the following terms shall have the respective meanings given to them below:

“Acceptable Confidentiality Agreement” means a confidentiality agreement between the Company and a Person that has made an Alternative Transaction Proposal that contains (i) terms that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement and (ii) a customary standstill provision.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person.

“Alternative Transaction Proposal” means any inquiry, proposal or offer from any Person (whether or not in writing) relating to: (i) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any Company Subsidiary representing twenty percent (20%) or more of the assets of the Company and the Company Subsidiaries, taken as a whole, (ii) any direct or indirect acquisition, purchase, lease, contribution, sale or disposition, in a single transaction or a series of related transactions (including by means of merger, consolidation, share exchange, other business combination, partnership, joint venture, the disposition, issuance or acquisition of capital stock or other equity interest of the Company or any Company Subsidiary, or otherwise), of any business, assets or properties that constitute twenty percent (20%) or more of the consolidated revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole, or twenty percent (20%) or more of the outstanding voting power of the Company’s equity securities, (iii) any tender offer or exchange offer or any other transaction in which any Person (or the stockholders of any Person) or “group” (as such term is defined under the Exchange Act) offers to acquire beneficial ownership, or the right to acquire beneficial ownership, of twenty percent (20%) or more of the outstanding voting power of the Company’s equity securities or (iv) any combination of the foregoing, in each case, other than the Merger and the other transactions contemplated by this Agreement.

“Applicable Law” means any federal, state, local, municipal or foreign (including supranational) law, statute, regulation, rule, ordinance, constitution, treaty, order, injunction, or decree enacted, promulgated, issued or entered by any Governmental Entity.

“beneficial owner” or “beneficial ownership,” with respect to any Common Shares, has the meaning ascribed to such term under Rule 13d-3(a) promulgated under the Exchange Act.

“Bulletin 7” means the Bulletin of the State Administration of Taxation on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-resident Enterprises (Bulletin of the State Administration of Taxation No.7 of 2015) made effective as of February 3, 2015.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in the City of New York, Hong Kong Special Administrative Region or the PRC (as defined below) are permitted or obligated by Applicable Law to be closed for regular banking business.

“CFIUS” means the Committee on Foreign Investment in the United States.

“CFIUS Approval” means a written notice received by Parent (or a Subsidiary of Parent) and the Company from CFIUS stating in effect that: (i) CFIUS has concluded that the transactions contemplated by this Agreement is not a “covered transaction” and not subject to review under Applicable Law; (ii) the review of the transactions contemplated by this Agreement under Section 721 of the U.S. Defense Production Act of 1950 has been concluded, and there are no unresolved national security concerns with respect to the transaction contemplated by this Agreement; or (iii) CFIUS has sent a report to the President of the United States requesting the President’s decision on the CFIUS notice submitted by Parent (or a Subsidiary of Parent) and the Company and either (A) the period under the Defense Production Act of 1950 during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the transactions contemplated hereby has expired without any such action being threatened, announced or taken or (B) the President has announced a decision not to take any action to suspend, prohibit or place any limitations on the transactions contemplated hereby.

“Claim” means any threatened, asserted, pending or completed action, suit or proceeding, whether instituted by any party hereto, any Governmental Entity or any other Person, that any Indemnified Party in good faith believes might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative, investigative or other, arising out of or pertaining to matters that relate to such Indemnified Party’s duties or service as a director, officer, trustee, employee, agent or fiduciary of the Company, any of the Company Subsidiaries or any employee benefit plan (within the meaning of Section 3(3) of ERISA) maintained by any of the foregoing or any other Person at or prior to the Effective Time.

“Common Share” means one share of common stock, $0.0001 par value per share, of the Company.

“Company Benefit Plans” means each U.S. or non-U.S. employee benefit plan (including any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any employment, bonus, commission or other incentive compensation, deferred compensation, stock bonus, stock purchase, phantom stock, restricted stock, restricted stock unit, performance stock unit, stock option or stock appreciation rights, or other equity-based, benefit, incentive compensation, change of control, retention or severance benefits, life, accident, travel or other insurance coverage, disability benefits, supplemental unemployment benefits, health, medical, dental or vision benefits, employee assistance programs, workers’ compensation, vacation, holiday, sick leave, personal leave, housing, tuition assistance, adoption assistance, fringe benefits, profit-sharing, employee stock ownership, pension, and post-retirement compensation, including defined benefit pension plans, and other employee benefit plan, program, agreement, contract, policy or binding arrangement (whether or not in writing)) for the benefit of any current or former officer, employee or director of the Company or any of the Company Subsidiaries that is maintained, contributed to, or required to be contributed to, by the Company, any of the Company Subsidiaries or any of their respective ERISA Affiliates, or with respect to which the Company, any Company Subsidiary or any of their respective ERISA Affiliates currently has or could have any material liability.

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent concurrently with the execution of this Agreement.

“Company Incentive Plan” means the Company’s 2004 Stock Incentive Plan, as amended and restated from time to time, the Company’s 2014 Equity Incentive Plan and any other plan pursuant to which outstanding RSUs, PSUs and Stock Appreciation Rights have been granted.

“Company Material Adverse Effect” means any event, occurrence, change, development or effect, individually or in the aggregate, that: (a) is, or would reasonably be expected to be, materially adverse to the business, assets, properties, liabilities, results of operations or condition (financial or otherwise) of the Company and the Company Subsidiaries, taken as a whole, except to the extent that such event, occurrence, change, development or effect results from (i) general economic conditions (or changes therein) globally, in the U.S. or in the PRC, (ii) financial or security market fluctuations or conditions, (iii) changes in or events affecting generally the industries in which the Company and the Company Subsidiaries operate, (iv) any change first arising after the date of this Agreement in U.S. GAAP or Applicable Law, (v) any change in customer or supplier relationships arising directly or indirectly from the announcement or pendency of this Agreement and the transactions contemplated hereby, (vi) changes in the market price or trading volume of the Common Shares on NASDAQ (it being understood, however, that the exception in this clause (vi) shall not apply to the underlying causes giving rise to or contributing to any such change or prevent any of such underlying causes from being taken into account in determining whether a Company Material Adverse Effect has occurred), (vii) any failure by the Company to meet any estimates or outlook of revenues or earnings or other financial projections (it being understood, however, that the exception in this clause (vii) shall not apply to the underlying causes giving rise to or contributing to any such failure or prevent any of such underlying causes from being taken into account in determining whether a Company Material Adverse Effect has occurred), (viii) natural disasters, (ix) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack occurring prior to, on or after the date of this Agreement, (x) compliance by the Company with the terms and conditions of this Agreement, (xi) any action taken by the Company at the request or with the written consent of Parent or (xii) any claim, action, suit, arbitration, proceedings arising directly or indirectly from the announcement or pendency of this Agreement and the transactions contemplated hereby, except, in the case of clauses (i), (ii), (iii), (iv), (viii), and (ix), to the extent the Company and the Company Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate; or (b) would prevent the Company from consummating the Merger or the other transactions contemplated hereby.

“Company Stockholders Agreement” means the Amended and Restated Stockholders Agreement, dated as of October 25, 2005, among the Company, WBL Technology (Private) Limited (f/k/a Wearnes Technology (Private) Ltd), United WBL Technology Pte Ltd (f/k/a United Wearnes Technology Pte. Ltd) and WBL Corporation Limited.

“Company Real Property Leases” means the real property leases set forth in Section 5.13(a)(ii) of the Company Disclosure Letter pursuant to which the Company Leased Property subject to such leases is leased by the Company or any of the Company Subsidiaries.

“Compliant” means, with respect to any Required Information, that (i) such Required Information (other than projections, other forward-looking information and information of a general economic nature, which shall be prepared in good faith based upon assumptions that the Company believes to be reasonable at the time made and are, and continue to be, reasonable at the Closing) does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information not materially misleading under the circumstances, (ii) the Company’s auditors have not withdrawn or qualified any audit opinion with respect to any financial statements contained in the Required Information, and (iii) any interim quarterly financial statements included in such Required Information have been reviewed by the Company’s independent auditors as provided in the procedures specified by the Public Company Accounting Oversight Board in AU 722.

“Constituent Documents” means, with respect to any entity, the certificate or articles of incorporation, association or formation, by-laws, limited liability company agreement and/or limited partnership agreement of such entity, or any similar organizational documents of such entity.

“Contract” means any agreement, contract, obligation, promise or undertaking, whether written or oral.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Encumbrance” means any mortgage, hypothecation, claim, security interest, pledge, encumbrance, license, lien, charge, easement, covenant, encroachment, survey or title defect, option, right of first refusal, right of first offer, preemptive right, or other similar restriction.

“Environmental Law” means any Applicable Law relating to pollution or the protection of the environment, natural resources, or safety and health of human beings, in particular as such relates to exposure to Hazardous Substances, including such Applicable Laws with respect to the manufacture, distribution in commerce, transportation, storage, handling, generation, use, disposal, processing, treatment or Release of Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means a Person that, at the time of reference, is or was a member of a controlled group with the Company and/or the Company Subsidiaries within the meaning of Code Section 414(b), a trade or business that is or was under common control with the Company and/or the Company Subsidiaries within the meaning of Code Section 414(c), or a member of an affiliated service group with the Company and/or the Company Subsidiaries within the meaning of Code Section 414(m) or (o).

“Exchange Act” means the Securities Exchange Act of 1934.

“Extension Deposit” means a deposit of Ten Million Dollars ($10,000,000), payable by wire transfer of immediately available funds to Escrow Agent, which amount shall be held by Escrow Agent together with, and become a part of, the funds held in escrow by Escrow Agent as collateral and security for the payment of the Parent Termination Fee as provided in Section 8.17.

“Governmental Entity” means any court or tribunal or administrative, governmental or regulatory body, stock exchange or other self-regulatory organization, agency, commission, board, legislature, instrumentality, division, department, public body or other authority of any nation or government or any political subdivision thereof, whether foreign or domestic and whether federal, state, local, municipal, foreign, or supranational.

“Hazardous Substances” means any pollutant, contaminant, hazardous substance, hazardous waste, toxic substance, petroleum or petroleum-derived substance, waste or radioactive material, or other compound, element, material or substance in any form whatsoever (including products), regulated or restricted as hazardous or toxic under any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“HSR Antitrust Clearance” means, to the extent required under the HSR Act, the expiration or termination of the applicable waiting period(s) under the HSR Act.

“Indebtedness” means, as to any Person, (a) all obligations of such Person for borrowed money (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), (b) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable, accrued commercial or trade liabilities arising in the ordinary course of business consistent with past practice, accrued compensation and other accrued liabilities (including taxes, legal reserves, asset retirement obligations and property provisions), (c) all capitalized lease obligations of such Person, (d) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, (e) all obligations of such Person pursuant to securitization or factoring programs or arrangements, (f) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others, (g) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination) or (h) all outstanding reimbursement obligations of such Person or any Subsidiary thereof in respect of any amounts actually drawn under any letter of credit and bankers’ acceptance or similar credit transaction.

“Intellectual Property” means any of the following, as they exist anywhere in the world, whether registered or unregistered: (i) patents, inventions disclosed therein and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interferences thereof), and all patent applications, documents and filings claiming priority to or serving as a basis for priority thereof; (ii) trademarks, service marks, trade dress, trade names, taglines, brand names, logos, slogans and corporate names and all goodwill related thereto, and all registrations and applications therefor; (iii) copyrights, mask works and copyrights registrations and applications therefor; (iv) trade secrets, know-how, inventions, processes, databases, business and marketing plans, customer and supplier lists, confidential business information and other proprietary information and rights; (v) computer software programs, including all source code, object code, executable code, specifications, designs and documentation related thereto; and (vi) domain names, Internet addresses and other computer identifiers.

“Intervening Event” means a material event, material development or material change in circumstances unrelated to an Alternative Transaction Proposal that was not known, or the existence and the consequences or magnitude of which would not reasonably be expected to have been known, by the Company or the Company Board as of the date of this Agreement.

“IRS” means the United States Internal Revenue Service.

“Knowledge of the Company” means the actual knowledge, of the individuals listed on Section 1.1(a) of the Company Disclosure Letter, and the knowledge that such individuals would reasonably be expected to obtain in the course of carrying out their duties to the Company.

“Knowledge of Parent” means the actual knowledge, of the individuals listed on Section 1.1(a) of the Parent Disclosure Letter and the knowledge that such individuals would reasonably be expected to obtain in the course of carrying out their duties to Parent.

“MOFCOM” means the Ministry of Commerce of the PRC or its competent local counterparts.

“NASDAQ” means the NASDAQ Global Select Market.

“NDRC” means the National Development and Reform Commission of the PRC or its competent local counterparts.

“Order” means any order, judgment, decision, decree, injunction, ruling, award, settlement, stipulation or writ of any Governmental Entity (whether temporary, preliminary or permanent) that is binding on any Person or its property under Applicable Law.

“Parent Disclosure Letter” means the disclosure letter delivered by Parent and Merger Sub to the Company concurrently with the execution of this Agreement.

“Parent Material Adverse Effect” means any event, occurrence, fact, condition, change, development or effect that would be reasonably expected to (i) prevent or impair Parent’s or Merger Sub’s ability to consummate the Merger or the other transactions contemplated hereby or (ii) otherwise materially adversely affect the ability of Parent or Merger Sub to perform their respective obligations hereunder.

“Parent Shareholder Approval” means the passing at a duly convened shareholders’ meeting of Parent of resolutions to approve this Agreement, the consummation of the Merger and the other transactions contemplated hereby.

“Parent Termination Fee” means an amount equal to $27,450,000, plus the Extension Deposit, if the Extension Deposit has become payable pursuant to Section 10.1(b).

“Permits” means registrations, licenses, exemptions, permits, certifications, approvals, consents and other authorizations issued or granted by a Governmental Entity.

“Permitted Encumbrances” means (i) Encumbrances for Taxes and other governmental charges and assessments not yet due and payable and Encumbrances for Taxes and other governmental charges and assessments being contested in good faith by appropriate proceedings, in each case for which adequate reserves have been established in accordance with U.S. GAAP in the Company’s financial statements (or notes thereto), (ii) Encumbrances securing (A) Indebtedness that are reflected in the Company Reports or (B) Indebtedness that has otherwise been disclosed to Parent in writing and specifically designated therein as “Permitted Encumbrances”, (iii) inchoate mechanics’ and materialmen’s Encumbrances, (iv) inchoate workmen’s, repairmen’s, warehousemen’s and carriers’ Encumbrances arising in the ordinary course of business of the Company or any Company Subsidiary consistent with past practice, (v) zoning restrictions, survey exceptions, utility easements, rights of way and similar Encumbrances that are imposed by any Governmental Entity having jurisdiction thereon or otherwise are customary for the applicable property type and locality, in each case, which are not violated by the current use or occupancy of the applicable property, (vi) purchase money liens and Encumbrances securing rental payments under capital lease arrangements, and (vii) any other Encumbrances (A) being contested in good faith in the ordinary course of business consistent with past practice, and (B) for which adequate reserves have been established in accordance with U.S. GAAP in the Company’s financial statements (or notes thereto) included in the Company Reports.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“PRC” means the People’s Republic of China excluding, for the purpose of this Agreement only, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“PRC Anti-Monopoly Bureau” means the Anti-Monopoly Bureau of the Ministry of Commerce of the PRC.

“PRC Anti-Monopoly Law” means the PRC Anti-Monopoly Law made effective as of August 1, 2008.

“PRC Antitrust Clearance” means, to the extent required under the PRC Anti-Monopoly Law, (i) Parent obtaining a Notice of Review Decision or other document issued by the PRC Anti-Monopoly Bureau approving the Merger pursuant to PRC Anti-Monopoly Law or (ii) the relevant statutory periods for a decision by the PRC Anti-Monopoly Bureau prescribed by the PRC Anti-Monopoly Law, including any extensions thereof, having expired.

“PRC Securities Regulation” means (i) the Securities Law of the People’s Republic of China promulgated in 1998, as amended from time to time, and (ii) the rules, directions, guidelines, procedures, requirements, memoranda, notices issued by the China Securities Regulatory Commission and the Shenzhen Stock Exchange that are applicable to PRC listed companies or transactions involving PRC listed companies.

“PSU” means a restricted stock unit issued by the Company pursuant to a Company Incentive Plan that (i) as of the date of this Agreement, vests in whole or in part upon the achievement of one or more performance goals (notwithstanding the vesting of such restricted stock unit may also be conditioned upon the continued services of the holders) and (ii) is outstanding as of immediately prior to the Effective Time, pursuant to which the holder has a right to receive Common Share(s) after the vesting applicable to such restricted stock unit.

“Release” means any pumping, pouring, emptying, injecting, escaping, leaching, dumping, spilling, leaking, discharging, disposing or emitting into the environment.

“Representatives” means, with respect to any Person, any of such Person’s Subsidiaries and any of its and their respective directors, officers, employees, financial advisors, legal counsel, financing sources, accountants or other advisors, agents or authorized representatives and any of its and their Affiliates.

“Required Information” means (a) such information (other than financial information, which is covered by clause (b) below) required by the Commitment Letters or as may be reasonably determined by Parent to be necessary in order to consummate the Financing (including as required by the Commitment Letters), and (b) audited consolidated statements of operations, changes in business equity and cash flows and audited consolidated balance sheets, in each case, for the Company and accompanied by an opinion issued by an independent registered public accounting firm (including as to “negative assurance” comfort and “change period” comfort), that are required by the Commitment Letters and that are Compliant.

“Retiree Welfare Plan” means any welfare plan (as defined in Section 3(1) of ERISA) that provides benefits to a current or former employee or his spouse or dependents beyond the employee’s retirement or other termination of service (other than severance benefits, coverage mandated by Section 4980B of the Code, commonly referred to as “COBRA,” or benefits the cost of which is fully paid by the current or former employee or his or her dependents).

“RMB” means the lawful currency of the PRC.

“RSU” means a restricted stock unit issued by the Company pursuant to a Company Incentive Plan that (i) as of the date of this Agreement, vests solely upon the continued service of the holder over a specified period of time and (ii) is outstanding as of immediately prior to the Effective Time, pursuant to which the holder has a right to receive Common Share(s) after the vesting applicable to such restricted stock unit.

“SAFE” means the State Administration of Foreign Exchange of the PRC or its competent local counterparts.

“SAFE Circular 7” means Circular 7, issued by SAFE on February 15, 2012, titled “Notice of Issues Related to the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Listed Company.”

“SAFE Circular 37” means Circular 37, issued by SAFE on July 4, 2014, titled “Notice of the State Administration of Foreign Exchange on the Administration of Foreign Exchange Involved in Overseas Investment, Financing and Round-Trip Investment Conducted by Domestic Residents Through Special-Purpose Companies.”

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Stock Appreciation Rights” means a right granted by the Company pursuant to a Company Incentive Plan that (i) as of the date of this Agreement, vests upon the continued service of the holder over a specified period of time, or in whole or in part upon the achievement of one or more performance goals and (ii) is outstanding as of immediately prior to the Effective Time, pursuant to which the holder has a right to receive Common Shares, cash or a combination of Common Shares and cash after the vesting applicable to such right and exercise of such right.

“Subsidiary” of any Person means another Person, in which such Person (i) owns, directly or indirectly, fifty percent (50%) or more of the outstanding voting securities, equity securities, profits interest or capital interest or (ii) is entitled to elect at least a majority of the board of directors, board of managers or similar governing body.

“Superior Proposal” means a bona fide, unsolicited written Alternative Transaction Proposal made after the date of this Agreement and not resulting from a breach of Section 8.4, having terms which the Company Board determines in good faith (after consultation with its outside legal counsel and its independent financial advisor) would result in a transaction (i) that, if consummated, would be more favorable from a financial point of view to holders of Common Shares than (x) the Merger, taking into account all of the terms and conditions of such Alternative Transaction Proposal and the Person making such Alternative Transaction Proposal (including all financial, regulatory and legal conditions to consummation and other aspects of such proposal), and (y) this Agreement (including any changes proposed by Parent to the terms of this Agreement) and (ii) that is reasonably capable of being consummated on the terms proposed; provided, however¸ that, for purposes of this definition of “Superior Proposal,” the term “Alternative Transaction Proposal” shall have the meaning assigned to such term herein, except that the references to “twenty percent (20%)” in such definition shall be deemed to be references to “fifty percent (50%).”

“Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, required to be filed or supplied to a Taxing Authority.

“Taxes” means (i) any and all U.S. and non-U.S. federal, state, local, provincial or territorial taxes, or any levies, duties, assessments and other governmental charges in the nature of a tax, whether imposed directly or through withholding by any Taxing Authority and whether or not requiring the filing of a Tax Return (together with any and all interest, penalties, additions to tax and additional amounts applicable with respect thereto), including income, franchise, premium, windfall or other profits, gross receipts, customs duty, stamp, license, property, sales, use, capital gains, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, net worth, excise, withholding, ad valorem and value added taxes and (ii) all liability for the payment of any amounts of the type described in clause (i) as the result of being (or ceasing to be) a transferee or successor, or a member of an affiliated, consolidated, combined or unitary group (or being included (or required to be included) in any Tax Return related thereto), and (iii) all liability for the payment of any amounts as a result of an express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other person with respect to the payment of any amounts of the type described in clause (i) or clause (ii).

“Taxing Authority” means, with respect to any Tax, the Governmental Entity responsible for the imposition of such Tax.

“UEL” means United Engineers Limited, a company incorporated under the laws of Singapore.

“UEL Shareholder Approval” means the passing at a duly convened shareholders’ meeting of UEL of resolutions authorizing UEL to vote up to all of the shares beneficially owned by it in favor of approving this Agreement, the consummation of the Merger and the other transactions contemplated hereby.

“U.S. GAAP” means United States generally accepted accounting principles.

“Willful Breach” means, with respect to any representation, warranty, agreement or covenant set forth in this Agreement, an intentional action or omission by a party that both (a) causes such party to be in breach of such representation, warranty, agreement or covenant and (b) occurs under circumstances that objectively indicate that the breaching Party knew at the time of such intentional action or omission is or would constitute a breach, or would reasonably be expected to result in a breach, of such representation, warranty, agreement or covenant.

(b) Terms Generally. The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including any Exhibits hereto and Schedules delivered herewith) and not merely to the specific Section, paragraph or clause in which such word appears. All references herein to Sections, Exhibits and Schedules shall be deemed references to Sections of, Exhibits to and Schedules delivered with this Agreement unless the context shall otherwise require. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The definitions given for terms in this Section 1.1 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to “Dollars” or “$” shall be deemed references to the lawful money of the United States of America. All references herein to “parties” shall be to the parties hereto unless the context shall otherwise require. References to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation including any successor to said section; provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation, as amended (and, in the case of statutes, any rules and regulations promulgated under said statutes), in each case, as of such date. All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. The disclosure of any fact, information or item in any Section of the Company Disclosure Letter or the Parent Disclosure Letter shall, should the existence of such fact, information or item be relevant to any other Section of the Company Disclosure Letter or the Parent Disclosure Letter, as applicable, be deemed to be disclosed with respect to such other Section so long as the relevance of such disclosure to such other Section is reasonably apparent on its face. Nothing in the Company Disclosure Letter or the Parent Disclosure Letter is intended to broaden the scope of any representation or warranty of the Company, Parent or Merger Sub, as applicable, made herein.

(c) Additional Terms. The following terms are defined in the corresponding Sections of this Agreement:

Term	Section
Acquirer Related Parties	10.3(e)
Acquisition Agreement	8.4(a)
Adverse Recommendation Change	8.4(b)
Agreement	Preamble
Benefits Continuation Period	8.7(a)
Book-Entry Shares	4.1(b)(i)
Bulletin 7 Report	8.16
Burdensome Condition	8.5(a)
By-Laws	3.2
Certificate	4.1(b)(i)
Certificate of Merger	2.3
Closing	2.2
Closing Date	2.2
Code	4.2(e)
Commitment Letters	6.6(a)
Commonly Controlled Entity	5.16(c)(iv)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	8.3
Company Contract	5.15(a)
Company Employee	8.7(a)
Company IP	5.18(a)
Company Leased Property	5.13(a)(ii)
Company Notice of Recommendation Change	8.4(c)
Company Owned Property	5.13(a)(i)
Company Real Property	5.13(a)(ii)
Company Related Parties	10.3(d)
Company Reports	5.7(b)
Company Stockholder Approval	5.4(a)
Company Stockholders’ Meeting	8.2(a)
Company Subsidiaries	5.2(a)
Company Termination Fee	10.3(b)
Confidentiality Agreement	8.1
Contributor	5.18(d)
D&O Insurance	8.8(b)
Delaware Courts	11.5(b)
DGCL	Recitals
Dissenting Shares	4.1(a)
Effective Time	2.3
Escrow Account	8.17
Escrow Agent	8.17
Escrow Funds	8.17
Excluded Shares	4.1(a)
Exon-Florio	5.5(a)
Financing	6.6(a)
Financing Sources	6.6(a)
Governmental Requirements	5.5(a)
HK Borrower	6.6(a)

Term	Section
Indemnified Parties	8.8(a)
Initial Escrow Deposit	8.17
Initial Termination Date	10.1(b)
Injunction	9.1(b)
International Benefit Plan	5.16(a)
Joint Notice	5.5(a)
Major Customer	5.20(a)
Major Supplier	5.20(a)
Maximum Annual Premium	8.8(b)
Merger	Recitals
Merger Consideration	4.1(a)
Merger Fund	4.2(a)(i)
Merger Sub	Preamble
Mezz Financing Commitment Letter	6.6(a)
Mezz Financing	6.6(a)
Mezz Financing Source	6.6(a)
New Plans	8.7(b)
Nonqualified Deferred Compensation Plan	5.16(c)(viii)
Non-Recourse Party	11.12
Parent	Preamble
Parent Circular	8.20
Parent Shareholders Meeting	8.20
Paying Agent	4.2(a)(i)
Personal Property	5.13(c)
PRC Overseas Investment Approvals	6.3(a)
Preferred Shares	5.3(a)
Proxy Statement	8.2(a)
Recommendation Change Notice Period	8.4(c)
Regulatory Filings	8.5(c)(i)
SAFE Share Incentive Rules and Regulations	5.6(c)
SAR Consideration	4.3(c)
Sarbanes-Oxley Act	5.7(b)
Section 16	8.12
Supplemental Escrow Deposit	8.17
Support Agreement	8.20
Surviving Charter	3.1
Surviving Corporation	2.1
Term Loan Commitment Letter	6.6(a)
Term Loan Financing	6.6(a)
Term Loan Financing Source	6.6(a)
Termination Date	10.1(b)
Voting Company Debt	5.3(b)

ARTICLE II

THE MERGER; CLOSING; EFFECTIVE TIME

Section 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company with all its properties, rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.2 Closing. The closing of the Merger (the “Closing”) shall take place (a) at the offices of White & Case LLP, 1155 Avenue of the Americas, New York, New York 10036, at 10:00 a.m. (New York time) on the tenth (10th) Business Day after all of the conditions set forth in Article IX have been fulfilled or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) in accordance with this Agreement, or (b) at such other place and time and/or on such other date as the Company and Parent may agree in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable following the fulfillment or waiver of all of the conditions set forth in Article IX, on the Closing Date, the parties shall file the certificate of merger as contemplated by the DGCL (the “Certificate of Merger”), together with any required related certificates, filings and recordings, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later date and time as the Company and Parent may agree upon and as is set forth in such Certificate of Merger (such time, the “Effective Time”).

ARTICLE III

THE SURVIVING CORPORATION

Section 3.1 Certificate of Incorporation. The certificate of incorporation of the Company shall be amended and restated in its entirety at the Effective Time to be in substantially the form of Exhibit A, and, as so amended and restated, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation (the “Surviving Charter”) until thereafter amended as provided therein or by Applicable Law.

Section 3.2 By-Laws. The by-laws of Merger Sub in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended as provided therein or by Applicable Law, except that the by-laws of the Surviving Corporation shall be amended as of the Effective Time to contain such provisions as are necessary to give full effect to Section 3.1 (as so amended, the “By-Laws”).

Section 3.3 Directors and Officers. Subject to Applicable Law, from and after the Effective Time, (a) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter and the By-Laws.

ARTICLE IV

EFFECT OF THE MERGER ON STOCK;

EXCHANGE OF CERTIFICATES

Section 4.1 Effect on Stock. At the Effective Time, as a result of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any capital stock of the Company or Merger Sub:

(a) Merger Consideration. Each Common Share issued and outstanding immediately prior to the Effective Time (other than (i) Common Shares held by the Company, Parent or Merger Sub or any direct or indirect wholly-owned Subsidiary of either the Company or Parent (“Excluded Shares”) and (ii) Common Shares with respect to which the holder thereof shall have properly complied with the provisions of Section 262 of the DGCL as to appraisal rights (“Dissenting Shares”)) shall be converted into the right to receive, in accordance with this Article IV, $23.95 in cash, without interest (the per share cash consideration to be issued to the holders of such Common Shares, the “Merger Consideration”).

(b) Cancellation of Common Shares.

(i) Each Common Share converted into the Merger Consideration pursuant to Section 4.1(a) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate that immediately prior to the Effective Time represented any such Common Shares (each, a “Certificate”) or Common Shares represented by book-entry (the “Book-Entry Shares”) (other than Certificates or Book-Entry Shares representing Excluded Shares or Dissenting Shares) shall thereafter represent only the right to receive the Merger Consideration upon surrender of such Certificate or transfer of such Book-Entry Shares in accordance with this Article IV.

(ii) Each Excluded Share issued and outstanding immediately prior to the Effective Time, by virtue of the Merger, shall cease to be outstanding and shall be automatically canceled and retired without payment of any consideration therefor and shall cease to exist.

(c) Merger Sub. Each share of common stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one newly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 4.2 Exchange of Certificates for Merger Consideration.

(a) Paying Agent and Procedures.

(i) Prior to the Closing, Parent shall select a bank or trust company of international reputation reasonably acceptable to the Company as paying agent (the “Paying Agent”). On or prior to the Closing Date, Parent shall deposit, or shall cause to be deposited, with the Paying Agent, separate and apart from its other funds, for the benefit of holders of Certificates and Book-Entry Shares (other than Certificates or Book-Entry Shares representing Excluded Shares or Dissenting Shares), cash in an amount equal to the aggregate Merger Consideration which such holders are entitled to receive pursuant to this Article IV (such cash being hereinafter referred to as the “Merger Fund”).

(ii) The Merger Fund shall be invested by the Paying Agent in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for payment of all principal and interest or (iii) commercial paper obligations receiving the highest rating from either Moody’s Investor Services, Inc. or Standard & Poor’s, a division of The McGraw Hill Companies, or a combination thereof, as directed by and for the benefit of the Surviving Corporation; provided, however, that no gain or loss thereon shall affect the amounts payable to the holders of Common Shares following completion of the Merger pursuant to this Article IV, and Parent shall take all actions necessary to ensure that the Merger

Fund includes at all times cash sufficient to satisfy Parent’s obligation under this Article IV. Any and all interest and other income earned on the Merger Fund shall promptly be paid to the Surviving Corporation or, at Parent’s election, to Parent or a Subsidiary designated by Parent.

(iii) As promptly as practicable after the Effective Time, but in no event more than three (3) Business Days following the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Common Shares (as of immediately prior to the Effective Time) (A) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Paying Agent) and (B) instructions for effecting the surrender of the Certificates or transfer of the Book-Entry Shares in exchange for the Merger Consideration.

(iv) Upon (A) surrender to the Paying Agent of Certificates for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions or (B) compliance with the reasonable procedures established by the Paying Agent for delivery of Book-Entry Shares, each holder of such Certificates or Book-Entry Shares (other than Certificates or Book-Entry Shares representing Excluded Shares or Dissenting Shares) shall be entitled to receive in exchange therefor, in cash, the aggregate Merger Consideration in respect thereof in the form of a check to be mailed within three (3) Business Days of receipt by the Paying Agent of such Certificates or Book-Entry Shares, and the Certificates so surrendered and Book-Entry Shares so transferred shall forthwith be canceled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or due transfer of the Book-Entry Shares. The Paying Agent shall accept such Certificates and Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Until so surrendered or delivered, as the case may be, each such Certificate or Book-Entry Share shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration pursuant to this Article IV.

(v) In the event of a transfer of ownership of Common Shares that is not registered in the transfer records of the Company, payment of the Merger Consideration in respect of the applicable Common Shares may be made to a Person other than the Person in whose name the Certificates so surrendered or the Book-Entry Shares so transferred are registered if such Certificates shall be properly endorsed or otherwise be in proper form for transfer or such Book-Entry Shares shall be properly transferred and, in each case, the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment of the Merger Consideration in respect thereof or establish to the reasonable satisfaction of the Surviving Corporation and the Paying Agent that such Tax has been paid or is not applicable.

(b) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of the Common Shares outstanding immediately prior to the Effective Time thereafter on the records of the Company. If, after the Effective Time, any Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be marked canceled and exchanged as provided in this Article IV.

(c) Termination of Merger Fund. Any portion of the Merger Fund that remains unclaimed by the holders of Certificates or Book-Entry Shares and other eligible Persons in accordance with this Article IV following six (6) months after the Effective Time shall be delivered to or as directed by the Surviving Corporation upon demand, and any such holder who has not previously complied with this Article IV shall thereafter look only to the Surviving Corporation, and the Surviving Corporation shall remain liable, for payment of any such holder’s claim for the Merger Consideration, without any interest thereon.

(d) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue the Merger Consideration in exchange for such lost, stolen or destroyed Certificate. Delivery of such affidavit and the posting of such bond shall be deemed delivery of a Certificate with respect to the relevant Common Shares for purposes of this Article IV.

(e) Withholding Taxes. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration or other amounts otherwise payable pursuant to this Agreement such amounts as Parent, the Surviving Corporation or the Paying Agent, as the case may be, is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local, provisional, or non-U.S. Applicable Law relating to Taxes. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent and then remitted to the relevant Taxing Authority on behalf of a former holder of Common Shares, RSUs, PSUs or Stock Appreciation Rights, such withheld and remitted amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the Common Shares, RSUs, PSUs or Stock Appreciation Rights in respect of which such deduction, withholding and remittance to the relevant Taxing Authority was made by Parent, the Surviving Corporation or the Paying Agent, as the case may be.

(f) No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any portion of the Merger Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Law.

(g) No Other Rights. Until surrendered or transferred, as applicable, in accordance with this Section 4.2, each Certificate and each Book-Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive the applicable Merger Consideration, subject to the Surviving Corporation’s obligation to pay any dividends or other distributions with a record date prior to the Effective Time which may have been authorized by the Company and which remain unpaid at the Effective Time. Any Merger Consideration paid upon the surrender of any Certificate or the transfer of any Book-Entry Share shall be deemed to have been paid in full satisfaction of all rights pertaining to such Certificate or Book-Entry Share and the Common Shares formerly represented thereby.

Section 4.3 Treatment of RSUs, PSUs and Stock Appreciation Rights.

(a) RSUs. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any holder of any Common Shares or RSUs, each RSU (whether vested or unvested) shall be fully vested and shall be canceled, with the holder of each such RSU becoming entitled to receive an amount in cash (without interest and less any applicable Taxes required to be withheld in accordance with Section 4.2(e) with respect to such payment) equal to the product of (A) the Merger Consideration multiplied by (B) the number of Common Shares subject to such RSU held by such holder immediately prior to the Effective Time.

(b) PSUs. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any holder of any Common Shares or PSUs, each PSU (whether vested or unvested) shall be fully vested and shall be canceled, with the holder of each such PSU becoming entitled to receive an amount in cash (without interest and less any applicable Taxes required to be withheld in accordance with Section 4.2(e) with respect to such payment) equal to the product of (A) the Merger Consideration multiplied by (B) the number of Common Shares subject to such PSU held by such holder immediately prior to the Effective Time determined by assuming that the applicable performance goals were achieved at 100% of the target level.

(c) Stock Appreciation Rights. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any holder of any Common Shares or Stock Appreciation Rights, each Stock Appreciation Right (whether vested or unvested) shall be fully vested and shall be canceled and converted into the right to receive an amount in cash (without interest and less any applicable

Taxes required to be withheld in accordance with Section 4.2(e) with respect to such payment) determined by multiplying (x) the excess, if any, of the Merger Consideration over the applicable exercise price per share of such Stock Appreciation Right by (y) the number of Common Shares subject to such Stock Appreciation Right (the “SAR Consideration”). From and after the Effective Time, there shall be outstanding no Stock Appreciation Rights and the former holders thereof shall be entitled only to the payment of the SAR Consideration, if any. Any Stock Appreciation Right with respect to which the SAR Consideration is $0.00 shall be cancelled for no consideration.

(d) Unless a later time for payment is expressly provided in this Section 4.3 or is otherwise agreed between Parent and an individual holder, the Surviving Corporation shall pay the holders of RSUs, PSUs and Stock Appreciation Rights the cash payments described in this Section 4.3 promptly after the Effective Time, but in any event not later than the fifth (5th) Business Day after the Effective Time or, if applicable, such later time as be required under Section 409A of the Code.

(e) The Company Board (or appropriate committee thereof) shall pass resolutions and take all other such action as may be reasonably necessary to effectuate the treatment of RSUs, PSUs and Stock Appreciation Rights as contemplated by this Section 4.3 to the effect that (i) all awards issued under the Company Incentive Plan shall be settled as of the Effective Time as contemplated by this Agreement, (ii) neither any holder of any RSU, PSU or Stock Appreciation Right, nor any other participant in the Company Incentive Plan, shall have any right thereunder to acquire any securities of the Company, the Surviving Corporation or Parent, or to receive any payment or benefit with respect to any award previously granted under the Company Incentive Plan, except as provided in this Section 4.3, and (iii) as of the Effective Time, each Company Incentive Plan shall be terminated.

Section 4.4 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, Dissenting Shares shall not be converted into the right to receive the Merger Consideration as provided in Section 4.1(a), but rather, the holders of Dissenting Shares shall be entitled only to payment of the appraisal value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL less any applicable Taxes required to be withheld in accordance with Section 4.2(e) with respect to such payment (and, at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holders shall cease to have any right with respect thereto, except the right to receive the appraisal value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL); provided, that, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration (without interest thereon) as provided in Section 4.1(a). The Company shall promptly notify Parent of any demands received by the Company for payment of the fair value of any Common Shares and shall provide Parent the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, except as required by Applicable Law, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, waive any failure to timely deliver a written demand for appraisal in accordance with the DGCL, or agree to do any of the foregoing.

Section 4.5 Adjustments to Prevent Dilution. In the event that, at any time during the period from the date of this Agreement to the Effective Time, the Company, notwithstanding Section 7.1(e), changes (or establishes a record date for changing) the number of Common Shares issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding Common Shares, then the Merger Consideration shall be appropriately adjusted to reflect such change.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise disclosed to Parent in the Company Disclosure Letter and except as disclosed in the Company Reports (including items incorporated by reference therein) filed with the SEC on or after November 14, 2014 but publicly available prior to the day hereof solely to the extent that the relevance of such disclosure is reasonably apparent on its face (but excluding, in each case, any disclosures set forth in any risk factor section, in any section relating to forward-looking statements and any other disclosures included in the applicable Company Reports solely to the extent that they are generic, cautionary, predictive or forward-looking in nature, whether or not appearing in such sections), the Company represents and warrants to Parent and Merger Sub as follows:

Section 5.1 Corporate Status. The Company (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as now conducted and (c) is duly qualified or licensed to do business as a foreign corporation and is, to the extent applicable, in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not have a Company Material Adverse Effect. The Company has delivered or made available to Parent and Merger Sub complete and correct copies of its Constituent Documents, as amended and in effect on the date of this Agreement.

Section 5.2 Company Subsidiaries.

(a) Section 5.2(a) of the Company Disclosure Letter sets forth a complete and correct list of each Subsidiary of the Company (collectively, the “Company Subsidiaries”), the state or jurisdiction of its organization and the capitalization of each such Company Subsidiary. Each Company Subsidiary (i) is a corporation, limited liability company, partnership or other entity duly incorporated or organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, (ii) has all requisite corporate, limited liability company, partnership or similar power and authority to own, lease and operate its properties and to carry on its business as now conducted and (iii) is duly qualified or licensed to do business as a foreign corporation, limited liability company, partnership or other organization and is, to the extent applicable, in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not have a Company Material Adverse Effect. The Company has delivered or made available to Parent and Merger Sub complete and correct copies of the Constituent Documents of each Company Subsidiary, as amended and in effect on the date of this Agreement.

(b) The Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock or other equity interests of each of the Company Subsidiaries. All of such shares and other equity interests so owned, directly or indirectly, by the Company are validly issued, fully paid and nonassessable and are owned by it free and clear of any Encumbrances, other than Permitted Encumbrances.

Section 5.3 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of one hundred million (100,000,000) Common Shares and five million (5,000,000) shares of preferred stock, $0.0001 par value per share (the “Preferred Shares”). At the close of business on February 1, 2016, (i) 24,609,141 Common Shares were issued and outstanding, (ii) no Preferred Shares were issued and outstanding, (iii) no Common Shares were held in treasury by the Company or owned by any Company Subsidiary and (iv) 3,181,052 Common Shares were reserved for issuance pursuant to the Company’s stock plans listed on Section 5.3(a)(i) of the Company Disclosure Letter, and Section 5.3(a)(ii) of the Company Disclosure Letter sets forth a complete and correct list, as of the date of this Agreement, of the outstanding RSUs, PSUs and Stock Appreciation Rights, including the holder to whom the applicable security was issued, date of grant, type of award, vesting schedule, number of Common Shares underlying such security, the expiration date of such award (if applicable) and, where applicable, exercise or reference price per Common Share. Except as set forth above, at the close of business on February 1, 2016, no Common Shares, other shares of capital stock or other equity interests of the Company were issued, reserved for issuance or outstanding. Since the close of business on February 1, 2016, the Company has not issued any Common Share or other equity interests of the Company, other than expressly permitted by Section 7.1. All issued and outstanding Common Shares have been duly authorized and validly issued and are fully paid and nonassessable.

(b) There are no preemptive or similar rights granted by the Company or any Company Subsidiary on the part of any holders of any class of securities of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or any such Company Subsidiary on any matter (“Voting Company Debt”). Except as set forth in Section 5.3(a)(ii) of the Company Disclosure Letter, there are not, as of the date of this Agreement, any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound (i) obligating the Company or any of the Company Subsidiaries to issue, deliver or sell or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity interest in, the Company or any Voting Company Debt or (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, right, security, unit, commitment, contract, arrangement or undertaking. The registered capital of each of the Company Subsidiaries incorporated in PRC has been fully contributed, as certified by accountants qualified in the PRC, and any registered capital contributed in non-cash assets has been fully evaluated and verified by valuers qualified in the PRC. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or other equity interests of the Company or any of the Company Subsidiaries. There are no proxies, voting trusts or other agreements or understandings to which the Company or any of the Company Subsidiaries is a party or is bound with respect to the voting of the capital stock of, or other equity interests in, the Company or any of the Company Subsidiaries.

(c) The Company has delivered to Parent true and complete copies of each Company Incentive Plan and form of agreement evidencing each RSU, PSU or Stock Appreciation Right, and has also delivered any other restricted stock unit, performance stock unit or stock appreciation right agreements to the extent there are variations from the form of agreement, specifically identifying the Person(s) to whom such variant forms apply. Each RSU, PSU and Stock Appreciation Right (A) was granted in material compliance with all Applicable Laws and all of the terms and conditions of the Company Incentive Plans pursuant to which it was issued, (B) except as set forth in Section 5.3(c) of the Company Disclosure Letter, has a grant date identical to the date on which the Company Board or compensation committee actually awarded such RSU, PSU or Stock Appreciation Right, as applicable, (C) qualifies for the tax and accounting treatment afforded to such RSU, PSU or Stock Appreciation Right, as applicable, in the Company’s Tax Returns and the Company’s financial statements, respectively, and (D) does not trigger any liability for the holder thereof under Section 409A of the Code. Each Stock Appreciation Right has a strike or exercise price per Common Share equal to or greater than the fair market value of a Common Share at the close of business on the date of such grant.

(d) Section 5.3(d) of the Company Disclosure Letter sets forth a complete and correct summary, as of the date of this Agreement, of all Indebtedness of the Company and the Company Subsidiaries, including the identity of each lender, any obligor and/or any guarantor, the principal amount, accrued interest and any other obligations thereunder, and the maturity and current redemption price of each such instrument. No material default or event of default (or similar event) has occurred and is continuing with respect to any such instrument.

Section 5.4 Authority for Agreements.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the approval of this Agreement by the holders of at least a majority of the outstanding Common Shares entitled to vote in accordance with the DGCL (the “Company Stockholder Approval”), to consummate the transactions contemplated by this Agreement. Except for the approvals described in the following sentence, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on behalf of the Company. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, including the Merger, other than the Company Stockholder Approval and the filing of the Certificate of Merger pursuant to the DGCL. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(b) The Company Board has unanimously adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) adopting this Agreement and the transactions contemplated hereby, including the Merger, (iii) directing that this Agreement be submitted to the stockholders of the Company for their approval and (iv) recommending that the stockholders of the Company approve this Agreement, which resolutions have not, as of the date of this Agreement, been rescinded, modified or withdrawn in any way.

Section 5.5 Consents and Approvals; No Violations.

(a) The execution and delivery by the Company of this Agreement do not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other Person except for (i) the applicable requirements of, the HSR Act and the PRC Anti-Monopoly Law, (ii) the applicable requirements of the Exchange Act, (iii) the submission of a voluntary joint filing of notice of the transaction to CFIUS and any requested supplemental information (the “Joint Notice”) pursuant to 31 C.F.R. Part 800 and 50 U.S.C. App. § 2170 (“Exon-Florio”) and the CFIUS Approval, (iv) the applicable requirements of NASDAQ, (v) the filing of the Certificate of Merger pursuant to the DGCL, (vi) any registration, filing or notification required pursuant to state securities or blue sky laws (the requirements in clauses (i) through (vi), collectively, the “Governmental Requirements”) and (vii) any such consent, approval, authorization, permit, filing or notification, the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(b) Except as set forth in Section 5.5(b) of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement do not, and the performance of its obligations hereunder will not, (i) subject to the Company Stockholder Approval, violate any provision of the Constituent Documents of the Company or any Company Subsidiary, (ii) result in a violation or breach of any provision of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation, payment, acceleration or revocation under, any Company Contract, (iii) result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) upon any property or asset of the Company or any Company Subsidiary or (iv) assuming the Company Stockholder Approval and all consents, approvals, authorizations and permits contemplated in clauses (i) through (vi) in Section 5.5(a) have been obtained, and all filings, notifications or registrations in such clauses have been made, violate or conflict with any Applicable Law to which the Company or any Company Subsidiary is subject, except, in the case of clauses (ii), (iii) and (iv), for violations, breaches, defaults, terminations, cancellations, payments, accelerations, revocations, creations, impositions or conflicts which, individually or in the aggregate, would not have a Company Material Adverse Effect.

Section 5.6 Compliance with Laws; Permits.

(a) Neither the Company nor any Company Subsidiary is or, since December 31, 2012, has been in violation of, and no written notice has been given of any violation of, any Applicable Law, except for any violation that, individually or in the aggregate, has not been, and would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole. None of the Company, any Company Subsidiary or, to the Knowledge of the Company, any officer, director or agent (in their capacity as such) of the Company or any Company Subsidiary is or has been in violation of any Applicable Law relating to (i) the use of corporate funds for political activity or for the purpose of obtaining or retaining business, (ii) payments to government officials from corporate funds, (iii) any provision of the Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 or similar Applicable Laws of any applicable jurisdiction or (iv) bribes, rebates, payoffs, influence payments, kickbacks or the provision of similar benefits. Neither the Company nor any Company Subsidiary has received any written notice, or otherwise been advised, of any violation of, any Applicable Law, except for any violation that, individually or in the aggregate, has not been, and would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole.

(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, (1) the Company and the Company Subsidiaries (i) have all Permits that are necessary for the ownership, leasing, construction and operation of each of their properties (including properties under construction) and other assets and the conduct of each of their respective businesses as now conducted and all such Permits are valid and in full force and effect, and (ii) are in compliance with all such Permits, and (2) all Permits are valid and in full force and effect, no default (with or without notice, lapse of time or both) has occurred under any such Permits and no limitation, restriction, suspension, cancellation, revocation, withdrawal, modification or non-renewal of any such Permit is pending or, to the Knowledge of the Company, threatened, and to the Knowledge of the Company, no event has occurred that would result in the limitation, restriction, suspension, cancellation, revocation, withdrawal, modification or non-renewal of any such Permit.

(c) (i) Except as set forth in Section 5.6(c) of the Company Disclosure Letter, each holder or beneficial owner of any Common Share, RSU, PSU or Stock Appreciation Right who has an employment or service relationship with any Company Subsidiary in the PRC (as set forth in SAFE Circular 7) and is subject to any of the registration or reporting requirements under SAFE Circular 7 or any other applicable SAFE rules and regulations directly relating to SAFE Circular 7 (collectively and including any successor Applicable Law, the “SAFE Share Incentive Rules and Regulations”) has entrusted certain Company Subsidiary in the PRC to handle the registration, reporting and other requirements, and both the entrusted Company Subsidiary and such holder have complied in all material respects with such reporting, registration and/or other requirements under the SAFE Share Incentive Rules and Regulations with respect to the entitlement under the Company Incentive Plans; (ii) neither the Company nor any Company Subsidiary in the PRC has received any material written notice, inquiries, orders or any other forms of correspondence from SAFE with respect to any actual or alleged non-compliance with the SAFE Share Incentive Rules and Regulations; and (iii) the Company and Company Subsidiaries have made all material written filings, registrations, reporting or any other communications required by SAFE Share Incentive Rules and Regulations. The directors and officers of the Company, and to the Knowledge of the Company, each employee of the Company or Company Subsidiaries that is a beneficial owner of the Common Shares and that is a PRC resident, has complied in all material respects with the registration and/or reporting requirements of SAFE Circular 37 with respect to the Common Shares.

Section 5.7 Company Financial Statements; SEC Reports.

(a) The consolidated financial statements (including any notes thereto) contained in the Company Reports have been prepared in all material respects in accordance with U.S. GAAP applied on a consistent basis throughout the periods presented, except as otherwise noted therein and subject, in the case of interim unaudited financial statements, to normal, recurring year-end adjustments, in each case that are not material in amount or effect. The consolidated balance sheets included in such financial statements present fairly in all material respects the consolidated financial position of the Company and the Company Subsidiaries as at the respective dates thereof, and the consolidated statements of income, consolidated statements of stockholders’ equity, and consolidated statements of cash flows included in such financial statements present fairly in all material respects the consolidated results of operations, stockholders’ equity and cash flows of the Company and the Company Subsidiaries for the respective periods indicated, except as otherwise noted therein and subject, in the case of interim unaudited financial statements, to normal, recurring year-end adjustments, in each case that are not material in amount or effect. Except as set forth in Section 5.7(a) of the Company Disclosure Letter, the books and records of the Company and the Company Subsidiaries have been, and are being, maintained in all material respects in accordance with U.S. GAAP and other applicable legal and accounting requirements. Since September 30, 2011, the Company has not made any material change in the accounting practices or policies applied in the preparation of its financial statements, except as required by a change in or update to U.S. GAAP or Applicable Law.

(b) Except as set forth in Section 5.7(b) of the Company Disclosure Letter, the Company and each Company Subsidiary has timely filed or furnished, as applicable, all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be filed by it or furnished by it to the SEC since December 31, 2011 (the “Company Reports”). As of its respective date, or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing, each Company Report (i) complied in all material respects with the requirements of the Exchange Act, the Securities Act or Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company Report and (ii) except with regard to the financial statements contained therein, which are addressed in Section 5.7(a), did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements contained in the Company Reports. No Company Subsidiary is subject to the reporting requirements under the Exchange Act. There are no outstanding or unresolved comments received from the SEC with respect to the Company Reports. To the Knowledge of the Company, none of the Company Reports is the subject of ongoing SEC review or investigation.

(c) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the related rules and regulations promulgated thereunder. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act.

(d) Neither the Company nor any of the Company Subsidiaries has or is subject to any “off-balance sheet arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act), where the result, purpose or intended effect of such arrangement is to avoid disclosure of any transaction involving, or liabilities of, the Company or any Company Subsidiary in the Company’s or such Company Subsidiary’s published financial statements or other Company Report.

(e) The Company is in compliance in all material respects with all current listing and corporate governance requirements of NASDAQ.

Section 5.8 Information in Proxy Statement. None of the information contained or incorporated by reference in the Proxy Statement, as of the date it is first mailed to the stockholders of the Company, and at the time of the Company Stockholders’ Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the Exchange Act. No representation or warranty is made by the Company as to the accuracy of any financial projections or forward-looking statements, or with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by Parent, Merger Sub or any of their respective Representatives for inclusion or incorporation by reference in the Proxy Statement.

Section 5.9 Absence of Certain Changes. Except as contemplated hereunder, or set forth in Section 5.9 of the Company Disclosure Letter, since September 30, 2015 through and including the date of this Agreement, (a) there has been no event, occurrence, fact, condition, change, development or effect which, individually or in the aggregate, has had a Company Material Adverse Effect, (b) the Company and the Company Subsidiaries have (i) conducted their businesses in the ordinary course consistent with past practice and (ii) not taken any action which, if taken after the date of this Agreement, would require the consent of Parent under Section 7.1 and (c) neither the Company nor any of the Company Subsidiaries has suffered any loss, damage, destruction or other casualty affecting any of its properties or assets, whether or not covered by insurance, that is material to the Company and its Subsidiaries, taken as a whole.

Section 5.10 Absence of Undisclosed Liabilities. The Company and the Company Subsidiaries do not have any direct or indirect liabilities or obligations (whether accrued, absolute, contingent or otherwise, whether known or unknown, and whether or not required by U.S. GAAP to be reflected on the Company’s consolidated balance sheets), except for liabilities (a) reflected or accrued on or reserved against in the Company’s consolidated balance sheet as of September 30, 2015 (or the notes thereto) included in the Company’s financial statements, (b) incurred in the ordinary course of business consistent with past practice since September 30, 2015, (c) permitted by, or incurred pursuant to, the express terms of this Agreement and (d) which, individually or in the aggregate, have not had a Company Material Adverse Effect.

Section 5.11 Litigation. Except as set forth in Section 5.11 of the Comany Disclosure Letter, there (a) is no suit, action, proceeding, claim, hearing, audit, inquiry or investigation (whether at law or in equity, before or by any Governmental Entity or before any arbitrator) pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of the Company Subsidiaries, the outcome of which, individually or in the aggregate, would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, and (b) is no Order against the Company or any of the Company Subsidiaries which, individually or in the aggregate, would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. This Section 5.11 does not relate to any employment or labor matters, which are the subject of Section 5.16 and Section 5.17, or to any tax matters, which are the subject of Section 5.12.

Section 5.12 Taxes. Except as set forth in Section 5.12 of the Company Disclosure Letter,

(a) Tax Returns. The Company and each of the Company Subsidiaries has timely filed or caused to be timely filed with the appropriate Taxing Authority all income Tax Returns and all other material U.S. and non-U.S. federal, state, provincial, territorial or local Tax Returns that are required to be filed by, or with respect to, the Company and the Company Subsidiaries (taking into account any applicable extension of time within which to file), and all such Tax Returns were true, complete and accurate in all material respects.

(b) Payment of Taxes. All Taxes and Tax liabilities of the Company and the Company Subsidiaries that are due and payable have been paid except for Taxes being contested in good faith and for which adequate reserves have been established on the books and records of the Company and the Company Subsidiaries in accordance with U.S. GAAP in the Company’s most recent financial statements (or notes thereto) contained in the Company Reports. Since June 30, 2015, neither the Company nor any of the Company Subsidiaries has incurred any liabilities for Taxes other than in the ordinary course of business consistent with past practice or in connection with the transactions specifically contemplated by this Agreement.

(c) Other Tax Matters.

(i) No deficiency with respect to Taxes has been proposed, asserted or assessed against the Company or any of the Company Subsidiaries which has not been paid or otherwise resolved. Neither the

Company nor any Company Subsidiary is currently the subject of an audit or other examination relating to the payment of material Taxes of the Company or such Company Subsidiary by a Taxing Authority of any nation, state, province, territory or locality, nor has the Company nor any of the Company Subsidiaries received any written notices from any Taxing Authority that such an audit or examination is pending, or that the Company or any of the Company Subsidiaries was required to file any Tax Return that was not filed.

(ii) Neither the Company nor any Company Subsidiary is presently contesting any material Tax liability of the Company or such Company Subsidiary before any court, tribunal or agency of any nation, state, province, territory or locality.

(iii) All material Taxes that the Company or any of the Company Subsidiaries is (or was) required by Applicable Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other third party have been duly withheld or collected, and have been paid over to the proper authorities to the extent due and payable.

(d) None of the Company or any of the Company Subsidiaries (i) has been a member of any affiliated group within the meaning of Section 1504(a) of the Code or any affiliated, combined, unitary or consolidated group for tax purposes under state, local, provincial or non-U.S. law (other than the group of which the Company is the common parent), or (ii) has any liability for the Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local, provincial or non-U.S. law.

(e) Neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to Taxes nor agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension remains in effect.

(f) There are no liens for material Taxes (except Taxes not yet due and payable) on any of the assets of the Company or any of the Company Subsidiaries.

(g) None of the Company and the Company Subsidiaries is a party to or bound by any closing agreement, private letter rulings, technical advance memoranda, offer in compromise, or any other agreement with any Taxing Authority.

(h) Neither the Company nor any of the Company Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and the Company Subsidiaries and other than any customary Tax indemnifications contained in credit agreements, real property lease agreements or other commercial agreements the primary purpose of which agreements does not relate to Taxes).

(i) All related party transactions involving the Company or any of the Company Subsidiaries have been conducted at arm’s length in material compliance with Applicable Law relating to Taxes, and the Company and each of the Company Subsidiaries has maintained documentation (including any applicable transfer pricing studies) in connection with such related party transactions, sufficient to avoid the imposition of penalties under Applicable Law relating to Taxes.

(j) In the past five years, no claim has been made in writing by any taxing authority in a jurisdiction where the Company and the Company Subsidiaries do not file Tax Returns that the Company or any of the Company Subsidiaries is or may be subject to Tax in that jurisdiction. Each of the Company and the Company Subsidiaries is and has at all times been resident for Tax purposes solely in its place of incorporation or formation.

(k) The Company has made available to Parent correct and complete copies of all federal income Tax Returns filed for Company and the Company Subsidiaries for 2012, 2013 and 2014.

Section 5.13 Title to Property.

(a) Section 5.13(a) of the Company Disclosure Letter sets forth a complete and correct list of:

(i) all real properties (including the underlying land use rights) (by name and location) owned by the Company or any Company Subsidiary (the “Company Owned Property”) as of the date of this Agreement; and

(ii) all leases, subleases and licenses for real properties and interests in real properties leased or operated by the Company or any Company Subsidiary as lessee (the “Company Leased Property”) as of the date of this Agreement. The Company Owned Property and the Company Leased Property are referred to herein collectively as the “Company Real Property.”

(b) The Company or the Company Subsidiaries have good and valid title to the Company Owned Property, free and clear of any Encumbrances, and a valid leasehold interest in the Company Leased Property, sufficient to allow each of the Company and the Company Subsidiaries to conduct their business as and where currently conducted. With respect to each of the Company Owned Property, (i) neither the Company nor any Company Subsidiary currently lease all or any part of the Company Owned Property to third parties (nor has the Company or any of the Company Subsidiaries otherwise granted to any Person the right to use or occupy all or any part of the Company Owned Property), (ii) to the Knowledge of the Company, there is no pending or threatened appropriation, condemnation, eminent domain or like proceeding with respect to any of the Company Owned Property and (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Company Owned Property or any portion thereof or interest therein. With respect to each of the Company Real Property Leases, as of the date of this Agreement, (A) such Company Real Property Lease is valid and binding on the Company or the Company Subsidiaries, as applicable, and, to the Knowledge of the Company, the other parties thereto, (B) none of the Company or any of the Company Subsidiaries or, to the Knowledge of the Company, any other party to such Company Real Property Lease, is in breach, or violation of, or in default under, such Company Real Property Lease and (C) to the Knowledge of the Company, no event has occurred which would result in such a breach or violation of, or a default under, such Company Real Property Lease, in each case with respect to clauses (A), (B) and (C), except as would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company Real Property constitutes all of the material real property necessary for the conduct of the business of the Company and the Company Subsidiaries.

(c) The machinery, equipment, furniture, fixtures and other rights and tangible and intangible property and assets (other than the Company Real Property and Intellectual Property) (the “Personal Property”) owned, leased or used by the Company or any of the Company Subsidiaries are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as presently conducted, and each of the Company and the Company Subsidiaries, in respect of all Personal Property, (i) are in possession of, (ii) has good and valid title to, free and clear of all Encumbrances (other than Permitted Encumbrances), and (iii) owns, has valid leasehold interests in or valid contractual rights to use, all Personal Property of the Company and the Company Subsidiaries that are material to the Company or the relevant Company Subsidiary.

Section 5.14 Environmental Matters. Except as set forth in Section 5.14 of the Company Disclosure Letter,

(a) there has been no Release of any Hazardous Substance by the Company or any Company Subsidiary in violation of Environmental Law at, on, under or from any property currently or formerly owned, leased or operated by the Company or any of the Company Subsidiaries that, to the Knowledge of the Company, requires corrective remedial action under Environmental Laws that would reasonably be expected to result in material liability to the Company and the Company Subsidiaries, taken as a whole.

(b) neither the Company nor any of the Company Subsidiaries has during the five (5) years prior to the date of this Agreement, transported, produced, processed, manufactured, generated, used, treated, handled, stored, or disposed of any Hazardous Substances, except in compliance, in all material respects, with applicable Environmental Laws.

(c) neither the Company nor any of the Company Subsidiaries has received from a Governmental Entity during the past five (5) years any written notification, alleging that it is liable for any Release or threatened Release of Hazardous Substances at any location, except for such matters as have been fully resolved or as would not reasonably be expected to result in material liability to the Company and the Company Subsidiaries, taken as a whole.

(d) the Company and each Company Subsidiary are now and have been in compliance in all material respects with applicable Environmental Laws during the past five (5) years, which compliance includes having all Permits required under applicable Environmental Laws to conduct their respective businesses as now or then conducted, and the Company and the Company Subsidiaries are in compliance in all material respects with all such Permits.

(e) there is no suit, action, or proceeding pending or, to the Knowledge of the Company, threatened, nor to the Knowledge of the Company is any investigation pending, in each case, asserting any liability under Environmental Laws against the Company or any of the Company Subsidiaries.

(f) neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) require any notice to or consent of any Governmental Entity or other Person pursuant to any applicable Environmental Law or environmental Permit or (ii) subject any environmental Permit to suspension, cancellation, modification, revocation or nonrenewal.

(g) the Company and the Company Subsidiaries have made available to Parent all environmental Permits required under applicable Environmental Laws for the current conduct their respective businesses, and material environmental reports in their possession, for all Company Real Property to the extent relating to the environmental condition of such properties.

(h) notwithstanding anything to contrary contained in this Agreement (including any representations and warranties in other Sections of this Agreement), the representations and warranties in this Section 5.14 are the sole and exclusive representations and warranties of the Company relating to environmental matters, including with respect to Environmental Laws and Hazardous Materials.

Section 5.15 Contracts.

(a) Section 5.15(a) of the Company Disclosure Letter sets forth a true, complete and correct list as of the date of this Agreement, and the Company has, prior to the date of this Agreement, made available to Parent true, complete and correct copies of each of the following contracts to which the Company or any Company Subsidiary is party or by which it or its business or assets is bound (but shall not include purchase orders received or issued by the Company or any of the Company Subsidiaries in the ordinary course of the Company’s business consistent with past practice):

(i) any Contract would be required to be filed by the Company as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC);

(ii) any Contract that (A) limits, curtails or restricts the ability of the Company or any Company Subsidiary to compete or conduct activities in any geographic area or line of business or with any Person, (B) grants the other party or any third Person “most favored nation” or similar status, or any type of special discount rights or (C) contains any right of exclusivity in favor of the other parties thereto;

(iii) settlement, non-prosecution or similar agreements involving payments in excess of $1,000,000 or involving future performance or restraints on action by the Company or any of the Company Subsidiaries;

(iv) any joint venture, partnership, strategic alliance or other similar Contract;

(v) any Contract that contains any right of first refusal, first notice or first negotiation with respect to the sale of any equity or material assets of the Company or any of the Company Subsidiaries;

(vi) any Contract relating to the acquisition or disposition of any material business or material assets (whether by merger, sale of stock or assets or otherwise), which acquisition or disposition is not yet complete or where such Contract contains continuing material obligations or liabilities of the Company or any of the Company Subsidiaries;

(vii) any Contract that has continuing indemnification, guarantee, “earn-out” or other contingent payment obligations, in each case that could result in payments in excess of $1,000,000;

(viii) any Contract with any Governmental Entity;

(ix) any Contract evidencing or relating to Indebtedness (other than intercompany loans) in excess of $1,500,000;

(x) any Contract that (A) obligates the Company or any Company Subsidiary to make a loan or capital contribution to, or investment in excess of $1,000,000 in any Person other than loans to any Company Subsidiary and advances to employees in the ordinary course of business consistent with past practice or (B) obligates the Company or any Company Subsidiary to provide a guarantee that would reasonably be expected to result in payments in excess of $1,000,000 other than guarantees by the Company or any Company Subsidiary of another Company Subsidiary’s obligations;

(xi) any sales, distribution, servicing or similar Contract with a Major Customer that provides for the sale by the Company or the Company Subsidiaries of goods or services, and which provides for future payments to the Company or any Company Subsidiary in excess of $1,000,000 for any 12-month period;

(xii) any mortgage, pledge, security agreement, deed of trust or other Contract granting an Encumbrance (other than a Permitted Encumbrance) on any material property or assets;

(xiii) any lease of the Company Leased Property;

(xiv) any Contract giving the other party the right to terminate such Contract as a result of this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement, except for any such Contract that, if terminated, would not reasonably be expected to be materially adverse to the business of the Company or any Company Subsidiary;

(xv) any Contract the termination or breach of which, or the failure to obtain consent in respect of, would have a Company Material Adverse Effect; and

(xvi) any Contract that (A) otherwise does not fit within any of the descriptions set forth in the foregoing clauses (i) through (xiv) above, and (B) by its terms, calls for aggregate payment or receipt by the Company and Company Subsidiaries under such Contract of more than $1,500,000 over the remaining term of such Contract or more than $1,000,000 annually (other than intercompany payments).

Each of the Contracts of any of the types described in this Section 5.15(a) is referred to in this Agreement as a “Company Contract.”

(b) Each Company Contract is valid, binding on and enforceable in all material respects against the Company or such applicable Company Subsidiary thereto, and, to the Knowledge of the Company, each other party thereto, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles. Except as would not have a Material Adverse Effect, (i) neither the Company nor any Company Subsidiary is and, to the Knowledge of the Company, no other party is, in breach or violation of, or in default under, any Company Contract, (ii) no event has occurred which would result in a breach or violation by the Company or any Company Subsidiary or, to the Knowledge of the Company, by the other party of, or a default by the Company or any Company Subsidiary or, to the Knowledge of the Company, by the other party under, any Company Contract (in each case, with or without notice or lapse of time or both), and (iii) each Company Contract is in full force and effect with respect to the Company or the Company Subsidiaries, as applicable, and, to the Knowledge of the Company, with respect to the other parties thereto.

Section 5.16 Employee Benefit Plans; ERISA.

(a) Section 5.16(a) of the Company Disclosure Letter sets forth a complete and correct list of each Company Benefit Plan. With respect to each Company Benefit Plan other than a Company Benefit Plan that is maintained in any non-U.S. jurisdiction (together, the “International Benefit Plan”), prior to the date of this Agreement, the Company has provided or made available to Parent and Merger Sub complete and correct copies of (i) such Company Benefit Plan and (ii) to the extent applicable with respect to Company Benefit Plans sponsored or maintained by the Company, (A) the three most recent actuarial valuation reports, (B) the three most recent Forms 5500 with all attachments required to have been filed with the IRS or the Department of Labor or any similar report filed with any comparable governmental authority in any non-U.S. jurisdiction having jurisdiction over any Company Benefit Plan, and all schedules thereto, (C) all current summary plan descriptions and (D) all amendments and modifications to any such document. With respect to each International Benefit Plan, to the extent applicable, the Company has made available to Parent and Merger Sub complete and accurate copies of (y) the most recent annual report or similar compliance documents required to be filed with any Governmental Entity with respect to such plan and (z) any document issued by a Governmental Entity relating to the satisfaction of Applicable Law necessary to obtain the most favorable tax treatment. Each Company Benefit Plan has been established and administered in all material respects in accordance with its terms, and complies in all material respects in form and in operation with the applicable requirements of ERISA and the Code and other Applicable Law, and no prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Company Benefit Plan. All material employer or employee contributions, premiums and expenses to or in respect of each Company Benefit Plan have been paid in full or, to the extent not yet due, have been adequately accrued on the most recent financial statements of the Company included in the Company Reports in accordance with U.S. GAAP. Neither the Company nor any of the Company Subsidiaries has communicated any intention or commitment to amend or modify any Company Benefit Plan or to establish or implement any other employee or retiree benefit or compensation plan or arrangement.

(b) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter, opinion letter or advisory letter from the IRS as to its qualification under the Code. Each Company Benefit Plan has been operated in accordance with Applicable Law, except where the failure to be so operated, individually or in the aggregate, has not had a Company Material Adverse Effect.

(c) Liability; Compliance.

(i) Neither the Company, nor any Company Subsidiary, has in the past six (6) years maintained, sponsored or been required to contribute to a plan subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA.

(ii) All contributions and premiums required to have been paid by the Company or any of the Company Subsidiaries to any Company Benefit Plan under the terms of any such plan or its related trust, insurance contract or other funding arrangement, or pursuant to any Applicable Law have been paid within the time prescribed by any such plan, agreement or Applicable Law, except to the extent that failure to do so, individually or in the aggregate, has not resulted in, or would not reasonably be expected to result in, material liability to the Company or any of the Company Subsidiaries.

(iii) There are no pending or, to the Knowledge of the Company, threatened claims by or on behalf of any participant in any of the Company Benefit Plans, or otherwise involving any such Company Benefit Plan or the assets of any Company Benefit Plan, other than routine claims for benefits or claims that, individually or in the aggregate, would not reasonably be expected to result in material liability to the Company or any of the Company Subsidiaries.

(iv) Neither the Company, any Company Subsidiary nor any other Person that would be treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code (each, a “Commonly Controlled Entity”) has incurred any direct or indirect material liability under ERISA or the Code in connection with the termination of, withdrawal from or failure to fund, any Company Benefit Plan or other retirement plan or arrangement, and no fact or event exists that could reasonably be expected to give rise to any such liability.

(v) The Company and the Company Subsidiaries do not maintain any Company Benefit Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in all respects in compliance with the applicable requirements of Section 601 of ERISA and Section 4980B(b) of the Code, and the Company and the Company Subsidiaries are not subject to any material liability, including additional contributions, fines, penalties or loss of Tax deduction as a result of such administration and operation.

(vi) No Company Benefit Plan is or has ever been a Retiree Welfare Plan or an unfunded pension plan (within the meaning of Section 3(2) of ERISA). Neither the Company nor any of the Company Subsidiaries has any material liability or obligation under any welfare plan or agreement to provide benefits after termination of employment to any employee or dependent other than as required by Section 4980B of the Code or other Applicable Law.

(vii) Neither the Company nor any of the Company Subsidiaries or ERISA Affiliates has incurred any actual or potential, secondary, or contingent liability under Title IV of ERISA and, to the Knowledge of the Company, there are no facts or circumstances that could reasonably be expected to give rise to such liability. Neither the Company nor any of its Subsidiaries or its ERISA Affiliates has at any time maintained, contributed to or incurred any liability under any “multiemployer plan” (as defined in Section 3(37) of ERISA). Neither the Company nor any of the Company Subsidiaries or ERISA Affiliates has contributed to, been required to contribute to, or withdrawn from any “multiemployer plan” (as defined in Section 3(37) of ERISA).

(viii) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”), if any, subject to Section 409A of the Code has been operated in compliance with Section 409A of the Code.

(ix) Except as set forth in Section 5.16(c)(ix) of the Company Disclosure Letter, neither the execution nor delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or together with any other event, shall (A) entitle any current or former officer, director, manager, employee or consultant of the Company or any of the Company Subsidiaries or any independent contractor to severance pay or any other payment, (B) accelerate the time of payment or vesting, result in any forgiveness of indebtedness or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable pursuant to, any Company Benefit Plan, employment agreement or other arrangement, (C) limit or restrict the right to merge, amend, terminate or transfer the assets of any Company Benefit Plan on or following the Closing, (D) result in any forgiveness of indebtedness to any current or former employee, officer, director or independent contractor of the Company or (E) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation section 1.280G-1) that could reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in section 280G(b)(1) of the Code). None of the Company nor any Company Subsidiary have any obligation to indemnify or otherwise reimburse any individual for any Taxes, interest or penalties incurred pursuant to Sections 280G, 4999 or 409A of the Code or otherwise.

(x) Except as would not reasonably be expected to result in material liability to the Company and Company Subsidiaries, taken as a whole, no International Benefit Plan has unfunded liabilities that, as of the Effective Time, will not be offset via insurance or are fully accrued.

(xi) Except as set forth in Section 5.16(c)(xi) of the Company Disclosure Letter, each of the Company Subsidiaries incorporated under the laws of the PRC has duly paid, since January 1, 2013, the social insurance fees and housing provident fund for all of its employees in accordance with the Applicable Law of the PRC.

Section 5.17 Labor Matters. Except as set forth in Section 5.17 of the Company Disclosure Letter,

(a) neither the Company nor any of the Company Subsidiaries is, or intends to be, a party to or bound by any collective bargaining agreement.

(b) to the Knowledge of the Company, no labor union is currently engaged in organizational efforts with respect to any employees of the Company or any of the Company Subsidiaries.

(c) as of the date of this Agreement there are, and, since January 1, 2013, there have been no strikes, slowdowns, pickets, work stoppages or other similar material labor activities pending or, to the Knowledge of the Company, threatened with respect to any employees of the Company or any of the Company Subsidiaries.

(d) except as set forth in Section 5.17(d) of the Company Disclosure Letter, as of the date of this Agreement there are no labor disputes currently subject to any pending grievance procedure, arbitration or litigation and there is no representation petition pending or, to the Knowledge of the Company, threatened with respect to any employee of the Company or any of the Company Subsidiaries.

(e) the Company and each of the Company Subsidiaries are, and, since January 1, 2013, have been, in compliance in all material respects with all Applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety and health requirements, plant closings, wages and hours, withholding of taxes, Form I-9 matters, employment discrimination, disability rights or benefits, equal opportunity, labor relations, employee leave issues and unemployment insurance and related matters.

(f) to the Knowledge of the Company, neither the Company nor any of the Company Subsidiaries has classified an individual as an “independent contractor” or of similar status who, according to a Company Benefit Plan or Applicable Law, should have been classified as an employee or of similar status.

(g) no unfair labor practice or labor charge or complaint is pending or, to the Knowledge of the Company, threatened with respect to the Company or any of the Company Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Entity.

(h) neither the Company nor any of the Company Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices.

(i) neither the Company, any of the Company Subsidiaries nor any of its or their executive officers has received within the past three (3) years any notice of intent by any Governmental Entity responsible for the enforcement of labor or employment Applicable Laws to conduct an investigation relating to the Company or any of the Company Subsidiaries and, to the Knowledge of the Company, no such investigation is in progress.

(j) neither the Company nor any of the Company Subsidiaries is liable for any material payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the ordinary course of business consistent with past practice).

(k) except as set forth in the jurisdictions of employment in Section 5.17(k) of the Company Disclosure Letter, the employment of each officer, employee and consultant of the Company and each of the Company Subsidiaries is terminable at will.

(l) to the Knowledge of the Company, no senior executive or other key employee of the Company or any Company Subsidiaries is party to any confidentiality, non-competition, non-solicitation, proprietary rights or other such agreement that would materially restrict the performance of such Person’s employment duties with the Company or the Company Subsidiaries or the ability of the Company and/or any of the Company Subsidiaries to conduct its or their business.

(m) except as set forth in Section 5.17(m) of the Company Disclosure Letter, as of the date of this Agreement, no senior executive or other key employee of the Company or any Company Subsidiary has stated his or her intention to terminate his or her employment prior to or as a result of or following the consummation of the transactions contemplated by this Agreement.

Section 5.18 Intellectual Property Rights.

(a) Section 5.18(a) of the Company Disclosure Letter sets forth a true and complete list of Intellectual Property owned by the Company or the Company Subsidiaries that is registered or subject to pending applications for registration. “Company IP” means Intellectual Property owned by the Company or the Company Subsidiaries that is necessary for the conduct of the businesses of the Company and the Company Subsidiaries taken as a whole as now being conducted. The Company and the Company Subsidiaries own, free of all Encumbrances other than Permitted Encumbrances and other than licenses of Intellectual Property by the Company to third parties, all Company IP, and such Intellectual Property rights shall survive unchanged immediately following the consummation of the transactions contemplated by this Agreement. To the Knowledge of the Company, all Company IP owned by the Company or any Company Subsidiary is valid and enforceable.

(b) To the Knowledge of the Company, no Company IP is infringed or misappropriated by any third party in any material respect. Neither the Company nor any Company Subsidiary is infringing or misappropriating any non-patent Intellectual Property owned by any third party and, to the Knowledge of the Company, any patents owned by any third party. During the past three (3) years, neither the Company nor any Company Subsidiary has received any written notice or claim asserting that any such infringement or misappropriation has or may have occurred or inviting the Company or any Company Subsidiary to take a license under any Intellectual Property owned by a third party.

(c) There is no pending or, to the Knowledge of the Company, threatened claim, notice or dispute regarding the enforceability, ownership of, or use by, the Company or any Company Subsidiary of any Company IP. None of the Company IP is subject to any outstanding Order affecting adversely the rights of the Company or any Company Subsidiary with respect to such Company IP.

(d) The Company and the Company Subsidiaries have taken reasonable steps, consistent with generally accepted industry standards and any Applicable Laws, to protect, maintain and enforce their respective rights in the Company IP, including taking steps reasonable under the circumstances to maintain the confidentiality of

Company IP the value of which is contingent upon maintaining the confidentiality thereof. Each current and former officer, employee of the Company and any Company Subsidiary, as well as any consultant, independent contractor or service provider that has contributed to material Intellectual Property owned or purported to be owned by the Company or any of the Company Subsidiaries (any of the foregoing, a “Contributor”) has executed and delivered to the Company a confidentiality and invention assignment agreement substantially in the form provided in Section 5.18(d) of the Company Disclosure Letter. Except for disclosure pursuant to a confidentiality agreement, neither the Company nor any Company Subsidiary has authorized the disclosure of any proprietary information that the Company wishes to remain confidential, nor has any such proprietary information been disclosed, other than pursuant to a valid and enforceable confidentiality agreement with respect thereto.

(e) Except as set forth on Section 5.18(e) of the Company Disclosure Letter, there are no licenses or agreements relating to the Company IP other than (i) commercially available off-the-shelf software licensed pursuant to shrink-wrap, click-wrap or online licenses, (ii) licenses granted to customers of the Company or any Company Subsidiary in the ordinary course of business and (iii) invention assignment agreements entered into with officers, employees, consultants, independent contractors or service providers of the Company or a Company Subsidiary; and neither the Company nor any Company Subsidiary is obligated to pay any royalties or license fees to any third party in respect of its ownership, use, or license of any Intellectual Property relating to the Company’s or the Company Subsidiaries’ business as currently conducted, other than with respect to commercially available off-the-shelf software licensed pursuant to shrink-wrap, click-wrap or online licenses.

(f) The Company and each Company Subsidiary has implemented reasonable backup, security and disaster recovery technologies and procedures. To the Knowledge of the Company, during the past three (3) years, (i) no Person has gained unauthorized access to any of the Company’s or any Company Subsidiary’s information technology systems, (ii) there has been no unauthorized access to any customer, employee and other personally identifiable information held by the Company or any Company Subsidiary, and (iii) the information and data processed and/or stored by the Company or any Company Subsidiary in connection with the operation of its respective business has not been corrupted or compromised in any material respect.

Section 5.19 Insurance. Section 5.19 of the Company Disclosure Letter sets forth a complete and correct list of the currently effective insurance policies, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, maintained by the Company or any of the Company Subsidiaries covering the Company, the Company Subsidiaries or any of their respective employees, properties or assets. All insurance policies of the Company and the Company Subsidiaries are in full force and effect and were in full force and effect during the periods of time such insurance policies are purported to be in effect. Neither the Company nor any Company Subsidiary is in material breach of or default under, and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time, would constitute such a material breach of or default under, or permit termination or modification under, any such policy. As of the date of this Agreement, to the Knowledge of the Company, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation. As of the date of this Agreement, there is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and there has been no threatened termination of, or material premium increase with respect to, any such policies. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not entitle any insurer to terminate or modify the insurance policies or materially increase the premium. The annual premium currently paid by the Company for directors’ and officers’ liability insurance for its last full fiscal year and the coverage thereunder, is set forth in Section 5.19 of the Company Disclosure Letter. To the Knowledge of the Company, between the date of this Agreement and the Closing Date, the Company and the Company Subsidiaries will be able to renew its existing insurance policies as and when such policies expire or obtain comparable coverage from comparable insurers as may be necessary to continue its business without a significant increase in cost.

Section 5.20 Customers and Suppliers.

(a) Section 5.20(a) of the Company Disclosure Letter lists the five largest customers of the Company and the Company Subsidiaries (determined on the basis of aggregate revenues recognized by the Company and the Company Subsidiaries over the four consecutive fiscal quarter period ended September 30, 2015) (each, a “Major Customer”) and the five largest suppliers of the Company and the Company Subsidiaries (determined on the basis of aggregate purchases made by the Company and the Company Subsidiaries over the four consecutive fiscal quarter period ended September 30, 2015) (each, a “Major Supplier”). Neither the Company nor any of its Subsidiaries has received any written notice from any Major Customer or Major Supplier that it intends to terminate, not renew, or materially and adversely change the terms of (whether related to payment, price or otherwise) its relationship with the Company or the Company Subsidiaries.

(b) None of the Company or any of its Subsidiaries has, or has had at any time since January 1, 2012, a direct contractual agreement with any agency of the U.S. Government and none of its or their products or technology are specifically designed for a U.S. Government customer.

Section 5.21 Anti-Takeover Laws. Assuming the accuracy of the representation contained in Section 6.8, the Company has taken all necessary actions to render inapplicable this Agreement, the Merger and the other transactions contemplated hereby from the provisions of Section 203 of the DGCL, and, accordingly, no such section nor other anti-takeover or similar statute or regulation applies or purports to apply to any such transactions. No other “control share acquisition,” “fair price,” “moratorium” or other anti-takeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

Section 5.22 Company Stockholder Approval. The Company Stockholder Approval will be the only vote of the holders of any class or series of capital stock of the Company necessary to approve and adopt this Agreement, the Merger and the other transactions contemplated by this Agreement. No other vote of the holders of any class or series of capital stock of the Company is necessary to approve and adopt this Agreement, the Merger and the other transactions contemplated by this Agreement.

Section 5.23 Opinion of Financial Advisor. The Company Board has received an opinion from Jefferies LLC, dated as of the date of this Agreement, to the effect that, as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of Common Shares. A copy of the Company’s engagement letter with Jefferies LLC has been delivered to Parent.

Section 5.24 Related Party Transactions. Except as set forth in Section 5.24 of the Company Disclosure Letter, and except for compensation, benefits and advances received in the ordinary course of business consistent with past practice by employees, directors or consultants of the Company or any of the Company Subsidiaries, no current or former officer, director, employee or Affiliate of the Company or any of the Company Subsidiaries, or any relative of the foregoing or an entity of which any of the foregoing is an Affiliate: (a) is a party to or the beneficiary of any agreement, contract, commitment or transaction with the Company or any of the Company Subsidiaries (other than this Agreement); (b) owns, directly or indirectly, any material interest in, or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee or supplier of, or lender to or borrower from, the Company or any of the Company Subsidiaries; (c) owns, directly or indirectly, in whole or in part, or has any right to use any tangible or intangible property that is owned by the Company or any of the Company Subsidiaries or that is used in or related to the operation of their respective businesses; (d) receives any payment or other benefit from the Company or any of the Company Subsidiaries, has any cause of action or other claim whatsoever against, or owes or has advanced any material amount to, the Company or any of the Company Subsidiaries; or (e) is a party to any material transaction or proposed transaction with the Company or any of the Company Subsidiaries.

Section 5.25 Brokers. No Person other than Jefferies LLC is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by the Company or any Company Subsidiary in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

Section 5.26 No Other Representations or Warranties. Except for the representations and warranties contained in this Article V, neither the Company nor any other Person on behalf of the Company or any Company Subsidiary makes any other express or implied representation or warranty with respect to the Company or any Company Subsidiary or with respect to any other information provided by or on behalf of the Company or any Company Subsidiary.

Section 5.27 Disclaimer of Other Representations and Warranties. The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) each of Parent and Merger Sub is not making and has not made any representations or warranties relating to itself or its business or otherwise in connection with the transactions contemplated by this Agreement, including the Merger, and none of the Company or its Representatives is relying on any representation or warranty of Parent or Merger Sub except for those expressly set forth in this Agreement, and (b) no Person has been authorized by Parent or Merger Sub to make any representation or warranty relating to Parent or Merger Sub or their respective businesses, and if made, such representation or warranty must not be relied upon by the Company as having been authorized by Parent or Merger Sub.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as otherwise disclosed to the Company in the Parent Disclosure Letter, Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 6.1 Corporate Status. Each of Parent, Merger Sub and HK Borrower (a) is a corporation duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction in which it is organized, (b) has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as now conducted and (c) is duly qualified or licensed to do business as a foreign corporation and is, to the extent applicable, in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 6.2 Authority for Agreements. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to Parent Shareholder Approval, to consummate the transactions contemplated by this Agreement. Except for the approvals described in the following sentence, the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on behalf of Parent and Merger Sub. No other corporate proceedings on the part of either Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, including the Merger, except for Parent Shareholder Approval. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

Section 6.3 Consents and Approvals; No Violations.

(a) Assuming the accuracy of the representations and warranties of the Company set forth in Article V, the execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other Person except for (i) the Governmental Requirements, (ii) the applicable requirements of the PRC Securities Regulations, (iii) the filings with and/or approvals of PRC Governmental Entities with respect to the transactions contemplated hereby, including (A) the filings with and/or approvals of NDRC and MOFCOM with respect to the consummation of the transactions contemplated hereby and (B) SAFE’s registration and/or approvals in connection with the transactions contemplated hereby, including registration and/or approvals for conversion of RMB funds into U.S. Dollar funds and transfer of U.S. Dollar funds to Merger Sub or the holders of shares of Common Shares or other interests pursuant to or in connection with this Agreement (collectively, the “PRC Overseas Investment Approvals”) and (iv) any such consent, approval, authorization, permit, filing or notification, the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) Assuming the accuracy of the representations and warranties of the Company set forth in Article V, the execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance of its obligations hereunder will not, (i) violate any provision of the Constituent Documents of Parent or Merger Sub, (ii) result in a violation or breach of any provision of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation, payment, acceleration or revocation under, any agreement, undertaking, commitment or obligation to which Parent or Merger Sub is a party or by which any of them or any of their assets or properties may be bound, (iii) result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) upon any property or asset of Parent or Merger Sub or (iv) assuming all consents, approvals, authorizations and permits contemplated in Section 6.3(a) have been obtained, and all filings, notifications or registrations in such clauses have been made, violate or conflict with any Applicable Law to which Parent or Merger Sub is subject, except, in the case of clauses (ii), (iii) and (iv), for violations, breaches, defaults, terminations, cancellations, payments, accelerations, revocations, creations, impositions or conflicts which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

Section 6.4 Information in Proxy Statement. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement, as of the date it is first mailed to the stockholders of the Company, and at the time of the Company Stockholders’ Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by the Company for inclusion therein.

Section 6.5 Litigation. There (a) is no suit, action, proceeding or investigation (whether at law or in equity, before or by any Governmental Entity or before any arbitrator) pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Affiliates, the outcome of which, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect, and (b) is not any Order outstanding against Parent or any of its Affiliates which, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

Section 6.6 Financing.

(a) Parent has delivered to the Company complete and correct copies of (i) executed mezzanine financing commitment letter, dated as of the date of this Agreement (the “Mezz Financing Commitment Letter”), from BOC Asset Management Company Limited (the “Mezz Financing Source”), pursuant to which, and subject to the terms and conditions of which, the Mezz Financing Source have committed to contribute the amounts set forth therein to Hong Kong Dongshan Precision Union Opoelectronic Co., Limited, a subsidiary of Parent (the “HK Borrower”), for the purpose of funding the transactions contemplated by this Agreement (such mezzanine financing, the “Mezz Financing”), and (ii) executed term loan commitment letter, dated as of the date of this Agreement (the “Term Loan Commitment Letter” and, together with the Mezz Financing Commitment Letter, the “Commitment Letters”), from Bank of China, New York Branch (the “Term Loan Financing Source” and, together with the Mezz Financing Source, their respective Affiliates, officers, employees and representatives, and their respective successors and assigns, the “Financing Sources”), pursuant to which, and subject to the terms and conditions of which, the lender thereto have committed to lend the amounts set forth therein to Merger Sub, which amounts, together with the cash balances of Parent, HK Borrower and Merger Sub immediately prior to the Effective Time, will be sufficient to enable Parent (or a Subsidiary designated by Parent) and Merger Sub to make all payments required to be made in connection with the transactions contemplated by this Agreement (such committed term loan financing, the “Term Loan Financing” and, together with the Mezz Financing, the “Financing”).

(b) As of the date of this Agreement, (i) the Commitment Letters are in full force and effect and have not been withdrawn or terminated, or otherwise amended or modified in any respect, and no provision thereof has been waived, and (ii) each of the Commitment Letters, in the form so delivered, is a legal, valid and binding obligation of HK Borrower or Merger Sub, as applicable, and, to the Knowledge of Parent, the other parties thereto, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles. Except for fee letters with respect to fees and related arrangements with respect to the Financing, of which Parent has delivered complete and correct copies to the Company on or prior to the date of this Agreement (with only fee amounts, pricing caps and certain economic terms (none of which would adversely affect the amount or availability of the Financing) redacted to the extent the foregoing would not relate to any amounts that may adversely affect the amount or availability of the Financing), and as of the date of this Agreement, there are no other agreements, side letters, or arrangements relating to the Commitment Letters that would affect the amount, availability or conditionality of the Financing. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of HK Borrower or Merger Sub, as applicable, under any term or condition of the Commitment Letters or, to the Knowledge of Parent, would (x) make any of the assumptions or any of the statements set forth in the Commitment Letters inaccurate in any material respect, (y) result in any of the conditions in the Commitment Letters not being satisfied or (z) otherwise result in the Financing not being available. As of the date of this Agreement, no Financing Source has notified Parent of its intention to terminate any of the Commitment Letters or not to provide the Financing. Assuming satisfaction of the conditions in Section 9.1 and Section 9.3, as of the date of this Agreement, Parent has no reason to believe that it will be unable to satisfy, on a timely basis, any term or condition of closing to be satisfied by it contained in the Commitment Letters or that the full amounts committed pursuant to the Commitment Letters will not be available as of the Closing if the conditions of closing to be satisfied by it contained in the Commitment Letters are satisfied. Parent has fully paid (or caused to be paid) any and all commitment fees or other fees required by the Commitment Letters to be paid on or before the date of this Agreement.

Section 6.7 No Financing Contingency. Parent and Merger Sub acknowledge and agree that their obligations under this Agreement, including but not limited to the obligation to pay the Merger Consideration, are not subject to any financing condition and are not contingent upon the results of efforts, if any, of Parent, Merger Sub, HK Borrower, or any other Person to obtain financing in connection with the transactions contemplated by this Agreement.

Section 6.8 Ownership of Common Shares. Neither Parent nor Merger Sub, nor any of their respective Affiliates, owns (beneficially or of record) any Common Shares or any option, warrant or other right to acquire any Common Shares. Neither Parent nor Merger Sub is, and at no time during the last five (5) years has been, an “interested stockholder” of the Company, as such quoted term is defined in Section 203 of the DGCL.

Section 6.9 Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein and in the Term Loan Commitment Letter. The authorized capital stock of Merger Sub consists of 5,000 shares of common stock, $0.01 par value per share, of which 100 shares are validly issued and outstanding as of the date of this Agreement. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, solely owned by a Subsidiary of Parent.

Section 6.10 Brokers. No Person other than Citigroup Global Markets Inc. is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by Parent or Merger Sub in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 6.11 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, neither Parent, Merger Sub nor any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or any of its Subsidiaries or with respect to any other information provided by or on behalf of Parent or any of its Subsidiaries.

Section 6.12 Disclaimer of Other Representations and Warranties. Each of Parent and Merger Sub acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) the Company is not making and has not made any representations or warranties relating to itself or its business or otherwise in connection with the transactions contemplated by this Agreement, including the Merger, and none of Parent, Merger Sub or their respective Representatives is relying on any representation or warranty of the Company except for those expressly set forth in this Agreement, (b) no Person has been authorized by the Company to make any representation or warranty relating to the Company or its business, and if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by the Company, and (c) any estimates, projections, predictions provided or addressed to Parent, Merger Sub or any of their Representatives are not and shall not be deemed to be representations or warranties unless any such estimates, projections, or predictions are otherwise expressly represented and warranted in this Agreement.

ARTICLE VII

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 7.1 Conduct of Business by the Company Pending the Merger. From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, unless Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld, delayed or conditioned, or except as listed on Section 7.1 of the Company Disclosure Letter, otherwise expressly permitted by or expressly provided for in this Agreement or as may be required by Applicable Law, the Company shall, and shall cause each of the Company Subsidiaries to, (x) conduct its business in the ordinary course consistent with past practice and (y) use reasonable best efforts to preserve substantially intact its business organization and preserve in all material respects its relationships with its material customers, suppliers, vendors, licensors and licensees. In addition to and without limiting the generality of the foregoing, except as listed on Section 7.1 of the Company Disclosure Letter, otherwise expressly permitted by or expressly provided for in this Agreement or as may be required by Applicable Law, from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, without the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned (and provided that Parent shall be deemed to have consented to any written request to take any action prohibited under subsections (i), (k) or (m) (in respect of any Company Contract with customers and suppliers) below if Parent does not respond to such request within five (5) Business Days), the Company shall not, and shall not permit any Company Subsidiary to:

(a) adopt or propose any change in its Constituent Documents;

(b) declare, set aside or pay any dividend or other distribution (whether in cash, stock or other property) in respect of any of its capital stock or other equity interests, except for any dividend or distribution by a direct or indirect wholly-owned Company Subsidiary to the Company or another direct or indirect wholly-owned Company Subsidiary;

(c) merge or consolidate with any other Person or acquire any assets in an amount in excess of $1,000,000 in the aggregate from or any equity or debt securities or other equity interests in any other Person; provided, however, that the foregoing restriction shall not apply to any expenditures permitted under Section 7.1(n) or any trade accounts payable, accrued commercial or trade liabilities arising in the ordinary course of business consistent with past practice;

(d) sell, assign, transfer, lease, license, subject to an Encumbrance (other than a Permitted Encumbrance) or otherwise surrender, relinquish or dispose of any assets or property of the Company or any Company Subsidiary, other than (i) in the ordinary course of business consistent with past practice, (ii) pursuant to existing written contracts or commitments delivered or made available to Parent prior to the date of this Agreement or (iii) in an amount not in excess of $1,000,000 in the aggregate;

(e) (i) issue, sell, grant, pledge or otherwise encumber, or authorize any of the foregoing with respect to, any shares of its capital stock or other securities (including any options, warrants or any similar security exercisable for, or convertible into, such capital stock or other security) or enter into any amendment of any material term of any of its outstanding securities (other than issuances of Common Shares (A) upon the exercise of Stock Appreciation Rights outstanding on the date of this Agreement or (B) upon the settlement of RSUs or PSUs outstanding on the date of this Agreement), (ii) accelerate the vesting of any RSUs, PSUs or Stock Appreciation Rights (other than as required pursuant to preexisting contractual commitments delivered or made available to Parent prior to the date of this Agreement), (iii) split, combine, adjust or reclassify any shares, stock or other equity interests of the Company or any Company Subsidiary or (iv) purchase or redeem any shares of capital stock of the Company or any Company Subsidiary or any other equity interests or any rights, warrants or options to acquire any such shares or interests;

(f) incur or assume any Indebtedness, increase any existing lines of credit or other credit facilities or make any loans, advances or capital contributions to, or investments in, any Person, other than (i) debt incurred in the ordinary course of business, consistent with past practice, under letters of credit, lines of credit or other credit facilities or arrangements as in effect on the date of this Agreement, in an amount not in excess of $10,000,000 in the aggregate and (ii) any Indebtedness, loan, advance, capital contribution or investment solely by and among the Company and its wholly-owned Subsidiaries;

(g) guarantee any Indebtedness of any Person other than the Indebtedness of any of its wholly-owned Subsidiaries incurred in compliance with this Agreement;

(h) (i) increase in any material manner the compensation, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any of the current or former directors, officers, or employees of the Company or any Company Subsidiaries, (ii) pay any bonus to any of the current or former directors, officers, employees or consultants of the Company or any Company Subsidiaries, other than, in the case of either of (i) or (ii), (A) as required pursuant to applicable Law or the terms of Company Benefit Plan or International Benefit Plan or other employee benefit plans or arrangements in effect on the date of this Agreement and (B) increases in salaries, wages and benefits of employees made as a result of promotions and/or in the ordinary course of business, provided that the combined amount of increases for all employees does not exceed 5% of all employees’ current base salaries in the aggregate (for the avoidance of doubt, for purpose of this provision, the employees’ current base salaries in the aggregate shall not include the base salaries of contract employees), (iii) promote any employee who is an officer to a position more senior than such employee’s position as of the date of this Agreement, or promote a non-officer employee to an officer position, (iv) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization, or (v) plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company (other than employee terminations for cause);

(i) hire or terminate the employment of any executive officer of the Company or any Company Subsidiary or any other employee of the Company or any Company Subsidiary other than in the ordinary course of business consistent with past practice and provided that (i) in the case of hiring an employee, such employee’s annual base salary does not exceed $150,000 or whose total annual compensation is not in excess of $250,000 and (ii) in the case of terminating an employee, such employee’s annual base salary does not exceed $250,000 or whose total annual compensation is not in excess of $350,000 (other than any termination as a result of “cause”, or any hires made to fill positions);

(j) change any method of accounting or accounting principles or practices followed by the Company or any Company Subsidiary, except for any such change required by a change in U.S. GAAP;

(k) pay, discharge, settle, agree to settle or satisfy (i) any litigation (other than any litigation in connection with this Agreement or the transactions contemplated hereby), arbitration, proceeding, claim, liability or obligation, other than any payment, settlement, discharge or satisfaction in an amount not in excess of $250,000 individually or $1,500,000 in the aggregate, (ii) any litigation in connection with this Agreement or the transactions contemplated hereby or (iii) any litigation, arbitration, proceeding or claim that would impose any material, non-monetary obligation on the Company or any Company Subsidiary that would continue after the Effective Time;

(l) terminate, cancel, modify or amend any insurance coverage maintained by the Company or any Company Subsidiary with respect to any material assets without replacing such coverage with a comparable amount of insurance coverage;

(m) (i) enter into any Contract that would have been a “Company Contract” if it had been entered into prior to the date of this Agreement other than Company Contracts with (A) customers or suppliers or (B) insurance coverage, in either event entered into in the ordinary course of business consistent with past practice or (ii) amend on terms materially adverse to the Company, cancel or terminate any Company Contract or any Contract that would have been a “Company Contract” if it had been entered into prior to the date of this Agreement, in each case, other than in the ordinary course of business consistent with past practice;

(n) make or authorize any new capital expenditures other than capital expenditures set forth in the 2016 budget materials disclosed in Section 7.1(n) of the Company Disclosure Letter;

(o) establish or otherwise engage in the conduct of any new line of business material to the Company and the Company Subsidiaries, taken as a whole;

(p) (i) make, change or revoke any material Tax election, agree to an extension or waiver of any statute of limitations with respect to the assessment or determination of material Taxes, change an annual Tax accounting period, adopt or change any Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to material Taxes, settle any material Tax claim, audit, assessment or dispute, or surrender any right to claim a refund of a material amount of Taxes, in each case, without the prior written consent of Parent; or (ii) file any Tax Return without (A) providing Parent with a draft form of such Tax Return at least fifteen (15) Business Days before filing; and (B) reflecting any comments reasonably requested by Parent on such Tax Return;

(q) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(r) grant, amend, waive, modify, sell, assign, transfer, license, let lapse or expire, abandon, cancel or otherwise dispose of any Company IP owned by the Company or any Company Subsidiary that is material to the conduct of the business of the Company or any Company Subsidiary, other than non-exclusive licenses granted in the ordinary course of business consistent with past practice;

(s) divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of the Company or any of the Company Subsidiaries (including accepting any mitigation proposal by CFIUS as a condition to granting the CFIUS Approval); or

(t) commit to do any of the foregoing.

Section 7.2 Conduct of Business by Parent and Merger Sub Pending the Merger. Parent and Merger Sub agree that, from the date of this Agreement until the Effective Time, except as contemplated by this Agreement or as required by Applicable Law, they shall not, without the prior written consent of the Company, take or cause to be taken any action which would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

ARTICLE VIII

ADDITIONAL AGREEMENTS

Section 8.1 Access and Information. Upon reasonable prior notice and subject to Applicable Law relating to the exchange of information, the Company shall, and shall cause the Company Subsidiaries to, afford to Parent and its Representatives reasonably access during normal business hours and without undue disruption of normal business activity during the period prior to the earlier of the Effective Time and the termination of this Agreement to all of its books, records, properties, contracts, commitments, premises, Representatives and the Company shall, and shall cause its Representatives to, make available to Parent all financial, operating and other data and information as Parent may reasonably request; provided that (i) the Company and the Company Subsidiaries shall not be obligated to provide access to (A) any information that, in the reasonable judgment of the Company, would result in the loss of attorney-client or other privilege with respect to such information (provided that the Company shall use reasonable efforts to allow such access or disclosure in a manner that does not result in loss or waiver of such privilege, including, but not limited to, entering into appropriate common interest or similar agreements), (B) any information that would result in a breach of an agreement to which the Company or any of the Company Subsidiaries is a party (provided that the Company shall use reasonable efforts to obtain any required consent or waiver of such counterparty to allow such access or disclose such information, and failing the receipt of such consent or waiver, to make appropriate substitute disclosure and/or access arrangements), or (C) any information that, in the reasonable judgment of the Company, would violate any Applicable Law or any request or requirement of any Governmental Entity, or may cause significant harm to the Company or its Subsidiaries if the Merger were not consummated, (ii) no investigation pursuant to this Section 8.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger and the other transactions contemplated by this Agreement, (iii) the Company and the Company Subsidiaries shall not be required to conduct, or permit Parent or any of its Representative to conduct, any environmental investigation or sampling of soil, air, surface water, building material, groundwater or other environmental media relating to any Company Real Property, and (iv) in any event, the parties hereto will make appropriate substitute disclosure arrangements to the extent any information cannot be circulated to Parent in accordance with this Section 8.1. Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 8.1 for any competitive or other purpose unrelated to the consummation of the Merger. Without limiting the generality of the foregoing, Parent shall schedule and coordinate all inspections with the Company and shall give the Company at least three (3) Business Days prior written notice thereof. Except as otherwise expressly permitted or contemplated by this

Agreement, each party shall continue to abide by the terms of the Mutual Nondisclosure Agreement between Parent and the Company, dated June 25, 2015 (the “Confidentiality Agreement”).

Section 8.2 Proxy Statement.

(a) The Company shall use reasonable best efforts to deliver to Parent a reasonably complete initial draft of a proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) within twenty-five (25) Business Days after the date of this Agreement, and as soon as reasonably practicable following the date of this Agreement, and in any event within thirty-five (35) Business Days following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement to be sent to the holders of Common Shares relating to the meeting of the stockholders of the Company (the “Company Stockholders’ Meeting”) to be held to consider adoption of this Agreement, approval of the Merger and approval of any other matters to affect the transactions contemplated hereby as determined by the Parties. Parent shall cooperate with the Company in connection with the preparation of the Proxy Statement and shall furnish all information concerning Parent, Merger Sub and their Affiliates as the Company may reasonably request in connection with the preparation of the Proxy Statement. The Company shall use reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after such filing. The Company will use reasonable best efforts to cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC.

(b) The Company shall promptly notify Parent of (i) the receipt of any comments from the SEC and all other written correspondence and oral communications with the SEC relating to the Proxy Statement and (ii) any request by the SEC for any amendment or supplement to the Proxy Statement or for additional information with respect thereto and, in each case of clauses (i) and (ii), the Company shall promptly provide Parent with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Proxy Statement. All filings by the Company with the SEC in connection with the transactions contemplated hereby, including the Proxy Statement and any amendment or supplement thereto and any response to any comments of the SEC with respect thereto, shall be subject to the reasonable prior review and comment of Parent, and all mailings to the stockholders of the Company in connection with the Merger and the other transactions contemplated by this Agreement shall be subject to the reasonable prior review and comment of Parent and, in each case, the Company shall consider in good faith all comments reasonably proposed by Parent. The Company shall not file or mail any document relating to the Company Stockholders’ Meeting or respond to the SEC prior to receiving the approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed.

(c) If at any time prior to the Effective Time any information relating to the Company, Parent or Merger Sub, or any of their respective Affiliates, directors or officers, is discovered by the Company, Parent or Merger Sub, which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to the stockholders of the Company.

Section 8.3 Company Stockholders’ Meeting. The Company shall, in accordance with its Constituent Documents and Applicable Law (and regardless of whether there has occurred an Adverse Recommendation Change), as promptly as reasonably practicable following the date on which the staff of the SEC confirms that it has no further comments on the Proxy Statement or that it does not intend to review the Proxy Statement, duly call, give notice of, convene and hold the Company Stockholders’ Meeting for the purpose of seeking the Company Stockholder Approval; provided that, the Company may adjourn or postpone the Company Stockholders’ Meeting as necessary so that such meeting is convened promptly after the date on which a vote at the shareholders’ meeting of UEL has been taken in order to obtain the UEL Shareholder Approval. The Company shall use its reasonable best efforts to (i) cause the Proxy Statement to be mailed to the stockholders of the Company and to hold the Company Stockholders’ Meeting as promptly as reasonably practicable following the date on which the staff of the SEC confirms that it has no further comments on the Proxy Statement or that it does not intend to review the Proxy Statement and (ii) subject to Section 8.4, solicit the Company Stockholder Approval. The Company shall, through the Company Board, recommend to its stockholders that they vote their shares in favor of the Merger (the “Company Board Recommendation”) and shall include such Company Board Recommendation in the Proxy Statement, except to the extent that the Company Board shall have made an Adverse Recommendation Change as permitted by Section 8.4. The Company agrees that its obligation to hold the Company Stockholders’ Meeting pursuant to this Section 8.3 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Alternative Transaction Proposal or by the making of any Adverse Recommendation Change by the Company Board, and nothing contained herein shall be deemed to relieve the Company of such obligation. Without limiting the foregoing, if the Company Board shall have effected an Adverse Recommendation Change, then the Company Board shall submit this Agreement to the Company’s stockholders without a recommendation (although the resolutions adopting this Agreement as of the date of this Agreement may not be rescinded or amended), in which event the Company Board may communicate the basis for its lack of a recommendation to the Company’s stockholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by Applicable Law. The Company shall not adjourn, postpone or recess the Company Stockholders’ Meeting without the prior written consent of Parent and shall adjourn, postpone or recess such meeting as directed by Parent in order to obtain a quorum or solicit additional votes (so long as such meeting is not adjourned, postponed or recessed to a date on or after the Initial Termination Date). In addition to the foregoing, the Company shall not submit to the vote of its stockholders any Alternative Transaction Proposal other than the Merger.

Section 8.4 Acquisition Proposals.

(a) Except as otherwise expressly contemplated by this Section 8.4, the Company shall not, nor shall it authorize or permit any of its Representatives to, directly or indirectly, (i) solicit or initiate, or knowingly encourage, induce or facilitate (including by way of providing information) any Alternative Transaction Proposal or any inquiry or proposal that constitutes or may reasonably be expected to result in an Alternative Transaction Proposal, (ii) participate in any discussions or negotiations with any Person regarding, or furnish to any Person any non-public information with respect to, or cooperate in any way with any Person (whether or not a Person making an Alternative Transaction Proposal) with respect to any Alternative Transaction Proposal or any inquiry or proposal that may reasonably be expected to result in an Alternative Transaction Proposal, (iii) approve or recommend any Alternative Transaction Proposal, (iv) approve or recommend, or execute or enter into, any letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase or share exchange agreement, option agreement or other similar agreement related to any Alternative Transaction Proposal (an “Acquisition Agreement”) or (v) enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder. The Company shall, and shall cause its Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations (if any) with any Person conducted heretofore with respect to any Alternative Transaction Proposal, or any inquiry or proposal that may reasonably be expected to result in an Alternative Transaction Proposal, request the prompt return or destruction of all confidential information previously furnished and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives. Notwithstanding the foregoing, if in response to an unsolicited bona fide written Alternative Transaction Proposal, which did not result from any breach of this Section 8.4, the Company Board or any committee thereof determines in good faith (after consultation with its outside legal and financial advisors) that such Alternative Transaction Proposal is, or is reasonably likely to result in, a Superior Proposal, then the Company may, subject to compliance with Section 8.4(e), prior to (but not after) the receipt of the Company Stockholder Approval: (x) furnish information (including non-public information) with respect to the Company and the Company Subsidiaries to the Person making such Alternative Transaction Proposal (and its Representatives) pursuant to an Acceptable Confidentiality Agreement; provided, that a copy of all such information not previously provided to Parent (or its Representatives) (together with a copy of the Alternative Transaction Proposal) is provided to Parent substantially concurrently with the time it is provided to such Person, and (y) participate in discussions or negotiations with the Person making such Alternative Transaction Proposal (and its Representatives) regarding the terms of such Alternative Transaction Proposal; provided, that the Company shall within 24 hours provide Parent with a written summary of the discussions and negotiations with respect to the Alternative Transaction Proposal. The Company agrees that neither it nor any of the Company Subsidiaries shall terminate, waive, amend, modify or fail to enforce any existing standstill or confidentiality obligations (if any) owed by any Person to the Company or the Company Subsidiaries, in each case, except to the extent necessary to permit the Company to take an action it is otherwise permitted to take under this Section 8.4(a)(x) or (y) in full compliance with such provision; provided, that the Company (on behalf of itself and the Company Subsidiaries) hereby waives any such standstill obligation to the extent necessary to permit a Person otherwise covered by such standstill to submit a confidential unsolicited bona fide written Alternative Transaction Proposal to the Company Board. For purposes of clarification, the taking of any of the actions contemplated by clause (x) or (y) of this Section 8.4(a) shall be deemed not to be an Adverse Recommendation Change.

(b) The Company Board shall not, and shall cause each of its committees not to, directly or indirectly, (i) (A) change, qualify, withhold, withdraw or modify (or authorize or publicly propose to change, qualify, withhold, withdraw or modify), in any such case in a manner adverse to Parent, the Company Board Recommendation or the approval, adoption, recommendation or declaration of advisability by the Company Board or any committee thereof with respect to this Agreement or the Merger and the other transactions contemplated by this Agreement, (B) recommend, adopt, approve or declare advisable, or propose publicly to recommend, adopt, approve, or declare advisable, any Alternative Transaction Proposal, (C) recommend, adopt, approve, or declare advisable, or propose to recommend, adopt, approve or declare advisable, or allow the Company or any of the Company Subsidiaries to execute or enter into, any Acquisition Agreement (other than an Acceptable Confidentiality Agreement), (D) enter into any agreement, letter of intent, or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, (E) subject to Section 8.4(f), fail to recommend against any Alternative Transaction Proposal within ten (10) Business Days after the commencement of such Alternative Transaction Proposal, (F) fail to include the Company Board Recommendation in the Proxy Statement or reaffirm such Company Board Recommendation at the request of Parent within five (5) Business Days or (ii) resolve or agree to do any of the foregoing (each being referred to as an “Adverse Recommendation Change”).

(c) Notwithstanding the foregoing provisions, the Company Board may, prior to (but not after) receipt of the Company Stockholder Approval, make an Adverse Recommendation Change if (i) in response to an unsolicited bona fide written Alternative Transaction Proposal, the Company Board determines (after consultation with its outside legal and financial advisors) that such unsolicited bona fide written Alternative Transaction Proposal constitutes a Superior Proposal or (ii) an Intervening Event has occurred, and in either case, following consultation with outside legal counsel, the Company Board determines that the failure to make an Adverse Recommendation Change would be inconsistent with its fiduciary duties to the stockholders of the Company under Applicable Law; provided, however, that the Company shall not be entitled to exercise its right to make an Adverse Recommendation Change until after the fifth (5th) Business Day (the “Recommendation Change Notice Period”) following Parent’s receipt of written notice (a “Company Notice of Recommendation Change”) from the Company advising Parent that the Company Board intends to take such action, which notice shall (A) if made in connection with a Superior Proposal, include the terms and conditions of any Superior Proposal that is the basis of the proposed action by the Company Board and the identity of the party making such Superior Proposal, and, if applicable, a copy of all of the relevant proposed transaction agreements and any other documents provided by, or correspondence with, the party making such Superior Proposal, including the then-current form of the definitive agreements with respect to such Superior Proposal and any related financing commitments in the Company’s possession (or, in each case, if not provided in writing to the Company, a written summary of the terms thereof) (it being understood and agreed that any material amendment to the terms of such Superior Proposal shall require a new Company Notice of Recommendation Change and trigger a new

Recommendation Change Notice Period) and (B) if made in connection with an Intervening Event, provide reasonable details regarding such Intervening Event. The Company Board may not make an Adverse Recommendation Change in respect of a Superior Proposal if any such Superior Proposal resulted from a material breach by the Company of this Section 8.4. Notwithstanding anything to the contrary contained herein, neither the Company nor any Company Subsidiary shall enter into any acquisition agreement pursuant to an Alternative Transaction Proposal unless this Agreement has been terminated in accordance with its terms and the Company Termination Fee has been paid in the manner provided in Section 10.3(b).

(d) Notwithstanding the foregoing, in determining whether to make an Adverse Recommendation Change, the Company Board shall take into account any changes to the terms of this Agreement committed to by Parent in response to a Company Notice of Recommendation Change or otherwise; provided, that the Company shall, and shall cause its outside legal counsel and financial advisor to, during the Recommendation Change Notice Period and prior to any Adverse Recommendation Change, negotiate with Parent in good faith (to the extent Parent also seeks to negotiate) to make such adjustments in the terms and conditions of this Agreement so that (i) in the event of a Company Notice of Recommendation Change in respect of a Superior Proposal, this Agreement would result in a transaction that would be no less favorable to the stockholders of the Company than any Alternative Transaction Proposal that would be deemed to constitute a Superior Proposal in the absence of such adjustments or (ii) in the event of a Company Notice of Recommendation Change in connection with an Intervening Event, such Adverse Recommendation Change would no longer be necessary to comply with the Company Board’s fiduciary duties to the stockholders of the Company under Applicable Law, and, in each case as applicable, in the event Parent agrees to make such adjustments to the Agreement, no Adverse Recommendation Change shall be made.

(e) In addition to the forgoing obligations of the Company set forth in this Section 8.4, the Company shall, within 24 hours of the receipt thereof, advise Parent orally of any Alternative Transaction Proposal, the material terms and conditions of any such Alternative Transaction Proposal (including any changes thereto) and the identity of the Person making any such Alternative Transaction Proposal. The Company shall (i) keep Parent informed in all material respects and on a reasonably current basis (and in no event later than 24 hours from the occurrence or existence of any material event, fact or circumstance) of the status and details (including any material change to the terms thereof) of any Alternative Transaction Proposal, and (ii) provide to Parent as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material exchanged between the Company or any of the Company Subsidiaries and any Person that describes any of the terms or conditions of any Alternative Transaction Proposal. The Company shall not, and shall cause Company Subsidiaries not to, enter into any confidentiality agreement with any person subsequent to the date of this Agreement which prohibits the Company from providing such information to Parent and shall otherwise keep Parent reasonably informed of the status of any discussions or negotiations and of any modifications to such inquiries, proposals or offers.

(f) Nothing contained in this Agreement shall prohibit the Company from complying with Rules 14a-9, 14d-9, 14e-2 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder or making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with its outside legal counsel, the failure to do so would be inconsistent with its fiduciary duties under Applicable Law or such disclosure is otherwise required under Applicable Law; provided, that any such statement that would be an Adverse Recommendation Change shall be in accordance with Section 8.4(c) and Section 8.4(d).

Section 8.5 Appropriate Action; Consents; Filings.

(a) Subject to the terms and conditions herein provided, each of the Company, on one hand, and Parent and Merger Sub, on the other hand, shall (i) use reasonable best efforts to obtain as promptly as practicable any necessary consents, approvals, waivers and authorizations of, actions or non-actions by, and make as promptly as practicable all necessary notifications to and filings and submissions with, any Governmental Entity pursuant to

Applicable Law or any third party as set forth in Schedule 8.5; (ii) use reasonable best efforts to (A) avoid a suit, action, petition to deny, objection, proceeding or investigation, whether judicial or administrative and whether brought by a Governmental Entity or any third party, and (B) avoid the entry of, or to effect the dissolution, lifting or rescinding of, any injunction, stay, restraining order or other order in any such suit, action, petition to deny, objection, proceeding or investigation, in each case, challenging this Agreement or the transactions contemplated hereby or that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Merger and the other transactions contemplated by this Agreement, (iii) use reasonable best efforts to cooperate with each other in (1) determining which filings or responses to requests for additional information or documentary material from a Governmental Entity are required to be made prior to the Effective Time with, and which registrations, consents, approvals, Permits, notices or authorizations are required to be obtained prior to the Effective Time from, Governmental Entities or third parties in connection with the execution and delivery of this Agreement and related agreements and consummation of the transactions contemplated hereby and thereby and (2) timely making all such filings and responses and timely seeking all such consents, approvals, Permits, notices or authorizations; provided, that the Company shall not make any such filing or response or seek any such consent, approval, Permit, notice or authorization without the prior consent of Parent, (iv) use reasonable best efforts to cause the conditions to the Merger set forth in Article IX to be satisfied as promptly as reasonably practicable and (v) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, and cooperate with each other in order to do, all other things necessary or appropriate to consummate the transactions contemplated hereby as soon as practicable. At the request of Parent and for the purpose of obtaining the HSR Antitrust Clearance, PRC Antitrust Clearance, or the CFIUS Approval, the Company shall agree to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of the Company or any Company Subsidiary, provided that the effectiveness or consummation of such action is conditional on the consummation of the Merger. Notwithstanding anything to the contrary in this Agreement, in no event shall Parent, Merger Sub or any of their respective Subsidiaries or Affiliates, be obligated to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture or accept any operational restriction, or take or commit to make payments or enter into any commercial arrangement, or commit, or commit to take, any action (A) the effectiveness or consummation of which is not conditional on the consummation of the Merger or (B) that, in the judgement of Parent acting in good faith, individually or in the aggregate is or would reasonably be expected to be materially adverse (with materiality, for purposes of this provision, being measured in relation to the size of the Company and its Subsidiaries taken as a whole) to Parent, Merger Sub, any of their respective Affiliates or the Surviving Corporation, either before or after giving effect to the Merger (a “Burdensome Condition”).

(b) Notwithstanding anything in this Agreement to the contrary, with respect to the matters covered in this Section 8.5, it is agreed that Parent, after consulting with the Company and considering the Company’s views in good faith, shall make all decisions, lead all discussions, negotiations and other proceedings, and coordinate all activities with respect to any requests that may be made by, or any actions, consents, undertakings, approvals, or waivers that may be sought by or from, any Governmental Entity, including determining the strategy and manner in which to contest or otherwise respond, by litigation or otherwise, to objections to, or proceedings or other actions challenging, the consummation of the Merger and the other transactions contemplated by this Agreement; provided, that Parent shall give the Company the opportunity to participate in such discussions, negotiations or other proceedings to the extent not prohibited by Applicable Law. Parent shall have the unilateral right to determine whether or not the parties will litigate with any Governmental Entity to oppose any enforcement action or remove any court or regulatory Orders impeding the ability to consummate the Merger. Subject to Section 8.5(a), at Parent’s request and sole expense, the Company agrees to take all actions Parent reasonably deems prudent in order to obtain or assist Parent or any of its Subsidiaries in obtaining any actions, consents, undertakings, approvals or waivers by or from any Governmental Entity or any Person for or in connection with, and to reasonably assist Parent or any of its Subsidiaries in litigating or otherwise contesting any objections to or proceedings or other actions challenging, the consummation of the Merger and the other transactions contemplated by this Agreement. The Company shall not permit any of its Representatives to participate in any meeting with any Governmental Entity in respect of any filings, investigation, proceeding or other matters related to this Agreement or the transactions contemplated hereby unless, to the extent permitted by Applicable Law, the Company consults with Parent in advance and, to the extent permitted by such Governmental Entity, gives Parent the opportunity to attend such meeting; provided, however, that nothing in this Section 8.5(b) shall obligate the Company to take any action that is not either (i) conditioned on the consummation of the Merger and the other transactions contemplated by this Agreement or (ii) at the expense of Parent.

(c) Without limiting the generality of the rest of this Section 8.5:

(i) Parent and/or Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company (and its Affiliates, if applicable), on the other hand, shall (i) make any required filings with the Federal Trade Commission and the United States Department of Justice pursuant to the HSR Act, with respect to the transactions contemplated hereby (including a request for early termination of the waiting period thereunder) as soon as reasonably practicable after the date of this Agreement, but in no event later than ten (10) Business Days from the date of this Agreement, and shall thereafter promptly respond to all requests received from such agencies for additional information or documentation, (ii) file an initial filing with the PRC Anti-Monopoly Bureau relating to this Agreement and the transactions contemplated hereby as required by the PRC Anti-Monopoly Law as soon as reasonably practicable after the date of this Agreement, (iii) (A) engage in the pre-notice consultation process with CFIUS and jointly make the draft filing with CFIUS contemplated under 31 C.F.R. § 800.401(f) with respect to the transactions contemplated hereby as soon as reasonably practicable after the date of this Agreement, and (B) as soon as reasonably practicable after CFIUS notification that the draft filing meets all requirements of 31 C.F.R. § 800.402 of the regulations and is, accordingly, complete, jointly file with CFIUS a voluntary notice as contemplated by 31 C.F.R. § 800.401(a), (iv) prepare and file all filings required to obtain the PRC Overseas Investment Approvals as promptly as practicable after the date of this Agreement, and (v) prepare and file any other filing or written materials necessary or advisable to be made or submitted to any other Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (the filings described in the foregoing clauses (i) through (v) collectively, “Regulatory Filings”). Any fees and expenses (other than the attorney’s, advisor’s and agent’s fees) payable under the Regulatory Filings relating to the transactions contemplated hereby shall be borne by Parent or the relevant Subsidiary of Parent.

(ii) Each of Parent and the Company shall (i) cooperate and coordinate with the other in the making of Regulatory Filings and in connection with resolving any investigation or other inquiry of any Governmental Entity under any Applicable Laws or Orders with respect to any such filing, (ii) supply the other with any information and reasonable assistance that may be required or reasonably requested in connection with the making of such filings, (iii) supply any additional information that may be required or reasonably requested by the relevant Governmental Entity and (iv) use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to obtain the HSR Antitrust Clearance and PRC Antitrust Clearance as soon as practicable, to obtain the PRC Overseas Investment Approvals as soon as practicable (other than as waived by Parent), to obtain the CFIUS Approval as soon as practicable, and to avoid any impediment to the consummation of the Merger under any Applicable Laws or Orders, including, subject to Section 8.5(a), using reasonable best efforts to take all such action as reasonably may be necessary to resolve such objections, if any, as any Governmental Entity or Person may assert under any Applicable Laws or Orders with respect to the Merger.

(iii) Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, to the extent permitted by Applicable Law, promptly inform the other of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement in connection with any Regulatory Filings or investigations with, by or before any Governmental Entity relating to this Agreement or the transactions contemplated hereby, including any proceedings initiated by a private party. If any party hereto or Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Entity with respect to a Regulatory Filing, then such party shall use its reasonable best efforts to make, or cause to be made, within a reasonable time and after consultation with the other party, an appropriate response to such request. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by Applicable Law or by the applicable Governmental Entity, the parties hereto agree to (i) give each other reasonable advance notice of all meetings with any Governmental Entity (other than any PRC Governmental Entity) relating to the Merger or any other transactions contemplated hereby, (ii) give each other an opportunity to participate in each of such meetings, (iii) keep the other party reasonably apprised with respect to any material communications with any Governmental Entity regarding the Merger or any other transactions contemplated hereby, (iv) cooperate with each other (or counsel of each party, as appropriate) in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Merger or any other transactions contemplated hereby, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Entity, (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all material written communications (including applications, analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Entity (other than any PRC Governmental Entity) regarding the Merger or any other transactions contemplated hereby, and (vi) provide each other (or counsel of each party, as appropriate) with copies of all material written communications to or from any Governmental Entity relating to the Merger or any other transactions contemplated hereby. Any such disclosures, rights to participate or provisions of information by one party to the other may be made on a counsel-only basis to the extent required under Applicable Law or reasonably requested by the disclosing party.

(d) Notwithstanding anything to the contrary set forth in this Agreement, all obligations of Parent or Merger Sub to obtain the Financing shall be governed exclusively by Section 8.15 and not this Section 8.5.

Section 8.6 Public Announcements; Public Disclosures. Except with respect to any Adverse Recommendation Change made in accordance with the terms of this Agreement, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by Applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. Parent and the Company agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

Section 8.7 Employee Matters.

(a) Until the twelve (12)-month anniversary of the Effective Time (the “Benefits Continuation Period”), and subject to the last sentence of this Section 8.7, Parent shall provide, and shall cause the Surviving Corporation and its Subsidiaries to provide, for each employee of the Company or any Company Subsidiary who continues as an employee of Parent, the Surviving Corporation or any of their respective Subsidiaries during the Benefits Continuation Period (each, a “Company Employee”), (i) a base salary or hourly wage rate and annual cash incentive opportunities (excluding equity, retention bonuses, change in control bonuses, and similar transaction-based incentives) that are substantially comparable in the aggregate to those provided to such Company Employee immediately prior to the Effective Time, and (ii) other compensation and employee benefits (excluding equity incentives) that are competitive in the aggregate for an employee at the level and seniority of such Company Employee. Notwithstanding anything to the contrary set forth herein, after the Effective Time, nothing herein shall preclude the Company (and the Surviving Corporation) from terminating the employment of any Company Employee for any lawful reason.

(b) For purposes of determining eligibility to participate and vesting under any benefit plan or arrangement of Parent, the Surviving Corporation or any of their respective Subsidiaries providing benefits to any Company Employee after the Effective Time (collectively, the “New Plans”), the Company Employees shall receive service credit for service with the Company and the Company Subsidiaries (and any respective predecessors) to the same extent such service credit was granted under the Company Benefit Plans, including with respect to vacation time, sick time and recognized holidays, but excluding benefit accrual for all other purposes, provided that no service credit will result in the duplication of benefits. In addition and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time or satisfaction of any other eligibility requirements, in any and all New Plans and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall use commercially reasonable efforts to cause (x) all pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under such New Plan to be waived for such employee and his or her covered dependents and (y) any expenses incurred by any Company Employee and his or her covered dependents during the portion of the plan year ending on the date such employee’s participation in the New Plan begins to be taken into account under such New Plan for the purpose of satisfying all deductible, coinsurance, maximum out-of-pocket requirements and similar expenses applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Nothing in this Section 8.7 shall confer any rights, benefits, remedies, obligations or liabilities upon any Person other than the parties hereto and their respective successors and assigns. Nothing herein shall (i) amend or be deemed to amend any Company Benefit Plan or (ii) limit in any way Parent’s ability to amend or terminate any Company Benefit Plan at any time.

Section 8.8 Company Indemnification Provisions.

(a) Without limiting any additional rights that any director, officer, trustee, employee or agent may have under any employment or indemnification agreement or under the Company’s Constituent Documents, this Agreement or, if applicable, similar organizational documents or agreements of any of the Company Subsidiaries, from and after the Effective Time, the Surviving Corporation shall (i) indemnify and hold harmless each person who was, is at the date of this Agreement or becomes during the period from the date of this Agreement through the Closing Date (A) a director or officer of the Company or the Company Subsidiaries, (B) a director, officer or trustee of another entity (but only to the extent that such person is or was serving in such capacity at the request of the Company) or (C) an employee or agent of the Company or any Company Subsidiary (collectively, the “Indemnified Parties”), in each case, to the fullest extent authorized or permitted by Applicable Law without regard to whether indemnification may be available to such Indemnified Party from another Person, as now or hereafter in effect, in connection with any Claim and any judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom and (ii) promptly pay on behalf of or, within ten (10) Business Days after any request for advancement, advance to each of the Indemnified Parties, to the fullest extent authorized or permitted by Applicable Law, as now or hereafter in effect, any expenses incurred in defending, serving as a witness with respect to or otherwise participating in any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification or advancement, in each case, without the requirement of any bond or other security. The indemnification and advancement obligations of the Surviving Corporation pursuant to this Section 8.8(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval and adoption of this Agreement and the consummation of the transactions contemplated hereby, including the consideration, approval and adoption thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who continues to be or who has ceased to be (A) a director or officer of the Company or any Company Subsidiary, (B) a director, officer or trustee of another entity (but only to the extent that such person is or was serving in such capacity at the request of the Company or any Company Subsidiary) or (C) an employee or agent of the Company or any Company Subsidiary after the date of this Agreement, and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. The Surviving Corporation shall not settle, compromise or consent to the entry of any judgment in any Claim in respect of which indemnification has been or could be sought by such Indemnified Party hereunder, unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Claim and does not include an admission of fault or wrongdoing by any Indemnified Party, or such Indemnified Party otherwise consents thereto. The Surviving Corporation shall cause its Constituent Documents and the Constituent Documents of its Subsidiaries to contain provisions with respect to indemnification, advancement of expenses and limitation of director, officer and employee liability that are no less favorable to the Indemnified Parties than those set forth in the Constituent Documents of the Company and the Company Subsidiaries as of the date of this Agreement, which provisions thereafter shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any Indemnified Parties. Any Indemnified Party wishing to claim indemnification under this Section 8.8, upon learning of any threatened or actual claim, action, suit, demand, proceeding or investigation, shall promptly notify the Company, and after the Effective Time, the Surviving Corporation thereof in writing; provided, that the failure promptly to so notify in writing shall not affect the obligations of the Surviving Corporation except to the extent, if any, that it is not materially prejudiced by such failure or delay.

(b) Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company shall purchase a six-year “tail” prepaid, non-cancelable policy on the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”), provided that the Company shall not pay, and Parent and the Surviving Corporation shall not be obligated to pay, annual premiums in excess of two hundred and fifty percent (250%) of the amount paid by the Company for coverage for its last full fiscal year (such two hundred and fifty percent (250%) amount, the “Maximum Annual Premium”) (which premiums the Company represents and warrants to be as set forth in Section 5.19 of the Company Disclosure Letter). The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) use commercially reasonable efforts to maintain such “tail” policy in full force and effect. If, for any reason, such “tail policy” cannot be maintained in full force and effect at any time during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect the D&O Insurance in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the D&O Insurance, on terms with respect to the coverage, retention and amounts that are equivalent to those of the D&O Insurance, and with an insurance company with the same or better credit rating as the insurance company providing the current D&O Insurance; provided, however, that in satisfying its obligations under this Section 8.8(b), Parent and the Surviving Corporation shall not be obligated to pay annual premiums in excess of the Maximum Annual Premium; provided, however, that, if the annual premiums of such insurance coverage exceed such amount, Parent and the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Neither Parent nor the Surviving Corporation shall take, or allow to be taken, any action to terminate, or which could reasonably be expected to result in the termination of, the D&O Insurance.

(c) If the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or other entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 8.8.

(d) The provisions of this Section 8.8 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their respective representatives.

Section 8.9 Merger Sub. Parent will take all actions necessary to (a) cause Merger Sub to comply with this Agreement, perform its obligations under this Agreement and to consummate the Merger, in each case, on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments or incur or guarantee any indebtedness or liabilities, other than as specifically contemplated by this Agreement and the Term Loan Commitment Letter.

Section 8.10 State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to this Agreement or the transactions contemplated herein including the Merger, the parties and their respective boards of directors or other governing bodies shall use reasonable best efforts to (a) take such actions as are necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are necessary to eliminate or minimize the effects of any such statute or regulation on the Merger.

Section 8.11 No Control of the Company’s Business. Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or any Company Subsidiary’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Company Subsidiaries’ operations.

Section 8.12 Section 16. Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall use reasonable best efforts to take all such steps as may be required, including the adoption of a resolution consistent with the interpretive guidance of the SEC, so that the disposition or acquisition of any equity securities of the Company (including derivative securities) pursuant to this Agreement by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act (“Section 16”) shall be an exempt transaction for purposes of Section 16.

Section 8.13 Notification of Certain Matters. Parent shall give prompt notice to the Company and the Company shall give prompt notice to Parent of the occurrence, or failure to occur, of any event which occurrence or failure to occur would cause (a) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (b) a material failure of Parent or Merger Sub, on the one hand, or the Company, on the other hand, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations and warranties of any of the parties or the conditions to the performance by the parties hereunder; provided, further, that the failure to comply with this covenant shall not result in a non-satisfaction of Article VII.

Section 8.14 Litigation. The Company shall give Parent the opportunity to participate at its own expense in the defense or settlement of any litigation relating to the transactions contemplated by this Agreement, including any stockholder litigation against the Company and/or its directors or any litigation by any lender to the Company (or any of the Company Subsidiaries) or any Person that makes an Alternative Transaction Proposal, and no such settlement shall be agreed to without Parent’s prior written consent in its sole discretion.

Section 8.15 Financing.

(a) Subject to the terms and conditions of this Agreement, Parent shall, and shall cause its Subsidiaries to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate, on or prior to the Closing Date, the Financing contemplated by the Commitment Letters on the terms set forth therein. Parent shall keep the Company reasonably informed of material developments in respect of Parent’s efforts to arrange the Financing. Prior to the Closing, without the prior written consent of the Company, Parent shall not agree to, or permit, any amendment, modification or supplement of, or waiver under, the Commitment Letters to the extent such amendment, modification, supplement or waiver would (i) reduce the aggregate amount to be funded under the Financing (including by changing the amount of fees to be paid or original issue discount of the Financing or similar fees), (ii) amend, modify or supplement the conditions or contingencies to the Financing in a manner that would reasonably be expected to make it less likely the Financing will be funded or imposes new or additional conditions or expands any existing condition to the receipt of the Financing, or (iii) adversely impact the ability of Parent to enforce its rights against the other parties to the Commitment Letters. Notwithstanding the foregoing, (x) Parent or its

Subsidiary that is a party to the Commitment Letters may amend the Commitment Letters to add investors, lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Commitment Letters as of the date of this Agreement and, in connection therewith, amend the economic and other arrangements with respect to the existing and additional investors, lenders, lead arrangers, bookrunners, syndication agents or similar entities, if the addition of such additional parties and amendment of additional terms do not impact the aggregate amount of the Financing to be funded at the Closing or, individually or in the aggregate, would not be reasonably expected to delay or prevent the Closing or make it less likely the Financing will be funded, (y) neither this Section 8.15(a) nor any other provision herein shall be construed to require any of Parent or Merger Sub or any of their respective Affiliates to commence, threaten to commence or prosecute any claim, at law or in equity, against the other parties to the Commitment Letters or any other Person in order to consummate the Financing and (z) in the event that Parent or any of its Affiliates is required pursuant to this Section 8.15 to provide any information that is subject to attorney-client or similar privilege, Parent or such Affiliate may withhold disclosure of such information so long as Parent gives notice to the Company of the fact that it is withholding such information and thereafter the Company and Parent shall use their respective reasonable best efforts to cause such information to be provided in a manner that would not reasonably be expected to waive the applicable privilege or protection.

(b) In the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letters and such portion is necessary to fund the transactions contemplated by this Agreement, Parent shall promptly notify the Company and shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange to obtain alternative financing from alternative sources for such portion (x) on terms and conditions not materially less favorable to Parent or any of its Subsidiaries, as applicable, than the Commitment Letters and (y) in an amount sufficient to consummate the transactions contemplated hereby. If obtained, Parent shall promptly deliver to the Company true and complete copies of a new financing commitment letter pursuant to which any such alternative source shall have committed to provide Parent or any of its Subsidiaries with any portion of the Financing. References in this Agreement to (i) “Financing” shall include the mezzanine financing and term loan financing contemplated by the Commitment Letters as amended, modified or replaced, (ii) “Commitment Letters” shall include such documents as amended, modified or replaced and (iii) “Financing Sources” shall include the providers of the Mezzanine Financing and Term Loan Financing under such documents as amended, modified or replaced (in the case of each of clauses (i), (ii) and (iii), including replacement with alternative financing and alternative financing commitments pursuant to this Section 8.15 from and after such amendment, modification or replacement); provided, that fee letters or side letters which do not contain “flex” or other provisions which affect the terms or conditions of the Financing shall not be required to be provided.

(c) The Company shall use its reasonable best efforts to provide, and shall use its reasonable best efforts to cause the Company Subsidiaries and its and their Representatives to provide, such necessary cooperation in connection with the arrangement of the Financing as may be reasonably requested by Parent, including (i) providing to the Financing Sources such financial and other information in the Company’s possession with respect to the Merger as may reasonably be required to consummate the Financing, designating a member of the Company’s senior management to be available to assist the Financing Sources and otherwise reasonably cooperating in connection with the consummation of the Financing, including participating in a reasonable number of calls, meetings, presentations, due diligence sessions and sessions with prospective Financing Sources (including direct contact between such designee and the Company Subsidiaries, on the one hand, and the Financing Sources, potential lenders for the Financing, on the other hand), in each case in connection with the Financing, (ii) as promptly as reasonably practicable, furnishing Parent and its or its Subsidiaries’ Financing Sources and their respective Representatives with the Required Information and such other pertinent and customary financial and other information as Parent shall reasonably request in order to syndicate and consummate the Financing, (iii) assisting with the preparation of bank information memoranda, business projections, lender presentations and similar documents required in connection with the Financing, including execution and delivery of customary representation letters in connection with bank information memoranda authorizing the distribution of information to prospective lenders and identifying any portion of such information that constitutes material, nonpublic information regarding the Company or the Company Subsidiaries or their respective securities (which shall only be provided to prospective lenders pursuant to a customary confidentiality agreement), including using reasonable best efforts to assist Parent in connection with the preparation of pro forma financial information to the extent reasonably requested by the Financing Sources to be included in any marketing materials (provided that Parent will be solely responsible for the provision of any such post-Closing pro forma financial information, including cost savings, synergies capitalization, ownership, estimates, forecasts, projections and other forward-looking financial information), (iv) assisting in the preparation of and executing and delivering one or more credit agreements, indentures, purchase agreements, pledge and security documents, mortgages, guarantees and other definitive financing documents or other certificates or documents as may reasonably be requested by Parent so long as such documents do not become effective against the Company and its Subsidiaries prior to the Closing; provided, that notwithstanding anything in this Agreement to the contrary, neither the Company nor any Company Subsidiary shall (1) be required to pay any commitment or other similar fee prior to the Effective Time, (2) have any liability or obligation under any loan agreement, bank information memoranda or any related document or any other agreement or document related to the Financing prior to the Effective Time or (3) be required to incur any other liability in connection with the Financing prior to the Effective Time; (v) obtaining a certificate of the Chief Financial Officer of the Company with respect to solvency matters, customary authorization letters to the Financing Sources and consents of accountants for use of their reports in any materials relating to the Financing, (vi) taking all reasonable actions necessary to (y) assist the prospective lenders involved in the Financing and the Financing Sources to evaluate the Company’s assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements as of the Closing and to assist with other collateral audits and (z) establish bank and other accounts and blocked account agreements to the extent necessary in connection with the Financing, (vii) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent that are necessary or customary to permit the consummation of the Financing, (viii) providing all documentation and other information as is required by applicable “know your customer” and anti-money laundering rules and regulations including without limitation the USA PATRIOT Act to the extent reasonably requested at least ten (10) Business Days prior to the anticipated Closing Date, (ix) issuing customary representation letters to auditors and using reasonable best efforts to obtain, to the extent necessary, (I) accountants’ comfort letters and consents to the use of accountants’ audit reports relating to the Company, (II) consents, waivers, appraisals and title insurance as may be reasonably required by any Financing Source, and (III) customary evidence of authority, customary officer’s certificates, good standing certificates (to the extent applicable) in the respective jurisdictions of organization of the Company and its Subsidiaries, and insurance certificates, in each case as reasonably requested by any Financing Source, and (x) cooperating reasonably with the Financing Sources’ due diligence, to the extent customary and reasonable. The Company hereby consents to the reasonable use of its and its Subsidiaries’ logos in connection with the Financing, provided that such logos are used in a manner that is not reasonably likely to harm or disparage the Company or any Company Subsidiary or the reputation or goodwill of the Company or any of the Company Subsidiaries.

(d) The Company and the Company Subsidiaries shall use their reasonable best efforts to periodically update any Required Information provided to Parent as may be necessary so that such Required Information (i) is Compliant and (ii) meets the applicable requirements set forth in the definition of “Required Information”.

(e) Notwithstanding the requirements of this Section 8.15, nothing herein will require (i) cooperation to the extent it would interfere unreasonably with the business or operations of the Company or any Company Subsidiary, (ii) cooperation or assistance from a Company director, officer or employee to the extent such Company director, officer or employee is reasonably likely to incur any personal financial liability by providing such cooperation or assistance that will not be repaid or reimbursed in full by Parent, (iii) delivery of any financial information in a form not customarily prepared by the Company or any financial information with respect to a fiscal period that has not yet ended, or has ended less than forty-five (45) calendar days prior to the date of such request (or in the case of annual financials, ninety (90) calendar days) or delivery of projections, (iv) delivery of any legal opinions or any certificate as to solvency, or (v) the taking of any action that would conflict with or violate (A) the Company’s certificate of incorporation or the By-Laws, or result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or default under, any written agreement, contract, subcontract, lease, license understanding, instrument, note, bond, mortgage, indenture, option, warranty, insurance policy, benefit plan or other legally binding commitment to which the Company or any of its Subsidiaries is a party, in each case that are not contingent upon the Effective Time or (B) any applicable Laws.

(f) If the Closing does not occur for any reason other than the failure to satisfy any condition in Section 9.1(c) or Section 9.3, Parent shall, promptly upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs to the extent such costs are incurred by the Company or any of the Company Subsidiaries in connection with such cooperation provided by the Company or any of the Company Subsidiaries or their respective Representatives pursuant to the terms of this Section 8.15(f), or in connection with compliance with its obligations under this Section 8.15(f). Parent shall indemnify and hold harmless the Company and the Company Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the Financing and any information utilized in connection therewith, including any breach of any confidentiality obligation by Parent or its Representatives or prospective lenders (other than losses, damages, claims, costs or expenses resulting from (A) any inaccurate or misleading financial information relating to the Company and the Company Subsidiaries provided by the Company in writing specifically for use in connection with the syndication of the Financing and (B) any material breach by the Company or any of the Company Subsidiaries of its obligations under this Section 8.15).

(g) Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 8.15 shall require, and in no event shall the reasonable best efforts of Parent or its Subsidiaries be deemed or construed to require, Parent or any of its Subsidiaries to (i) pay any fees in excess of those contemplated in the Commitment Letters (whether to secure waiver of any conditions contained therein or otherwise), (ii) amend or waive any of the terms or conditions hereof, or (iii) consummate the Closing at any time prior to the date determined in accordance with Section 2.2.

Section 8.16 PRC Tax Report. As promptly as practicable, but in any event not later than the thirtieth (30th) calendar day after the date of this Agreement, the Company and Parent shall jointly file with the competent PRC Taxing Authority a Tax report in accordance with Bulletin 7 and other PRC Tax Applicable Laws (the “Bulletin 7 Report”), together with other information and materials requested by the PRC Taxing Authority. The Company shall use its reasonable best efforts to seek a determination of the PRC Taxing Authority that the transactions contemplated by this Agreement shall not be deemed as a direct transfer of PRC assets taxable under Bulletin 7 and other related PRC Tax Applicable Law. The Company, after consulting with Parent and considering Parent’s views in good faith, shall take the lead in preparing the Bulletin 7 Report, in responding to any request from the PRC Taxing Authority relating to the Bulletin 7 Report and in relation to all other communications, discussions, negotiations and other proceedings with the PRC Taxing Authority relating to the Bulletin 7 Report; provided, that the Company shall (i) provide Parent with the opportunity to participate in such discussions, negotiations or other proceedings with the PRC Taxing Authority; (ii) keep Parent reasonably apprised with respect to any material communications with the PRC Taxing Authority, (iii) provide Parent with a reasonable advance opportunity to review and comment upon all material written communications (including analyses, presentations, arguments and opinions) with the PRC Taxing Authority, and (iv) provide Parent with copies of all material written communications to or from the PRC Taxing Authority (including the written confirmation by the Taxing Authority of the receipt of the Bulletin 7 Report), in each case, to the extent not prohibited by Applicable Law. In the event that the Company and Parent fail to, or would be reasonably expected to fail to, timely file the Bulletin 7 Report in accordance with this Section 8.16, notwithstanding anything to the contrary in the Confidentiality Agreement, Parent shall have the right to unilaterally file a Tax report with the PRC Taxing Authority in accordance with Bulletin 7 and other PRC Tax Applicable Law and to provide such information or materials requested by the PRC Taxing Authority.

Section 8.17 Escrow for Parent Termination Fee. As of the date of this Agreement, Parent has caused to be deposited $20,000,000 (the “Initial Escrow Deposit”) with Citibank N.A., New York, as escrow agent (“Escrow

Agent”), as collateral and security for the payment of the Parent Termination Fee, which amount shall be held in a segregated account (the “Escrow Account”) by Escrow Agent in accordance with the terms and conditions of the escrow agreement entered into prior to the execution of this Agreement. Within twenty-one (21) calendar days of the date of this Agreement, Parent shall deposit, or cause to be deposited, an additional $7,450,000 (the “Supplemental Escrow Deposit” and, together with the Initial Escrow Deposit, the “Escrow Funds”) with Escrow Agent. The Escrow Funds shall be held in the Escrow Account until the earlier of (a) the Closing Date, at which time the Escrow Funds will be released to the Paying Agent as part of the aggregate Merger Consideration deposited by Parent or its Affiliates, and (b) the date on which this Agreement is terminated pursuant to Section 10.1, at which time, the Escrow Funds will be released (i) to the Company, in accordance with Section 10.3(c), as applicable, or (ii) to Parent or its Affiliates if not otherwise released to the Company in accordance with the foregoing clause (i).

Section 8.18 Third Party Consents. The Company shall use its commercially reasonable efforts to obtain, and provide copies to Parent of, written consents to the Merger and the other transactions contemplated by this Agreement from each of the counterparties to the Company Contracts listed on Schedule 8.18, which consents shall acknowledge and agree that the applicable Company Contracts will continue after the Closing unaffected by the consummation of the Merger and the other transactions contemplated by this Agreement.

Section 8.19 Stock Exchange Delisting; Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of NASDAQ to enable the delisting by the Company of the Common Shares from NASDAQ and the deregistration of the Common Shares under the Exchange Act as promptly as practicable after the Effective Time.

Section 8.20 Parent Shareholder Meeting. As promptly as reasonably practicable following the date of this Agreement, Parent shall (a) take all action necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of obtaining the Parent Shareholder Approval (the “Parent Shareholders Meeting”) and (b) include in the disclosure materials for the Parent Shareholders Meeting (the “Parent Circular”) any customary statement of the board of directors of Parent to the shareholders of Parent vote in connection with the approval of this Agreement, the Merger and each other transaction contemplated under this Agreement. Parent shall promptly notify the Company of the receipt of any written comments from the China Securities Regulatory Commission or any other Governmental Entity on the Parent Circular, and all other written correspondence with any Governmental Entity relating to the Parent Circular. All filings by Parent with any Governmental Entity in connection with the transactions contemplated hereby shall, to the extent relating to the Company, be subject to the reasonable prior review and comment of the Company, and Parent shall consider in good faith all reasonable comments proposed by the Company. Parent shall use its reasonable best efforts to effectuate the transactions contemplated by each voting agreement undertaking or similar obligation of any shareholder to vote any securities of Parent in favor of any resolutions proposed to approve this Agreement, the consummation of the Merger and the other transactions contemplated hereby (any such agreement, a “Support Agreement”). Parent shall not amend or waive any provision of any Support Agreement and shall use its reasonable best efforts to exercise its rights under the Support Agreement in accordance with its terms.

ARTICLE IX

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 9.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of Parent and the Company to effect the Merger shall be subject to the satisfaction or, to the extent permitted by Applicable Law, waiver in writing by Parent and the Company at or prior to the Effective Time of the following conditions:

(a) (i) The HSR Antitrust Clearance and the PRC Antitrust Clearance shall have been obtained, (ii) Parent shall have obtained the PRC Overseas Investment Approvals, other than such PRC Overseas

Investment Approvals as Parent, in its sole discretion, shall have determined to waive, and (iii) CFIUS Approval shall have been obtained;

(b) (i) No Order issued by any Governmental Entity of competent jurisdiction or other legal restraint or prohibition restraining, enjoining, making illegal, prohibiting or otherwise preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement (an “Injunction”) shall be in effect; provided, however, that the parties hereto shall use reasonable best efforts to cause any Injunction to be lifted or rescinded, and (ii) no Applicable Law shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or otherwise prevents or makes illegal the consummation of the Merger or any of the other transactions contemplated by this Agreement;

(c) The Company Stockholder Approval shall have been duly obtained;

(d) The Parent Shareholder Approval shall have been duly obtained.

Section 9.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the satisfaction or, to the extent permitted by Applicable Law, waiver by the Company in writing at or prior to the Effective Time of the following additional conditions:

(a) Each of the representations and warranties of Parent and Merger Sub contained in this Agreement that (i) are not made as of a specific date shall be true and correct as of the date of this Agreement and as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date, in each case, except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in such representations and warranties), individually or in the aggregate, has not had a Parent Material Adverse Effect;

(b) Each of Parent and Merger Sub shall have performed or complied with, in all material respects, each of its obligations, agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Effective Time; and

(c) Parent shall have delivered to the Company a certificate, dated as of the Closing Date, signed by an officer of Parent and certifying as to the satisfaction of the conditions specified in Section 9.2(a) and Section 9.2(b).

Section 9.3 Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction or, to the extent permitted by Applicable Law, waiver by Parent in writing at or prior to the Effective Time of the following additional conditions:

(a) Each of the representations and warranties of the Company contained in this Agreement that (i) are not made as of a specific date shall be true and correct as of the date of this Agreement and as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date, in each case, except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “ Company Material Adverse Effect” set forth in such representations and warranties), individually or in the aggregate, has not had a Company Material Adverse Effect; provided, however, that notwithstanding anything to the contrary set forth above in this Section 9.3(a), as of the date of this Agreement and as of Closing, as though made on and as of the Closing (or, in the case of those representations and warranties that are made as of a specific date, as of such date), (x) the representations and warranties of the Company set forth in Section 5.1 (Corporate Status) and the first and last sentences of Section 5.4 (Authority for Agreements) shall be true and correct in all material respects, (y) the representations and warranties of the Company set forth in Section 5.3 (Capitalization) shall be true and correct in all respects, except for any de minimis inaccuracy (it being agreed that any inaccuracy that would not reasonably be expected to result in additional cost, expense or liability to Parent of more than $750,000 shall be deemed to be a de minimis inaccuracy), and (z) the representations and warranties of the Company set forth in Section 5.9 (Absence of Certain Changes), Section 5.21 (Anti-Takeover Laws), Section 5.22 (Company Stockholder Approval), Section 5.23 (Opinion of Financial Advisor), and Section 5.25 (Brokers) shall be true and correct in all respects;

(b) The Company shall have performed or complied with, in all material respects, each of its obligations, agreements and covenants under this Agreement to be performed or complied with by it at or prior to the Effective Time;

(c) Since the date of this Agreement, there shall not have occurred any change, event, circumstance, development or effect that has had or constitutes, individually or in the aggregate, a Company Material Adverse Effect;

(d) The Company Stockholders Agreement shall have been duly terminated;

(e) The Company shall have delivered to Parent a certificate, dated as of the Closing Date, signed by an officer of the Company and certifying as to the satisfaction of the conditions specified in Section 9.3(a) through Section 9.3(c); and

(f) The Company shall have delivered to Parent a certification from the Company on behalf of its stockholders, dated no more than thirty (30) calendar days prior to the Closing Date and signed by a responsible officer of the Company, reasonably acceptable to Parent, that the Company is not, and has not been at any time during the five years preceding the date of such certification, a United States real property holding company, as defined in Section 897(c)(2) of the Code; and

(g) There shall not be any action taken, regulatory or governmental approval granted or issued or any statute, rule, regulation, order or decree enacted, entered, enforced or deemed applicable to the Merger or the transactions contemplated by this Agreement that imposes any Burdensome Condition.

Section 9.4 Frustration of Closing Conditions. None of Parent, Merger Sub or the Company may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by such party’s breach of this Agreement.

ARTICLE X

TERMINATION

Section 10.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval (except as otherwise expressly noted):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company, if the Closing shall not have been consummated by 5:00 p.m. New York City time on or before the date that is six (6) months (the “Initial Termination Date”) after the date of this Agreement; provided that if, on such date, (i) all of the conditions set forth in Article IX have been satisfied (other than those conditions that by their nature are only capable of being satisfied at the Closing) or waived (where permissible), except for the conditions set forth in Section 9.1(a) or Section 9.1(b) (other than in the event of existence of a final and non-appealable Injunction), (ii) Parent or its Affiliates has paid or immediately deposits the Extension Deposit with Escrow Agent and (iii) Parent is not in material breach of its obligations under Section 8.5, then Parent may, in its sole discretion extend, by written notice to the Company, the Initial Termination Date once only to 5:00 p.m. New York City time on or before the date that is three (3) months after the Initial Termination Date (the Initial Termination Date, as extended pursuant to this Section 10.1(b), the

“Termination Date”), provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to a party whose failure to fulfill any obligation under this Agreement has been the primary cause of the failure of the Closing to occur on or before such date;

(c) by Parent, if the Company Board shall have failed to recommend the Merger and the approval of this Agreement by the stockholders of the Company, or shall have effected an Adverse Recommendation Change;

(d) by Parent or the Company, if the Company Stockholder Approval shall not have been obtained prior to the Termination Date;

(e) by the Company, if prior to the Closing there shall have been a breach or inaccuracy of any representation or warranty contained in this Agreement on the part of Parent or Merger Sub, or Parent or Merger Sub has failed to perform or comply with any of its covenants or agreements contained in this Agreement, which breach, inaccuracy or failure to perform or comply (i) would give rise to the failure of a condition set forth in Section 9.2(a) or Section 9.2(b) and (ii) is incapable of being cured prior to the Termination Date or, if curable, is not cured by Parent or Merger Sub, as the case may be, on or before the earlier of (A) the Termination Date or (B) the date that is thirty (30) calendar days following the receipt by Parent of written notice from the Company of such breach, inaccuracy or failure to perform or comply; provided that the Company is not then in breach of any representation, warranty, covenant or agreement contained in this Agreement such that it would give rise to the failure of a condition set forth in Section 9.3(a) or Section 9.3(b);

(f) by Parent, if prior to the Closing Date there shall have been a breach or inaccuracy of any representation or warranty contained in this Agreement on the part of the Company or the Company has failed to perform or comply with any of its covenants or agreements contained in this Agreement, which breach, inaccuracy or failure to perform or comply would (i) give rise to the failure of a condition set forth in Section 9.3(a) or Section 9.3(b) and (ii) is incapable of being cured prior to the Termination Date or, if curable, is not cured by the Company on or before the earlier of (A) the Termination Date or (B) the date that is thirty (30) calendar days following the receipt by the Company of written notice from Parent of such breach, inaccuracy or failure to perform or comply; provided that Parent or Merger Sub is not then in breach of any representation, warranty, covenant or agreement contained in this Agreement such that it would give rise to the failure of a condition set forth in Section 9.2(a) or Section 9.2(b); or

(g) by Parent, in the event the Company shall have materially breached the terms of Section 8.4;

(h) by the Company, at any time prior to receiving the Company Stockholder Approval, in the event that (i) the Company shall have received a Superior Proposal; (ii) the Company Board and/or any authorized committee thereof shall have determined in good faith (after advice from outside legal counsel) that the failure to enter into a definitive agreement relating to such Superior Proposal would reasonably be expected to be inconsistent with its fiduciary duties under Applicable Law; (iii) concurrently with or immediately following the termination of this Agreement, the Company enters into the definitive agreement relating to such Superior Proposal and pays Parent (or an Affiliate designated by Parent) the Company Termination Fee payable to Parent (or an Affiliate designated by Parent) pursuant to Section 10.3(b); and (iv) the Company has otherwise complied in all material respects with the provisions of Section 8.4 in connection with such Superior Proposal; or

(i) by Parent or the Company, if any Injunction is in effect and has become final and non-appealable or if any Applicable Law shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or otherwise prevents or makes illegal the consummation of the Merger;

(j) by Parent or the Company, if, following a vote of the shareholders of UEL at a meeting duly convened for the purpose of obtaining the UEL Shareholder Approval, the UEL Shareholder Approval is not obtained; or

(k) by the Company, at any time after twenty-one (21) calendar days following the date of this Agreement, upon written notice to Parent if the Supplemental Escrow Deposit has not deposited into the Escrow Account within twenty-one (21) calendar days following the date of this Agreement; provided that if the Supplemental Escrow Deposit is deposited into the Escrow Account at any time thereafter but prior to the delivery of any such termination notice by the Company, the Company shall no longer have the right to terminate this Agreement pursuant to this paragraph (k).

Section 10.2 Notice of Termination. In the event of termination of this Agreement by either or both of Parent and the Company pursuant to Section 10.1, written notice of such termination shall be given by the terminating party to the other party to this Agreement.

Section 10.3 Effect of Termination.

(a) In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become null and void and have no effect, and the obligations of the parties under this Agreement shall terminate, except for the provisions of the last sentence of Section 8.1, Section 8.15(f), this Section 10.3, Article I and Article XI, and there shall be no liability on the part of any party hereto; provided, however, that any liability for such termination shall be governed by this Section 10.3, subject to the limitations set forth in Section 10.3(d) and Section 10.3(e); provided, further, that, subject to Section 10.3(d) and Section 10.3(e), nothing herein shall relieve any party hereto from any liabilities or damages arising out of its material Willful Breach of any provision of this Agreement.

(b) The Company shall pay to Parent (or an Affiliate designated by Parent) an amount equal to $18,300,000 (the “Company Termination Fee”), in the event that Parent and Merger Sub are not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement, and either:

(i) (A) prior to the Company Stockholders’ Meeting, an Alternative Transaction Proposal shall have been publicly made to the Company or otherwise communicated or made known to the Company’s senior management or the Company Board, (B) this Agreement is terminated pursuant to Section 10.1(f) or Section 10.1(g) at a time when such Alternative Transaction Proposal is still pending and has not been publicly withdrawn, and (C) within 12 months of such termination, the Company enters into a definitive Contract to consummate such Alternative Transaction Proposal or such Alternative Transaction Proposal is consummated; provided, however, that for purposes of this Section 10.3(b)(i) only, each reference to “20%” in the definition of Alternative Transaction Proposal shall be deemed to be a reference to “50%”;

(ii) this Agreement is terminated by Parent pursuant to Section 10.1(c);

(iii) this Agreement is terminated by Parent or the Company pursuant to Section 10.1(d) or Section 10.1(j); or

(iv) this Agreement is terminated by Company pursuant to Section 10.1(h).

Any Company Termination Fee and other amounts due under this Section 10.3(b), as applicable, shall be paid by the Company by wire transfer of immediately available funds to an account or accounts designated by Parent, (x) in the case of clauses (i), (ii) or (iii) above, within two (2) Business Days after demand by Parent and (y) in the case of clause (iv) above, as a condition to the effectiveness of the termination pursuant to Section 10.1(h). In no event shall the Company be obligated to pay more than one Company Termination Fee.

The Company acknowledges and agrees that the agreements contained in this Section 10.3(b) are an integral part of the transactions contemplated by this Agreement, that, without these agreements, Parent would not enter into this Agreement, and that, any amount payable pursuant to this Section 10.3(b) does not constitute a penalty, but shall be deemed liquidated damages for any and all damages suffered or incurred by Parent or Merger Sub.

Accordingly, if the Company fails promptly to pay the amount due pursuant to this Section 10.3(b), and, in order to obtain such payment, Parent commences a suit, action or other proceeding that results in a judgment in its favor for such payment, the Company shall pay to Parent its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, action or other proceeding.

(c) Parent shall pay, or shall cause to be paid, to the Company the Parent Termination Fee, in the event that the Company is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement; and either:

(i) this Agreement is terminated by the Company or Parent pursuant to Section 10.1(b) and at the time of such termination (x) all of the conditions set forth in Section 9.1 and Section 9.3 (other than those conditions that, by their nature, are to be satisfied at the Closing, provided that such conditions are then capable of being satisfied) shall have been satisfied or waived and (y) the Company has irrevocably committed in writing that the Company is prepared to and able to effect the Closing and (z) Closing has not been consummated because Parent and Merger Sub failed to consummate the Merger in breach of their obligations under this Agreement; or

(ii) this Agreement is terminated by the Company or Parent pursuant to Section 10.1(b) and at the time of such termination the only conditions set forth in Section 9.1 and Section 9.3 that are not satisfied are those conditions that have not been satisfied as a result of (w) the failure to obtain the PRC Antitrust Clearance, the PRC Overseas Investment Approvals (unless otherwise waived by Parent pursuant to Section 9.1(a)) or the CFIUS Approval, provided, that, such failure is not directly or indirectly caused by the Company’s failure to satisfy the conditions to which the PRC Antitrust Clearance or the CFIUS Approval is subject, (x) the refusal by Parent, Merger Sub or any of their Affiliates to satisfy a Burdensome Condition, (y) the existence of an Injunction relating to the PRC Antitrust Clearance, any PRC Overseas Investment Approvals or the CFIUS Approval or (z) the failure to obtain the Parent Shareholder Approval; or

(iii) this Agreement is terminated by the Company or Parent pursuant to Section 10.1(i) as a result of the existence of a final, non-appealable Injunction relating to the PRC Antitrust Clearance, any of the PRC Overseas Investment Approvals or the CFIUS Approval.

Any Parent Termination Fee due under this Section 10.3(c) shall be paid, or shall be caused to be paid, by Parent by wire transfer of immediately available funds to an account or accounts designated by the Company within two (2) Business Days after demand by the Company. In no event shall Parent be obligated to pay more than one Parent Termination Fee.

Parent and Merger Sub acknowledge and agree that the agreements contained in this Section 10.3(c) are an integral part of the transactions contemplated by this Agreement, that, without these agreements, the Company would not enter into this Agreement, and that, any amount payable pursuant to this Section 10.3(c) does not constitute a penalty, but shall be deemed liquidated damages for any and all damages suffered or incurred by the Company. Accordingly, if Parent fails promptly to pay, or to cause to be paid, the amount due pursuant to this Section 10.3(c), and, in order to obtain such payment, the Company commences a suit, action or other proceeding that results in a Judgment in its favor for such payment, Parent shall pay, or shall cause to be paid, to the Company its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, action or other proceeding.

(d) Except in the event of a material Willful Breach by the Company, in any circumstance in which Parent receives payment of the Company Termination Fee and any other amounts pursuant to Section 10.3(b), the receipt of the Company Termination Fee and such other amounts pursuant to Section 10.3(b) in such circumstance shall constitute the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of Parent and Merger Sub against the Company or any Company Subsidiary and any of their respective, direct or indirect, former, current or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates, employees, agents, other Representatives or assignees (such Persons collectively the “Company Related Parties”) for any and all losses and damages suffered or incurred as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise arising out of, or directly or indirectly relating to, this Agreement, the negotiation, execution or performance hereof, the matter forming the basis for such termination, or the transactions contemplated hereby. Upon receipt of such amounts in accordance with this Section 10.3, except in connection with an order of specific performance as and only to the extent expressly permitted by Section 11.11, (A) no Company Related Party shall have any further liability or obligation relating to or arising out of this Agreement, any contract executed in connection herewith or the transactions contemplated hereby or thereby, (B) neither Parent nor Merger Sub shall be entitled to bring or maintain any claim against the Company or any Company Related Party arising out of or in connection with this Agreement, any contract executed in connection herewith, any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination, and (C) Parent shall use its reasonable best efforts to cause any legal proceedings pending in connection with this Agreement, any contract executed in connection herewith or any of the transactions contemplated hereby or thereby, to the extent maintained by Parent or Merger Sub against the Company, any Company Subsidiary or any Company Related Party, to be dismissed with prejudice promptly following the payment of any such amounts. For the avoidance of doubt, under no circumstances shall Parent or Merger Sub be (x) entitled to collect the Company Termination Fee on more than one occasion or (y) permitted or entitled to receive both a grant of specific performance of the obligation to close contemplated by Section 11.11 and the Company Termination Fee. Notwithstanding anything to the contrary in this Section 10.3(d), nothing shall relieve the Company of liability for any material Willful Breach.

(e) Without limiting the provisions set forth in Section 11.12, except in the event of a material Willful Breach by Parent or Merger Sub, in any circumstance in which the Company receives payment of (i) the Parent Termination Fee, (ii) other amounts payable pursuant to Section 10.3(c) and (iii) any reimbursement obligations under Section 8.15 from Parent or any Affiliate of Parent, the receipt of such amounts pursuant to Section 10.3(c) in such circumstance shall constitute the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company against (I) Parent, (II) Merger Sub (III) the Financing Sources and (IV) their respective, direct or indirect, former, current or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates, employees, agents, other Representatives or assignees (such Persons referenced in clauses (I) through (IV), collectively the “Acquirer Related Parties”) for any and all losses and damages suffered or incurred as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise arising out of, or directly or indirectly relating to, this Agreement, any contract executed in connection herewith, including the Commitment Letters, the negotiation, execution or performance hereof, the matter forming the basis for such termination, or the transactions contemplated hereby. Upon receipt of such amounts in accordance with Section 8.15 and this Section 10.3, except in connection with an order of specific performance as and only to the extent expressly permitted by Section 11.11, (A) no Acquirer Related Party shall have any further liability or obligation relating to or arising out of this Agreement, any contract executed in connection herewith, including the Commitment Letters, or any of the transactions contemplated hereby or thereby, (B) neither the Company nor any other Company Related Party shall be entitled to bring or maintain any claim against Parent, Merger Sub or any other Acquirer Related Party arising out of or in connection with this Agreement, any contract executed in connection herewith, including the Commitment Letters, or any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination, and (C) the Company shall use its reasonable best efforts to cause any legal proceedings pending in connection with this Agreement, any contract executed in connection herewith, including the Commitment Letters, or any of the transactions contemplated hereby or thereby, to the extent maintained by the Company or another Company Related Party against Parent, Merger Sub or any other Acquirer Related Party, to be dismissed with prejudice promptly following the payment of any such amounts. For the avoidance of doubt, under no circumstances shall the Company be (x) entitled to collect the Parent Termination Fee on more than one occasion and (y) permitted or entitled to receive both (1) a grant of specific performance or other equitable relief, in each case, with respect to the obligation to close contemplated by Section 11.11 and (2) any money damages, including all or any portion of the Parent Termination Fee. Notwithstanding anything to the contrary in this Section 10.3(e), nothing shall relieve Parent of liability for any material Willful Breach.

(f) In no event shall the Company or any Company Related Party seek to enforce (i) this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Financing Source or any of its former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates, assignees or Representatives or (ii) the commitments against, make any claims for breach of the commitments contained in the Commitment Letters against, or seek to recover monetary damages from, or otherwise sue, the Financing Sources for any reason, including in connection with the Financing or the obligations of the Financing Sources thereunder. The Company and the Company Related Parties hereby waive any and all claims and causes of action (whether in contract or in tort, in law or in equity) against the Financing Sources that may be based upon, arise out of or relate to this Agreement, the Commitment Letters or the Financing.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive beyond the Effective Time, except for (a) those covenants and agreements set forth in this Agreement that by their terms contemplate performance in whole or in part after the Effective Time and (b) those contained in this Article XI.

Section 11.2 Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given (a) when sent by facsimile transmission (providing confirmation of transmission by the transmitting equipment) or e-mail of a.pdf attachment (with confirmation of receipt by non-automated reply e-mail from the recipient) (provided that any notice received by facsimile or e-mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (New York time) shall be deemed to have been received at 9:00 a.m. (New York time) on the next Business Day) or (b) when sent by an internationally recognized overnight carrier (providing proof of delivery) or when delivered by hand, addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

(a) If to Parent or Merger Sub, to:

8 Shiheshan Road

Dongshan Industrial Park

Suzhou, Jiangsu Province, PRC

Facsimile: +86-512-6630-7223

E-mail: yyg@sz-dsbj.com

Attention: Yonggang Yuan

with a copy (which shall not constitute notice) to:

White & Case LLP

1155 Avenue of the Americas

New York, NY 10036

United States

Facsimile: 212-354-8113

E-mail: cgong@whitecase.com

Attention: Chang-Do Gong, Esq.

with a copy (which shall not constitute notice) to:

White & Case

9th Floor, 28 Queen’s Road Central

Central, Hong Kong

Facsimile: +852-2845-9070

E-mail: peggy.wang@whitecase.com

Attention: Peggy Wang, Esq.

(b) If to the Company, to:

8659 Research Drive

Irvine, CA 92618

United States

Facsimile: +1-714.203.6965

E-mail: cbesnard@mflex.com

Attention: Christine Besnard, Executive Vice President and General Counsel

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

2525 East Camelback Road

Suite 1000

Phoenix, Arizona 85016-4232

United States

Facsimile: +1-480-606-5524

E-mail: steven.pidgeon@dlapiper.com

Attention: Steven D. Pidgeon

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

2000 University Avenue

East Palo Alto, California 94303-2214

United States

Facsimile: +1-650-687-9288

E-mail: brian.wheeler@dlapiper.com

Attention: Brian C. Wheeler

Section 11.3 Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The specification of any dollar amount in any representation or warranty contained in Article V or Article VI is not intended to imply that such amount, or higher or lower amounts, are or are not material for purposes of this Agreement, and no party shall use the fact of the setting forth of any such amount in any dispute or controversy between or among the parties as to whether any obligation, item or matter not described herein or included in the Company Disclosure Letter or the Parent Disclosure Letter is or is not material for purposes of this Agreement. Whenever this Agreement requires a Company Subsidiary to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Company Subsidiary to take such action and, after the Effective Time, on the part of Parent and the Surviving Corporation to cause such Subsidiary to take such action. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action.

Section 11.4 Entire Agreement; Assignment. This Agreement (including the Exhibits, Schedules and other documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings (other than those contained in the Confidentiality Agreement, which is hereby incorporated by reference herein), both written and oral, among the parties or any of them, with respect to the subject matter hereof, including any transaction between or among the parties. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns, but neither this Agreement nor any rights, interests and obligations hereunder shall be assigned by any party, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of each of the other parties and any attempt to make any such assignment without such consent shall be null and void; provided, however, that the Surviving Corporation may assign its rights to a wholly-owned Subsidiary of the Surviving Corporation, as the case may be, without the prior written consent of the other parties; provided, further, that no such assignment shall relieve the Surviving Corporation of any of its obligations hereunder.

Section 11.5 Governing Law and Venue; Waiver of Jury Trial.

(a) This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Delaware without regard to the conflicts of law principles thereof.

(b) Except as set out below, each of the Company, Parent and Merger Sub hereby irrevocably and unconditionally (i) consents to submit to the sole and exclusive jurisdiction of the courts of the State of Delaware or any court of the United States located in the State of Delaware (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), (ii) waives any objection to the laying of venue of any such litigation in the Delaware Courts and (iii) agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING WITH RESPECT TO THE FINANCING) OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.5.

(d) Notwithstanding anything to the contrary herein, each party hereto hereby irrevocably agrees (i) that any dispute, claim or controversy of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, involving any Financing Source arising out of or relating to the transactions contemplated hereby or by any Commitment Letter, including the related financing shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, and any appellate court thereof, (ii) not to bring or permit any of its Affiliates to bring or support any other Person in bringing any such dispute, claim or controversy of any kind or description in any other court, (iii) that a final judgment in any such dispute, claim or controversy of any kind or description shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law and (iv) that any such dispute, claim or controversy of any kind or description shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State.

Section 11.6 Expenses. Except as expressly set forth herein (including Section 8.5, Section 8.15(c) and Section 10.3), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

Section 11.7 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties, provided, however, that the provisions of this Section 11.7 and Section 10.3(e), Section 10.3(f), Section 11.5(a), Section 11.5(c), Section 11.5(d), Section 11.10(b), Section 11.11(c) and Section 11.12 and (including any related definitions used in those sections and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of those sections) may not be amended, modified, waived or terminated in a manner that impacts or is adverse in any material respect to the Company Related Parties without the prior written consent of the Financing Sources.

Section 11.8 Waiver. Subject to the Financing Sources’ consent rights in Section 11.7, at any time prior to the Effective Time, Parent, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties, in the case of Parent, of the Company and, in the case of the Company, of Parent or Merger Sub, in each case, contained herein (or in any document delivered pursuant hereto) and (c) waive compliance with any of the agreements or conditions, in the case of Parent, of the Company and, in the case of the Company, of Parent or Merger Sub, in each case, contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall act as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

Section 11.9 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. This Agreement shall become effective when each party shall have received counterparts thereof signed and delivered (by facsimile, e-mail of a.pdf attachment or otherwise) by all of the other parties.

Section 11.10 Severability; Validity; Parties in Interest.

(a) If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid, illegal or unenforceable by any rule of law or public policy, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby, and, to such end, the provisions of this Agreement are agreed to be severable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible. The parties intend that the remedies and limitations hereon contained in this Agreement be construed as integral provisions of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a party’s liability or obligation hereunder or under the Commitment Letter.

(b) Except (i) as provided in Section 8.8, (ii) for the provisions of Article IV and (iii) for the provisions of the last sentence of Section 8.15(c) which shall be for the benefit of the Company, its Subsidiaries and their respective Representatives, Parent, Merger Sub and the Company hereby agree that their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, except that (y) the Financing Sources are made third party beneficiaries to Section 10.3(e), Section 10.3(f), this Section 11.10(b), Section 11.5(a), Section 11.5(c), Section 11.5(d), Section 11.11(c) and Section 11.12, and (z) the Non-Recourse Parties are made third party beneficiaries to this Section 11.10(b), Section 11.5 and Section 11.12.

Section 11.11 Enforcement of Agreement.

(a) Except as provided in Section 10.3(b), Section 10.3(c), Section 10.3(d) Section 10.3(e) and Section 10.3(f) and subject to Section 11.5, any and all remedies herein expressly conferred upon a party hereto will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b) The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 11.5, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at Law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

(c) The parties hereto acknowledge and agree that, notwithstanding anything herein to the contrary, the Company shall be entitled to seek or obtain any injunction, specific performance or any other equitable relief requiring Parent and Merger Sub to consummate the Merger and the other transactions contemplated hereby, on the terms and subject to the conditions in this Agreement, if and only if: (i) all conditions in Section 9.1 and Section 9.3 have been satisfied or waived as of the date on which the Closing would otherwise be required to occur (other than those conditions that, by their nature, are to be satisfied at the Closing (provided such conditions would have been satisfied as of such date)), (ii) Parent and Merger Sub fail to complete the Merger by the date the Closing would otherwise be required to have occurred, (iii) the Financing has been funded or would be funded to HK Borrower and Merger Sub at the Closing (or, if the Financing has been funded into escrow, such funds have been or will be released from escrow at the Closing) if the Closing were to occur and (iv) the Company has irrevocably committed in writing that the Company is prepared to and able to effect the Closing upon the funding of the Financing. The election of the Company to pursue an injunction or specific performance shall not restrict, impair or otherwise limit the Company from subsequently seeking to terminate this Agreement and seeking to collect the Parent Termination Fee pursuant to Section 10.3(c); provided, however, that under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance of the consummation of the transactions contemplated hereby pursuant to this Section 11.11 and the payment of the Parent Termination Fee.

Section 11.12 Non-Recourse. All claims, obligations, liabilities or cause of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement) may be made only against (and are those solely of) the entities that are expressly identified as parties to this Agreement in the Preamble to this Agreement. No other Person, including any director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, attorney or representative of, or any financial advisor or lender to, any party to this Agreement or any director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, attorney or representative of, or any financial advisor,

Financing Source or lender to any of the foregoing (“Non-Recourse Party”) shall have any liabilities (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach.

Section 11.13 Representations and Warranties. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with the terms of this Agreement without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

[Signature Page Follows]

IN WITNESS WHEREOF, each of Parent, Merger Sub and the Company has caused this Agreement to be executed as of the date first above written.

SUZHOU DONGSHAN PRECISION MANUFACTURING CO., LTD.

By:
Name: Yonggang Yuan Title: Board Chairman

SIGNATURE PAGE TO

AGREEMENT AND PLAN OF MERGER

IN WITNESS WHEREOF, each of Parent, Merger Sub and the Company has caused this Agreement to be executed as of the date first above written.

DRAGON ELECTRONIX MERGER SUB INC.

By:
Name: Xu Wang Title: Treasurer and Secretary

SIGNATURE PAGE TO

AGREEMENT AND PLAN OF MERGER

IN WITNESS WHEREOF, each of Parent, Merger Sub and the Company has caused this Agreement to be executed as of the date first above written.

MULTI-FINELINE ELECTRONIX, INC.

By:
Name: Title:

SIGNATURE PAGE TO

AGREEMENT AND PLAN OF MERGER

IN WITNESS WHEREOF, each of Parent, Merger Sub and the Company has caused this Agreement to be executed as of the date first above written.

DRAGON ELECTRONIX MERGER SUB INC.

By:
Name: Xu Wang Title: Treasurer and Secretary

SIGNATURE PAGE TO

AGREEMENT AND PLAN OF MERGER

IN WITNESS WHEREOF, each of Parent, Merger Sub and the Company has caused this Agreement to be executed as of the date first above written.

MULTI-FINELINE ELECTRONIX, INC.

By:
Name: Title:

SIGNATURE PAGE TO

AGREEMENT AND PLAN OF MERGER

Annex B

PRIVILEGED AND CONFIDENTIAL

February 4, 2016

The Board of Directors

Multi-Fineline Electronix, Inc.

8659 Research Drive

Irvine, CA 92618

Members of the Board:

We understand that Multi-Fineline Electronix, Inc., a Delaware corporation (the “Company”), Suzhou Dongshan Precision Manufacturing Co., Ltd., a company organized under the laws of the People’s Republic of China (“Parent”), and Dragon Electronix Merger Sub Inc., a Delaware corporation and indirect wholly-owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”) in a transaction in which each outstanding share of common stock, par value $0.0001 per share, of the Company (the “Common Stock”), other than shares of Common Stock the Company, Parent or Merger Sub or any direct or indirect wholly-owned subsidiary of either the Company or Parent, all of which shares will be canceled, or as to which dissenters rights have been properly exercised, will be converted into the right to receive $23.95 in cash, without interest (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders (other than Parent, Merger Sub and their respective affiliates).

In arriving at our opinion, we have, among other things:

(i)	reviewed a draft dated February 3, 2016 of the Merger Agreement;

(ii)	reviewed certain publicly available financial and other information about the Company;

(iii)	reviewed certain information furnished to us by the Company’s management, including financial forecasts and analyses, relating to the business, operations and prospects of the Company;

(iv)	held discussions with members of senior management of the Company concerning the matters described in clauses (ii) and (iii) above;

(v)	reviewed the share trading price history and valuation multiples for the Common Stock and compared them with those of certain publicly traded companies that we deemed relevant;

(vi)	compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed relevant; and

(vii)	conducted such other financial studies, analyses and investigations as we deemed appropriate.

In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by the Company or that was publicly available to us (including, without limitation, the information described above), or that was otherwise reviewed by us. We have relied on assurances of the management of the Company that it is not aware of any facts or circumstances that would make such information inaccurate or misleading. We have not ascribed any value to any particular agreement or relationship that any holder of shares of Common Stock may have with the Company, including with respect to any such holder’s ownership position. In our review, we did not obtain any independent evaluation or appraisal of properties or facilities of, the Company, nor have we been furnished with any such evaluations or appraisals of such physical inspections, nor do we assume any responsibility to obtain any such evaluations or appraisals.

With respect to the financial forecasts provided to and examined by us, we note that projecting future results of any company is inherently subject to uncertainty. The Company has informed us, however, and we have assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company. We express no opinion as to the Company’s financial forecasts or the assumptions on which they are made.

Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

We have made no independent investigation of any legal or accounting matters affecting the Company, and we have assumed the correctness in all respects material to our analysis of all legal and accounting advice given to the Company and its Board of Directors, including, without limitation, advice as to the legal, accounting and tax consequences to the Company and its stockholders of the terms of, and transactions contemplated by, the Merger Agreement. In addition, in preparing this opinion, we have not taken into account any tax consequences of the transaction to any holder of Common Stock. We have assumed that the final form of the Merger Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, Parent or the contemplated benefits of the Merger.

It is understood that our opinion is for the use and benefit of the Board of Directors of the Company in its consideration of the Merger, and our opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to the Company or any other person, nor does it address the underlying business decision by the Company to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein. Our opinion does not constitute a recommendation as to how any holder of shares of Common Stock or any other person should vote on or act with respect to the Merger or any matter related thereto. In addition, you have not asked us to address, and opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company or any other person, other than the holders of shares of Common Stock. We express no opinion as to the price at which shares of Common Stock will trade at any time. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable or to be received by any of the Company’s officers, directors or employees, or any class of such persons, in connection with the Merger relative to the Consideration to be received by holders of shares of Common Stock. Our opinion has been authorized by the Fairness Committee of Jefferies LLC.

We have been engaged by the Company to act as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and a significant portion of which is payable contingent upon consummation of the Merger. We also will be reimbursed for expenses incurred. The Company has agreed to indemnify us against liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement. We have, in the past, provided, and may continue to provide, directly or through our affiliates and may continue to do so and have received, and may receive, fees for rendering such services. In the ordinary course of our business, we and our affiliates may trade or hold securities of the Company or Parent and/or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities. In addition, we may seek to, in the future, provide financial advisory and financing services to the Company, Parent or entities that are affiliated with the Company or Parent, for which we would expect to receive compensation. Except as otherwise expressly provided in our engagement letter with the Company, our opinion may not be used or referred to by the Company or any other person, or quoted or disclosed to any person in any matter, without our prior written consent.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders (other than Parent, Merger Sub and their respective affiliates).

Very truly yours,

JEFFERIES LLC

Annex C

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

Section 262 Appraisal rights

(a)  Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)  Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)  Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)  Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.  Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.  Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.  Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.  Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)  In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)  In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c)  Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)  Appraisal rights shall be perfected as follows:

(1)  If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)  If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)  Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)  Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)  At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)  After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)  The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)  The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)  From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)  The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PRELIMINARY PROXY CARD—SUBJECT TO COMPLETION

MULTI-FINELINE ELECTRONIX, INC.

Proxy Solicited on Behalf of the Board of Directors of

the Company for Annual Meeting of Stockholders on [●], 2016

The undersigned hereby constitutes and appoints Reza A. Meshgin and Thomas Kampfer (each, a “Proxy” and together, the “Proxies”), and each of them, as true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of Multi-Fineline Electronix, Inc. to be held at [●] on [●], 2016 at [●] a.m., local time and at any postponement or adjournment thereof, on all matters coming before said meeting.

Copies of the 2016 Proxy Statement and the 2015 Annual Report to Stockholders are also available online at www.mflex.com\proxymaterials

You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign and return this card.

P	PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

R

O	HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

X

Y

☒ Please mark votes as in this example.

2016 Annual Meeting – [●], 2016

The Board of Directors recommends a vote FOR the director nominee listed below under Proposal 3, and

FOR Proposals 1, 2, 4, 5 and 6.

1.	To approve the Agreement and Plan of Merger, dated as of February 4, 2016, among Multi-Fineline Electronix, Inc., Dongshan Precision Manufacturing Co., Ltd. and Dragon Electronix Merger Sub Inc. (“merger agreement”), and the merger and other transactions contemplated by the merger agreement.	☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	To approve, on an advisory non-binding basis, certain compensation payable or that may become payable to the Company’s named executive officers in connection with the merger.	☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Election of Director:
	01 – Reza Meshgin	☐ FOR	☐ WITHHOLD

4.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.	☐ FOR	☐ AGAINST	☐ ABSTAIN

5.	To approve, on an advisory non-binding basis, the compensation that was paid to the Company’s named executive officers in 2015.	☐ FOR	☐ AGAINST	☐ ABSTAIN

6.	To approve the adjournment of the annual meeting, if necessary, to solicit additional votes in favor of the proposal to approve the merger agreement if there are insufficient votes to approve the merger agreement at the time of the annual meeting.	☐ FOR	☐ AGAINST	☐ ABSTAIN

7.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

Mark box at right if you plan to attend the Annual Meeting. ☐

Please sign and date where indicated below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in full partnership name by an authorized person.

Signature	Date	Signature	Date